Filed Pursuant to Rule 424(b)(3)

Registration No. 333-233559

PROXY STATEMENT/PROSPECTUS

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

Dear Shareholders of The Landrum Company:

On July 30, 2019, Simmons First National Corporation, which we refer to as Simmons, an Arkansas corporation and the parent holding company of Simmons Bank, an Arkansas state-chartered bank and wholly owned subsidiary of Simmons, and The Landrum Company, which we refer to as Landrum, a Missouri corporation and the parent holding company of Landmark Bank, a Missouri state-chartered bank and wholly owned subsidiary of Landrum, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement. Under the terms and subject to the conditions of the merger agreement, among other things, Landrum will merge with and into Simmons, with Simmons continuing as the surviving corporation, which we refer to as the merger.

The completion of the merger will add Landmark Bank’s 39 branches to the Simmons footprint and enhance Simmons’ existing presence in Missouri, Southern Oklahoma, and Northern Texas.

Based on the assumptions set forth below, under the terms of the merger agreement, each share of Class A Common Voting Stock, $0.01 par value per share, of Landrum, or the Landrum Class A common stock, and Class B Common Nonvoting Stock, $0.01 par value per share, of Landrum, or the Landrum Class B common stock, which together with the Landrum Class A common stock we collectively refer to as the Landrum common stock, that is issued and outstanding immediately prior to the time the merger is completed, excluding certain specified shares, will be converted into the right to receive 25.5022 shares of Class A Common Stock, par value $0.01 per share, of Simmons, or Simmons common stock, which we refer to as the per share merger consideration, with cash paid in lieu of fractional shares. The per share merger consideration is based on the assumption that 680,334 shares of Landrum common stock are issued and outstanding immediately prior to the time the merger is completed. In addition, each share of Landrum’s Preferred Stock, no par value per share, Series E, or Landrum Series E preferred stock, that is issued and outstanding immediately prior to the time the merger is completed, will be converted into the right to receive one share of Simmons’ comparable Series D Preferred Stock, par value $0.01 per share, or Simmons Series D preferred stock.

In the aggregate, Simmons will issue 17,350,000 shares of Simmons common stock to holders of Landrum common stock and 767 shares of Simmons Series D preferred stock to holders of Landrum Series E preferred stock, which together with holders of Landrum common stock we refer to as the Landrum shareholders, upon completion of the merger.

The market value of the per share merger consideration will fluctuate with the price of Simmons common stock. At the time of the special meeting of holders of Landrum Class A common stock, or Landrum Class A shareholders, holders of Landrum common stock will not know or be able to calculate the value of the per share merger consideration to be received upon completion of the merger. Shares of Simmons common stock are listed on the Nasdaq Global Select Market under the symbol “SFNC.” The following table sets forth the closing sale price per share of Simmons common stock on July 30, 2019, the last trading day before the public announcement of the signing of the merger agreement, and on September 9, 2019, the last practicable trading day prior to printing this proxy statement/prospectus. The table also shows the implied value of the per share merger consideration payable for each share of Landrum common stock on July 30, 2019 and on September 9, 2019, the last practicable trading day prior to printing this proxy statement/prospectus, in each case using the assumption described above. We urge you to obtain current market quotations for Simmons common stock.

	Simmons Common Stock	Implied Value of Per Share Merger Consideration
July 30, 2019	$25.79	$657.70
September 9, 2019	$24.43	$623.02

Landrum will hold a special meeting of Landrum Class A shareholders in connection with the merger, or the Landrum special meeting. Simmons and Landrum cannot complete the merger unless Landrum Class A shareholders approve the merger agreement and the transactions contemplated thereby, including the merger. The Landrum board of directors is providing this document to solicit Landrum Class A shareholders’ proxy to vote in connection with the merger agreement and related matters. In addition, this document is also being delivered to Landrum shareholders as Simmons’ prospectus for its offering of Simmons common stock and Simmons Series D preferred stock in connection with the merger.

The Landrum special meeting will be held on October 22, 2019, at 801 East Broadway, Columbia, MO 65201, at 10:00 A.M. Central Time.

Landrum Class A shareholders, your vote is very important. To ensure your representation at the Landrum special meeting, please complete, sign, date and return the enclosed proxy. Sending in your proxy will not prevent you from voting your shares personally at the Landrum special meeting, since you may revoke your proxy at any time before it is voted.

The Landrum board of directors approved the merger agreement and the transactions contemplated thereby and recommends that Landrum Class A shareholders vote “FOR” approval of the merger agreement, and, if necessary or appropriate, “FOR” the proposal to adjourn the Landrum special meeting for the purpose of soliciting additional proxies in favor of approval of the merger agreement.

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The enclosed proxy statement/prospectus provides a detailed description of the Landrum special meeting, the merger, the merger agreement, the documents related to the merger, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its annexes, carefully and in their entirety, including “Risk Factors,” beginning on page 27, for a discussion of the risks relating to the merger. You also can obtain information about Simmons from documents that it has filed with the Securities and Exchange Commission.

Sincerely,

George A. Makris, Jr.	Kevin D. Gibbens
Chairman and Chief Executive Officer	President & Chief Executive Officer
Simmons First National Corporation	The Landrum Company

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, the issuance of the Simmons common stock or Simmons Series D preferred stock to be issued in the merger, or the other transactions described in this document or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Simmons or Landrum, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

The date of this proxy statement/prospectus is September 17, 2019, and it is first being mailed or otherwise delivered to Landrum shareholders on or about September 19, 2019.

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The Landrum Company
801 East Broadway

Columbia, MO 65201

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 22, 2019

To the Class A Common Shareholders of The Landrum Company:

Notice is hereby given that The Landrum Company, which we refer to as Landrum, will hold a special meeting of holders of Class A Common Voting Stock, $0.01 par value per share, of Landrum, or the Landrum Class A common stock, which we refer to as the Landrum special meeting, at 801 East Broadway, Columbia, MO 65201, on October 22, 2019, at 10:00 A.M. Central Time. The Landrum special meeting will be held for the purposes of allowing holders of Landrum Class A common stock to consider and vote upon the following matters:

•	a proposal to approve the Agreement and Plan of Merger, dated as of July 30, 2019, which we refer to as the merger agreement, by and between Simmons First National Corporation, which we refer to as Simmons, and Landrum, pursuant to which, among other things, Landrum will merge with and into Simmons, with Simmons continuing as the surviving corporation, which we refer to as the merger, as more fully described in the attached proxy statement/prospectus, which we refer to as the merger proposal; and

•	a proposal to approve one or more adjournments of the Landrum special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger proposal, which we refer to as the adjournment proposal.

These proposals are described in greater detail in the accompanying proxy statement/prospectus. Landrum will transact no other business at the Landrum special meeting, except for the business properly brought before the Landrum special meeting or any adjournment or postponement thereof.

Landrum has fixed the close of business on September 6, 2019 as the record date for the Landrum special meeting. Only holders of record of Landrum Class A common stock at that time are entitled to notice of, and to vote at, the Landrum special meeting, or any adjournment or postponement thereof. Approval of the merger proposal requires the affirmative vote of holders of at least two-thirds of the outstanding shares of Landrum Class A common stock entitled to vote on the merger proposal. Approval of the adjournment proposal requires the affirmative vote of holders of at least a majority of the shares of Landrum Class A common stock present or represented by proxy at the Landrum special meeting and entitled to vote on the adjournment proposal. At the close of business on the record date, 655,577 shares of Landrum Class A common stock were outstanding and entitled to vote.

Your vote is very important. Simmons and Landrum cannot complete the merger unless holders of Landrum Class A common stock approve the merger agreement.

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To ensure your representation at the Landrum special meeting, please complete, sign, date and return the enclosed proxy by following the instructions on your proxy. If your shares of Landrum common stock are held in “street name” by a bank, broker or other nominee, please follow the instructions on the voting instruction form provided by the record holder. Sending in your proxy will not prevent you from voting your shares personally at the Landrum special meeting, since you may revoke your proxy at any time before it is voted.

Under Missouri law, Landrum shareholders who do not vote in favor of the merger proposal and follow certain procedural steps will be entitled to dissenters’ rights. See “Questions and Answers—Are Landrum shareholders entitled to dissenters’ rights?”

The enclosed proxy statement/prospectus provides a detailed description of the Landrum special meeting, the merger, the merger agreement, the documents related to the merger, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its annexes, carefully and in their entirety.

The Landrum board of directors has approved the merger agreement and the transactions contemplated thereby and recommends that holders of Landrum Class A common stock vote “FOR” the merger proposal and “FOR” the adjournment proposal.

BY ORDER OF THE BOARD OF DIRECTORS

Kevin D. Gibbens

President & Chief Executive Officer

Columbia, MO

September 17, 2019

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ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Simmons from documents filed with the U.S. Securities and Exchange Commission, or the SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Simmons at no cost from the SEC’s website at www.sec.gov. You will also be able to obtain these documents, free of charge, from Simmons at www.simmonsbank.com. The information provided on Simmons’ website is not a part of the accompanying proxy statement/prospectus and therefore is not incorporated by reference into the accompanying proxy statement/prospectus. You may also request copies of these documents concerning Simmons, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting Simmons at the following address:

Simmons First National Corporation

501 Main Street
P.O. Box 7009
Pine Bluff, Arkansas 71601
Attention: Patrick A. Burrow
Telephone: (870) 541-1000

Landrum does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is therefore not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents or reports with the SEC.

If you are a Landrum shareholder and have any questions concerning the Landrum special meeting, the merger, the merger agreement or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus without charge or need help voting your shares of Landrum common stock, please contact Landrum at the following address:

The Landrum Company

801 East Broadway

Columbia, MO 65201

Attention: Lisa Evans
Telephone: (573) 441-2822

These documents are available without charge upon written or oral request. To obtain timely delivery of these documents, you must request them no later than October 15, 2019 in order to receive them before the Landrum special meeting.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated September 17, 2019 and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Landrum shareholders nor the issuance by Simmons of shares of Simmons common stock or Simmons Series D preferred stock in connection with the merger will create any implication to the contrary. See “Where You Can Find More Information” for more details.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make any such offer or solicitation in that jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Simmons has been provided by Simmons and information contained in this document regarding Landrum has been provided by Landrum.

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Annex Index

Annex A:	Agreement and Plan of Merger, dated as of July 30, 2019, by and between Simmons First National Corporation and The Landrum Company.
Annex B:	Form of Support and Non-Competition Agreement, by and among Simmons First National Corporation, The Landrum Company and certain directors and shareholders of The Landrum Company
Annex C:	Opinion of Keefe, Bruyette & Woods, Inc.
Annex D:	Section 351.455 of the Revised Statutes of Missouri: Dissenters’ Rights for Landrum

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QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER AND THE LANDRUM SPECIAL MEETING

The following are some questions that you may have regarding the merger and the Landrum special meeting of shareholders, or the Landrum special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the Landrum special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.” Unless the context otherwise requires, references in this proxy statement/prospectus to Simmons refer to Simmons First National Corporation and its consolidated subsidiaries and references to Landrum refer to The Landrum Company and its consolidated subsidiaries, and references to “we,” “our” and “us” refer to Simmons and Landrum together.

As described below, it is important to note that the amount of per share merger consideration may increase or decrease if the number of fully diluted shares of Landrum common stock outstanding changes after the date hereof. As a result, the per share merger consideration shown throughout this proxy statement/prospectus is for illustrative purposes only based on the assumptions described herein.

Q:	What is the merger?

A:	Simmons and Landrum have entered into an Agreement and Plan of Merger, dated as of July 30, 2019, which we refer to as the merger agreement, pursuant to which, among other things, Landrum will merge with and into Simmons, with Simmons continuing as the surviving corporation, which we refer to as the merger. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:	Landrum is sending these materials to the holders of Class A Common Voting Stock, $0.01 par value per share, of Landrum, or the Landrum Class A common stock, to help holders of Landrum Class A common stock, or Landrum Class A shareholders, decide how to vote their shares with respect to the matters to be considered at the Landrum special meeting. Landrum is also sending these materials to the holders of Class B Common Nonvoting Stock, $0.01 par value per share, of Landrum, or the Landrum Class B common stock, which with Landrum Class A common stock we collectively refer to as the Landrum common stock, which holders we refer to as the Landrum common shareholders. Finally, Landrum is sending these materials to holders of Landrum’s Preferred Stock, no par value per share, Series E, or Landrum Series E preferred stock.

The merger cannot be completed unless the Landrum Class A shareholders approve the merger agreement and the transactions contemplated thereby, including the merger. The proposal to approve the merger agreement and the transactions contemplated thereby, including the merger, which we refer to as the merger proposal, requires the affirmative vote of holders of at least two-thirds of the outstanding shares of Landrum Class A common stock entitled to vote on the merger proposal. Landrum is holding a special meeting of Landrum Class A shareholders to vote on the proposals necessary to complete the merger as well as other related matters. Information about the Landrum special meeting, the merger and the other business to be considered by Landrum Class A shareholders at the Landrum special meeting is contained in this proxy statement/prospectus.

The holders of Landrum Class B common stock and Landrum Series E preferred stock are not entitled to vote on the merger proposal or adjournment proposal.

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This document constitutes both a proxy statement of Landrum and a prospectus of Simmons. It is a proxy statement because the board of directors of Landrum, or the Landrum board of directors, is using this document to solicit proxies from the Landrum Class A shareholders. This document is also a prospectus because Simmons, in connection with the merger, is offering shares of Class A Common Stock, par value $0.01 per share, of Simmons, which we refer to as Simmons common stock, in exchange for outstanding shares of Landrum common stock, and Simmons’ Series D Preferred Stock, par value $0.01 per share, or Simmons Series D preferred stock, in exchange for outstanding shares of Landrum Series E preferred stock.

Q:	What will Landrum common shareholders receive in the merger?

A:	Based on the assumptions set forth below, at the time the merger is completed, which we refer to as the effective time, each share of Landrum common stock that is issued and outstanding immediately prior to the effective time, excluding certain specified shares, will be converted into the right to receive 25.5022 shares of Simmons common stock, which we refer to as the per share merger consideration, with cash paid in lieu of fractional shares. The per share merger consideration is based the assumption that 680,334 shares of Landrum common stock are issued and outstanding immediately prior to the effective time. In the aggregate, Simmons will issue 17,350,000 shares of Simmons common stock, which we refer to as the merger consideration, to the Landrum common shareholders upon completion of the merger.

Simmons will not issue any fractional shares of Simmons common stock in the merger. Instead, a Landrum common shareholder who would otherwise be entitled to receive a fraction of a share of Simmons common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) of Simmons common stock that such Landrum common shareholder would otherwise be entitled to receive by (ii) the average of the daily closing prices of shares of Simmons common stock for the 20 consecutive full trading days on which shares are actually traded on the Nasdaq Global Select Market, or Nasdaq, ending at the close of trading on the tenth business day prior to the date on which the merger becomes effective, or the closing date, (or the immediately preceding day to the tenth business day prior to the closing date if shares of Simmons common stock are not actually traded on Nasdaq on such day), which we refer to as the determination date, and which average we refer to as the Simmons average closing price.

Following completion of the merger, it is currently expected that former Landrum common shareholders as a group will own approximately 15.2% of the combined company’s common stock and existing Simmons shareholders as a group will own approximately 84.8% of the combined company’s common stock.

Q:	What will holders of Landrum Series E preferred stock receive in the merger?

A:	Each share of Landrum Series E preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive one share of Simmons Series D preferred stock, which we refer to as the preferred stock consideration. For more information on the Simmons Series D preferred stock, see the section entitled “Description of New Simmons Series D Preferred Stock.”

Q:	Will the value of the per share merger consideration change between the date of this proxy statement/prospectus and the effective time?

A:	Yes. The amount of per share merger consideration may increase or decrease if the number of fully diluted shares of Landrum common stock outstanding changes after the date hereof. Any change in the market price of Simmons common stock prior to the completion of the merger will affect the market value of the per share merger consideration that Landrum common shareholders will receive upon completion of the merger.

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Other than as described in this proxy statement/prospectus, there will be no adjustment to the merger consideration based upon changes in the market price of Simmons common stock prior to the time the merger is completed. The merger agreement cannot be terminated due to a change in the price of Simmons common stock, except if the Simmons average closing price is less than $18.48 and the difference between the percentage change in the Nasdaq Bank Index and the percentage change in the Simmons average closing price exceeds 20% over a designated measurement period, unless Simmons agrees to increase the merger consideration by a number of shares of Simmons common stock such that the total value of the merger consideration is not less than $320,628,000.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger in the fourth quarter of 2019. However, we cannot assure you of when or if the merger will be completed. We must first obtain the approval of the Landrum Class A shareholders, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions. For further information, please see the section entitled “The Merger Agreement—Conditions to Consummation of the Merger.”

Q:	What am I being asked to vote on?

A:	Landrum Class A shareholders are being asked to vote on the following:

• a proposal to approve the merger agreement, a copy of which is attached as Annex A, including the merger and all transactions contemplated therein, which we refer to as the merger proposal; and

• a proposal to approve one or more adjournments of the Landrum special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger proposal, which we refer to as the adjournment proposal.

Landrum Class A shareholder approval of the merger proposal is required to complete the merger. Landrum will transact no other business at the Landrum special meeting, except for the business properly brought before the Landrum special meeting or any adjournment or postponement thereof.

Q:	How does the Landrum board of directors recommend that Landrum Class A shareholders vote on the merger proposal and the adjournment proposal at the Landrum special meeting?

A:	The Landrum board of directors has approved the merger agreement and recommends that Landrum Class A shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:	When and where is the Landrum special meeting?

A:	The Landrum special meeting will be held on October 22, 2019, at 801 East Broadway, Columbia, MO 65201, at 10:00 A.M. Central Time.

Q:	What constitutes a quorum for the Landrum special meeting?

A:	The presence at the Landrum special meeting, in person or by proxy, of a majority of the shares of Landrum Class A common stock outstanding and entitled to vote as of September 6, 2019, the record date for the Landrum special meeting, which we refer to as the Landrum record date, will constitute a quorum for the purposes of the Landrum special meeting. All shares of Landrum Class A common stock represented at the Landrum special meeting or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Landrum special meeting.

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Q:	Who is entitled to vote?

A:	Holders of record of Landrum Class A common stock at the close of business on September 6, 2019, which is the date that the Landrum board of directors has fixed as the Landrum record date, will be entitled to vote at the Landrum special meeting. The holders of Landrum Class B common stock and the Landrum Series E preferred stock do not have voting rights with respect to any of the proposals that will be considered at the Landrum special meeting and are, therefore, not entitled to vote at the Landrum special meeting, and should not submit a proxy with respect to the Landrum special meeting or otherwise attempt to vote with respect to their Landrum Class B common stock or Landrum Series E preferred stock.

Q:	What is the vote required to approve each proposal at the Landrum special meeting?

A:	Merger Proposal:

• Standard: Approval of the merger proposal requires the affirmative vote of holders of at least two-thirds of the outstanding shares of Landrum Class A common stock entitled to vote on the merger proposal.

• Effect of abstentions and broker non-votes: If you are a Landrum Class A shareholder and mark “ABSTAIN” on your proxy, fail to either submit a proxy or vote at the Landrum special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the merger proposal.

Adjournment Proposal:

• Standard: Approval of the adjournment proposal requires the affirmative vote of at least a majority of shares of Landrum Class A common stock present or represented by proxy at the Landrum special meeting and entitled to vote on the adjournment proposal.

• Effect of abstentions and broker non-votes: If you are a Landrum Class A shareholder and mark “ABSTAIN” on your proxy, it will have the same effect as a vote against the adjournment proposal, and if you fail to either submit a proxy or vote at the Landrum special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on such proposal.

Q:	Are there any voting agreements with existing Landrum Class A shareholders?

A:	Yes. In connection with entering into the merger agreement, each of the directors of Landrum, in their capacities as individuals, have separately entered into support and non-competition agreements, which we refer to as the Landrum voting agreements, pursuant to which they agreed to vote their beneficially owned shares of Landrum Class A common stock in favor of the merger proposal and certain related matters and against alternative transactions. As of the Landrum record date, shares constituting approximately 14.15% of the Landrum Class A common stock entitled to vote at the Landrum special meeting are subject to Landrum voting agreements. For further information, please see the section entitled “The Merger Agreement—Voting Agreements.”

Q:	Why is my vote important?

A:	If you do not vote, it will be more difficult for Landrum to obtain the necessary quorum to hold the Landrum special meeting. Additionally, each proposal must be approved by the voting requirements described above. The Landrum board of directors recommends that Landrum Class A shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal

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Q:	How many votes do I have?

A:	Each holder of shares of Landrum Class A common stock outstanding on the Landrum record date will be entitled to one vote for each share held of record. As of the Landrum record date, there were 655,577 shares of Landrum Class A common stock outstanding and entitled to vote at the Landrum special meeting. As of the Landrum record date, the directors and executive officers of Landrum and their affiliates beneficially owned and were entitled to vote approximately 420,798 shares of Landrum Class A common stock, representing approximately 64.19% of the shares of Landrum Class A common stock outstanding on that date.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, including any documents incorporated in this proxy statement/prospectus by reference, and its annexes, Landrum Class A shareholders should complete, sign, date and return the enclosed proxy and return it in the enclosed envelope as soon as possible so that your shares of Landrum Class A common stock will be represented at the Landrum special meeting.

Please follow the instructions set forth on the proxy or on the voting instruction form provided by the record holder if your shares are held in “street name” by a bank, broker or other nominee.

Q:	How do I vote?

A:	If you hold your shares of Landrum Class A common stock in your name as a shareholder of record, you may use one of the following methods to submit a proxy as a Landrum Class A shareholder:

• by mail by completing, signing, dating and returning the proxy in the enclosed envelope, which requires no additional postage if mailed in the United States; or

• in person at the Landrum special meeting.

If your shares are held in “street name” by a bank, broker or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. You may not vote shares held in “street name” by returning a proxy directly to Landrum or by voting at the Landrum special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Q:	If my shares of Landrum Class A common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A:	No. If your shares of Landrum Class A common stock are held in “street name” by a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy directly to Landrum or by voting at the Landrum special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Banks, brokers and other nominees who hold shares of Landrum Class A common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Landrum expects

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that all proposals to be voted on at the Landrum special meeting will be “non-routine” matters. Broker non-votes are shares held by a bank, broker or other nominee with respect to which such entity is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal.

If you are a Landrum Class A shareholder and you do not instruct your bank, broker or other nominee on how to vote your shares:

• your bank, broker or other nominee may not vote your shares on the merger proposal, which broker non-votes will have the same effect as a vote against such proposal;

• your bank, broker or other nominee may not vote your shares on the adjournment proposal, which broker non-votes will have no effect on such proposal.

Q:	What if I abstain or do not vote?

A:	For purposes of the Landrum special meeting, an abstention occurs when a Landrum Class A shareholder attends the Landrum special meeting, either in person or represented by proxy, but abstains from voting on one or more proposals.

For Landrum Class A shareholders, with respect to the merger proposal, if you mark “ABSTAIN” on your proxy, fail to either submit a proxy or vote at the Landrum special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the merger proposal. With respect to the adjournment proposal, if you mark “ABSTAIN” on your proxy, it will have the same effect as a vote against the adjournment proposal, and if you fail to either submit a proxy or vote at the Landrum special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on such proposal.

Q:	I am a participant in The Landrum Company Employee Stock Ownership Plan and Trust, or the Landrum ESOP. How do I vote shares held in the Landrum ESOP?

A:	You are entitled to direct how the Landrum ESOP trustee votes the shares of Landrum Class A common stock allocated to you in the Landrum ESOP. Follow the voting procedures described in the section entitled “The Landrum Special Meeting—Participants in the Landrum ESOP.” If the Landrum ESOP trustee does not receive a timely voting direction from you, the Landrum ESOP provides that the Landrum ESOP trustee will vote the shares allocated to your ESOP account as directed by the Landrum ESOP administrator (the Landrum board of directors). It is the present intention of the Landrum ESOP administrator to direct the Landrum ESOP trustee to vote all such shares in favor of the merger proposal and adjournment proposal.

Generally speaking, the Landrum ESOP trustee is required to vote as you have directed. However, if the Landrum ESOP trustee determines that voting as you have directed would be a breach of the Landrum ESOP trustee’s fiduciary duties or otherwise constitute a breach of another provision of law, then the ESOP trustee would vote as the trustee determines the law requires.

Q:	I participate in the Landrum Combined Benefits Plan. Do I get to vote or direct the voting of shares of Landrum allocated to my account?

A:	No. Under the governing documents of the Landrum Combined Benefits Plan, the trustee of the plan will be directed by the plan administrator as to how to vote, subject to the trustee acting in accordance with his or her fiduciary obligations under the plan and applicable law.

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Q:	What will happen to the shares of Landrum common stock held by each of the Landrum ESOP and Landrum Combined Benefits Plan?

A:	Pursuant to the merger agreement, each share of Landrum common stock, including those held by the Landrum ESOP and the Landrum Combined Benefits Plan, will automatically be converted into the right to receive the per share merger consideration.

Q:	What will happen if I return my proxy without indicating how to vote?

A:	If any proxy is returned without indication as to how to vote, the shares of Landrum Class A common stock represented by the proxy will be voted in favor of both the merger proposal and the adjournment proposal.

Q:	May I change my vote after I have delivered my proxy?

A:	Yes. You may change your vote at any time before your proxy is voted at the Landrum special meeting. You may do so in one of three ways:

• by completing, signing, dating and returning a proxy with a later date,

• by delivering a written revocation letter to Landrum’s corporate secretary, or

• by voting in person at the Landrum special meeting.

If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of voting instructions.

Q:	Are Landrum shareholders entitled to dissenters’ rights?

A:	Landrum shareholders who do not vote in favor of the merger proposal and follow certain procedural steps will be entitled to dissenters’ rights under Section 351.455 of the Missouri General Business Corporation Law, or MGBCL. For further information, see “The Merger—Appraisal and Dissenters’ Rights.” In addition, a copy of Section 351.455 of the MGBCL is attached as Annex D to this proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the merger to Landrum shareholders?

A:	The respective obligations of Simmons and Landrum to complete the merger are conditioned upon receiving a legal opinion from Covington & Burling LLP, or Covington, to the effect the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, or the Code. Neither Simmons nor Landrum currently intends to waive these conditions to the consummation of the merger. In the event that Simmons or Landrum waives the condition to receive such tax opinion and tax consequences of the merger materially change, then Landrum will recirculate appropriate soliciting materials and seek new approval of the merger from Landrum Class A shareholders.

If the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes, a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences Relating to the Merger”) of Landrum common stock that exchanges its shares of Landrum common stock for Simmons common stock in the merger, except with respect to cash received in lieu of

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fractional shares of Simmons common stock, generally will not recognize any gain or loss. A U.S. holder of Landrum Series E preferred stock that exchanges its Landrum Series E preferred stock for Simmons Series D preferred stock in the merger generally will not recognize gain or loss.

For further information, see the section entitled “Material U.S. Federal Income Tax Consequences Relating to the Merger.”

The U.S. federal income tax consequences described above may not apply to all Landrum shareholders. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:	If I am a Landrum shareholder, should I send in my stock certificates now?

A:	No. Landrum shareholders SHOULD NOT send in any Landrum common stock or Landrum Series E preferred stock certificates now. If the merger proposal is approved by Landrum Class A shareholders, transmittal materials with instructions for their completion will be provided to Landrum shareholders after the effective time and under separate cover and the stock certificates should be sent at that time.

Q:	Whom may I contact if I cannot locate my Landrum stock certificate(s)?

A:	If you are unable to locate your original Landrum stock certificate(s), you should contact Lisa Evans, Landrum’s Senior Vice President and Controller, at (573) 441-2822.

Q:	What should I do if I receive more than one set of voting materials?

A:	Landrum Class A shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxies or voting instruction forms. For example, if you hold shares of Landrum Class A common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold such shares. If you are a Landrum Class A shareholder and your shares are registered in more than one name, you will receive more than one proxy. Please complete, sign, date and return each proxy and voting instruction form that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Landrum Class A common stock that you own.

Q:	What happens if I sell my shares of Landrum Class A common stock after the Landrum record date but before the Landrum special meeting?

A:	The Landrum record date is earlier than the date of the Landrum special meeting and the date that the merger is expected to be completed. If you transfer your shares of Landrum Class A common stock after the Landrum record date but before the date of the Landrum special meeting, you will retain your right to vote at such meeting (provided that such shares remain outstanding on the date of such meeting), but you will not have the right to receive any per share merger consideration for the transferred shares of Landrum Class A common stock. You will only be entitled to receive the per share merger consideration in respect of shares of Landrum Class A common stock that you hold at the effective time.

Q:	Are there risks involved in undertaking the merger?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 27.

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Q:	What happens if the merger is not completed?

A:	If the merger is not completed, Landrum common shareholders will not receive the per share merger consideration and holders of Landrum Series E preferred stock will not receive the preferred stock consideration. Instead, each of Landrum and Simmons will remain an independent company and shares of Simmons common stock will continue to be traded on Nasdaq.

Q:	Whom should I contact if I have questions?

A:	If you need assistance in completing your proxy, have questions regarding the Landrum special meeting, or would like additional copies of this proxy statement/prospectus, please contact Lisa Evans, Landrum’s Senior Vice President and Controller, at (573) 441-2822.

Q:	Where can I find more information about Simmons and Landrum?

A:	You can find more information about Simmons and Landrum from the various sources described under the section entitled “Where You Can Find More Information.”

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SUMMARY

The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you. You should read carefully this entire proxy statement/prospectus, including any document incorporated by reference in this proxy statement/prospectus, and its annexes, because this section may not contain all of the information that may be important to you in determining how to vote. For a description of, and instructions as to how to obtain, this information, see the section entitled “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (page 41)

Simmons First National Corporation

501 Main Street

Pine Bluff, Arkansas 71601

Telephone: (870) 541-1000

Simmons is a financial holding company registered under the Bank Holding Company Act of 1956, as amended, or the BHC Act. Simmons is headquartered in Arkansas and as of June 30, 2019, had, on a consolidated basis, total assets of  $17.9 billion, total net loans of  $13.1 billion, total deposits of  $13.5 billion and total shareholders’ equity of  $2.5 billion. Simmons conducts its banking operations through its subsidiary bank, Simmons Bank, in 212 branches or financial centers located in communities in Arkansas, Colorado, Illinois, Kansas, Missouri, Oklahoma, Tennessee and Texas. Simmons common stock is traded on the Nasdaq Global Select Market, or Nasdaq, under the symbol “SFNC.”

Additional information about Simmons and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

The Landrum Company

801 East Broadway

Columbia, MO 65201

Telephone:(573) 499-7363

Landrum is a bank holding company registered under the BHC Act. Landrum was incorporated in Missouri in 1994 to serve as the bank holding company for Landmark Bank. Landmark Bank, a Missouri chartered bank headquartered in Columbia, Missouri, currently operates from 43 office locations (including 39 full service branches and 4 loan production offices) in 30 communities in Missouri, Oklahoma, and Texas. As of June 30, 2019, Landmark Bank had total assets of $3.3 billion, total net loans of $2.0 billion, total deposits of $3.0 billion, and total shareholders’ equity of $285 million. Landrum does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and, accordingly, does not file documents or reports with the SEC.

The Merger (page 42)

The terms and conditions of the merger are contained in the merger agreement, which is attached to this proxy statement/prospectus as Annex A. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are subject to, and qualified in their entirety by reference to, the merger agreement.

Under the terms and subject to the conditions of the merger agreement, among other things, Landrum will merge with and into Simmons, with Simmons continuing as the surviving corporation in the merger.

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Based on the assumptions set forth below, at the effective time, each share of Landrum common stock that is issued and outstanding immediately prior to the effective time, excluding certain specified shares, will be converted into the right to receive 25.5022 shares of Simmons common stock with cash paid in lieu of fractional shares. In addition, each share of Landrum Series E preferred stock that is issued and outstanding immediately prior to the effective time will be converted into the right to receive one share of Simmons Series D preferred stock. The per share merger consideration is based on the assumption that 680,334 shares of Landrum common stock are issued and outstanding immediately prior to the effective time. In the aggregate, Simmons will issue 17,350,000 shares of Simmons common stock to the Landrum common shareholders upon completion of the merger.

Simmons will not issue any fractional shares of Simmons common stock in the merger. Instead, a Landrum common shareholder who would otherwise be entitled to receive a fraction of a share of Simmons common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) of Simmons common stock that such Landrum common shareholder would otherwise be entitled to receive by (ii) the Simmons average closing price.

The market value of the per share merger consideration will fluctuate with the price of Simmons common stock, and at the time of the Landrum special meeting, Landrum common shareholders will not know or be able to calculate the value of the per share merger consideration to be received upon completion of the merger. Based on the closing sale price of Simmons common stock on July 30, 2019, the last trading day before the public announcement of the signing of the merger agreement, the implied value of the per share merger consideration payable for each share of Landrum common stock was $657.70. Based upon the closing sale price of Simmons common stock of $24.43 on September 9, 2019, the last practicable trading day prior to printing this proxy statement/prospectus, the implied value of the per share merger consideration payable for each share of Landrum common stock was $623.02, in each case using the same assumptions described above other than the Simmons average closing price, which is assumed to be the closing sales price of Simmons common stock set forth above as of such date.

Treatment of Landrum Series E Preferred Stock (page 72)

At the effective time, holders of Landrum Series E preferred stock will receive for each share of Landrum Series E preferred stock that is issued and outstanding immediately prior to the effective time, one share of Simmons Series D preferred stock, which will have such rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, which, taken as a whole, are not materially less favorable to the holders of Landrum Series E preferred stock than those that are in effect for Landrum Series E preferred stock immediately prior to the effective time, taken as a whole.

Landrum’s Reasons for the Merger and Recommendation of the Landrum Board of Directors (page 48)

The Landrum board of directors has approved the merger agreement and recommends that Landrum Class A shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. Please see the section entitled “The Merger—Landrum’s Reasons for the Merger and Recommendation of the Landrum Board of Directors” for a more detailed discussion of the factors considered by the Landrum board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby.

Opinion of Landrum’s Financial Advisor (page 51)

In connection with the merger, Landrum’s financial advisor, Keefe, Bruyette & Woods, Inc., which we refer to as KBW, delivered a written opinion, dated July 30, 2019, to the Landrum board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Landrum common stock of the exchange ratio (as defined in the opinion and as described in “The Merger—Opinion of Landrum’s Financial Advisor”) in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex C to this proxy statement/prospectus.

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The opinion was for the information of, and was directed to, the Landrum board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion does not address the underlying business decision of Landrum to engage in the merger or enter into the merger agreement or constitute a recommendation to the Landrum board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Landrum common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

For a description of KBW’s opinion, please refer to the section entitled “The Merger—Opinion of Landrum’s Financial Advisor.”

Simmons’ Reasons for the Merger (page 65)

The Simmons board of directors approved the merger agreement. Please see the section entitled “The Merger—Simmons’ Reasons for the Merger” for a more detailed discussion of the factors considered by the Simmons board of directors in reaching its decision to approve the merger agreement, including the merger and all transactions contemplated therein.

The Landrum Special Meeting (page 35)

The Landrum special meeting will be held on October 22, 2019, at 801 East Broadway, Columbia, MO 65201, at 10:00 A.M. Central Time. At the Landrum special meeting, Landrum Class A shareholders will be asked to consider and vote on the merger proposal and the adjournment proposal, if necessary or appropriate.

Landrum has set the close of business on September 6, 2019 as the Landrum record date to determine which Landrum Class A shareholders will be entitled to receive notice of and vote at the Landrum special meeting. Each holder of shares of Landrum Class A common stock outstanding on the Landrum record date will be entitled to one vote for each share held of record. As of the Landrum record date, there were 655,577 shares of Landrum Class A common stock outstanding and entitled to vote at the Landrum special meeting. As of the Landrum record date, the directors and executive officers of Landrum and their affiliates beneficially owned and were entitled to vote approximately 420,798 shares of Landrum Class A common stock, representing approximately 64.19% of the shares of Landrum Class A common stock outstanding on that date and approximately 61.85% of the shares of Landrum common stock.

Approval of the merger proposal requires the affirmative vote of holders of at least two-thirds of the outstanding shares of Landrum Class A common stock entitled to vote on the merger proposal. Approval of the adjournment proposal requires the affirmative vote of holders of a at least a majority of the shares of Landrum Class A common stock present or represented by proxy at the Landrum special meeting and entitled to vote on the adjournment proposal.

With respect to the merger proposal, if you mark “ABSTAIN” on your proxy, fail to either submit a proxy or vote at the Landrum special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the merger proposal. With respect to the adjournment proposal, if you mark “ABSTAIN” on your proxy, it will have the same effect as a vote against the adjournment proposal, and if you fail to either submit a proxy or vote at the Landrum special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on such proposal.

Interests of Landrum’s Directors and Executive Officers in the Merger (page 66)

In considering the recommendation of the Landrum board of directors, Landrum shareholders should be aware that some of Landrum’s executive officers and directors have interests in the merger, which may be considered to be different from, or in addition to, the interests of the Landrum shareholders generally. The Landrum board of directors was aware of these interests and considered them, among other matters, in reaching

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its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend that Landrum Class A shareholders vote “FOR” the merger proposal.

These interests are described in more detail under the section entitled “The Merger—Interests of Landrum’s Directors and Executive Officers in the Merger.”

Surviving Corporation Governing Documents, Directors and Officers (page 73)

At the effective time, the amended and restated articles of incorporation of Simmons, as amended, which we refer to as the Simmons charter and the amended bylaws of Simmons, which we refer to as the Simmons bylaws, in effect immediately prior to the effective time will be the articles of incorporation and bylaws of the surviving corporation, until the same are duly amended or repealed.

The directors and officers of Simmons immediately prior to the effective time will serve as the directors and officers of the surviving corporation from and after the effective time in accordance with the bylaws of the surviving corporation.

Regulatory Approvals Required for the Merger (page 68)

The completion of the merger is subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities. These approvals include approvals from, among others, the Board of Governors of the Federal Reserve System, or the Federal Reserve. Simmons and Landrum have filed all necessary applications and notifications to obtain the required regulatory permits and consents. Although neither Simmons nor Landrum knows of any reason why the parties cannot obtain regulatory approvals required to consummate the merger in a timely manner, Simmons and Landrum cannot be certain of when or if such approvals will be obtained.

Accounting Treatment (page 68)

The merger will be accounted for as an acquisition by Simmons using the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations.” The result of this is that (1) the recorded assets and liabilities of Simmons will be carried forward at their recorded amounts, (2) Simmons historical operating results will be unchanged for the prior periods being reported on, and (3) the assets and liabilities of Landrum will be adjusted to fair value at the date Simmons assumes control of the combined entity, or the merger date. In addition, all identifiable intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price, consisting of the value of shares of Simmons stock to be issued to former Landrum shareholders, exceeds the fair value of the net assets including identifiable intangibles of Landrum at the merger date will be reported as goodwill. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment at least annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Landrum being included in the operating results of Simmons from the closing date going forward.

Public Trading Market (page 69)

Simmons common stock is listed on Nasdaq under the symbol “SFNC.” The Simmons common stock issuable in the merger will be listed on Nasdaq.

Appraisal and Dissenters’ Rights (page 69)

Landrum shareholders who do not vote in favor of the merger proposal and follow certain procedural steps will be entitled to dissenters’ rights under Section 351.455 of the MGBCL. These procedural steps include,

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among others: (1) owning Landrum common stock as of the close of business on the Landrum record date, (2) delivering to Landrum prior to or at the Landrum special meeting a written objection to the merger, (3) not voting his or her shares in favor of approval of the merger proposal and (4) timely filing a written demand after the effective time for payment of the fair value of his or her shares as of the day before the shareholder vote to approve the merger. For more information, see “The Merger—Appraisal and Dissenters’ Rights.”

Agreement Not to Solicit Other Offers (page 84)

Landrum has agreed that it and its subsidiaries will not, and will cause their respective representatives not to, directly or indirectly:

•	solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any acquisition proposal (as defined in “The Merger Agreement—Agreement Not to Solicit Other Offers”);

•	engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any person any information or data in connection with, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal;

•	adopt, approve, agree to, accept, endorse or recommend any acquisition proposal; or

•	approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any acquisition agreement (as defined in “The Merger Agreement—Agreement Not to Solicit Other Offers”) contemplating or otherwise relating to any acquisition transaction (as defined in “The Merger Agreement—Agreement Not to Solicit Other Offers”).

Landrum Special Meeting and Recommendation of the Landrum Board of Directors (page 85)

Landrum has agreed to hold a meeting of its shareholders as promptly as reasonably practicable after the registration statement of which this proxy statement/prospectus is a part is declared effective by the SEC for the purpose of obtaining the requisite Landrum Class A shareholder approval of the merger agreement, which we refer to as the Landrum shareholder approval.

The Landrum board of directors has agreed to recommend to the Landrum Class A shareholders the approval of the merger proposal, to include such recommendation in this proxy statement/prospectus and to use its reasonable best efforts to obtain the Landrum shareholder approval. The Landrum board of directors and any committee thereof agreed to not (a) withhold, withdraw, qualify or modify such recommendation in any manner adverse to Simmons, (b) fail to make the such recommendation or otherwise submit the merger proposal to the Landrum shareholders without such recommendation, (c) adopt, approve, agree to, accept, recommend or endorse an acquisition proposal, (d) fail to publicly and without qualification (i) recommend against any acquisition proposal or (ii) reaffirm the recommendation of the merger proposal within ten business days (or such fewer number of days remaining prior to the Landrum special meeting) after an acquisition proposal is made public or any request by Simmons to do so, (e) take any action or make any public statement, filing or release inconsistent with such recommendation or (f) publicly propose to do any of the foregoing, which we refer to as a change in recommendation.

However, at any time prior to the Landrum special meeting, the Landrum board of directors may submit the merger agreement without recommendation, if Landrum has received a superior proposal (as defined in “The Merger Agreement—Landrum Special Meeting and Recommendation of the Landrum Board of Directors”) (after giving effect to any revised offer from Simmons) and the Landrum board of directors has determined in good faith, after consultation with its outside legal counsel, that it would be a violation of the directors’ fiduciary duties under applicable law to make or continue to make the recommendation to approve the merger proposal, in

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which event, the board of directors of Landrum may communicate the basis for its lack of such recommendation; provided, that the Landrum board of directors may not take such actions unless:

•	Landrum has complied in all material respects with its non-solicit obligations described above;

•	Landrum gives Simmons at least five business days’ notice of its intention to make a change in recommendation and a reasonable description of the events or circumstances giving rise to its determination to take such action;

•	during such five business day period, Landrum has, and has caused its financial advisors and outside legal counsel to, consider and negotiate with Simmons in good faith (to the extent Simmons desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of the merger agreement proposed by Simmons; and

•	the Landrum board of directors has determined in good faith, after consultation with its outside legal counsel and considering the results of such negotiations described above and giving effect to any proposals, amendments or modifications proposed by Simmons that such superior proposal remains a superior proposal and that it would nevertheless be a violation of the directors’ fiduciary duties under applicable law to make or continue to make the recommendation to approve the merger proposal.

Any material amendment to any acquisition proposal will require a new determination and notice period.

Conditions to Consummation of the Merger (page 87)

The respective obligations of each party to consummate the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•	the approval of the merger proposal by the Landrum Class A shareholders;

•	the receipt of all required regulatory permits or consents from the Federal Reserve, the Missouri Division of Finance, or the MDF, and the Arkansas State Banking Department, or the ASBD, the Federal Deposit Insurance Corporation, or the FDIC, and any other regulatory authority and any other regulatory permits or consents contemplated by the merger agreement, the failure of which to obtain would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Simmons and Landrum (considered as a consolidated entity), in each case required to consummate the transactions contemplated by the merger agreement, including the merger, and expiration of all related statutory waiting periods, which we refer to as the requisite regulatory approvals, without the imposition of a burdensome condition (as defined in “The Merger Agreement—Covenants and Agreements—Regulatory Matters”) as determined by Simmons in its sole discretion;

•	the absence of any law or order (whether temporary, preliminary or permanent) by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal the consummation of the transactions contemplated by the merger agreement (including the merger);

•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part under the Securities Act of 1933, as amended, or the Securities Act, and there being no stop order, action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement initiated and continuing;

•	the approval of the listing on Nasdaq of the Simmons common stock to be issued pursuant to the merger, subject to official notice of issuance (if such approval is required by Nasdaq);

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•	the receipt by each party of a written opinion of Covington in form reasonably satisfactory to such parties to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or the Code;

•	the accuracy of the representations and warranties of the other party in the merger agreement as of the date of the merger agreement and as of the effective time, subject to the materiality standards provided in the merger agreement;

•	the performance by the other party in all material respects of all agreements and covenants of such party required to be performed or complied with pursuant to the merger agreement and other agreements contemplated by the merger agreement prior to the effective time; and

•	the receipt of (1) a certificate from the other party to the effect that the two conditions described immediately above have been satisfied and (2) certified copies of resolutions duly adopted by the other party’s board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of the merger agreement, and the consummation of the transactions contemplated thereby, all in such reasonable detail as the other party and its counsel may request.

In addition, Simmons’ obligation to consummate the merger and the other transactions contemplated by the merger agreement is subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•	delivery of a certificate stating that Landrum common stock is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of the Code, or a FIRPTA certificate, by Landrum to Simmons;

•	as reflected in Landrum’s closing financial statements, (1) Landmark Bank having a ratio of non-performing assets to total assets not in excess of 0.65%, (2) Landmark Bank having a ratio of classified assets to Tier 1 capital plus ALLL not in excess of 15.75%, (3) classified assets not in excess 137.5% of the aggregate balance of classified assets as set forth in Landrum’s financial statements as of and for the quarter ended March 31, 2019, and (4) a ratio of delinquent loans to total loans not in excess of 0.60%, which condition we refer to as the asset quality condition;

•	holders of not more than five percent of the outstanding shares of Landrum common stock having demanded, properly and in writing, appraisal for such shares under the MGBCL;

•	as reflected in Landrum’s closing financial statements, (1) Landmark Bank being “well capitalized” as defined under applicable law, (2) Landrum having a Tier 1 leverage ratio of not less than 8.07%, (3) Landrum having a Tier 1 risked-based capital ratio of not less than 11.60%, (4) Landrum having a total risked-based capital ratio of not less than 12.71%, and (5) Landmark Bank having not received any notification from the MDF or FDIC to the effect that the capital of Landmark Bank is insufficient to permit Landmark Bank to engage in all aspects of its business and its currently proposed businesses without material restrictions, including the imposition of a burdensome condition, which condition we refer to as the regulatory capital condition;

•	Landrum having delivered evidence satisfactory to Simmons in its discretion that certain contracts have been terminated;

•	The financial advisor for the Landrum ESOP, having issued the updated Landrum ESOP fairness opinion dated on or about the closing date, and the Landrum ESOP trustee having delivered the Landrum ESOP

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fairness opinion to Simmons, dated on or about the closing date, stating that the Landrum ESOP trustee has made the determination that the consummation of the transactions contemplated by the merger agreement is prudent, is in the best interest of the participants and beneficiaries of the Landrum ESOP for the exclusive purpose of providing benefits to the participants and beneficiaries of the Landrum ESOP, and does not constitute a “prohibited transaction” under the Employee Retirement Income Security Act of 1974, as amended, or ERISA or otherwise violate ERISA; and

•	Landrum (a) having no outstanding indebtedness under the credit agreement between Landrum and Enterprise Bank & Trust, dated June 23, 2011, as amended from time to time, which we refer to as the Enterprise Credit agreement or any other contracts (including loans) associated therewith, (b) having terminated or otherwise canceled the Enterprise Credit Agreement and any other contracts (including loans) associated therewith, and (c) having no liabilities arising under or associated with the Enterprise Credit Agreement or any other contracts associated therewith.

We cannot be certain of when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed in the fourth quarter of 2019 or at all. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement (page 88)

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time (notwithstanding the approval of the merger agreement by Landrum Class A shareholders) by mutual written agreement, or by either party in the following circumstances:

•	any regulatory authority denies a requisite regulatory approval, or any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement becomes final and nonappealable, so long as the party seeking to terminate the merger agreement has used its reasonable best efforts to contest, appeal and change or remove such denial, law or order;

•	the Landrum Class A shareholders fail to vote their approval of the merger proposal, which we refer to as a no-vote termination;

•	the merger has not been consummated by December 31, 2019 (or February 28, 2020 if all requisite regulatory approvals have not been obtained by November 29, 2019), which we refer to as the outside date, if the failure to consummate the transactions contemplated by the merger agreement on or before such date is not caused by the terminating party’s breach of the merger agreement, which we refer to as an outside date termination; or

•	if there was a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Landrum, in the case of a termination by Simmons, or Simmons, in the case of a termination by Landrum, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of a Simmons or Landrum condition to closing, respectively, and is not cured within 30 days following written notice or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the outside date); provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, which we refer to as a breach termination.

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In addition, Simmons may terminate the merger agreement if:

•	the Landrum board of directors fails to recommend that the Landrum Class A shareholders approve the merger proposal, effects a change in recommendation, breaches its non-solicitation obligations with respect to acquisition proposals in any respect adverse to Simmons or fails to call, give notice of, convene and/or hold the Landrum special meeting in accordance with the merger agreement, which, collectively, we refer to as a Landrum board breach termination;

•	if any regulatory authority grants a requisite regulatory approval but such requisite regulatory approval contains, results or would reasonably be expected to result in, the imposition of a burdensome condition; or

•	if any regulatory authority requests that Simmons, Landrum or any of their respective affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a requisite regulatory approval.

In addition, Landrum may terminate the merger agreement if:

•	the Landrum board of directors determines by a vote of at least two-thirds of the members of the entire Landrum board of directors, at any time during the five-day period commencing with the determination date, (i) the Simmons average closing price is less than $18.48 and (ii) the difference between the percentage change in the Nasdaq Bank Index and the percentage change in the Simmons average closing price exceeds 20%, which termination right we refer to as a stock decline termination right. If Landrum elects to terminate the merger agreement pursuant to its stock decline termination right, it will give written notice to Simmons, and Simmons will have the option, in its sole and absolute discretion, within five days of the receipt of such notice of termination to increase the merger consideration by a number of shares of Simmons common stock so the total value of the merger consideration is not less than $320,628,000. If Simmons so elects within such five-day period and notifies Landrum promptly of such election, then the merger agreement will remain in effect in accordance with its terms (except the merger consideration will be so modified).

Termination Fee (page 90)

Landrum will pay Simmons a $15,000,000 termination fee if:

•	(1) either Landrum or Simmons effects an outside date termination or a no-vote termination, or (2) Simmons effects a breach termination and, in each case, within 12 months of such termination, Landrum consummates an acquisition transaction or enters into an acquisition agreement with respect to an acquisition transaction, whether or not such acquisition transaction is subsequently consummated; or

•	Simmons effects a Landrum board breach termination.

If Landrum fails to pay any termination fee payable when due, then Landrum must pay to Simmons its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of such fee at the prime rate of Citibank, N.A. from the date such payment was due under the merger agreement until the date of payment.

Voting Agreements (page 91)

In connection with entering into the merger agreement, each of the directors of Landrum, in their capacities as individuals, have separately entered into a Landrum voting agreement, pursuant to which they agreed to vote their beneficially owned shares of Landrum Class A common stock in favor of the merger proposal and

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certain related matters and against alternative transactions. As of the Landrum record date, shares constituting approximately 14.15% of the Landrum Class A common stock entitled to vote at the Landrum special meeting are subject to Landrum voting agreements.

Material U.S. Federal Income Tax Consequences Relating to the Merger (page 92)

The respective obligations of Simmons and Landrum to complete the merger are conditioned upon receiving a legal opinion from Covington & Burling LLP, or Covington, to the effect the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Simmons nor Landrum currently intends to waive these conditions to the consummation of the merger. In the event that Simmons or Landrum waives the condition to receive such tax opinion and tax consequences of the merger materially change, then Landrum will recirculate appropriate soliciting materials and seek new approval of the merger from Landrum Class A shareholders.

If the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes, a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences Relating to the Merger”) of Landrum common stock that exchanges its shares of Landrum common stock for Simmons common stock in the merger, except with respect to cash received in lieu of fractional shares of Simmons common stock, generally will not recognize any gain or loss. A U.S. holder of Landrum Series E preferred stock that exchanges its Landrum Series E preferred stock for Simmons Series D preferred stock in the merger generally will not recognize gain or loss.

The U.S. federal income tax consequences described above may not apply to all Landrum shareholders. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Comparison of Shareholders’ Rights (pages 100 and 113)

Upon completion of the merger, the rights of former Landrum shareholders will be governed by the Simmons charter and the Simmons bylaws. Simmons is organized under Arkansas law, while Landrum is organized under Missouri law. The rights associated with Landrum common stock are different from the rights associated with Simmons common stock. Please see the section entitled “Comparison of Shareholders’ Rights” for a discussion of the different rights associated with Simmons common stock.

Upon completion of the merger, the rights of former holders of Landrum Series E preferred stock, will be governed by the Simmons charter and the Simmons bylaws. The terms of the Simmons Series D preferred stock will be substantially similar to the terms of the Landrum Series E preferred stock, but will be governed by the Simmons charter, the Simmons bylaws, and Arkansas law. Please see the section entitled “Comparison of Shareholders’ Rights of Simmons Series D and Landrum Series E Preferred Stock” for a discussion of the different rights associated with Simmons Series D preferred stock, and “Description of New Simmons Series D Preferred Stock” for a description of the rights associated with Simmons Series D preferred stock.

Risk Factors (page 27)

Before voting at the Landrum special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” and described in Simmons’ Annual Report on Form 10-K for the year ended on December 31, 2018, Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, and other reports filed by Simmons with the SEC, which are incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SIMMONS

The following table sets forth highlights from Simmons’ consolidated financial data as of and for the six months ended June 30, 2019 and 2018 and as of and for each of the five years ended December 31, 2018. Results from past periods are not necessarily indicative of results that may be expected for any future period. The results of operations for the six months ended June 30, 2019 and 2018 are not necessarily indicative of the results of operations for the full year or any other interim period. Simmons’ management prepared the unaudited information on the same basis as it prepared Simmons’ audited consolidated financial statements. In the opinion of Simmons’ management, this information reflects all adjustments necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Simmons’ consolidated financial statements and related notes included in Simmons’ Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, each of which is incorporated by reference in this proxy statement/prospectus and from which this information is derived. See “Where You Can Find More Information.”

	Six Months Ended June 30,		Years Ended December 31,
(Dollars and shares in thousands, except per share data)	2019	2018	2018	2017	2016	2015	2014
Income statement data:
Net interest income	$287,382	$271,803	$552,552	$354,930	$279,206	$278,595	$171,064
Provision for loan losses	16,364	18,183	38,148	26,393	20,065	9,022	7,245
Net interest income after provision for loan losses	271,018	253,620	514,404	328,537	259,141	269,573	163,819
Non-interest income	72,767	75,583	143,896	138,765	139,382	94,661	62,192
Non-interest expense	212,152	196,580	392,229	312,379	255,085	256,970	175,721
Income before taxes	131,633	132,623	266,071	154,923	143,438	107,264	50,290
Provision for income taxes	28,014	27,749	50,358	61,983	46,624	32,900	14,602
Net income	$103,619	$104,874	$215,713	$92,940	$96,814	$74,364	$35,688
Preferred stock dividends	326	—	—	—	24	257	—
Net income available to common shareholders	$103,293	$104,874	$215,713	$92,940	$96,790	$74,107	$35,688

Per share data(10):
Basic earnings	1.10	1.14	2.34	1.34	1.58	1.32	1.06
Diluted earnings	1.09	1.13	2.32	1.33	1.56	1.31	1.05
Diluted core earnings (non-GAAP)(1)	1.21	1.16	2.37	1.70	1.64	1.59	1.14
Book value	25.57	23.26	24.33	22.65	18.40	17.27	13.69
Tangible book value (non-GAAP)(2)	14.90	13.05	14.18	12.34	11.98	10.98	10.07
Dividends	0.32	0.30	0.60	0.50	0.48	0.46	0.44
Basic average common shares outstanding	94,318,419	92,223,320	92,268,131	69,384,500	61,291,296	56,167,592	33,757,532
Diluted average common shares outstanding	94,588,739	92,692,234	92,830,485	69,852,920	61,927,092	56,419,322	33,844,052
Balance sheet data at period end:
Assets	$17,937,435	$16,165,533	$16,543,337	$15,055,806	$8,400,056	$7,559,658	$4,643,354
Investment securities	2,389,842	2,272,147	2,440,946	1,957,575	1,619,450	1,526,780	1,082,870
Total loans	13,127,013	11,365,895	11,723,171	10,779,685	5,632,890	4,919,355	2,736,634
Allowance for loan losses (excluding loans acquired)(3)	63,067	51,732	56,599	41,668	36,286	31,351	29,028
Goodwill and other intangible assets	1,030,546	942,407	937,021	948,722	401,464	380,923	130,621
Non-interest bearing deposits	2,954,032	2,683,489	2,672,405	2,665,249	1,491,676	1,280,234	889,260
Deposits	13,516,213	11,953,448	12,398,752	11,092,875	6,735,219	6,086,096	3,860,718
Other borrowings	1,324,094	1,451,811	1,345,450	1,380,024	273,159	162,289	114,682
Subordinated debt and trust preferred	354,132	413,337	353,950	140,565	60,397	60,570	20,620
Shareholders’ equity	2,469,513	2,146,908	2,246,434	2,084,564	1,151,111	1,076,855	494,319
Tangible shareholders’ equity (non-GAAP)(2)	1,438,967	1,204,501	1,309,413	1,135,842	749,647	665,080	363,698

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	Six Months Ended June 30,		Years Ended December 31,
(Dollars and shares in thousands, except per share data)	2019	2018	2018	2017	2016	2015	2014
Capital ratios at period end:
Common shareholders’ equity to total assets	13.77%	13.28%	13.58%	13.85%	13.70%	13.84	10.65%
Tangible common equity to tangible assets (non-GAAP)(4)	8.51%	7.91%	8.39%	8.05%	9.37%	9.26%	8.06%
Tier 1 leverage ratio	8.87%	8.63%	8.78%	9.21%	10.95%	11.20%	8.77%
Common equity Tier 1 risk-based ratio	9.80%	9.99%	10.22%	9.80%	13.45%	14.21%	n/a
Tier 1 risk-based ratio	9.80%	9.99%	10.22%	9.80%	14.45%	16.02%	13.43%
Total risk-based capital ratio	12.67%	13.72%	13.35%	11.35%	15.12%	16.72%	14.50%
Dividend payout to common shareholders	29.36%	26.55%	25.86%	37.59%	30.67%	34.98%	41.71%
Annualized performance ratios:
Return on average assets	1.24%	1.38%	1.37%	0.92%	1.25%	1.03%	0.80%
Return on average common equity	9.05%	9.98%	10.00%	6.68%	8.75%	7.90%	8.11%
Return on average tangible equity (non-GAAP)(2)(5)	16.38%	18.73%	18.44%	11.26%	13.92%	12.53%	10.99%
Net interest margin(6)	3.89%	4.08%	3.97%	4.07%	4.19%	4.55%	4.47%
Efficiency ratio (non-GAAP)(7)	53.14%	52.97%	52.85%	55.27%	56.32%	59.01%	67.22%
Balance sheet ratios:(8)
Nonperforming assets as a percentage of period-end assets	0.49%	0.47%	0.37%	0.52%	0.79%	0.85%	1.25%
Nonperforming loans as a percentage of period-end loans	0.67%	0.63%	0.41%	0.81%	0.91%	0.58%	0.63%
Nonperforming assets as a percentage of period-end loans and OREO	0.94%	1.06%	0.72%	1.38%	1.53%	1.94%	2.76%
Allowance to nonperforming loans	101.36%	115.34%	164.41%	90.26%	92.09%	165.83%	223.31%
Total allowance and credit coverage (non-GAAP)(9)	1.04%	1.07%	0.90%	1.21%	1.28%	1.77%	3.81%
Allowance for loan losses as a percentage of period-end loans	0.68%	0.73%	0.67%	0.73%	0.84%	0.97%	1.41%
Net charge-offs (recoveries) as a percentage of average loans	0.17%	0.20%	0.29%	0.35%	0.40%	0.17%	0.30%

(1)	Diluted core earnings per share is a non-U.S. Generally Accepted Accounting Principles, or GAAP, financial measure. Diluted core earnings per share excludes from net income certain non-core items and then is divided by average diluted common shares outstanding. See “Reconciliation of Simmons Non-GAAP Financial Measures” below for a GAAP reconciliation of this non-GAAP financial measure.
(2)	Because of Simmons’ significant level of intangible assets, total goodwill and core deposit premiums, management of Simmons believes a useful calculation for investors in their analysis of Simmons is tangible book value per share, which is a non-GAAP financial measure. Tangible book value per share is calculated by subtracting goodwill and other intangible assets from total common shareholders’ equity, and dividing the resulting number by the common stock outstanding at period end. See “Reconciliation of Simmons Non-GAAP Financial Measures” below for a GAAP reconciliation of this non-GAAP financial measure.
(3)	The allowance for loan losses related to loans acquired (not shown in the table above) was $1,112,000, $2,044,000, $95,000 and $418,000 at June 30, 2019 and 2018 and December 31, 2018 and 2017, respectively, and $954,000 for the years ended December 31, 2016 and 2015. The total allowance for loan losses at June 30, 2019 and 2018 and December 31, 2018, 2017, 2016 and 2015 was $64,179,000, $53,776,000, $56,694,000, $42,086,000, $37,240,000 and $32,305,000, respectively.
(4)	Tangible common equity to tangible assets ratio is a non-GAAP financial measure. The tangible common equity to tangible assets ratio is calculated by dividing total common shareholders’ equity less goodwill and other intangible assets (resulting in tangible common equity) by total assets less goodwill and other intangible assets as of and for the periods ended presented above. See “Reconciliation of Simmons Non-GAAP Financial Measures” below for a GAAP reconciliation of this non-GAAP financial measure.
(5)	Return on average tangible equity is a non-GAAP financial measure that removes the effect of goodwill and other intangible assets, as well as the amortization of intangibles, from the return on average equity. This non-GAAP financial measure is calculated as net income, adjusted for the tax-effected effect of intangibles, divided by average tangible equity which is calculated as average shareholders’ equity for the period presented less goodwill and other intangible assets. See “Reconciliation of Simmons Non-GAAP Financial Measures” below for a GAAP reconciliation of this non-GAAP financial measure.
(6)	Net interest margin is presented on a fully taxable equivalent basis that consists of dividing tax-exempt income by one minus the combined federal and state income tax rate of 26.135% for periods beginning January 1, 2018 or 39.225% for periods prior to 2018.
(7)	The efficiency ratio is a non-GAAP financial measure. The efficiency ratio is noninterest expense before foreclosed property expense and amortization of intangibles as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains and losses from securities transactions and non-core items. See “Reconciliation of Simmons Non-GAAP Financial Measures” below for a GAAP reconciliation of this non-GAAP financial measure.
(8)	Excludes all loans acquired except for their inclusion in total assets.
(9)	The total allowance and credit coverage ratio is a non-GAAP financial measure. The total allowance and credit coverage ratio is calculated by dividing total loans by the sum of the allowance for loan losses and credit discounts on the acquired and impaired loans. See “Reconciliation of Simmons Non-GAAP Financial Measures” below for a GAAP reconciliation of this non-GAAP financial measure.
(10)	Share and per share amounts have been restated for the two-for-one stock split in February 2018.

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Reconciliation of Simmons Non-GAAP Measures

	Six Months Ended June 30,		Years Ended December 31,
(Dollars and shares in thousands, except per share data)	2019	2018	2018	2017	2016	2015	2014
Reconciliation of Core Earnings:
Net income	$103,293	$104,874	$215,713	$92,940	$96,790	$74,107	$35,688
Non-core items:
Accelerated vesting on retirement agreements	—	—	—	—	—	2,209	—
Gain on sale of merchant services	—	—	—	—	—	—	(1,000)
Gain on sale of banking operations	—	—	—	—	—	(2,110)	—
Gain from early retirement of trust preferred securities	—	—	—	—	(594)	—	—
Gain on sale of insurance lines of business	—	—	—	(3,708)	—	—	—
Loss on FDIC loss-share termination	—		—	—	—	7,476	—
Donation to Simmons Foundation	—	—	—	5,000	—	—	—
Merger related costs	8,992	3,176	4,777	21,923	4,835	13,760	7,470
Change-in-control payments	—	—	—	—	—	—	885
Branch right sizing	2,932	79	1,341	169	3,359	3,144	(3,059)
Charter consolidation costs	—	—	—	—	—	—	652
Early retirement program	3,287	—	—	—	—	—	—
Tax effect(1)	(3,975)	(851)	(1,598)	(8,746)	(2,981)	(8,964)	(1,929)
Net non-core items (before SAB 118 adjustment)	11,236	2,404	4,520	14,638	4,619	15,515	3,019
SAB 118 adjustment(2)	—	—	—	11,471	—	—	—
Core earnings (Non-GAAP)	$114,259	$107,278	$220,233	$119,049	$101,409	$89,622	$38,707

Diluted earnings per share	$1.09	$1.13	$2.32	$1.33	$1.56	$1.31	$1.05
Non-core items:
Accelerated vesting on retirement agreements	—	—	—	—	—	0.04	—
Gain on sale of merchant services	—	—	—	—	—	—	(0.03)
Gain on sale of banking operations	—	—	—	—	—	(0.04)	—
Gain from early retirement of trust preferred securities	—	—	—	—	(0.01)	—	—
Gain on sale of insurance lines of business	—	—	—	(0.04)	—	—	—
Loss on FDIC loss-share termination	—	—	—	—	—	0.14	—
Donation to Simmons Foundation	—	—	—	0.07	—	—	—
Merger related costs	0.10	0.04	0.05	0.31	0.08	0.25	0.22
Change-in-control payments	—	—	—	—	—	—	0.03
Branch right sizing	0.03	—	0.02	—	0.06	0.06	(0.08)
Charter consolidation costs	—	—	—	—	—	—	0.02
Early retirement program	0.03	—	—	—	—	—	—
Tax effect(1)	(0.04)	(0.01)	(0.02)	(0.13)	(0.05)	(0.17)	(0.07)
Net non-core items (before SAB 118 adjustment)	0.12	0.03	0.05	0.21	0.08	0.28	0.09
SAB 118 adjustment(2)	—	—	—	0.16	—	—	—
Diluted core earnings per share (Non-GAAP)	$1.21	$1.16	$2.37	$1.70	$1.64	$1.59	$1.14

(1)	Effective tax rate of 26.135% for 2019 and 2018 and 39.225% for prior years adjusted for non-deductible merger-related costs and deferred tax items on the sale of the insurance lines of business.
(2)	Tax adjustment to revalue deferred tax assets and liabilities to account for the future impact of lower corporate tax rates resulting from the 2017 Act, signed into law on December 22, 2017.

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	Six Months Ended June 30,		Years Ended December 31,
(Dollars and shares in thousands, except per share data)	2019	2018	2018	2017	2016	2015	2014
Calculation of Tangible Book Value:
Total common shareholders’ equity	$2,469,513	$2,146,908	$2,246,434	$2,084,564	$1,151,111	$1,046,003	$494,319
Intangible assets:
Goodwill	(926,450)	(845,687)	(845,687)	(842,651)	(348,505)	(327,686)	(108,095)
Other intangible assets	(104,096)	(96,720)	(91,334)	(106,071)	(52,959)	(53,237)	(22,526)
Total intangibles	(1,030,546)	(942,407)	(937,021)	(948,722)	(401,464)	(380,923)	(130,621)
Tangible common shareholders’ equity	$1,438,967	$1,204,501	$1,309,413	$1,135,842	$749,647	$665,080	$363,698
Shares of common stock outstanding	96,590,656	92,281,370	92,347,643	92,029,118	62,555,446	60,556,864	36,104,976

Book value per common share	$25.57	$23.36	$24.33	$22.65	$18.40	$17.27	$13.69
Tangible book value per common share (Non-GAAP)	$14.90	$13.05	$14.18	$12.34	$11.98	$10.98	$10.07

Calculation of Tangible Common Equity and the Ratio of Tangible Common Equity to Tangible Assets:
Total common shareholders’ equity	$2,469,513	$2,146,908	$2,246,434	$2,084,564	$1,151,111	$1,046,003	$494,319
Intangible assets:
Goodwill	926,450	(845,687)	(845,687)	(842,651)	(348,505)	(327,686)	(108,095)
Other intangible assets	(104,096)	(96,720)	(91,334)	(106,071)	(52,959)	(53,237)	(22,526)
Total intangibles	(1,030,546)	(942,407)	(937,021)	(948,722)	(401,464)	(380,923)	(130,621)
Tangible common shareholders’ equity	$1,438,967	$1,204,501	$1,309,413	$1,135,842	$749,647	$665,080	$363,698

Total assets	$17,937,435	$16,165,533	$16,543,337	$15,055,806	$8,400,056	$7,559,658	$4,643,354
Intangible assets:
Goodwill	(926,450)	(845,687)	(845,687)	(842,651)	(348,505)	(327,686)	(108,095)
Other intangible assets	(104,096)	(96,720)	(91,334)	(106,071)	(52,959)	(53,237)	(22,526)
Total intangibles	(1,030,546)	(942,407)	(937,021)	(948,722)	(401,464)	(380,923)	(130,621)
Tangible assets	$16,906,889	$15,223,126	$15,606,316	$14,107,084	$7,998,592	$7,178,735	$4,512,733
Ratio of common equity to assets	13.77%	13.28%	13.58%	13.85%	13.70%	13.84%	10.65%
Ratio of tangible common equity to tangible assets (Non-GAAP)	8.51%	7.91%	8.39%	8.05%	9.37%	9.26%	8.06%

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	Six Months Ended June 30,		Years Ended December 31,
(Dollars and shares in thousands, except per share data)	2019	2018	2018	2017	2016	2015	2014
Calculation of Return on Tangible Common Equity:
Net income available to common shareholders	$103,293	$104,874	$215,713	$92,940	$96,790	$74,107	$35,688
Amortization of intangibles, net of taxes	4,128	4,153	8,132	4,659	3,611	2,972	1,203
Total income available to common shareholders	$107,421	$109,027	$223,845	$97,599	$100,401	$77,079	$36,891

Average common shareholders’ equity	$2,300,535	$2,120,075	$2,157,097	$1,390,815	$1,105,775	$938,521	$440,168
Average intangible assets:
Goodwill	(880,759)	(844,917)	(845,308)	(455,453)	(332,974)	(281,133)	(88,965)
Other intangible assets	(97,221)	(101,435)	(97,820)	(68,896)	(51,710)	(42,104)	(15,533)
Total average intangibles	(977,980)	(946,352)	(943,128)	(524,349)	(384,684)	(323,237)	(104,498)
Average tangible common shareholders’ equity	$1,322,555	$1,173,723	$1,213,969	$866,466	$721,091	$615,284	$335,670

Return on average common equity	9.05%	9.98%	10.00%	6.68%	8.75%	7.90%	8.11%

Return on average tangible common equity (Non-GAAP)	16.38%	18.73%	18.44%	11.26%	13.92%	12.53%	10.99%

Calculation of Efficiency Ratio:
Non-interest expense	$212,152	$196,580	$392,229	$312,379	$255,085	$256,970	$175,721
Non-core non-interest expense adjustment	(15,211)	(3,255)	(6,118)	(27,357)	(8,435)	(18,747)	(13,747)
Other real estate and foreclosure expense adjustment	(1,162)	(2,402)	(4,240)	(3,042)	(4,389)	(4,861)	(4,507)
Amortization of intangibles adjustment	(5,588)	(5,622)	(11,009)	(7,666)	(5,942)	(4,889)	(1,979)
Efficiency ratio numerator	$190,191	$185,301	$370,862	$274,314	$236,319	$228,473	$155,488

Net-interest income	$287,382	$271,803	$552,552	$354,930	$279,206	$278,595	$171,064
Non-interest income	72,767	75,583	143,896	138,765	139,382	94,661	62,192
Non-core non-interest income adjustment	—	—	—	(3,972)	(835)	5,731	(8,780)
Fully tax-equivalent adjustment	3,307	2,438	5,297	7,723	7,722	8,517	6,840
(Gain) loss on sale of securities	(5,563)	1	(61)	(1,059)	(5,848)	(307)	(8)
Efficiency ratio denominator	$357,893	$349,825	$701,684	$496,387	$419,627	$387,197	$231,308

Efficiency ratio (Non-GAAP)	53.14%	52.97%	52.85%	55.27%	56.32%	59.01%	67.22%

Calculation of Total Allowance and Credit Coverage:
Allowance for loan losses	$63,067	$51,732	$56,599	$41,668	$36,286	$31,351	$29,028
Total credit discount and allowance on acquired loans	74,610	70,326	49,392	89,693	36,416	56,656	78,145
Total allowance and credit discount	$137,677	$122,058	$105,991	$131,361	$72,702	$88,007	$107,173
Total loans	$13,201,623	$11,436,221	$11,772,563	$10,869,378	$5,669,306	$4,976,011	$2,814,779

Total allowance and credit coverage (Non-GAAP)	1.04%	1.07%	0.90%	1.21%	1.28%	1.77%	3.81%

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MARKET PRICE AND DIVIDENDS

Simmons common stock trades on Nasdaq under the symbol “SFNC.” Landrum common stock is not listed on a public exchange. As of September 10, 2019 there were approximately 2,196 registered Simmons shareholders and approximately 493 Landrum common shareholders of record. There is no established public trading market for Landrum common stock. In addition, because there have been no recent private sales of Landrum common stock of which Simmons or Landrum are aware, no recent price data regarding Landrum common stock is available.

Landrum has a history of paying quarterly cash dividends on Landrum common stock and Landrum Series E preferred stock, and intends to continue to pay such dividends in the future; however, there can be no assurance with respect to the amount, if any, of dividends that might be declared and paid in the future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

 Some of the statements contained or incorporated by reference in this proxy statement/prospectus may not be based on historical facts and are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as “believe,” “budget,” “expect,” “foresee,” “anticipate,” “intend,” “indicate,” “target,” “estimate,” “plan,” “project,” “continue,” “contemplate,” “positions,” “prospects,” “predict,” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” “might” or “may,” or by variations of such words or by similar expressions. These forward-looking statements include, without limitation, statements relating to the benefits of the merger, the impact Simmons and Landrum expect the merger to have on the combined entity’s operations, financial condition, and financial results, and Simmons’ expectations about its ability to successfully integrate the combined businesses and the amount of cost savings and other benefits Simmons expects to realize as a result of the merger. The forward-looking statements also include, without limitation, statements relating to the combined entity’s future growth, revenue, assets, asset quality, profitability and customer service, critical accounting policies, net interest margin, non-interest revenue, market conditions related to Simmons’ common stock repurchase program, allowance for loan losses, the effect of certain new accounting standards on Simmons’ financial statements, income tax deductions, credit quality, the level of credit losses from lending commitments, net interest revenue, interest rate sensitivity, loan loss experience, liquidity, capital resources, market risk, earnings, effect of pending litigation, acquisition strategy, legal and regulatory limitations and compliance and competition. These forward-looking statements are based on various assumptions (some of which may be beyond our control) and involve substantial risks and uncertainties. There are many factors that may cause actual results to differ materially from those contemplated by such forward-looking statements. In addition to the factors disclosed by us under the caption “Risk Factors” and elsewhere in this document, and to factors previously disclosed by Simmons’ reports filed with the SEC and incorporated by reference herein, the following factors, among others, could cause actual results to differ materially and adversely from our forward-looking statements:

•	the businesses of Simmons and Landrum may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues following the merger may be lower than expected;

•	customer and employee relationships and business operations may be disrupted by the merger;

•	management’s time and attention may be diverted to merger-related issues;

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•	the potential dilutive effect of shares of Simmons common stock to be issued in the merger;

•	Simmons’ and Landrum’s ability to obtain regulatory, shareholder or other approvals or other conditions to closing on a timely basis or at all, the ability to close the merger on the expected timeframe, or at all;

•	closing may be more difficult, time-consuming or costly than expected;

•	Simmons’ and Landrum’s customers, employees, vendors and counterparties may have varied or negative reactions to the merger;

•	changes in general business, economic and market conditions;

•	changes in fiscal and monetary policies, and laws and regulations;

•	changes in interest rates, inflation rates, deposit flows, loan demand and real estate values;

•	a deterioration in credit quality and/or a reduced demand for, or supply of, credit;

•	volatility in the securities markets generally or in the market price of Simmons common stock specifically; and

•	other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, Simmons claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference in this proxy statement/prospectus. Simmons and Landrum do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Simmons, Landrum or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

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RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” and the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Simmons’ Annual Report on Form 10-K for the year ended December 31, 2018 and any updates to those risk factors set forth in Simmons’ Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings, which have been filed with the SEC, Landrum Class A shareholders should carefully consider the following factors in deciding whether to vote for the proposals presented in this proxy statement/prospectus. Please also see the section entitled “Where You Can Find More Information.”

Risks Relating to the Merger

Because the market price of Simmons common stock will fluctuate, the value of the per share merger consideration to be received by Landrum common shareholders is uncertain.

Upon completion of the merger, each share of outstanding Landrum common stock will be converted into the right to receive the per share merger consideration (except for shares of Landrum common stock held directly or indirectly by Landrum or Simmons and any dissenting shares), with cash paid in lieu of any remaining fractional shares. Any change in the market price of Simmons common stock prior to the completion of the merger will affect the market value of the per share merger consideration that Landrum common shareholders will receive upon completion of the merger. At the time of the Landrum special meeting, Landrum common shareholders will not know or be able to calculate the value of the Simmons common stock they will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of Simmons and Landrum. Landrum shareholders should obtain current market quotations for shares of Simmons common stock before voting their shares at the Landrum special meeting.

Other than as described in this proxy statement/prospectus, there will be no adjustment to the merger consideration based upon changes in the market price of Simmons common stock or Landrum common stock prior to the time the merger is completed. The merger agreement cannot be terminated due to a change in the price of Simmons common stock or Landrum common stock, except if the Simmons average closing price is less than $18.48 and the difference between the percentage change in the Nasdaq Bank Index and the percentage change in the Simmons average closing price exceeds 20% over a designated measurement period, unless Simmons agrees to increase the merger consideration by a number of shares of Simmons common stock such that the total value of the merger consideration is not less than $320,628,000.

See the section entitled “The Merger Agreement—Termination of the Merger Agreement.”

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated by the merger agreement, including the merger, may be completed, various approvals must be obtained from bank regulatory authorities. In determining whether to grant these approvals, the applicable regulatory authorities consider a variety of factors, including the competitive impact of the proposal in the relevant geographic markets; financial, managerial and other supervisory considerations, including the future prospects, of each party; potential effects of the merger on the convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries under the Community Reinvestment Act of 1977 and the regulations promulgated thereunder, or the Community Reinvestment Act,

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including the subsidiaries’ overall compliance records and recent fair lending examinations; effectiveness of the parties in combatting money laundering activities; the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system; and whether Simmons controls or would after consummation of the merger control deposits in excess of certain limits. These regulatory authorities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on the combined company following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, or may contain conditions on the completion of the merger that are not anticipated or cannot be met. Furthermore, such conditions or changes may constitute a burdensome condition that may allow Simmons to terminate the merger agreement and Simmons may exercise its right to terminate the merger agreement. If the consummation of the merger is delayed, including by a delay in receipt of necessary regulatory approvals, the business, financial condition and results of operations of each party may also be materially and adversely affected. See the section entitled “The Merger—Regulatory Approvals Required for the Merger.”

Failure of the merger to be completed, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact Simmons and Landrum.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Please see the section entitled “The Merger Agreement—Conditions to Consummation of the Merger.” These conditions to the consummation of the merger may not be fulfilled and, accordingly, the merger may not be completed. In addition, if the merger is not completed by December 31, 2019 (or February 28, 2020 if all requisite regulatory approvals have not been obtained by November 29, 2019), either Simmons or Landrum may choose to terminate the merger agreement at any time after such date if the failure to consummate the transactions contemplated by the merger agreement is not caused by any breach of the merger agreement by the party electing to terminate the merger agreement, before or after Landrum Class A shareholder approval of the merger.

If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of Simmons common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, including by the receipt of a competing acquisition proposal, the business, financial condition and results of operations of each party may be materially adversely affected.

In addition, each party has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC and other regulatory agencies in connection with the merger. If the merger is not completed, the parties would have to recognize these expenses without realizing the expected benefits of the merger. Any of the foregoing, or other risks arising in connection with the failure of or delay in consummating the merger, including the diversion of management attention from pursuing other opportunities and the constraints in the merger agreement on the ability to make significant changes to each party’s ongoing business during the pendency of the merger, could have a material adverse effect on each party’s business, financial condition and results of operations.

Additionally, Simmons’ or Landrum’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger, and the market price of Simmons common stock might decline to the extent that the current market price reflects a market assumption that the merger will be completed. If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.

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Some of the conditions to the merger may be waived by Simmons or Landrum without resoliciting Landrum shareholder approval of the merger agreement.

Some of the conditions to the merger set forth in the merger agreement may be waived by Landrum or Simmons, subject to the agreement of the other party in specific cases. See the section entitled “The Merger Agreement—Conditions to Consummation of the Merger.” If any such conditions are waived, Landrum and Simmons will evaluate whether an amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In the event that the Landrum board of directors determines that resolicitation of Landrum Class A shareholders is not warranted, Simmons and Landrum will have the discretion to complete the merger without seeking further Landrum shareholder approval.

Simmons and Landrum will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, customers (including depositors and borrowers), suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of each party. These uncertainties may impair Simmons’ or Landrum’s ability to attract, retain and motivate key personnel and customers (including depositors and borrowers) pending the consummation of the merger, as such personnel and customers may experience uncertainty about their future roles and relationships following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with Simmons and/or Landrum to seek to change existing business relationships with Simmons and/or Landrum or fail to extend an existing relationship with Simmons and/or Landrum. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.

The pursuit of the merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each party’s business, financial condition and results of operations.

In addition, the merger agreement restricts each party from taking certain actions without the other party’s consent while the merger is pending. These restrictions could have a material adverse effect on each party’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement—Covenants and Agreements—Conduct of Business Prior to the Effective Time” for a description of the restrictive covenants applicable to Simmons and Landrum.

Landrum’s directors and executive officers have interests in the merger that may be different from the interests of the Landrum shareholders.

Landrum’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Landrum shareholders generally. The Landrum board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and recommending the Landrum Class A shareholders that they vote to approve the merger proposal. These interests are described in more detail under the section entitled “The Merger—Interests of Landrum’s Directors and Executive Officers in the Merger.”

The merger agreement contains provisions that may discourage other companies from pursuing, announcing or submitting a business combination proposal to Landrum that might result in greater value to Landrum shareholders.

The merger agreement contains provisions that may discourage a third party from pursuing, announcing or submitting a business combination proposal to Landrum that might result in greater value to the Landrum

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shareholders than the merger. These provisions include a general prohibition on Landrum from soliciting or entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions, as described under the section entitled “The Merger Agreement—Agreement Not to Solicit Other Offers.” Furthermore, if the merger agreement is terminated, under certain circumstances, Landrum may be required to pay Simmons a termination fee equal to $15,000,000, as described under the section entitled “The Merger Agreement—Termination Fee.” Landrum also has an unqualified obligation to submit its merger-related proposals to a vote by its shareholders, including if Landrum receives an unsolicited proposal that the Landrum board of directors has determined in good faith is superior to the merger. See the section entitled “The Merger Agreement—Landrum Special Meeting and Recommendation of the Landrum Board of Directors.”

Each of the directors of Landrum, in their capacities as individuals, have separately entered into a Landrum voting agreement pursuant to which they agreed to vote their beneficially owned shares of Landrum Class A common stock in favor of the merger proposal and certain related matters and against alternative transactions. As of the Landrum record date, shares constituting approximately 14.15% of the Landrum Class A common stock entitled to vote at the Landrum special meeting are subject to Landrum voting agreements. For further information, please see the section entitled “The Merger Agreement—Voting Agreements.”

The shares of Simmons common stock and Simmons Series D preferred stock to be received by holders of Landrum common stock and holders of Landrum Series E preferred stock, respectively, as a result of the merger will have different rights from the shares of Landrum common stock and Landrum Series E preferred stock, respectively.

The rights of Landrum shareholders are currently governed by the restated articles of incorporation of Landrum, which we refer to as the Landrum charter, and the amended and restated bylaws of Landrum, which we refer to as the Landrum bylaws. Upon completion of the merger, the rights of former holders of Landrum common stock and holders of Landrum Series E preferred stock will be governed by the Simmons charter and the Simmons bylaws. Simmons is organized under Arkansas law, while Landrum is organized under Missouri law. The rights associated with Landrum common stock are different from the rights associated with Simmons common stock. The terms of the Simmons Series D preferred stock will be substantially similar to the terms of the Landrum Series E preferred stock, but will be governed by the Simmons charter, the Simmons bylaws, and Arkansas law. Please see the section entitled “Comparison of Shareholders’ Rights” for a discussion of the different rights associated with Simmons common stock, “Comparison of Shareholders’ Rights of Simmons Series D and Landrum Series E Preferred Stock” for a discussion of the different rights associated with Simmons series D preferred stock, and “Description of New Simmons Series D Preferred Stock” for a description of the rights associated with Simmons Series D preferred stock.

The merger is expected to, but may not, qualify as a reorganization under Section 368(a) of the Code.

The parties expect the merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation of Simmons and Landrum to complete the merger is conditioned upon the receipt of U.S. federal income tax opinion to that effect from Covington. This tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the United States Internal Revenue Service, or the IRS, or the courts. The expectation that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code reflects assumptions and was prepared taking into account the relevant information available to Simmons and Landrum at the time. However, this information is not a fact and should not be relied upon as necessarily indicative of future results. Furthermore, such expectation constitutes a forward-looking statement. For information on forward-looking statements, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a holder of Landrum common stock or Landrum Series E preferred stock may be required to recognize any gain or loss equal to the difference between (1) the sum of the fair market value of either Simmons common stock or Simmons Series D preferred stock received by the Landrum common

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shareholder or holder of Landrum Series E preferred stock in the merger and the amount of cash, if any, received by the Landrum common shareholder or holder of Landrum Series E preferred stock in the merger, and (2) the Landrum common shareholder’s or holders’ of Landrum Series E preferred stock adjusted tax basis in the shares of Landrum common stock or Landrum Series E preferred stock exchanged therefor. For further information, please refer to the section entitled “Material U.S. Federal Income Tax Consequences Relating to the Merger.” You should consult your tax advisor to determine the particular tax consequences to you.

The opinion of KBW delivered to the Landrum board of directors prior to the signing of the merger agreement will not reflect changes in circumstances after the date of the opinion.

The Landrum board of directors received a fairness opinion from KBW dated July 30, 2019, which is attached as Annex C to this proxy statement/prospectus. For a description of the opinion, see “The Merger—Opinion of Landrum’s Financial Advisor.” Such opinion has not been updated as of the date of this proxy statement/prospectus and will not be updated at, or prior to, the time of the completion of the merger. Changes in the operations and prospects of Simmons or Landrum, general market and economic conditions and other factors that may be beyond the control of Simmons and Landrum may alter the value of Simmons or Landrum or the prices of shares of Simmons common stock or Landrum common stock by the time the merger are completed. The opinion does not speak as of the time the merger is completed or as of any other date than the date of the opinion. For a description of the other factors considered by the Landrum board of directors in determining to approve the merger, see “The Merger—Landrum’s Reasons for the Merger and Recommendation of the Landrum Board of Directors.”

Litigation against Landrum or Simmons, or the members of the Landrum or Simmons board of directors, could prevent or delay the completion of the merger.

While Simmons and Landrum believe that any claims that may be asserted by purported shareholder plaintiffs related to the merger would be without merit, the results of any such potential legal proceedings are difficult to predict and could delay or prevent the merger from being competed in a timely manner. The existence of litigation related to the merger could affect the likelihood of obtaining the required approval from Landrum Class A shareholders. Moreover, any litigation could be time consuming and expensive, could divert Simmons and Landrum management’s attention away from their regular business and, any lawsuit adversely resolved against Landrum, Simmons or members of the Landrum or Simmons board of directors, could have a material adverse effect on each party’s business, financial condition and results of operations.

One of the conditions to the consummation of the merger is the absence of any law or order (whether temporary, preliminary or permanent) by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal consummation of the consummation of the transactions contemplated by the merger agreement (including the merger). Consequently, if a settlement or other resolution is not reached in any lawsuit that is filed or any regulatory proceeding and a claimant secures injunctive or other relief or a regulatory authority issues an order or other directive prohibiting, restricting or making illegal consummation of the consummation of the transactions contemplated by the merger agreement (including the merger), then such injunctive or other relief may prevent the merger from becoming effective in a timely manner or at all.

Risks Relating to the Combined Company’s Business Following the Merger

The market price of the common stock of the combined company after the merger may be affected by factors different from those currently affecting the shares of Simmons or Landrum common stock.

Upon the completion of the merger, Simmons shareholders and Landrum shareholders will become shareholders of the combined company. Simmons’ business differs from that of Landrum, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results

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of operations of each of Simmons and Landrum. For a further discussion of the businesses of Simmons and Landrum, please see the section entitled “Information About the Companies.” For a discussion of the businesses of Simmons and of certain factors to consider in connection with such business, please see the documents incorporated by reference in this proxy statement/prospectus and referred to in the section entitled “Where You Can Find More Information.”

Sales of substantial amounts of Simmons common stock in the open market by former Landrum common shareholders could depress Simmons’ stock price.

Shares of Simmons common stock that are issued to Landrum common shareholders in the merger will be freely tradable without restrictions or further registration under the Securities Act. Simmons currently expects to issue 17,350,000 shares of Simmons common stock in connection with the merger. If the merger is completed and if Landrum’s former shareholders sell substantial amounts of Simmons common stock in the public market following completion of the merger, the market price of Simmons common stock may decrease. These sales might also make it more difficult for Simmons to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

The success of the merger will depend on, among other things, the combined company’s ability to combine the businesses of Simmons and Landrum. If the combined company is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

Simmons and Landrum have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on the successful combination of the businesses of Simmons and Landrum. To realize these anticipated benefits and cost savings, after the completion of the merger, Simmons expects to integrate Landrum’s business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could have an adverse effect on the companies’ financial results and the value of their common stock. If Simmons experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Simmons or Landrum to lose current customers or cause current customers to remove their accounts from Simmons or Landrum and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Simmons or Landrum during this transition period and for an undetermined period after consummation of the merger.

The combined company expects to incur substantial expenses related to the merger.

The combined company expects to incur substantial expenses in connection with consummation of the merger and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although Simmons and Landrum have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of

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economies of scale and cost savings related to the combination of the businesses following the consummation of the merger. As a result of these expenses, both Simmons and Landrum expect to take charges against their earnings before and after the completion of the merger. The charges taken in connection with the merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

Holders of Simmons and Landrum common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Holders of Simmons and Landrum Class A common stock currently have the right to vote for the election of the directors and on other matters affecting Simmons and Landrum, respectively. Upon the completion of the merger, each Landrum common shareholder who receives shares of Simmons common stock will become a shareholder of Simmons with a percentage ownership of Simmons common stock that is smaller than such shareholder’s percentage ownership of Landrum common stock. Following completion of the merger, it is currently expected that former holders of Landrum common stock as a group will own approximately 15.2% of the combined company’s common stock and existing Simmons common shareholders as a group will own approximately 84.8% of the combined company’s common stock. As a result, Landrum Class A shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Landrum, and existing Simmons shareholders may have less influence than they now have on the management and policies of Simmons.

Risks Relating to an Investment in Simmons Common Stock

The market price of Simmons common stock may decline as a result of the merger.

The market price of Simmons common stock may decline as a result of the merger if Simmons does not achieve the perceived benefits of the merger or the effect of the merger on Simmons’ financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, Simmons and Landrum shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities. Existing Simmons and Landrum shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company.

Simmons’ management will have broad discretion as to the use of assets acquired from this merger, and Simmons may not use these assets effectively.

Simmons’ management will have broad discretion in the application of the assets from this merger and could utilize the assets in ways that do not improve Simmons’ results of operations or enhance the value of its common stock. Landrum common shareholders will not have the opportunity, as part of their investment decision, to assess whether these acquired assets are being used appropriately. Simmons’ failure to utilize these assets effectively could have a material adverse effect on the combined company’s business, financial condition and results of operations and cause the price of Simmons common stock to decline.

Simmons’ rights and the rights of Simmons shareholders to take action against Simmons’ directors and officers are limited.

The Simmons charter eliminates Simmons’ directors’ liability to Simmons and its shareholders for money damages for breach of fiduciary duties as a director to the fullest extent permitted by Arkansas law. Arkansas law provides that an officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in Simmons’ best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances.

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The Simmons charter and bylaws also require Simmons to indemnify Simmons’ directors and officers for liability resulting from actions taken by them in those capacities to the maximum extent permitted by Arkansas law. As a result, Simmons shareholders and Simmons may have more limited rights against Simmons’ directors and officers than might otherwise exist under common law. In addition, Simmons may be obligated to fund the defense costs incurred by Simmons’ directors and officers.

An investment in Simmons common stock is not an insured deposit.

An investment in Simmons common stock is not a bank deposit and is not insured or guaranteed by the FDIC, the Deposit Insurance Fund, or any other government agency. Accordingly, you should be capable of affording the loss of any investment in Simmons common stock.

There may be future sales of additional common stock or preferred stock of Simmons or other dilution of our equity, which may adversely affect the value of Simmons common stock.

Simmons is not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock of Simmons or any substantially similar securities. The value of Simmons common stock could decline as a result of sales by Simmons of a large number of shares of common stock or preferred stock of Simmons or similar securities in the market or the perception that such sales could occur.

Risks Relating to an Investment in Simmons Series D Preferred Stock

The Simmons Series D preferred stock to be received by holders of Landrum Series E preferred stock in the merger will not be listed or traded on any exchange.

The Simmons Series D preferred stock to be issued by Simmons to holders of Landrum Series E preferred stock in the merger will not be listed or traded on any exchange. No market is expected to develop for the Simmons Series D preferred stock in the foreseeable future and holders of the Simmons Series D preferred stock may not be able to find a buyer and sell their shares if they desired to do so.

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THE LANDRUM SPECIAL MEETING

This section contains information for Landrum Class A shareholders about the Landrum special meeting. Landrum is mailing or otherwise delivering this proxy statement/prospectus to you, as a Landrum shareholder, on or about September 19, 2019. This proxy statement/prospectus is also being delivered to Landrum shareholders as Simmons’ prospectus for its offering of Simmons common stock and Simmons Series D preferred stock in connection with the merger. This proxy statement/prospectus is accompanied by a notice of the Landrum special meeting and a proxy that the Landrum board of directors is soliciting for use at the Landrum special meeting and at any adjournments or postponements of the Landrum special meeting. References to “you” and “your” in this section are to Landrum Class A shareholders.

Date, Time and Place of the Landrum Special Meeting

The Landrum special meeting will be held on October 22, 2019, at 801 East Broadway, Columbia, MO 65201, at 10:00 A.M. Central Time. On or about September 19, 2019, Landrum commenced mailing or otherwise delivering this proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the Landrum special meeting.

Purpose of the Landrum Special Meeting

At the Landrum special meeting, you will be asked to consider and vote on the following matters:

•	the merger proposal; and
•	the adjournment proposal, if necessary or appropriate.

Recommendation of the Landrum Board of Directors

The Landrum board of directors has approved the merger agreement and recommends that Landrum Class A shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. Please see the section entitled “The Merger—Landrum’s Reasons for the Merger and Recommendation of the Landrum Board of Directors” for a more detailed discussion of the factors considered by the Landrum board of directors in reaching its decision to approve the merger agreement, including the merger and all transactions contemplated therein.

Completion of the merger is conditioned upon the approval of the merger proposal, but is not conditioned upon the approval of the adjournment proposal.

Record Date and Quorum

Landrum has set the close of business on September 6, 2019 as the Landrum record date to determine which Landrum shareholders will be entitled to receive notice of and vote at the Landrum special meeting. Only Landrum Class A shareholders at the close of business on the Landrum record date will be entitled to vote at the Landrum special meeting. As of the Landrum record date, there were 655,577 shares of Landrum Class A common stock outstanding and entitled to notice of, and to vote at, the Landrum special meeting, held by approximately 479 shareholders of record. Each holder of shares of Landrum Class A common stock outstanding on the Landrum record date will be entitled to one vote for each share held of record.

The presence at the Landrum special meeting, in person or by proxy, of a majority of the shares of Landrum Class A common stock outstanding and entitled to vote as of the Landrum record date will constitute a quorum for the purposes of the Landrum special meeting. All shares of Landrum Class A common stock represented at the Landrum special meeting or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Landrum special meeting.

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If a quorum is not present at the Landrum special meeting, it will be postponed until the holders of the number of shares of Landrum Class A common stock required to constitute a quorum attend. If additional votes must be solicited in order for Landrum Class A shareholders to approve the merger proposal and the adjournment proposal is approved, the Landrum special meeting will be adjourned to solicit additional proxies. The Landrum special meeting may be adjourned by the affirmative vote of holders of a majority of the shares of Landrum Class A common stock represented in person or by proxy at the Landrum special meeting, even if less than a quorum.

Vote Required; Treatment of Abstentions and Failure to Vote

Approval of the merger proposal requires the affirmative vote of holders of at least two-thirds of the outstanding shares of Landrum Class A common stock entitled to vote on the merger proposal. Approval of the adjournment proposal requires the affirmative vote of at least a majority of shares present or represented by proxy at the Landrum special meeting and entitled to vote on the adjournment proposal.

With respect to the merger proposal, if you mark “ABSTAIN” on your proxy, fail to either submit a proxy or vote at the Landrum special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the merger proposal. With respect to the adjournment proposal, if you mark “ABSTAIN” on your proxy, it will have the same effect as a vote against the adjournment proposal, and if you fail to either submit a proxy or vote at the Landrum special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on such proposal.

Shares Held by Directors and Executive Officers

As of the Landrum record date, there were 655,577 shares of Landrum Class A common stock entitled to vote at the Landrum special meeting. As of the Landrum record date, the directors and executive officers of Landrum and their affiliates beneficially owned and were entitled to vote approximately 420,798 shares of Landrum Class A common stock, representing approximately 64.19% of the shares of Landrum Class A common stock outstanding on that date. Landrum currently expects that the shares of Landrum Class A common stock beneficially owned by its directors and executive officers will be voted in favor of the merger proposal and the adjournment proposal. Each of the directors of Landrum, in their capacities as individuals have separately entered into a Landrum voting agreement pursuant to which they agreed to vote their beneficially owned shares of Landrum Class A common stock in favor of the merger proposal and certain related matters and against alternative transactions. For further information, please see the section entitled “The Merger Agreement—Voting Agreements.”

Voting of Proxies; Incomplete Proxies

A Landrum Class A shareholder may vote by proxy or in person at the Landrum special meeting. If you hold your shares of Landrum common stock in your name as a shareholder of record, you may use one of the following methods to submit a proxy as a Landrum Class A shareholder:

•	by mail by completing, signing, dating and returning the proxy in the enclosed envelope, which requires no additional postage if mailed in the United States; or
•	in person at the Landrum special meeting.

When a properly executed proxy is returned, the shares of Landrum Class A common stock represented by it will be voted at the Landrum special meeting in accordance with the instructions contained on the proxy. If any proxy is returned without indication as to how to vote, the shares of Landrum Class A common stock represented by the proxy will be voted in favor of both the merger proposal and the adjournment proposal.

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For Landrum Class A shareholders whose shares are registered in the name of a bank, broker or other nominee, please consult the voting instructions provided by your bank, broker or other nominee.

If your shares are held in “street name” by a bank, broker or other nominee, you should check the voting form used by that firm to determine how to vote. You may not vote shares held in “street name” by returning a proxy directly to Landrum or by voting at the Landrum special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Every Landrum Class A shareholder’s vote is important. Accordingly, you should complete, sign, date and return the enclosed proxy, whether or not you plan to attend the Landrum special meeting. Sending in your proxy will not prevent you from voting your shares personally at the Landrum special meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”

If your shares are held in “street name” by a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Banks, brokers and other nominees who hold shares of Landrum Class A common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Landrum expects that all proposals to be voted on at the Landrum special meeting will be “non-routine” matters. Broker non-votes are shares held by a bank, broker or other nominee with respect to which such entity is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your bank, broker or other nominee holds your shares of Landrum Class A common stock in “street name,” such entity will vote your shares of Landrum Class A common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker or other nominee with this proxy statement/prospectus.

Revocability of Proxies and Changes to a Landrum Class A Shareholder’s Vote

If you hold stock in your name as a shareholder of record, you may change your vote or revoke any proxy at any time before it is voted by (1) completing, signing, dating and returning a proxy with a later date, (2) delivering a written revocation letter to Landrum’s corporate secretary, or (3) vote in person at the Landrum special meeting. If you choose to send a completed proxy bearing a later date than your original proxy, the new proxy must be received before the beginning of the Landrum special meeting.

Any Landrum Class A shareholder entitled to vote at the Landrum special meeting may vote regardless of whether or not a proxy has been previously given, but simply attending the Landrum special meeting (without notifying Landrum’s corporate secretary) will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

The Landrum Company

801 East Broadway

Columbia, MO 65201

Attention: Lisa Evans

If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of voting instructions.

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Participants in the Landrum ESOP

Shares of Landrum Class A common stock are held by the Landrum ESOP trustee. All shares of Landrum Class A common stock owned by the Landrum ESOP have been allocated to the accounts of individual participants. Participants are entitled to direct the Landrum ESOP trustee with respect to voting on the merger proposal and adjournment proposal with respect to the shares of Landrum Class A common stock allocated to their accounts. If the Landrum ESOP trustee does not determine that voting as so directed would be a breach of the trustee’s fiduciary duties or another provision of law, then the Landrum ESOP trustee will vote the shares as directed by each participant. Should any participant fail to direct the Landrum ESOP trustee with respect to voting, then the Landrum ESOP trustee will follow the directions of the Landrum ESOP administrator (the Landrum board of directors) with respect to the voting of such shares (unless to follow such directions would be a breach of the Landrum ESOP trustee’s fiduciary duties or another provision of law). It is the present intention of the Landrum ESOP administrator to direct the Landrum ESOP trustee to vote all such shares in favor of the merger proposal and adjournment proposal.

For ESOP participants, enclosed with this proxy statement/prospectus is a Direction on Voting (on blue paper), together with a pre-addressed, postage pre-paid envelope. The Landrum ESOP trustee has established October 8, 2019, as the last date it will accept Directions on Voting from Landrum ESOP participants. As Landrum ESOP participants complete the Direction on Voting, they should be aware of this deadline and the time it might take to deliver the Direction on Voting to the Landrum ESOP trustee. Be sure to complete the form and sign where indicated. YOUR RETURNED DIRECTION ON VOTING AND THE SPECIFIC MANNER IN WHICH YOU DIRECT THE LANDRUM ESOP TRUSTEE TO VOTE YOUR SHARES WILL BE KEPT CONFIDENTIAL BY THE LANDRUM ESOP TRUSTEE.

Solicitation of Proxies

Landrum is soliciting proxies from its Class A shareholders in conjunction with the merger. Landrum will bear the entire cost of soliciting proxies from its Class A shareholders. In addition to solicitation of proxies by mail, Landrum will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Landrum Class A common stock and secure their voting instructions. Landrum will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Landrum may use its directors, officers or employees, who will not be specially compensated, to solicit proxies from Landrum Class A shareholders, either personally or by telephone, facsimile, letter or electronic means.

Attending the Landrum Special Meeting

If you are a Landrum Class A shareholder as of the Landrum record date, you may vote your shares in person at the Landrum special meeting. Even if you currently plan to attend the Landrum special meeting, it is recommended that you also submit your proxy as described below, so your vote will be counted if you later decide not to attend the Landrum special meeting. If you submit your vote by proxy and later decide to vote at the Landrum special meeting, the vote you submit at the Landrum special meeting will override your proxy vote. If your shares of Landrum Class A common stock are held in “street name” by a bank, broker or other nominee, please follow the instructions on the voting instruction form provided by the record holder.

Assistance

If you need assistance in completing your proxy, have questions regarding the Landrum special meeting, or would like additional copies of this proxy statement/prospectus, please contact Lisa Evans, Landrum’s Senior Vice President and Controller, at (573) 441-2822.

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The Landrum proposals

Proposal 1: Merger Proposal

Landrum is asking Landrum Class A shareholders to approve the merger agreement, including the merger and all transactions contemplated therein. For a detailed discussion of the terms and conditions of the merger agreement, please see the section entitled “The Merger Agreement.” Landrum Class A shareholders should read this proxy statement/prospectus, including any documents incorporated in this proxy statement/prospectus by reference, and its annexes, carefully and in their entirety for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

As discussed in the section entitled “The Merger—Landrum’s Reasons for the Merger and Recommendation of the Landrum Board of Directors,” after careful consideration, the Landrum board of directors approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of Landrum and the Landrum shareholders.

Required Vote

Approval of the merger proposal requires the affirmative vote of holders of at least two-thirds of the outstanding shares of Landrum Class A common stock entitled to vote on the merger proposal. If you mark “ABSTAIN” for the merger proposal on your proxy, fail to either submit a proxy or vote at the Landrum special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the merger proposal.

The Landrum board of directors recommends that Landrum Class A shareholders vote “FOR” the merger proposal.

Proposal 2: Adjournment Proposal

Landrum is asking Landrum Class A shareholders to approve the adjournment of the Landrum special meeting to another date and place if necessary or appropriate to solicit additional votes in favor of the merger proposal if there are insufficient votes at the time of such adjournment to approve the merger proposal.

If, at the Landrum special meeting, there is an insufficient number of shares of Landrum Class A common stock present or represented by proxy and voting in favor of the merger proposal, Landrum will move to adjourn the Landrum special meeting in order to enable the Landrum board of directors to solicit additional proxies for approval of the merger proposal. If the Landrum Class A shareholders approve the adjournment proposal, Landrum may adjourn the Landrum special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Landrum Class A shareholders who have previously voted. Notice need not be given of the adjourned meeting if the time and place of the adjourned meeting are announced at the Landrum special meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the date and place of the adjourned meeting must be given to each shareholder of record entitled to vote at the Landrum special meeting. Even if a quorum is not present, the Landrum special meeting may be adjourned by the affirmative vote of the holders of a majority of the shares of Landrum common stock represented in person or by proxy at the Landrum special meeting.

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Required Vote

Approval of the adjournment proposal requires the affirmative vote of at least a majority of shares of Landrum Class A common stock present or represented by proxy at the Landrum special meeting and entitled to vote on the adjournment proposal. If you mark “ABSTAIN” for the adjournment proposal on your proxy, it will have the same effect as a vote against the adjournment proposal, and if you fail to either submit a proxy or vote at the Landrum special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the adjournment proposal.

The Landrum board of directors recommends that Landrum Class A shareholders vote “FOR” the adjournment proposal.

Other Matters to Come Before the Landrum Special Meeting

As of the date of this proxy statement/prospectus, the Landrum board of directors is not aware of any matters that will be presented for consideration at the Landrum special meeting other than as described in this proxy statement/prospectus. If, however, the Landrum board of directors properly brings any other matters before the Landrum special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the recommendation of the Landrum board of directors on any such matter.

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INFORMATION ABOUT THE COMPANIES

Simmons First National Corporation

501 Main Street

Pine Bluff, Arkansas 71601

Telephone: (870) 541-1000

 Simmons is a financial holding company registered under the BHC Act. Simmons is headquartered in Arkansas and as of June 30, 2019, had, on a consolidated basis, total assets of  $17.9 billion, total net loans of  $13.1 billion, total deposits of  $13.5 billion and total shareholders’ equity of  $2.5 billion. Simmons conducts its banking operations through its subsidiary bank, Simmons Bank, in 212 branches or financial centers located in communities in Arkansas, Colorado, Illinois, Kansas, Missouri, Oklahoma, Tennessee and Texas. Simmons common stock is traded on Nasdaq under the symbol “SFNC.”

Simmons is committed to the community bank philosophy of encouraging local customer engagement and local decision making, thereby producing a more responsive and satisfactory experience for its customers. Simmons also believes its model empowers its bankers to enhance shareholder value through developing and growing holistic customer relationships. As Simmons focuses on the communities in which it primarily operates, it provides a wide range of consumer and commercial loan and deposit products to individuals and businesses in its core markets. Simmons also has developed through its experience and scale and through acquisitions, specialized products and services that are in addition to those offered by the typical community bank and that are provided in many cases to customers beyond its core market area. Those products include credit cards, personal and corporate trust services, investments, insurance, agricultural finance lending, equipment lending and Small Business Administration lending.

Simmons seeks to build shareholder value by (1) focusing on strong asset quality, (2) maintaining strong capital, (3) managing its liquidity position, (4) improving its operational efficiency and (5) opportunistically growing its business, both organically and through acquisitions of financial institutions.

Additional information about Simmons may be found in the documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

The Landrum Company

801 East Broadway

Columbia, MO 65201

Telephone: (573) 499-7363

Landrum is a bank holding company registered under the BHC Act. Landrum was incorporated in Missouri in 1994 to serve as the bank holding company for Landmark Bank. Landmark Bank, a Missouri chartered bank headquartered in Columbia, Missouri, currently operates from 43 office locations (including 39 full service branches and 4 loan production offices) in 30 communities in Missouri, Oklahoma, and Texas. As of June 30, 2019, Landmark Bank had total assets of $3.3 billion, total net loans of $2.0 billion, total deposits of $3.0 billion, and total shareholders’ equity of $285 million. Landrum does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and, accordingly, does not file documents or reports with the SEC.

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THE MERGER

The following discussion contains material information regarding the merger. The discussion is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein. The following is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. This discussion does not purport to be complete and may not contain all of the information about the merger that is important to you. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement, for a more complete understanding of the merger.

Terms of the Merger

Each of the Simmons board of directors and the Landrum board of directors approved the merger agreement. The merger agreement provides that, among other things, Landrum will merge with and into Simmons, with Simmons continuing as the surviving corporation in the merger.

Based on the assumptions set forth below, at the effective time, each share of Landrum common stock that is issued and outstanding immediately prior to the effective time, excluding certain specified shares, will be converted into the right to receive the per share merger consideration. In addition, each share of Landrum Series E preferred stock that is issued and outstanding immediately prior to the effective time will be converted into the right to receive one share of Simmons Series D preferred stock. The per share merger consideration is based on the assumption 680,334 shares of Landrum common stock are issued and outstanding immediately prior to the effective time. In the aggregate, Simmons will issue 17,350,000 shares of Simmons common stock to the Landrum common shareholders upon completion of the merger, in addition to the issuance of 767 shares of Simmons Series D preferred stock to holders of Landrum Series E preferred stock.

Simmons will not issue any fractional shares of Simmons common stock in the merger. Instead, a Landrum common shareholder who would otherwise be entitled to receive a fraction of a share of Simmons common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) of Simmons common stock that such shareholder would otherwise be entitled to receive by (ii) the Simmons average closing price.

Landrum Class A shareholders are being asked to approve the merger agreement, including the merger and all transactions contemplated therein. See the section entitled “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to consummation of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

The board of directors of Landrum continually evaluates and considers how to enhance shareholder value. Various options, such as enhancing organic growth, raising additional capital, merging with a similar-sized organization, and selling Landrum as a whole are among the alternatives the Landrum board of directors has considered and evaluated on an on-going basis.

As a part of its on-going evaluations, and in light of national and regional market conditions in which Landmark Bank operates, in the fall of 2018 the Landrum board of directors determined to explore strategic alternatives potentially available in greater depth. This led to conversations and initial meetings by management of Landrum with various investment banking firms. Among these investment banking firms was KBW, a nationally recognized investment bank and a leading firm in advising financial institutions.

At a meeting held on November 12, 2018, the Landrum board of directors heard separate presentations from each of KBW and another investment bank nationally recognized in advising financial institutions. Both firms

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discussed potential strategic alternatives for Landrum. At that meeting the Landrum board of directors created and appointed a special Transaction Committee of the Landrum board of directors consisting of Daniel J. Stubler (chair), Brenda L. Bingham, M. David Bryant, Kevin D. Gibbens, Jennifer R. Landrum and John A. Wright, which we refer to as the Committee, to be advised by Landrum management, Landrum professional advisors, including Polsinelli PC as legal counsel, and any investment banking or advisory firm engaged by Landrum. The Committee was charged with the responsibility to consider, analyze, develop, and recommend to the Landrum board of directors a plan of action with respect to the strategic alternatives then available to Landrum.

The Committee first formally met on December 21, 2018 to consider, identify and evaluate additional information on strategic alternatives available to Landrum. At that time the Committee determined to work with KBW, Polsinelli PC, and other professional advisers to assist the Committee in identifying and evaluating strategic alternatives for Landrum.

At a subsequent Committee meeting on January 15, 2019, KBW discussed with the Committee market conditions applicable to the financial service industry in general and specifically with respect to Landrum and its business. During this meeting the Committee considered and discussed various strategic alternatives for Landrum, including continuing to pursue the then in-place strategic plan of seeking growth in North Texas and growing core deposits, the possibility of seeking to raise additional outside capital either in the form of debt or equity, pursuing an initial public offering of Landrum common stock, a merger transaction with a similarly-sized financial institution in a stock-for-stock transaction, or an outright sale of Landrum.

The Committee determined that Landrum management should pursue and explore potential strategic transactions and counterparties. The Committee discussed with KBW and Landrum management potential strategic partners that KBW had previously discussed with the Landrum board of directors. After consideration, the Committee also determined that, at that time, it was not in best interests of Landrum to seek to raise additional outside capital, pursue a public offering of its securities, or pursue a merger with a similarly-sized institution in a stock-for-stock transaction. The Committee asked Landrum management to work with KBW to contact and engage in discussions with potential strategic partners.

KBW thereafter contacted representatives of five potential strategic partners that the Landrum board of directors had approved, including Simmons. An introductory meeting between members of the managements of Landrum and Simmons occurred on February 22, 2019. During the meeting, Landrum’s management indicated their interest in exploring strategic partnerships, and Simmons’ management provided an overview of Simmons’ business and operations, as well as its culture and recent M&A activities. Following that meeting, Simmons’ management informed KBW that they would be willing to continue discussions with Landrum regarding its organization and future.

The Committee met again on March 6, 2019. At that meeting, members of Landrum management reported on discussions with two potential acquirers: Simmons and another potential acquirer, which we refer to as Company A. Each of Simmons and Company A had engaged in preliminary discussions with Landrum management and KBW about a potential strategic transaction. The Committee reviewed and considered information made available by KBW about these prospective acquirers and determined that Landrum should continue to explore a business combination transaction with Simmons, Company A, and other potential transaction partners.

At a special meeting of the Landrum board of directors on March 8, 2019 the Landrum board of directors considered various information including reports from the Committee about the initial discussions with Simmons and Company A and background information on each. A representative of KBW attended this meeting and discussed both Simmons and Company A with the Landrum board of directors. The Landrum board of directors determined and approved various matters, including that: the further evaluation of a business combination transaction was in the best interest of Landrum and its shareholders at that time; management and the Committee were authorized to continue to evaluate potential strategic transactions and to make further recommendations

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to the Landrum board of directors; the Committee and management were authorized to engage in discussions with any potential transaction partners concerning material terms of a potential strategic transaction, including expected prices; and the Committee was directed to make recommendations to the Landrum board of directors as to whether to proceed further concerning the evaluation of any potential strategic transaction.

Representatives of KBW, Landrum, and Simmons met in early March 2019 for additional preliminary discussions. Around the time of that meeting, Simmons’ management, with the assistance of Simmons’ financial advisor, also began to consider various financial aspects of a possible business combination, and Landrum and Simmons entered into a mutual nondisclosure agreement on March 22, 2019, to permit the exchange of more detailed information about the organizations. Simmons commenced preliminary due diligence based on information supplied by Landrum in late March 2019.

In addition, during March 2019 representatives of Landrum, with KBW’s assistance, worked to identify other potential transaction partners. In early April 2019, certain members of Landrum management and representatives of KBW met with another potential strategic partner. After those discussions, a transaction between Landrum and this potential transaction partner was not pursued for a number of reasons including the perception that the potential strategic partner was not a good cultural fit for Landrum, it had other transactional priorities and Simmons and Company A were perceived to have a more developed strategic plan for a transaction with Landrum.

On March 26, 2019, Landrum and Company A entered into a mutual nondisclosure agreement to allow for the exchange of more detailed diligence information about both organizations. On April 2, 2019, certain members of Landrum management met with representatives of Company A to further discuss a strategic transaction. On April 11, 2019, Simmons provided a preliminary, verbal indication of interest to KBW of the financial terms to acquire Landrum. On April 18, 2019, Company A provided a preliminary, verbal indication of interest to KBW of the financial terms to acquire Landrum.

On April 23, 2019, the Committee met to discuss the activities undertaken by Landrum management, with KBW’s assistance, in continuing to explore potential strategic partners. At the meeting KBW reviewed the preliminary, verbal indications of interest that had been received from Company A and from Simmons. The Committee also reviewed a list of 23 financial institutions considered as possible business combination partners and the outcomes of discussions to date with three potential transaction partners, including Company A and Simmons. After this review, the Committee concluded that there were a limited number of potential transaction partners with which Landrum could effect a transaction.

At the April 23, 2019 meeting the Committee, among other things, determined to recommend to the Landrum board of directors that the Landrum board of directors authorize the negotiation of a strategic transaction and that the Committee, with the assistance of management, be authorized to further analyze and evaluate Company A and Simmons for the purpose of considering whether Landrum should enter into exclusive negotiations with either company for a limited period of time for the purpose of negotiating definitive terms for a potential strategic transactions.

The Landrum board of directors met on April 24, 2019, to consider, among other things, a potential strategic transaction involving Landrum. At that meeting, Landrum management reviewed on-going deliberations and evaluations by Landrum management regarding a potential strategic transaction and other strategic alternatives. Representatives of KBW reviewed with the Landrum board of directors the process in which Landrum management and the Committee had engaged, with KBW’s assistance, in considering and identifying strategic alternatives and potential transaction partners.

Potential transaction terms and the effects of a potential strategic transaction were considered, including exchange ratios for a potential merger transaction, the mix and types of consideration to be received by Landrum shareholders as part of a transaction, and the performance, synergies, financial capacity, and strategic outlook of

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both Simmons and Company A and the relative performances of their stock, dividend yields, and other related matters. During the meeting the Landrum board of directors was also informed that the Committee had concluded that there likely were a limited number of potential strategic partners with which Landrum could effect a transaction. During the meeting the Landrum board of directors determined that Landrum should continue to take steps to explore and further a potential strategic transaction.

Later on April 24, 2019, certain members of the Committee and Stephen Guthrie, Logan M. Dale, and Sabrina McDonnell met in person with representatives of Company A to discuss a potential business combination. Then, on May 1, 2019, members of the Committee, Yulia V. Guseva, and Logan M. Dale, together with a representative of KBW, traveled to Little Rock, Arkansas, to meet with executive management personnel of Simmons. Following that meeting, and based on the results of its preliminary due diligence, Simmons’ executive management decided to submit a non-binding indication of interest for a strategic transaction with Landrum and worked to develop the same.

On May 2, 2019, KBW contacted Company A at the direction of Landrum and proposed that Company A increase the financial terms of its initial indication of interest. On May 6, 2019, Company A notified KBW that it would not increase the financial terms of its indication of interest.

On May 7, 2019, the Committee met to consider the in-person meetings with Company A and Simmons. The Committee concluded that Company A was less familiar with the business of Landmark Bank and Landrum as a whole, and therefore had assigned a lower enterprise value to Landrum than had Simmons. The Committee discussed the preliminary, verbal indications of interest that had been provided by each of Company A and Simmons, with the aggregate value offered by Simmons exceeding the initial offer from Company A. Simmons also had offered to assume the obligation to pay a material amount of one-time transaction costs. During the meeting it was also noted that Company A’s ability to fund an acquisition was less certain than that of Simmons. After lengthy discussion among the Committee members in evaluating the preliminary, verbal indications of interest from Company A and Simmons, the Committee members agreed that the total consideration in the Simmons transaction was superior to that proposed by Company A and that the Committee members believed there were greater synergies between Landrum and Simmons.

At the May 7, 2019 Committee meeting terms related to a potential transaction were discussed and considered. In particular, the Committee analyzed and discussed the mix and type of consideration that Landrum and its shareholders should receive in a business combination, there being a preference for a mix of cash and stock consideration. At the meeting the Committee also determined that because of the greater synergies with Simmons and the superior preliminary indication of interest that Simmons provided, Landrum should negotiate with Simmons for a business combination. Simmons had previously requested exclusivity for a limited period of time for negotiations, and the Committee determined that it was in the best interests of Landrum and its shareholders to agree to such condition.

Simmons presented to Landrum a letter of intent on May 8, 2019, setting forth the general terms of the proposed strategic transaction. Landrum executed the letter of intent on May 9, 2019. Thereafter each of Simmons and Landrum engaged in substantial additional due diligence on each other throughout the remainder of May and June, including due diligence meetings in early June and management meetings throughout June 2019. Also during that time Landrum and Simmons began negotiating the terms of the merger agreement.

During June 2019, Simmons’ executive management engaged in further discussions with its financial advisor concerning the cash component of the proposed merger consideration, its expected effect on Simmons’ financial position, and alternative funding strategies. To address certain challenges associated with the cash component, Simmons’ executive management also began to consider revising the consideration structure to consist almost solely of Simmons common stock.

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On July 1, 2019, Simmons proposed to revise the merger consideration. The revised terms provided for consideration that was virtually all-stock rather than the 80 percent stock and 20 percent cash split in consideration in Simmons’ original proposal Simmons also included in its revised proposal a special cash dividend of $1 million to Landrum shareholders as part of the merger transaction. Simmons offered 17,100,000 shares of Simmons common stock in exchange for all Landrum common stock.

On July 3, 2019, the Committee along with other members of Landrum management, and Landrum advisers, including representatives of KBW and legal counsel, met to review and consider the revised proposal from Simmons. At the meeting KBW reviewed the revised offer and other considerations related to an all-stock merger transaction and the parties’ motivations to effect the transaction. Among the matters discussed and considered were the proposed exchange ratio and the effect that fluctuations in Simmons stock price could have on the value of the merger consideration, the then recent performance of Simmons’ common stock, the likely reasons for Simmons to propose an all-stock transaction, other acquisitions potentially being considered and pursued by Simmons, the potential returns and dividend payments shareholders of Landrum could realize by virtue of the receipt of additional shares of Simmons common stock, and the one-time special dividend proposed by Simmons as part of its revised offer.

At the July 3, 2019 meeting the Committee reviewed other matters related to Simmons and the value of its common stock, including the tangible book value of the Simmons common stock and the total tangible book value of the common stock consideration proposed by Simmons. The Committee engaged in a substantial review regarding the potential benefits and considerations to Landrum common shareholders presented by the revised proposal from Simmons.

Recognizing the inherent risks of a fixed exchange ratio, the Committee determined to negotiate for a greater amount of stock consideration in the transaction. At this meeting the Committee also considered various other terms of the transaction documents to be negotiated as a result of the revised terms proposed by Simmons, including a “double-trigger” walkaway right for the protection of Landrum common shareholders; allowing the Landrum board of directors to terminate the transaction should both the absolute value of Simmons common stock drop substantially and that Simmons’ stock’s relative performance compared to an index of publicly traded financial institutions lag by a material amount.

The Committee also discussed and evaluated the option of pursuing transactions with alternative buyers at that time, but based on information available to the Committee it was determined that other potential transaction partners, including Company A, appeared less likely to agree to a superior transaction. The Committee then determined that a counter offer to the terms proposed by Simmons would be made and include: stock consideration totaling 17,450,000 shares of Simmons common stock in exchange for all outstanding shares of Landrum common stock, a “double-trigger” walk-away right in favor of Landrum, a $1.0 million special dividend, and that holders of Landrum Series E preferred stock would receive shares of Simmons Series D preferred stock (having similar economic terms).

The counteroffer was conveyed to Simmons on July 3, 2019, and resulted in additional negotiations between Mr. Stubler and George A. Makris, Jr., the Chairman and Chief Executive Officer of Simmons on July 5, 2019. At another Committee meeting held on July 8, 2019, the Committee was informed that these July 5, 2019 negotiations had resulted in what was conveyed as a final Simmons offer: 17,350,000 shares of Simmons common stock for all outstanding shares of Landrum common stock, exchange of Landrum Series E preferred stock for Simmons Series D preferred stock and a double-trigger termination. The $1 million special dividend was not offered as part of the final transaction terms. The offer of a total of 17,350,000 shares of Simmons common stock represented an increase of $9.1 million in the aggregate deal value based on Simmons’ then-current stock price from the aggregate deal value proposed in the letter of intent executed in May 2019. The Committee and KBW reviewed and discussed the proposed terms.

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After further negotiation of the transaction documents and transaction terms between July 8 and July 23, the Committee held another meeting on July 23, 2019. At that meeting the Committee reviewed and discussed certain terms of the transaction documents and other agreements contemplated in the merger agreement. At the meeting a representative of KBW reviewed with the Committee the economic terms and potential implications of the merger transaction for Landrum and its shareholders. Legal counsel to Landrum also presented and discussed the due diligence that had been conducted on Simmons, including with respect to legal matters, financial matters, and loan-related matters. Legal counsel also provided an extensive review of the terms of the draft merger agreement. After discussion the Committee concluded that the terms of the proposed merger were in the best interests of Landrum and its shareholders and recommended that the Landrum board of directors approve the merger agreement and recommend it to the Landrum Class A shareholders for approval.

The Landrum board of directors, during a regular meeting on July 24, 2019, reviewed the recommendation of the Committee and particularly the terms of the merger agreement and the potential transaction with Simmons. Among other things, the Landrum board of directors reviewed the legal, business, and financial due diligence of Simmons that had been undertaken prior to and during the negotiation of the merger agreement. At the meeting KBW reviewed with the Landrum board of directors the economic terms and related aspects of the transaction. KBW also reviewed the performance of Simmons common stock and the implied per share value to each Landrum common shareholder that was being offered in the transaction.

Legal counsel to Landrum engaged in a detailed review of the merger agreement, including principal terms, changes made during the course of negotiations, elements related to the fiduciary obligations of directors, and the voting agreements that Simmons proposed for each member of the Landrum board of directors. Directors were given the opportunity to ask questions of KBW and legal counsel related to the proposed merger and merger agreement. At the conclusion of the meeting the Landrum board of directors agreed to further consider and evaluate the terms of the merger transaction and the potential benefits to Landrum and the Landrum shareholders that were expected to result from the transaction.

On July 30, 2019, the Landrum board of directors held a special meeting to further consider the merger agreement and the merger. A representative of KBW attended at the meeting as well as legal counsel. The Landrum board of directors reviewed in detail the final merger agreement, the ancillary agreements, and related summaries and supplemental materials. The Landrum board of directors discussed in detail, with the participation of all advisers, the aggregate value of the proposed merger consideration. Landrum management and legal counsel provided reports of their due diligence reviews of Simmons. Also at this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Landrum board of directors an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio, as defined in the opinion and as described in “—Opinion of Landrum’s Financial Advisor,” in the proposed merger was fair, from a financial point of view, to the holders of Landrum common stock. For a description of KBW’s opinion, please refer to “—Opinion of Landrum’s Financial Advisor.”

After considering the proposed terms of the merger agreement, the terms of the voting agreements, and the various presentations of its financial and legal advisors, and the matters discussed during that meeting and prior meetings of the Landrum board of directors, including the factors described under the section of this proxy statement/prospectus entitled “—Landrum’s Reasons for the Merger and Recommendations of the Landrum Board of Directors,” the Landrum board of directors determined that the merger agreement, including the merger and the other transactions contemplated thereby, was in the best interests of Landrum and its shareholders, and all the members of board of directors present at the meeting (all but one director was present at the board meeting) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined to submit the merger agreement to the Landrum shareholders for approval, at a special meeting of Landrum Class A shareholders.

On July 30, 2019, the Simmons board of directors held a meeting to consider the terms of the merger and merger agreement. At the meeting, members of Simmons’ management reported on the status of due diligence and negotiations with Landrum. Also at the meeting, Simmons’ financial advisor reviewed with the Simmons

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board of directors financial aspects of the proposed merger. At the meeting, Simmons’ internal legal counsel reviewed with the Simmons board of directors its fiduciary duties and reviewed the key terms of the merger agreement and related agreements (including the voting agreements), as described elsewhere in this proxy statement/prospectus, including a summary of the provisions relating to governance of the combined company and the provisions relating to employee matters.

After considering the proposed terms of the merger agreement, the terms of the voting agreements, and taking into consideration the matters discussed during that meeting and prior meetings of the Simmons board of directors, including the factors described under “—Simmons’ Reasons for the Merger,” the Simmons board of directors determined that the merger was consistent with Simmons’ business strategies and in the best interests of Simmons and Simmons shareholders and the Simmons board of directors voted to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Following the board meetings of Landrum and Simmons, on July 30, 2019, Landrum and Simmons executed the merger agreement and the directors of Landrum executed the voting agreements. On July 31, 2019, Simmons issued a press release announcing the execution of the merger agreement.

Landrum’s Reasons for the Merger and Recommendation of the Landrum Board of Directors

At the special board meeting held on July 30, 2019, the Landrum board of directors approved the merger agreement, the merger and the transactions contemplated by the merger agreement, determining that the merger is advisable and fair to, and in the best interest of, Landrum and its shareholders.

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend that Landrum Class A shareholders vote “FOR” the merger proposal, the Landrum board of directors evaluated the merger in consultation with Landrum’s management, as well as Landrum’s financial, legal, and other professional advisors. The Landrum board of directors considered a number of factors including, without limitation, the following:

•	information with respect to the businesses, earnings, operations, financial conditions, prospects, capital levels, and asset qualities of Landrum and Simmons, both individually and after giving effect to the merger;

•	the market value of Simmons common stock prior to the execution of the merger agreement, the prospects for future appreciation of Simmons common stock, and the history of dividends payable by Simmons to holders of Simmons common stock;

•	the market for and trading liquidity of Simmons common stock;

•	the value to be received by Landrum shareholders in the merger as compared to potential Landrum shareholder value for Landrum as a stand-alone entity;

•	the recommendation of the Committee to the Landrum board of directors to approve the merger agreement, based upon the extensive work and analysis done by the Committee to identify, explore, and analyze strategic alternatives in general, and the proposed merger with Simmons specifically;

•	the opinion dated July 30, 2019, of KBW to the Landrum board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Landrum common stock of the exchange ratio in the proposed merger, as more fully described below under “Opinion of Landrum’s Financial Advisor”;

•	the projected impact of the merger on certain financial metrics of Simmons, including Simmons’ projected earnings appreciation, capital appreciation, and capital ratios;

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•	the perceived risks and uncertainties attendant to Landrum’s operation as an independent banking organization, including the risks and uncertainties related to competition in market areas of Landmark Bank, increased operating and regulatory costs, interest rate environments, and potentially increased capital requirements;

•	the due diligence review of Simmons, including financial, legal, and loan related matters;

•	the expected impact of the merger on constituencies served by Landrum, including its borrowers, depositors, and communities;

•	the effects of the merger on Landmark Bank’s employees, including the ability of those employees to participate in Simmons’ benefit plans;

•	the understanding that the structure and terms of the merger would result in favorable tax consequences to the shareholders of Landrum;

•	the regulatory and other approvals required in connection with the merger and the expected likelihood that such regulatory approvals would be received in a reasonably timely manner and without the imposition of burdensome conditions;

•	the review of potential strategic affiliation partners other than Simmons, the prospects of such other potential strategic affiliation partners, and the (lack of) likelihood of a more favorable transaction with such potential affiliation partners;

•	consideration of the alternatives to the merger, including remaining independent and growing organically and then selling to or merging with another institution at a future time, attempting to raise outside capital through a public sale of Landrum securities, and engaging in a merger transaction with a similarly-sized financial institution;

•	the current environment in the financial services industry, including national, regional, and local economic conditions, the interest rate environment, continued consolidation, uncertainties in the regulatory climate for financial institutions, the current environment for community banks, including in the Missouri, Oklahoma, and Texas markets where Landmark Bank operates, and current financial market conditions and the likely effects of these factors on Landrum’s and Simmons’ potential growth, development, productivity, and strategic options;

•	Simmons’ successful track record with respect to acquisition transactions, including among other things, with respect to the integration of acquired companies;

•	Synergies and the compatibility and complementary nature of Simmons’ business, operations, and culture with those of Landrum;

•	that the aggregate merger consideration would be paid through a fixed number of shares of Simmons common stock, such that the nominal value of the aggregate merger consideration would increase or decrease with the fluctuation of the day-to-day market price of Simmons common stock;

•	the possible disruption to Landrum’s business that could result from the announcement of the merger and the resulting distraction of management’s attention from the day-to-day operations of Landrum’s business;

•	that the interests of certain of Landrum’s directors and executive officers may be different from, or in addition to, the interests of other Landrum shareholders;

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•	that the merger agreement restricts the conduct of Landrum’s business prior to the completion of the merger which, subject to specific exceptions, could delay or prevent Landrum from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Landrum absent the pending merger;

•	that Landrum would be prohibited from soliciting or responding to any acquisition proposals after execution of the merger agreement and that Landrum would be obligated to pay to Simmons a termination fee of $15,000,000, should the merger agreement be terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with Landrum from pursuing such a transaction;

•	an assessment of the likelihood that the merger would be completed in a timely manner and that the management team of the combined company would be able to successfully integrate and operate the businesses of the combined company after the merger;

•	anticipated merger-related financial costs and which organization would bear the burden of those costs;

•	the risk that, while Landrum expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, including the risk that Landrum shareholder approval might not be obtained and, as a result, the merger may not be consummated; and

•	the anticipated benefits to Landrum of being acquired by a larger financial institution that would be better equipped to respond to economic and industry developments and to develop and build on their positions in existing markets.

The foregoing discussion of the information and factors considered by the Landrum board of directors is not intended to be exhaustive, but, rather, includes all material factors considered by the Landrum board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Landrum board of directors did not quantify, rank or otherwise assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Landrum board of directors considered all these factors as a whole, including through its discussions with and questioning of, Landrum’s management and Landrum’s financial, legal and other professional advisors, and overall considered the factors to be favorable to, and supportive of its determination to approve the merger agreement and the transactions contemplated thereby, including the merger.

The Landrum board of directors collectively made its determination with respect to the merger based on the recommendation of the Committee (which was formed with the specific purpose to examine strategic alternatives, including merger transactions), and individual directors made their determinations based on based on the factors that each of them considered appropriate. Such determinations resulted in the conclusion that the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of Landrum and its shareholders and that the benefits expected to be achieved from the merger outweigh the potential risks and vulnerabilities.

This explanation of the Landrum board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the Landrum board of directors approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, determining that they are advisable and fair to, and in the best interest of, Landrum and its shareholders and recommends that Landrum Class A shareholders vote “FOR” the merger proposal.

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Each of the directors of Landrum, in their capacities as individuals, entered into Landrum voting agreements with Simmons and Landrum pursuant to which they agreed to vote “FOR” the merger proposal and “FOR” any other matters required to be approved by the Landrum Class A shareholders in furtherance of the merger proposal. For more information regarding the Landrum voting agreements, please see the section entitled “The Merger Agreement—Voting Agreements.”

Opinion of Landrum’s Financial Advisor

Landrum engaged KBW to render financial advisory and investment banking services to Landrum, including an opinion to the Landrum board of directors as to the fairness, from a financial point of view, to the holders of Landrum common stock of the exchange ratio in the proposed merger of Landrum with and into Simmons. For the purposes of this Section only, the exchange ratio refers to the ratio of 25.502 shares of Simmons common stock for one share of Landrum common stock. Landrum selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW participated in telephonic meeting of the Landrum board of directors held on July 30, 2019, at which the Landrum board of directors evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Landrum board of directors an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Landrum common stock. The Landrum board of directors approved the merger agreement during the meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Landrum board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of Landrum common stock. It did not address the underlying business decision of Landrum to engage in the merger or enter into the merger agreement or constitute a recommendation to the Landrum board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Landrum common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with its opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Landrum and Simmons and bearing upon the merger, including, among other things:

•	a draft of the merger agreement dated July 26, 2019 (the most recent draft then made available to KBW);

•	the audited financial statements for the three fiscal years ended December 31, 2018 of Landrum;

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•	the unaudited quarterly financial statements for the quarters ended June 30, 2019 and March 31, 2019 of Landrum;

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2018 of Simmons;

•	the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 and the unaudited quarterly financial statements for the quarter ended June 30, 2019 of Simmons;

•	certain regulatory filings of Landrum and Simmons and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2018 as well as the quarter ended March 31, 2019;

•	certain other interim reports and other communications of Landrum to its shareholders; and

•	other financial information concerning the businesses and operations of Landrum and Simmons that was furnished to KBW by Landrum and Simmons or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Landrum and Simmons;

•	the assets and liabilities of Landrum and Simmons;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial information for Landrum and certain financial and stock market information for Simmons with similar information for certain other companies the securities of which were publicly traded;

•	financial and operating forecasts and projections of Landrum that were prepared by, and provided to KBW and discussed with KBW by, Landrum management and that were used and relied upon by KBW at the direction of such management and with the consent of the Landrum board of directors;

•	publicly available consensus “street estimates” of Simmons that were discussed with KBW by Simmons management, as well as assumed long-term Simmons growth rates provided to KBW by Landrum management that were discussed with KBW by Landrum management, all of which information was used and relied upon by KBW based on such discussions, at the direction of Landrum management and with the consent of the Landrum board of directors; and

•	estimates regarding certain pro forma financial effects of the merger on Simmons (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) that were prepared by, and provided to and discussed with KBW by, Simmons management and that were used and relied upon by KBW based on such discussions, at the direction of Landrum management and with the consent of the Landrum board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated

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in discussions held by the managements of Landrum and Simmons regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by Landrum, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with Landrum.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Landrum as to the reasonableness and achievability of the financial and operating forecasts and projections of Landrum and the assumed long-term Simmons growth rates, all as referred to above (and the assumptions and bases for all such information), and KBW assumed that such information was reasonably prepared and represented the best currently available estimates and judgments of such management and that the forecasts, projections and growth rates reflected in such information would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of Landrum, upon its discussions with Simmons management as to the reasonableness of the publicly available consensus “street estimates” of Simmons and the reasonableness and achievability of the estimates regarding certain pro forma financial effects of the merger on Simmons (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the Simmons “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of Simmons management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the portion of the foregoing financial information that was provided to KBW was not prepared with the expectation of public disclosure and that the financial and operating forecast and projections of Landrum, the publicly available consensus “street estimates” of Simmons and the assumed long-term Simmons growth rates referred to above and the estimates regarding certain pro forma financial effects of the merger on Simmons (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) were based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the managements of Landrum and Simmons (as described above) and with the consent of the Landrum board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Landrum or Simmons since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Landrum’s consent, that the aggregate allowances for loan and lease losses for Landrum and Simmons are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Landrum or Simmons, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Landrum or Simmons under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

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KBW assumed, in all respects material to its analyses:

•	that the merger and any related transactions would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above) with no adjustments to the exchange ratio and with no other consideration or payments in respect of Landrum common stock;

•	that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•	that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Landrum, Simmons or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Landrum that Landrum relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Landrum, Simmons, the merger and any related transaction and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to the holders of Landrum common stock, without regard to the differences between the classes of Landrum common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the termination by Landrum of Landrum Employee Stock Ownership Plan and the Landrum Combined Benefits Plan prior to the closing of the merger), including without limitation, the form or structure of the merger or any such related transaction, the treatment of the Landrum Series E preferred stock in the merger, any consequences of the merger or any such related transaction to Landrum, Landrum shareholders, Landrum’s creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Landrum to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Landrum or the Landrum board of directors;

•	the fairness of the amount or nature of any compensation to any of Landrum’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Landrum common stock;

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•	the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Landrum (other than the holders of Landrum common stock, collectively as a group, solely with respect to the exchange ratio as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Simmons or any other party to any transaction contemplated by the merger agreement;

•	the relative fairness of the exchange ratio as between holders of the different classes of Landrum common stock;

•	any adjustment (as provided in the merger agreement) to the exchange ratio assumed for purposes of KBW’s opinion;

•	the actual value of Simmons common stock to be issued in the merger;

•	the prices, trading range or volume at which Simmons common stock would trade following the public announcement of the merger or following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to Landrum, Simmons, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Landrum and Simmons. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Landrum board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Landrum board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between Landrum and Simmons and the decision of Landrum to enter into the merger agreement was solely that of the Landrum board of directors.

The following is a summary of the material financial analyses presented by KBW to the Landrum board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Landrum board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below includes information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

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For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $637.81 per outstanding share of Landrum common stock, or $433.9 million in the aggregate, based on the 25.502 exchange ratio in the merger and the closing price of Simmons common stock on July 29, 2019. In addition to the financial analyses described below, KBW reviewed with the Landrum board of directors for informational purposes, among other things, implied transaction multiples for the proposed merger (based on the implied transaction value for the merger of $637.81 per outstanding share of Landrum common stock) of 11.5x Landrum’s estimated 2020 earnings per share, or EPS, using financial forecasts and projections provided by Landrum management.

Simmons Selected Companies Analyses. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Simmons to 14 selected major exchange-traded (defined as the Nasdaq, New York Stock Exchange and NYSE American) banks which were headquartered in Alabama, Arkansas, Colorado, Florida, Georgia, Illinois, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Nebraska, North Carolina, Oklahoma, South Carolina, Tennessee or Texas and had total assets between $10 billion and $20 billion. Merger targets were excluded from the selected companies.

The selected companies were as follows:

BancorpSouth Bank	Hilltop Holdings Inc.
Cadence Bancorporation	Trustmark Corporation
First Midwest Bancorp, Inc.	Renasant Corporation
CenterState Bank Corporation	United Community Banks, Inc.
South State Corporation	International Bancshares Corporation
Home BancShares, Inc.	Ameris Bancorp
Independent Bank Group, Inc.	Heartland Financial USA, Inc.

To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter, or MRQ, or the latest 12 months, or LTM, available or as of the end of such periods and market price information as of July 29, 2019. KBW also used 2019 and 2020 EPS estimates taken from publicly available consensus “street estimates” for Simmons and the 13 selected companies for which consensus “street estimates” were available. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Simmons’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Simmons and the selected companies:

		Selected Companies
	Simmons First National Corporation	25th Percentile	Average	Median	75th Percentile
MRQ Core Return on Average Assets(1)	1.43%	1.28%	1.49%	1.52%	1.70%
MRQ Core Return on Average Tangible Common Equity(1)	17.9%	14.2%	15.8%	15.2%	17.5%
MRQ Net Interest Margin	3.91%	3.87%	4.01%	4.07%	4.18%
MRQ Fee Income / Revenue	19.4%	17.1%	25.1%	20.4%	27.7%
MRQ Efficiency Ratio	53.0%	65.6%	56.6%	53.9%	48.7%

(1)	Core income excluded extraordinary items, non-recurring items (including deferred tax asset, or DTA, revaluations), gains/losses on sale of securities and amortization of intangibles as calculated by S&P Global Market Intelligence.

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KBW’s analysis also showed the following concerning the financial condition of Simmons and the selected companies:

		Selected Companies
	Simmons First National Corporation	25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets	8.5%	8.6%	9.9%	9.5%	10.2%
Total Capital Ratio	12.7%	12.7%	14.0%	13.2%	14.8%
Loans / Deposits	97.1%	94.6%	88.6%	89.5%	82.5%
Loan Loss Reserves / Loans	0.49%	0.49%	0.70%	0.77%	0.87%
Nonperforming Assets / Loans + OREO	0.71%	1.00%	0.82%	0.79%	0.58%
Net Charge-offs / Average Loans(1)	0.11%	0.12%	0.11%	0.06%	0.04%

(1)	For the most recent completed fiscal quarter available, annualized.

In addition, KBW’s analysis showed the following concerning the market performance of Simmons and, to the extent publicly available, the selected companies:

			Selected Companies
	Simmons First National Corporation		25th Percentile		Average		Median		75th Percentile
One-Year Stock Price Change	(16.6%)		(20.9%)		(15.2%)		(16.5%)		(10.0%)
Year-To-Date Stock Price Change	3.6%		8.5%		17.4%		18.6%		24.5%
Price / Tangible Book Value per Share	1.68	x	1.61	x	1.79	x	1.84	x	2.00	x
Price / LTM Core EPS(1)	10.3	x	10.8	x	11.6	x	11.5	x	12.4	x
Price / 2019E EPS	10.2	x	11.1	x	12.0	x	11.7	x	12.7	x
Price / 2020E EPS	10.1	x	10.6	x	11.4	x	11.4	x	12.2	x
Dividend Yield	2.6%		1.7%		2.2%		2.3%		2.6%
MRQ Dividend Payout Ratio	27.6%		20.7%		27.8%		30.3%		32.2%

(1)	Core income excluded extraordinary items, non-recurring items (including DTA revaluations), gains/losses on sale of securities and amortization of intangibles as calculated by S&P Global Market Intelligence.

No company used as a comparison in the above selected companies analysis is identical to Simmons. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Landrum Selected Companies Analyses. Using publicly available information, KBW compared the financial performance and financial condition of Landrum to 16 selected major exchange-traded banks and thrifts which were headquartered in Arkansas, Illinois, Kansas, Missouri, Oklahoma or Texas and had total assets between $1 billion and $6 billion. Merger targets were excluded from the selected companies. KBW also reviewed the market performance of the selected companies.

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The selected companies were as follows:

Midland States Bancorp, Inc.	CBTX, Inc.
Byline Bancorp, Inc.	South Plains Financial, Inc.
QCR Holdings, Inc.	Old Second Bancorp, Inc.
Great Southern Bancorp, Inc.	Guaranty Bancshares, Inc.
Allegiance Bancshares, Inc. Triumph Bancorp, Inc.	Southern Missouri Bancorp, Inc. Spirit of Texas Bancshares, Inc.
Equity Bancshares, Inc.	BankFinancial Corporation
First Mid Bancshares, Inc.	Hawthorn Bancshares, Inc.

To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter or the latest 12 months available or as of the end of such periods and market price information as of July 29, 2019. KBW used 2019 and 2020 EPS estimates taken from publicly available consensus “street estimates” for the 15 selected companies for which consensus “street estimates” were available. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Landrum’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Landrum and the selected companies:

		Selected Companies
	The Landrum Company	25th Percentile	Average	Median	75th Percentile
MRQ Core Return on Average Assets(1)	1.00%	1.02%	1.18%	1.23%	1.36%
MRQ Core Return on Average Tangible Common Equity(1)	13.6%	11.9%	12.9%	13.2%	14.4%
MRQ Net Interest Margin	3.10%	3.59%	4.02%	3.82%	4.45%
MRQ Fee Income / Revenue	28.0%	10.9%	18.5%	16.8%	28.0%
MRQ Efficiency Ratio	68.8%	67.2%	62.5%	60.6%	58.4%

(1)	Core income excluded extraordinary items, non-recurring items (including DTA revaluations), gains/losses on sale of securities and amortization of intangibles as calculated by S&P Global Market Intelligence.

KBW’s analysis also showed the following concerning the financial condition of Landrum and the selected companies:

		Selected Companies
	The Landrum Company	25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets	7.5%	8.4%	9.7%	9.9%	10.4%
Total Capital Ratio	13.1%	13.0%	14.0%	13.6%	15.3%
Loans / Deposits	69.8%	99.7%	94.1%	93.7%	86.5%
Loan Loss Reserves / Loans	1.15%	0.68%	0.87%	0.93%	1.03%
Nonperforming Assets / Loans + OREO	0.83%	1.25%	1.06%	0.97%	0.58%
Net Charge-offs / Average Loans	0.06%	0.20%	0.17%	0.08%	0.02%

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In addition, KBW’s analysis showed the following, to the extent publicly available, concerning the market performance of the selected companies:

	Selected Companies
	25th Percentile		Average		Median		75th Percentile
One-Year Stock Price Change	(18.0%)		(12.3%)		(16.0%)		(2.0%)
Year-To-Date Stock Price Change	0.6%		6.5%		4.4%		18.3%
Price / Tangible Book Value per Share	1.40	x	1.51	x	1.49	x	1.65	x
Price / LTM Core EPS(1)	11.0	x	12.9	x	12.7	x	14.5	x
Price / 2019E EPS	11.0	x	12.9	x	12.5	x	14.5	x
Price / 2020E EPS	10.5	x	11.6	x	11.3	x	12.4	x
Dividend Yield	0.0%		1.2%		1.0%		2.2%
MRQ Dividend Payout Ratio	0.0%		14.0%		10.0%		26.7%

(1)	Core income excluded extraordinary items, non-recurring items (including DTA revaluations), gains/losses on sale of securities and amortization of intangibles as calculated by S&P Global Market Intelligence.

No company used as a comparison in the above selected companies analysis is identical to Landrum. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis. KBW reviewed publicly available information related to nine selected U.S. whole bank and non-mutual thrift transactions announced in the last twelve months with announced transaction values between $250 million and $800 million. Terminated transactions were excluded from the selected transactions.

The selected transactions were as follows:

Acquiror	Acquired Company
WesBanco, Inc.	Old Line Bancshares, Inc.
People’s United Financial, Inc.	United Financial Bancorp, Inc.
Valley National Bancorp	Oritani Financial Corp.
Ameris Bancorp	Fidelity Southern Corporation
People’s United Financial, Inc.	BSB Bancorp, Inc.
First Merchants Corporation	MBT Financial Corp.
Union Bankshares Corporation	Access National Corporation
Independent Bank Corp. First Busey Corporation	Blue Hills Bancorp, Inc. Banc Ed Corp.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financials prior to the announcement of the respective transaction and, to the extent then publicly available, EPS consensus “street estimates” for the current calendar year at the time of the announcement of the respective transaction:

•	Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

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•	Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings);

•	Price per common share to current calendar year EPS of the acquired company in the seven selected transactions in which consensus “street estimates” for the acquired company were then available; and

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.

The resulting transaction multiples and core deposit premiums for the selected transactions were compared with the corresponding transaction multiples and core deposit premiums for the proposed merger based on the implied transaction value for the merger of $637.81 per outstanding share of Landrum common stock and using historical financial information for Landrum as of or through June 30, 2019 and financial forecasts and projections relating to the calendar year 2019 net income of Landrum provided by Landrum management.

The results of the analysis are set forth in the following table:

			Selected Transactions
	Simmons First National Corporation / The Landrum Company		25th Percentile		Median		Average		75th Percentile
Price / Tangible Book Value per Share	1.75	x	1.60	x	1.77	x	1.78	x	1.81	x
Price / LTM EPS(1)	15.1	x(2)	13.2	x	17.2	x	18.1	x	19.2	x
Price / Current Calendar Year EPS	13.2	x	13.9	x	15.7	x	16.6	x	17.4	x
Core Deposit Premium	8.1%		7.8%		10.2%		11.6%		15.5%

(1)	LTM EPS adjusted for revaluation of Deferred Tax Asset and Deferred Tax Liability, or DTA/DTL, due to the Tax Cuts and Jobs Act of 2017 per S&P Global Market Intelligence where applicable.
(2)	LTM core EPS of Landrum adjusted to exclude impact of FAS 91 implementation and gain on sale of VISA stock.

No company or transaction used as a comparison in the above selected transaction analysis is identical to Landrum or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Simmons and Landrum to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet and income statement data for Simmons and Landrum as of or for the 12 month period ended June 30, 2019, (ii) 2019 and 2020 net income consensus “street estimates” for Simmons, and (iii) financial forecasts and projections relating to the net income of Landrum provided by Landrum management. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Simmons and Landrum common shareholders in the combined company based on the 25.502 exchange ratio in the merger:

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	Simmons First National Corporation % of Total	The Landrum Company % of Total
Pro Forma Ownership:
At 25.502 Exchange Ratio	85%	15%
Balance Sheet:
Assets	84%	16%
Gross Loans Held for Investment	86%	14%
Deposits	82%	18%
Tangible Common Equity	85%	15%
Income Statement:
LTM Core Net Income(1)	89%	11%
2019E GAAP Net Income	88%	12%
2020E GAAP Net Income	86%	14%

(1)	LTM core net income of Landrum adjusted to exclude impact of FAS 91 implementation and gain on sale of VISA stock.

Forecasted Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Simmons and Landrum. Using (i) closing balance sheet estimates as of September 30, 2019 for Simmons and Landrum provided by Simmons management or Landrum management, (ii) publicly available consensus “street estimates” for Simmons and assumed long-term growth rates for Simmons provided by Landrum management, (iii) financial forecasts and projections relating to the net income of Landrum provided by Landrum management, and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger and certain accounting adjustments and restructuring charges assumed with respect thereto) provided by Simmons management, KBW analyzed the potential financial impact of the merger on certain projected financial results of Simmons. This analysis indicated the merger could be accretive to Simmons’s estimated 2020 EPS and estimated 2021 EPS and dilutive to Simmons’s estimated tangible book value per share as of September 30, 2019. Furthermore, the analysis indicated that, pro forma for the merger, each of Simmons’ tangible common equity to tangible assets ratio, Tier 1 Leverage Ratio, Common Equity Tier 1 Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio as of September 30, 2019 could be lower. For all of the above analysis, the actual results achieved by Simmons following the merger may vary from the projected results, and the variations may be material.

Landrum Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of Landrum to estimate a range for the implied equity value of Landrum. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of Landrum provided by Landrum management, and assumed discount rates ranging from 8.0% to 12.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that Landrum could generate over the period from September 30, 2019 to December 31, 2023 as a standalone company and (ii) the present value of Landrum’s implied terminal value at the end of such period. KBW assumed that Landrum would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Landrum, KBW applied a range of 9.0x to 13.0x Landrum estimated 2024 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Landrum common stock of $490.88 to $757.30, as compared to the implied transaction value for the merger of $637.81 per outstanding share of Landrum common stock.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analysis did not purport to be indicative of the actual values or expected values of Landrum.

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Simmons Standalone Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of Simmons to estimate a range for the implied equity value of Simmons. In this analysis, KBW used publicly available consensus “street estimates” of Simmons and assumed long-term growth rates for Simmons provided by Landrum management, and assumed discount rates ranging from 8.0% to 12.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that Simmons could generate over the period from September 30, 2019 to December 31, 2023 as a standalone company, and (ii) the present value of Simmons’ implied terminal value at the end of such period. KBW assumed that Simmons would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Simmons, KBW applied a range of 9.0x to 13.0x Simmons estimated 2024 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Simmons common stock of $25.60 per share to $38.47 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analysis did not purport to be indicative of the actual values or expected values of Simmons or the pro forma combined company.

Pro Forma Discounted Cash Flow Analysis. Using the same information and assumptions as was used to perform the discounted cash flow analyses of Landrum and Simmons described above, KBW then performed a pro forma discounted cash flow analysis of Landrum and Simmons on a combined basis (either including or excluding the cost savings and related expenses expected to result from the merger) and compared the resulting two ranges for the implied pro forma equity value of the combined company attributable to a share of Landrum common stock based on the 25.502 exchange ratio in the merger with the range which resulted from the foregoing discounted cash flow analysis of Landrum. The ranges resulting from the pro forma discounted cash flow analysis were either within or above the range of implied values per share of Landrum common stock of $490.88 to $757.30 which resulted from the foregoing discounted cash flow analysis of Landrum.

Miscellaneous. KBW acted as financial advisor to Landrum and not as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker-dealer affiliate and each of Landrum and Simmons), may from time to time purchase securities from, and sell securities to, Landrum and Simmons. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Simmons for its and their own respective accounts and for the accounts of its and their respective customers and clients. KBW employees may also from time to time maintain individual positions in Simmons. As Landrum was previously informed by KBW, such positions currently include an individual position in shares of Simmons Common Stock held by a senior member of the KBW advisory team providing services to Landrum in connection with the proposed merger.

Pursuant to the KBW engagement agreement, Landrum agreed to pay KBW a total cash fee equal to 1.00% of the aggregate merger consideration, $500,000 of which became payable to KBW with the rendering of its opinion and the balance of which is contingent upon the closing of the merger. Landrum also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, during the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to Landrum. During the two years preceding the date of its opinion, KBW provided investment banking and financial advisory

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services to Simmons and received compensation for such services. KBW acted as joint bookrunner in Simmons’ March 2018 registered offering of subordinated notes and financial advisor to Simmons in connection with its April 2019 acquisition of Reliance Bancshares, Inc. KBW may in the future provide investment banking and financial advisory services to Landrum or Simmons and receive compensation for such services.

Certain Unaudited Prospective Financial Information

Simmons and Landrum do not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates of any such projections. However, Landrum is including in this proxy statement/prospectus certain unaudited prospective financial information that was made available by Landrum to KBW for the purpose of KBW performing its financial analysis in connection with rendering its opinion to the Landrum board of directors, as described in this proxy statement/prospectus under the section entitled “—Opinion of Landrum’s Financial Advisor.” This unaudited prospective financial information was prepared solely by Landrum management and was not prepared, provided to, reviewed or approved by Simmons management or the Simmons board of directors. By inclusion of this information, the respective managements and boards of directors of Simmons and Landrum and Landrum’s financial advisor, assume no responsibility for the unaudited prospective financial information. The inclusion of this information should not be regarded as an indication that any of Simmons, Landrum, KBW, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

This information was prepared solely by Landrum management for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made solely by Landrum management with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Simmons’ and Landrum’s respective businesses, all of which are difficult to predict and many of which are beyond Simmons’ and Landrum’s control. The unaudited prospective financial information reflects both assumptions solely by Landrum management as to certain business decisions that are subject to change and, in many respects, subjective judgment solely by Landrum management, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. No assurance can be given that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Simmons’ and Landrum’s respective businesses, industry performance, general business and economic conditions, competition, customer requirements and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, see the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” and in Simmons’ Annual Reports on Form 10-K for the fiscal year ended December 31, 2018 and the other reports filed by Simmons with the SEC.

The unaudited prospective financial information was not prepared by Landrum management with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, the prevailing practices in the banking industry, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Simmons’ and Landrum’s respective historical GAAP financial statements. Neither Simmons’ nor Landrum’s independent public accountants nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

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Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. No assurance can be given that, had the unaudited prospective financial information been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Neither Simmons nor Landrum intends to, and expressly disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on Simmons or Landrum of the merger and does not attempt to predict or suggest future results of the surviving company. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the surviving company as a result of the merger, the effect on Simmons or Landrum of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on Landrum of any possible failure of the merger to occur.

None of Simmons, Landrum, KBW, or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Simmons or Landrum or other persons regarding Simmons’ or Landrum’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote for the merger proposal, but is being provided solely because it was made available to KBW in connection with the merger.

In light of the foregoing, and considering that the Landrum special meeting will be held many months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Landrum shareholders are cautioned not to place unwarranted reliance on such information, and all Landrum shareholders are urged to review the other information contained elsewhere in this proxy statement/prospectus for a description of Simmons’ and Landrum’s respective businesses as well as Simmons’ most recent SEC filings for a description of Simmons’ reported financial results. See the section entitled “Where You Can Find More Information.”

The following tables present selected unaudited prospective financial data of Landrum and Simmons prepared solely by Landrum management and approved for KBW's use by the Landrum board of directors for KBW’s financial analysis in connection with rendering its opinion to the Landrum board of directors, as described in in this proxy statement/prospectus under the section entitled “—Opinion of Landrum’s Financial Advisor.”

	As of or For the Years Ended December 31,
	2019	2020	2021	2022	2023
Landrum Net Income ($ millions)	$32.7	$37.6	$39.4	$41.4	$43.5
Landrum Total Assets ($ billions)	3.4	3.5	3.7	3.8	4.0

Assumed Long-Term Growth Rates for Landrum
Earnings (%)	5%
Total Assets (%)	5%

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Assumed Long-Term Growth Rates for Simmons
Earnings (%)	7%
Total Assets (%)	7%

Simmons’ Reasons for the Merger

In reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Simmons board of directors evaluated the merger agreement and the merger in consultation with Simmons’ management, as well as Simmons’ financial and legal advisors, and considered a number of factors, including, without limitation, the following material factors, which are not presented in order of priority:

•	each of Simmons’, Landrum’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects;

•	the fact that Landrum’s business and operations complement those of Simmons and that the merger would result in a combined company with a diversified revenue stream from diversified geographic markets, a well-balanced portfolio and an attractive funding base;

•	its existing knowledge of Landrum’s business and its review and discussions with Simmons’ management concerning the additional due diligence examination of Landrum conducted in connection with the merger;

•	the perceived complementary nature of the cultures of the two companies, which Simmons’ management believes should facilitate integration and implementation of the merger;

•	the complementary branch networks of Simmons and Landrum;

•	Landrum’s market position within the Missouri, Oklahoma, and Texas banking markets;

•	its understanding of the current and prospective environment in which Simmons and Landrum operate, including national, regional and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on Simmons both with and without the merger;

•	the market for alternative merger or acquisition transactions in the financial services industry and the likelihood and timing of other material strategic transactions;

•	the terms of the merger agreement, including the merger consideration, expected tax treatment, deal protection and termination fee provisions, which the Simmons board of directors reviewed with Simmons’ management and Simmons’ financial and legal advisors;

•	Simmons’ successful operating and acquisition track record, specifically Simmons’ history of efficiently closing and integrating acquisitions;

•	its belief that the merger is likely to provide substantial value to Simmons shareholders;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Landrum’s business, operations and workforce with those of Simmons;

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•	the potential risk of diverting management attention and resources from the operation of Simmons’ business and towards the completion of the merger;

•	certain anticipated merger-related costs;

•	the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions, including a burdensome condition;

•	the potential risk of losing other acquisition opportunities while Simmons remains focused on completing the merger; and

•	the nature and amount of payments and other benefits to be received by Landrum management in connection with the merger.

The foregoing discussion of the information and factors considered by the Simmons board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Simmons board of directors. In reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Simmons board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Simmons board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

This explanation of the Simmons board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Management and Board of Directors of Simmons After the Merger

The directors and officers of Simmons immediately prior to the effective time will serve as the directors and officers of the surviving corporation from and after the effective time in accordance with the bylaws of the surviving corporation. Information about the current members of the Simmons board of directors can be found in the documents listed under the section entitled “Where You Can Find More Information.”

Interests of Landrum’s Directors and Executive Officers in the Merger

In considering the recommendation of the Landrum board of directors that Landrum Class A shareholders vote “FOR” the merger proposal, Landrum Class A shareholders should be aware that some of Landrum’s executive officers and directors have interests in the merger, which may be considered to be different from, or in addition to, the interests of the Landrum shareholders generally. These interests are described below. The Landrum board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend that Landrum Class A shareholders vote “FOR” the merger proposal.

Employment Agreements

Five executive officers of Landrum are party to employment agreements with Landrum: Kevin Gibbens, Stephen Guthrie, Sabrina McDonnell, Shon Aguero, and Logan Dale. Under their employment agreements with Landrum, the merger would constitute a change in control, as defined in their employment agreements. Without a change in control, these five executives are entitled to certain defined severance benefits if they are terminated by Landrum without cause, as cause is defined in their employment agreements. In the event of termination (without a change in control), each of the five executives would be entitled to receive compensation equal to 1.5 times

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the sum of: (a) the executive’s base compensation in effect as of the date of termination, plus (b) the average bonus awarded for the two calendar years preceding the year of termination. In addition, each executive would be entitled to receive 18 months of continued health coverage, transfer of title of the employee’s company car, and 18 months continued payment of club dues.

Upon termination of employment within two years after the occurrence of a change in control, the severance benefits for the five executive officers are increased and those benefits become available (i) if the executive suffers an involuntary termination without cause or (ii) if the executive terminates employment for good reason, as defined in the employment agreements. Good reason includes suffering a material diminution of authority, duties, responsibilities, or of base pay. After following certain procedures and allowing the acquirer to cure the good reason, each executive may voluntarily terminate his or her employment and receive full severance benefits and would be entitled to the following increased severance benefits: compensation equal to two times the sum of: (a) the executive’s base compensation in effect as of the date of termination, plus (b) the average bonus awarded for the two calendar years preceding the year of termination. In addition, each executive would be entitled to receive 18 months of continued health coverage, transfer of title of the employee’s company car, and 18 months continued payment of club dues.

If the executives are employed by Simmons following the completion of the merger, they would not be entitled to severance benefits under their employment agreements with Landrum solely as a result of the merger. As of the date of this proxy statement/prospectus, Kevin Gibbens has been offered employment by Simmons as an Executive Vice President. His offer letter provides for (i) $432,600 in base pay, (ii) a cash incentive bonus worth 25% of base pay at target, with the opportunity of up to 200% of target, commencing in 2020, (iii) an equity incentive award of 25% of base pay at target, with 50% of the grant in the form of restricted stock units and 50% in the form of performance stock units that include an opportunity for payment of up to 200% of target, and other benefits. Mr. Gibbens will also receive an equity grant of restricted stock units valued at $600,000 (vesting over three years) as a sign-on incentive. Under the terms of his employment with Simmons, Mr. Gibbens will be entitled to severance benefits as described above only if, within two years of the merger, he is terminated without cause or if he elects to terminate his employment after a diminution in base pay, but Mr. Gibbens could not trigger severance benefits for diminished authority, duties, or responsibility.

The merger will also act to trigger payments to these five executive officers (and others) under the Landrum equity participation plan and the Landrum long-term incentive plan. The amounts of the cash payments will not be affected by the merger, but the timing of the payments will be accelerated.

Incentive Plans

The change in control will trigger the commencement of payments under the Landrum Equity Participation Plan and will also trigger the pay out of the Landrum Long Term Incentive Plan on a pro rata basis based on the most recent quarter when the change in control occurs. Subject to compliance with applicable law, pursuant to the Landrum Equity Participation Plan, Simmons has the ability to terminate the plan and pay out the amounts under the plan immediately following termination of the plan.

Indemnification

The merger agreement provides that, for a period of six years after the effective time, Simmons will indemnify, defend and hold harmless each of the present and former directors or officers of Landrum and its subsidiaries against all liabilities arising out of actions or omissions arising out of such person’s services as director or officers of Landrum, or at Landrum’s request, of another corporation, partnership, joint venture, trust or other enterprise, occurring at or prior to the effective time to the fullest extent permitted under the Landrum charter and the Landrum bylaws in effect on the date of the merger agreement (subject to applicable law), including provisions relating to the advancement of expenses incurred in the defense of any litigation, provided that, in the case of an advancement of expenses, any indemnified party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such indemnified party is not entitled to indemnification.

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Regulatory Approvals Required for the Merger

The completion of the merger is subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities. These approvals include approval from, among others, the Federal Reserve.

Subject to the terms of the merger agreement, both Simmons and Landrum have agreed to cooperate with each other and use their reasonable best efforts to prepare all documentation, to effect all applications, notices, petitions and filings, and to obtain all permits and consents of all regulatory authorities and third parties that are necessary or advisable to consummate the transactions contemplated by the merger agreement, including the merger. Simmons and Landrum have filed applications and notifications to obtain the required regulatory approvals, consents and waivers.

The merger of Landrum with and into Simmons requires the approval of the Federal Reserve under the BHC Act.

Although neither Simmons nor Landrum knows of any reason why the parties cannot obtain regulatory approvals required to consummate the merger in a timely manner, Simmons and Landrum cannot be certain of when or if such approvals will be obtained.

The U.S. Department of Justice, or the DOJ, has between 15 and 30 days following approval of the merger by the Federal Reserve to challenge the approval on antitrust grounds. While Simmons and Landrum do not know of any basis on which the DOJ would challenge regulatory approval by the Federal Reserve and believe that the likelihood of such action is remote, there can be no assurance that the DOJ will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the merger.

Simmons and Landrum are not aware of any material regulatory approvals or actions that are required prior to the completion of the merger other than those described in this proxy statement/prospectus. If any additional regulatory approvals or actions are required other than those described in this proxy statement/prospectus, Simmons and Landrum presently intend to seek those approvals or actions. However, Simmons and Landrum cannot assure you that any of these additional approvals or actions will be obtained.

Accounting Treatment

The merger will be accounted for as an acquisition by Simmons using the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations.” The result of this is that (1) the recorded assets and liabilities of Simmons will be carried forward at their recorded amounts, (2) Simmons historical operating results will be unchanged for the prior periods being reported on, and (3) the assets and liabilities of Landrum will be adjusted to fair value at the date Simmons assumes control of the combined entity, or the merger date. In addition, all identifiable intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price, consisting of the value of shares of Simmons stock to be issued to former Landrum shareholders, exceeds the fair value of the net assets including identifiable intangibles of Landrum at the merger date will be reported as goodwill. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment at least annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Landrum being included in the operating results of Simmons from the closing date going forward.

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Public Trading Market

Simmons common stock is listed on Nasdaq under the symbol “SFNC.” Landrum common stock is not listed on a public exchange. The Simmons common stock issuable in the merger will be listed on Nasdaq.

Appraisal and Dissenters’ Rights

Introductory Information

General. Dissenters’ rights with respect to Landrum common stock and preferred stock are governed by the MGBCL. Landrum shareholders have the right to dissent from the merger and to obtain payment of the “fair value” of their shares in cash (as specified in the statute) in the event the merger is consummated. Strict compliance with the dissent procedures is required to exercise and perfect dissenters’ rights under the MGBCL. Subject to the terms of the merger agreement, the Landrum board of directors could elect to terminate the Landrum merger agreement even if it is approved by Landrum shareholders, thus cancelling dissenters’ rights.

Landrum urges any Landrum shareholder who contemplates exercising his or her right to dissent to read carefully the provisions of Section 351.455 of the MGBCL, which is attached to this proxy statement/prospectus as Annex D. A more detailed discussion of the provisions of the statute is included below. The discussion describes the steps that each holder of Landrum common stock or preferred stock must take to exercise his or her right to dissent. Each Landrum shareholder who wishes to dissent should read both the summary and the full text of the law. Landrum cannot give any Landrum shareholder legal advice. To completely understand this law, each Landrum shareholder may want, and Landrum encourages any Landrum shareholder seeking to dissent, to consult with his or her legal advisor. Any Landrum shareholder who wishes to dissent should not send in a signed proxy unless he or she marks his or her proxy to vote against the Landrum merger or such shareholder will lose the right to dissent.

Address for Notices. Send or deliver any written notice or demand concerning any Landrum shareholder’s exercise of his or her dissenters’ rights to The Landrum Company, 801 East Broadway, Columbia, Missouri 65201, Attention: Jolene Kirchoff, Secretary.

Act Carefully. Landrum urges any Landrum shareholder who wishes to dissent to act carefully. Landrum cannot and does not accept the risk of late or undelivered notices or demands. A dissenting Landrum shareholder may call Lisa Evans, Senior Vice President and Controller of Landrum at (573) 441-2822, to receive confirmation that his or her notice or demand has been received. If his or her notices or demands are not timely received by Landrum, then such shareholder will not be entitled to exercise his or her dissenters’ rights. Landrum shareholders bear the risk of non-delivery and of untimely delivery.

ANY LANDRUM SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS’ RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX D CAREFULLY AND CONSULT HIS OR HER LEGAL ADVISOR. FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS. INVESTMENT BANKER OPINIONS AS TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION PAYABLE IN A TRANSACTION SUCH AS THE MERGER ARE NOT OPINIONS AS, AND DO NOT ADDRESS IN ANY RESPECT, FAIR VALUE UNDER THE MGBCL.

Summary of Section 351.455 of the MGBCL - Dissenters’ Rights

Under Section 351.455 of MGBCL, Landrum shareholders who do not vote in favor of the merger agreement proposal and who follow the procedures summarized below will have the right to dissent from and, upon surrender of their certificate (if any) representing said shares, obtain payment in cash of the fair value of

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their shares of Landrum common stock or preferred stock, as of the day prior to the date of the Landrum special meeting, in the event of the consummation of the merger. However, it is a condition to Simmons’ obligations under the merger agreement that not more than five percent of outstanding Landrum common stock demand, properly and in writing, appraisal for such shares of outstanding common stock. No Landrum shareholder dissenting from the merger will be entitled to the per share merger consideration or any dividends or other distributions unless and until the holder fails to perfect or effectively withdraws or loses his or her right to dissent from the merger agreement. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Section 351.455 of the MGBCL, which are attached to this proxy statement/prospectus as Annex D, and consult with your legal counsel before exercising or attempting to exercise these rights.

A Landrum shareholder may assert dissenters’ rights only by complying with all of the following requirements:

(1)	The Landrum shareholder must own Landrum common stock or preferred stock as of the close of business on September 6, 2019, the Landrum record date, for the Landrum special meeting at which the merger proposal is submitted to a vote;

(2)	The Landrum shareholder must deliver to Landrum prior to or at the Landrum special meeting a written objection to the merger agreement. The written objection should be delivered or mailed in time to arrive before the vote is taken on the merger proposal at the Landrum special meeting to The Landrum Company, 801 East Broadway, Columbia, Missouri 65201, Attention: Jolene Kirchoff, Secretary. The written objection must be made in addition to, and separate from, any proxy or other vote against approval of the merger proposal. Neither a vote against, a failure to vote for, nor an abstention from voting will satisfy the requirement that a written objection be delivered to Landrum before the vote on the merger proposal is taken. Unless a Landrum shareholder files the written objection as provided above, he or she will not have any dissenters’ rights of appraisal.

(3)	The Landrum shareholder must not vote in favor of approval of the merger proposal. The return of a signed proxy which does not specify a vote against the merger proposal or a direction to abstain will constitute a waiver of the shareholder’s right to dissent.

(4)	The Landrum shareholder must deliver to Simmons within 20 days after the effective time a written demand for payment of the fair value of his or her shares of Landrum common stock or preferred stock as of the day prior to the date on which the vote for the merger proposal was taken. That demand must include a statement of the number of shares of Landrum common stock or preferred stock owned. The demand must be mailed or delivered to Simmons First National Corporation, 426 W. Capitol Avenue, Suite 1400, Little Rock, Arkansas 72201, Attn: Patrick A. Burrow. Any Landrum shareholder who fails to make a written demand for payment within the 20-day period after the effective time will be conclusively presumed to have consented to the merger agreement and will be bound by the terms thereof. Neither a vote against the merger proposal nor the written objection referred to in clause (1) above satisfies the written demand requirement referred to in this clause (4).

A beneficial owner of shares of Landrum common stock or preferred stock who is not the record owner may not assert dissenters’ rights.

If within 30 days of the effective time the value of a dissenting shareholder’s shares of Landrum common stock is agreed upon between the Landrum shareholder and Simmons, Simmons will make payment to the shareholder within 90 days of the effective time, upon the shareholder’s surrender of his or her Landrum common stock certificates. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares or in Simmons.

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If the dissenting shareholder and Simmons do not agree on the fair value of the shares within 30 days after the effective time, the dissenting shareholder may, within 60 days after the expiration of the 30 days, file a petition in any court of competent jurisdiction within Greene County, Missouri asking for a finding and a determination of the fair value of the shares. The dissenting shareholder is entitled to judgment against Simmons for the amount of the fair value as of the day prior to the date on which such vote was taken approving the merger proposal, together with interest thereon to the date of judgment. The judgment is payable only upon and simultaneously with the surrender to Simmons of the Landrum common stock certificates representing said shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares or in Simmons. Unless the dissenting shareholder files a petition within the allotted time frame, the shareholder and all persons claiming under the shareholder will be conclusively presumed to have adopted and ratified the merger agreement and will be bound by the terms thereof.

The right of a dissenting shareholder to be paid the fair value for his or her shares will cease if the shareholder fails to comply with the procedures of Section 351.455 or if the merger agreement is terminated for any reason.

THE PRECEDING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE TEXT OF THE APPRAISAL PROVISIONS OF MGBCL SECTION 351.455. A COPY OF THAT STATUTE IS ATTACHED HERETO AS ANNEX D AND IS INCORPORATED HEREIN BY REFERENCE. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND THE APPLICABLE PROVISIONS OF THE MGBCL, THE MGBCL WILL CONTROL.

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THE MERGER AGREEMENT

The following describes certain material provisions of the merger agreement, but does not describe all of the terms of the merger agreement and may not contain all of the information about the merger agreement that is important to you. The following is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Under the terms and subject to the conditions of the merger agreement, among other things, Landrum will merge with and into Simmons, with Simmons continuing as the surviving corporation in the merger.

The Merger Consideration

Based on the assumptions set forth below, at the effective time, each share of Landrum common stock, that is issued and outstanding immediately prior to the effective time (except for shares of Landrum common stock held directly or indirectly by Landrum or Simmons and any dissenting shares) will be converted into the right to receive the per share merger consideration, comprised of 25.5022 shares of Simmons common stock. The per share merger consideration is based on the assumption that 680,334 shares of Landrum common stock are issued and outstanding. In the aggregate, Simmons will issue 17,350,000 shares of Simmons common stock to the Landrum common shareholders upon completion of the merger.

Fractional Shares

Simmons will not issue any fractional shares of Simmons common stock in the merger. Instead, a Landrum common shareholder who would otherwise be entitled to receive a fraction of a share of Simmons common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) of Simmons common stock that such holder would otherwise be entitled to receive by (ii) the Simmons average closing price.

Treatment of Landrum Series E Preferred Stock

At the effective time, each share of Landrum Series E preferred stock issued and outstanding immediately prior to the effective time, excluding certain specified shares, will be converted into the right to receive one share of Simmons Series D preferred stock, which will have such rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, which, taken as a whole, are not materially less favorable to the holders of Landrum Series E preferred stock, than the rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, of the Landrum Series E preferred stock that are in effect immediately prior to the effective time, taken as a whole.

Treatment of the Landrum ESOP and Combined Benefits Plan

At the effective time, each share of Landrum common stock held in the Landrum ESOP will be converted into the right to receive the per share merger consideration. At the effective time, each share of Landrum common stock held in the Landrum Combined Benefits Plan will be converted into the right to receive the per share merger consideration.

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Surviving Corporation Governing Documents, Directors and Officers

At the effective time, the Simmons charter and the Simmons bylaws in effect immediately prior to the effective time will be the articles of incorporation and bylaws of the surviving corporation, until the same be duly amended or repealed.

The directors and officers of Simmons immediately prior to the effective time will serve as the directors and officers of the surviving corporation from and after the effective time in accordance with the bylaws of the surviving corporation.

Closing and Effective Time

The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived (subject to applicable law). See the section entitled “—Conditions to Consummation of the Merger” below.

The merger will become effective as of the date and time specified in the articles of merger as duly filed with the Secretary of State of the State of Arkansas and the certificate of merger as duly filed with the Secretary of State of the State of Missouri.

In the merger agreement, we have agreed to cause the effective time to occur on a date within 30 days following the satisfaction or waiver (subject to applicable law) of the last of the conditions specified in the merger agreement to occur as determined by Simmons, or on another mutually agreed date. It currently is anticipated that the effective time will occur in the fourth quarter of 2019, subject to the receipt of regulatory approvals and waivers and other customary closing conditions, but we cannot guarantee when or if the merger will be completed.

As described below, if the merger is not completed by December 31, 2019 (or February 28, 2020 if all requisite regulatory approvals have not been obtained by November 29, 2019), either Simmons or Landrum may choose to terminate the merger agreement at any time after such date if the failure of the effective time to occur on or before such date is not caused by any breach of the merger agreement by the party electing to terminate the merger agreement.

Conversion of Shares; Exchange Procedures

The conversion of Landrum common stock into the right to receive the per share merger consideration and the conversion of Landrum Series E preferred stock into the right to receive Simmons Series D preferred stock will occur automatically at the effective time.

At or promptly after the effective time, Simmons will deposit with its transfer agent, or another exchange agent acceptable to Simmons (provided that Simmons will consult with Landrum regarding the selection of such other exchange agent), which we refer to as the exchange agent, (1) certificates or evidence of Simmons common stock in book-entry form equal to the stock consideration, (2) funds equal to the cash payable in lieu of fractional shares and after the effective time, if applicable, any dividends or distributions which the Landrum common shareholders have the right to receive under the merger agreement, and (3) certificates or evidence of Simmons Series D preferred stock in book-entry form issuable pursuant to the merger agreement.

As soon as reasonably practicable after the effective time, the exchange agent will mail to holders of record of Landrum common stock immediately prior to the effective time transmittal materials, which such shareholder may complete in accordance with the instructions thereto and deliver together with the proper surrender of a certificate to the exchange agent in exchange for the per share merger consideration, any cash in lieu of fractional shares of Simmons common stock, and any dividends or distributions such shareholder is entitled to receive under the merger agreement.

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Withholding

Simmons, the surviving corporation or the exchange agent, as applicable, will be entitled to deduct and withhold from the per share merger consideration, Simmons Series D preferred stock and any other amounts or property otherwise payable or distributable to any person pursuant to the merger agreement to any person such amounts or property (or portions thereof) as it is required to deduct and withhold under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable tax law. Any amounts so deducted, withheld or remitted will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.

Dividends and Distributions

Whenever a dividend or other distribution is declared by Simmons on Simmons common stock, with a record date after the effective time, the declaration will include dividends or other distributions on all whole shares of Simmons common stock issuable pursuant to the merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such shareholder has duly surrendered its certificate in accordance with the merger agreement. Following surrender of any such certificate (or affidavit or loss and other documentation required by the exchange agent or surviving corporation under the merger agreement in lieu thereof), the record holder of the whole shares of Simmons common stock issued in exchange therefor, will be paid, without interest, (1) all dividends and other distributions payable in respect of any such whole shares of Simmons common stock with a record date after the effective time and a payment date on or prior to the date of such surrender and not previously paid and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Simmons common stock.

Representations and Warranties

The merger agreement contains representations and warranties made, on the one hand, by Landrum to Simmons and, on the other hand, by Simmons to Landrum, which were made only for purposes of the merger agreement and as of specific dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the merger agreement, and in reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of Simmons, Landrum or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Simmons’ public disclosures. The representations and warranties contained in the merger agreement do not survive the effective time. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or conditions of Simmons or Landrum or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus and the other information contained in the reports, statements and filings that Simmons publicly files with the SEC. For more information regarding these documents, please see the section entitled “Where You Can Find More Information.”

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In the merger agreement, Landrum has made customary representations and warranties to Simmons with respect to, among other things:

•	the due organization, valid existence, good standing and power and authority of Landrum and Landmark Bank;

•	Landrum’s authority to enter into the merger agreement and to complete the transactions contemplated thereby (subject to the Landrum shareholder approval) and the enforceability of the merger agreement against Landrum in accordance with its terms;

•	the absence of conflicts with or breaches of Landrum’s or its subsidiaries’ governing instruments, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	the required consents of regulatory authorities in connection with the transactions contemplated by the merger agreement;

•	the capitalization of Landrum and Landmark Bank, including in particular the number of shares of Landrum common stock and Landrum Series E preferred stock issued and outstanding;

•	ownership of subsidiaries;

•	reports filed with regulatory authorities;

•	financial matters;

•	books and records;

•	the absence of liabilities other than those liabilities incurred in the ordinary course since December 31, 2018 in connection with the merger agreement and the transactions contemplated thereby, or accrued or reserved against the consolidated balance sheet of Landrum as of December 31, 2018;

•	the absence of certain changes or events;

•	tax matters;

•	the assets of Landrum and its subsidiaries;

•	intellectual property and privacy matters;

•	environmental matters;

•	compliance with laws, consents, orders and permits;

•	performance under the Community Reinvestment Act;

•	compliance with the Foreign Corrupt Practices Act of 1977, as amended, and anti-money laundering laws;

•	labor relations;

•	matters relating to employee benefit plans and ERISA;

•	matters with respect to certain of Landrum’s contracts;

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•	agreements with regulatory authorities;

•	investment securities;

•	derivative transactions entered into for the account of Landrum and its subsidiaries or for the account of a customer;

•	legal proceedings;

•	the accuracy of the information supplied by Landrum in this proxy statement/prospectus;

•	the inapplicability of state anti-takeover statutes;

•	receipt by the Landrum board of directors of the opinion from Landrum’s financial advisor;

•	the lack of action by Landrum that is reasonably likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or materially impede or delay receipt of any of the requisite regulatory approvals;

•	loan matters;

•	deposits;

•	allowance for loan and lease losses;

•	insurance matters;

•	the absence of sanctions imposed by the U.S. Department of the Treasury’s Office of Foreign Assets Control;

•	the absence of undisclosed brokers’ fees and expenses;

•	transactions with affiliates and insiders; and

•	neither Landrum nor any subsidiary being required to register with the SEC as an investment advisor or broker-dealer, or conducting insurance operations.

In the merger agreement, Simmons made customary representations and warranties to Landrum with respect to, among other things:

•	the due organization, valid existence, good standing and power and authority of Simmons;

•	Simmons’ authority to enter into the merger agreement and to complete the transactions contemplated thereby and the enforceability of the merger agreement against Simmons in accordance with its terms;

•	the absence of conflicts with or breaches of Simmons’ or its subsidiaries’ governing instruments, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	the required consents of regulatory authorities in connection with the transactions contemplated by the merger agreement;

•	the capitalization of Simmons, including in particular the number of shares of Simmons common stock issued and outstanding;

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•	SEC filings, including financial statements contained therein;

•	the absence of liabilities other than those liabilities incurred in the ordinary course of business since December 31, 2018, in connection with the merger agreement and the transactions contemplated thereby, or accrued or reserved against the consolidated balance sheet of Simmons as of December 31, 2018;

•	the absence since December 31, 2018 of an event that has had a material adverse effect on Simmons;

•	tax matters;

•	compliance with laws, orders and permits;

•	legal proceedings;

•	reports filed with regulatory authorities other than the SEC;

•	the accuracy of the information supplied by Simmons in this proxy statement/prospectus;

•	the lack of action by Simmons that is reasonably likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or materially impede or delay receipt of any of the requisite regulatory approvals; and

•	the absence of undisclosed brokers’ fees and expenses.

The representations and warranties in the merger agreement do not survive the effective time and, as described below under the section entitled “—Effect of Termination,” if the merger agreement is validly terminated, the merger agreement will become void and have no effect (except with respect to designated provisions of the merger agreement, including, but not limited to, those related to payment of fees and expenses and the confidential treatment of information), unless a party breached the merger agreement.

Many of the representations and warranties in the merger agreement made by Landrum and Simmons are qualified by a materiality or material adverse effect standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect).

Under the merger agreement, a “material adverse effect” is defined, with respect to a party and its subsidiaries, as any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operation, assets, liabilities or business of such party and its subsidiaries taken as a whole or (ii) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated by the merger agreement; provided, that in the case of the foregoing clause (i), a material adverse effect will not be deemed to include effects to the extent resulting from the following (except, in certain instances, to the extent that the effect of such change disproportionately affects such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate, and provided further that the application of Landrum’s asset quality condition and regulatory capital condition is independent of the definition of material adverse effect and the satisfaction or lack of satisfaction of the requirements therein is not determinative of whether a material adverse effect has otherwise occurred):

•	changes after the date of the merger agreement in GAAP or regulatory accounting requirements;

•	changes after the date of the merger agreement in laws of general applicability to companies in the financial services industry;

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•	changes after the date of the merger agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of Landrum and Simmons, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry;

•	after the date of the merger agreement, general changes in the credit markets or general downgrades in the credit markets;

•	failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded under the merger agreement, or changes in the trading price of a party’s common stock, in and of itself, but not including any underlying causes unless separately excluded under the merger agreement;

•	the public disclosure of the merger agreement and the impact thereof on relationships with customers or employees;

•	any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or

•	actions or omissions taken with the prior written consent of the other party or expressly required by the merger agreement.

Covenants and Agreements

Conduct of Business Prior to the Effective Time

Landrum has agreed that prior to the effective time or the termination of the merger agreement, unless the prior written consent of Simmons has been obtained and except for certain exceptions and as otherwise expressly contemplated by the merger agreement, it will, and will cause each of its subsidiaries to, (1) operate its business only in the ordinary course, (2) use its reasonable best efforts to preserve intact its business (including its organization, assets, goodwill and insurance coverage), and maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and key employees, and (3) take no action that is intended to or which would reasonably be expected to adversely affect or delay the receipt of any approvals of any regulatory authority or specified third party, the consummation of the transactions contemplated by the merger agreement or performance of its covenants and agreements in the merger agreement.

Additionally, Landrum has agreed that until the earlier of the effective time or the termination of the merger agreement, unless the prior written consent of Simmons has been obtained and except for certain exceptions and as otherwise expressly contemplated in the merger agreement, Landrum will not, and will not do or agree or commit to do, or cause or permit any of its subsidiaries to do or agree or commit to do, any of the following:

•	amend the Landrum charter, the Landrum bylaws or other governing instruments of Landrum or any of its subsidiaries;

•	incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness of Landrum to Landmark Bank or of Landmark Bank to Landrum, or the creation of deposit liabilities, purchases of federal funds, borrowings from any Federal Home Loan Bank, sales of certificates of deposits, in each case incurred in the ordinary course);

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•	(1) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of Landrum or any of its subsidiaries, or (2) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Landrum’s capital stock or other equity interests of Landrum (except as may be required for (A) the Landrum Series E preferred stock, (B) regular quarterly cash dividends by Landrum at a rate not in excess of $2.00 per share of Landrum common stock (and any dividends from Landmark Bank to Landrum necessary to facilitate Landrum’s regular quarterly cash dividends), provided that Landrum shall not make, declare, pay, or set aside for payment such dividends if, as of the date of its action, Landrum would be unable to satisfy the regulatory capital conditions in the merger agreement, and (C) any dividends from Landmark Bank to Landrum necessary to fund, while maintaining adequate cash reserves, Landrum’s repayment of outstanding amounts due under certain agreements or contracts);

•	issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Landrum common stock or any other capital stock of Landrum or any of its subsidiaries, or any stock appreciation rights, or any option, warrant, or other equity right;

•	directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of Landrum or any of its subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Landrum common stock, or sell, transfer, lease, mortgage, permit any lien on, or otherwise dispose of, discontinue or otherwise encumber, (1) any shares of capital stock or other equity interests of Landrum or any of its subsidiaries (unless any such shares of capital stock or other equity interests are sold or otherwise transferred to Landrum or any of its subsidiaries) or (2) any asset other than pursuant to contracts in force at the date of the merger agreement or sales of investment securities in the ordinary course;

•	(1) purchase any securities or make any acquisition of or investment in (except in the ordinary course), either by purchase of stock or other securities or equity interests, contributions to capital, asset transfers, purchase of any assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course), any person other than Landmark Bank, or otherwise acquire direct or indirect control over any person, or (2) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization, recapitalization or complete or partial liquidation (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of Landrum), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

•	(1) grant any bonus or increase in compensation or benefits to the employees or officers of Landrum or any of its subsidiaries (except as required by law), (2) pay any (A) severance or termination pay or (B) any bonus, in either case other than pursuant to a Landrum benefit plan that is in effect on the date of the merger agreement and in the case of clause (A) subject to receipt of an effective release of claims from the employee, and in the case of clause (B) to the extent required under the terms of the plan without the exercise of any upward discretion, (3) enter into, amend or increase the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of Landrum or any of its subsidiaries, (4) grant any increase in fees or other increases in compensation or other benefits to directors of Landrum or any of its subsidiaries, (5) waive any stock repurchase rights, or grant, accelerate, amend or change the period of exercisability of any equity rights or restricted stock, or authorize cash payments in exchange

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for any equity rights, (6) fund any rabbi trust or similar arrangement, (7) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $100,000, other than for cause, or (8) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $100,000;

•	enter into, amend or renew any employment contract between Landrum or any of its subsidiaries and any person (unless such amendment is required by law) that Landrum or its subsidiaries do not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the effective time;

•	except as required by law, or with respect to a Landrum benefit plan that is intended to be tax-qualified in the opinion of counsel is necessary or advisable to maintain the tax qualified status, (1) adopt or establish any new plan, policy, program or arrangement that would be considered a Landrum benefit plan if such plan, policy, program or arrangement were in effect as of the date of the merger agreement, or amend in any material respect any existing Landrum benefit plan or terminate or withdraw from, or amend, any Landrum benefit plan, (2) make any distributions from such employee benefit plans, except as required by the terms of such plans, or (3) fund or in any other way secure the payment of compensation or benefits under any Landrum benefit plan;

•	make any change in any accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in regulatory accounting requirements or GAAP;

•	commence any litigation other than in the ordinary course, or settle, waive or release or agree or consent to the issuance of any order in connection with any litigation (1) involving any liability of Landrum or any of its subsidiaries for money damages in excess of $50,000 or that would impose any restriction on the operations, business or assets of Landrum or any of its subsidiaries, or the surviving corporation or (2) arising out of or relating to the transactions contemplated by the merger agreement;

•	enter into, renew, extend, modify, amend or terminate specified contracts, make any material amendment or modification to specified contracts, or waive, release, compromise or assign any material rights or claims under specified contracts;

•	(1) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies, (2) change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans except as required by law or by rules or policies imposed by a regulatory authority, or (3) change or remove any systems of internal accounting controls or disclosure controls;

•	make, or commit to make, any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;

•	except as required by law or applicable regulatory authorities, make any material changes in its policies and practices with respect to (1) its hedging practices and policies, or (2) insurance policies including materially reduce the amount of insurance coverage currently in place or fail to renew or replace any existing insurance policies;

•	cancel, compromise, waive or release any material indebtedness owed to any person or any rights or claims held by any person, except for (1) sales of loans and sales of investment securities, in each case in the ordinary course, or (2) as expressly required by the terms of any contracts in force at the date of the merger agreement;

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•	permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;

•	materially change or restructure its investment securities portfolios, its investment securities practices or policies, or change its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage-related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

•	alter materially its interest rate or fee pricing policies with respect to depository accounts of Landrum or any of its subsidiaries or waive any material fees with respect thereto;

•	make, change or revoke any material tax election, change any material method of tax accounting, adopt or change any taxable year or period, file any amended material tax return, stop maintaining withholding certificates in respect of any person required to be maintained under the Code or the U.S. Treasury regulations, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of taxes, settle or compromise any material tax liability of Landrum or any of its subsidiaries, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;

•	take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	enter into any securitizations of any loans or create any special purpose funding or variable interest entity other than on behalf of clients;

•	foreclose upon or take a deed or title to any commercial real estate (other than real estate used solely for agricultural production) without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding 12 months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of hazardous material;

•	make or acquire any loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan, or amend or modify in any material respect any loan, except for (1) loans or commitments for loans with a principal balance less than $5,000,000 in full compliance with the Landmark Bank’s underwriting policy and related loan policies in effect as of the date of the merger agreement without utilizing any of the exceptions provided in such underwriting policy and related loan policies and (2) loans or commitments for loans, renewals, amendments, or modifications of any existing Loan with a principal balance equal to or less than $2,500,000 in full compliance with Landmark Bank’s underwriting policy and related loan policies in effect as of the date of the merger agreement, including pursuant to an exception to such underwriting policy and related loan policies that is reasonable in light of the underwriting of the borrower fur such loan or commitment;

•	other than in the ordinary course, repurchase, or provide indemnification relating to, loans in the aggregate in excess of $250,000;

•	take any action that could reasonably be expected to impede or materially delay consummation of the transactions contemplated by the merger agreement;

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•	take any action that is reasonably likely to result in any of the conditions to closing not being satisfied, or materially impair its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated thereby, except as required by applicable law; or

•	agree to take, make any commitment to take, or adopt any resolutions of the Landrum board of directors in support of, any of the above prohibited actions.

Simmons has also agreed that until the earlier of the effective time or the termination of the merger agreement, unless the prior written consent of Landrum has been obtained (which consent Landrum may not unreasonably withhold, delay or condition) and except for certain exceptions and as otherwise expressly contemplated in the merger agreement, Simmons will not, and will not do or agree or commit to do, or permit any of its subsidiaries to do or agree or commit to do any of the following actions:

•	amend the Simmons charter, the Simmons bylaws or other governing instruments of Simmons or any significant subsidiaries (as defined in Regulation S-X promulgated by the SEC) of Simmons in a manner that would adversely affect Landrum or the holders of Landrum common stock adversely relative to other holders of Simmons common stock;

•	take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the merger, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	take any action that could reasonably be expected to impede or materially delay consummation of the transactions contemplated by the merger agreement (including the acquisition by Simmons of an entity that has total consolidated assets of at least $13 billion, or the merger of Simmons with another entity in which Simmons is not the surviving entity; provided, that such actions shall be permitted if the Simmons board of directors determines, after consultation with its outside legal counsel, that the actions are not reasonably expected to impede or materially delay consummation of the transactions contemplated by the merger agreement);

•	take any action that is reasonably likely to result in any of the conditions to closing not being satisfied, or materially impair Simmons’ ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement, except as required by applicable law; or

•	agree to take, make any commitment to take, or adopt any resolutions of the Simmons board of directors in support of, any of the above prohibited actions.

Regulatory Matters

Simmons and Landrum have agreed to file all reports required to be filed with regulatory authorities between the date of the merger agreement and the effective time, and to deliver to the other party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC or the Federal Reserve, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the period then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material) or applicable regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes. Notwithstanding the above, neither Simmons nor Landrum shall be obligated to disclose to the other any reports to the extent such reports contain confidential supervisory information or other information the disclosure of which would be prohibited by applicable law.

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Simmons and Landrum have agreed to cooperate with each other and use their reasonable best efforts to prepare all documentation, to effect all applications, notices, petitions and filings, and to obtain all permits and consents of all regulatory authorities and third parties that are necessary or advisable to consummate the transactions contemplated by the merger agreement, including the merger, and to comply with the terms and conditions of all such permits and consents. Each of Simmons and Landrum have agreed to use its respective reasonable best efforts to resolve objections, if any, which may be asserted with respect to the merger agreement or the transactions contemplated thereby by any regulatory authority or under any applicable law or order.

Notwithstanding the foregoing, in no event is Simmons or any of its subsidiaries required, and Landrum and its subsidiaries are not permitted (without Simmons’ prior written consent in its sole discretion), to take any action, or to commit to take any action, or to accept any restriction or condition, involving Simmons or its subsidiaries or Landrum or its subsidiaries, which is materially burdensome on Simmons’ business or on the business of Landrum or Landmark Bank, in each case following the closing or which would likely reduce the economic benefits of the transactions contemplated by the merger agreement to Simmons to such a degree that Simmons would not have entered into the merger agreement had such condition or restriction been known to it at the date of the merger agreement, which condition or restriction we refer to as a burdensome condition.

For a more complete discussion of the regulatory approvals required to complete the merger and the terms of the merger agreement related to regulatory approvals, see the section entitled “The Merger—Regulatory Approvals Required for the Merger.”

Tax Matters

Simmons and Landrum have agreed to use their respective reasonable best efforts to cause the merger, and to take no action which would cause the merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Employee Matters

The merger agreement provides that officers and employees of Landrum and its subsidiaries, while employed by Simmons following the effective time, generally will be eligible to receive benefits that are offered to similarly situated Simmons employees. Notwithstanding the foregoing, as soon as administratively practicable following the closing date, but no later than 180 days after the closing date, Simmons shall have in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code in which covered employees who meet the eligibility criteria thereof shall immediately be eligible to participate. Covered employees will generally receive credit for prior service with Landrum and its subsidiaries for purposes of determining eligibility to participate and vesting under Simmons benefit plans and for purposes of determining entitlement to paid time off under Simmons paid time off program, subject to certain specified exceptions. In addition to the foregoing, (i) each Landrum employee shall receive credit under any applicable Simmons medical plans for any deductible and out-of-pocket expenses incurred under any Landrum medical plans if terminated prior to the end of a plan year and (ii) each Landrum employee will receive credit for any amounts remaining in spending accounts for which they may submit claims until the time provided in the plans, to the extent permitted under applicable law.

If requested by Simmons in writing prior to the closing date, Landrum will (1) terminate any Landrum benefit plan that is intended to constitute a tax-qualified defined contribution plan under Section 401(a) of the Code, which we refer to as a 401(a) plan, effective as of no later than the day before the closing date and (2) cooperate in good faith with Simmons prior to the closing date to amend, freeze, terminate or modify any other Landrum benefit plan to the extent and in the matter determined by Simmons to be effective upon the effective time (or at such different time mutually agreed to by the parties) and consistent with applicable law.

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D&O Indemnification and Insurance

The merger agreement provides that, for six years after the effective time, Simmons will indemnify, defend and hold harmless each of the present and former directors or officers of Landrum and its subsidiaries against all liabilities arising out of actions or omissions arising out of such person’s services as director or officers of Landrum, or at Landrum’s request, of another corporation, partnership, joint venture, trust or other enterprise, occurring at or prior to the effective time to the fullest extent permitted under the Landrum charter and the Landrum bylaws in effect on the date of the merger agreement (subject to applicable law), including provisions relating to the advancement of expenses incurred in the defense of any litigation; provided, that in the case of advancement of expenses, any indemnified party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such indemnified party is not entitled to indemnification.

The merger agreement also provides that the surviving corporation will use its reasonable best efforts to maintain in effect for a period of six years after the effective time Landrum’s existing directors’ and officers’ liability insurance policy or a comparable policy, with respect to claims arising from facts or events that occurred prior to the effective time and covering persons who are currently covered by such insurance, capped at 200% of the annual premium payments currently paid on Landrum’s current policy. In lieu of the insurance described in the preceding sentence, prior to the effective time, Simmons, or Landrum, in consultation with Simmons, may obtain a six-year “tail” prepaid policy providing coverage equivalent to such insurance.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, but not limited to, covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, potential shareholder litigation, the declaration of dividends, takeover laws, Landrum’s delivery to Simmons of its closing financial statements, the listing of the shares of Simmons common stock to be issued in the merger and public announcements with respect to the transactions contemplated by the merger agreement.

Agreement Not to Solicit Other Offers

Landrum has agreed that it and its subsidiaries will not, and will cause their respective representatives not to, directly or indirectly:

•	solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any acquisition proposal;

•	engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any person any information or data in connection with, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal;

•	adopt, approve, agree to, accept, endorse or recommend any acquisition proposal; or

•	approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any acquisition agreement contemplating or otherwise relating to any acquisition transaction.

Landrum and its subsidiaries have agreed to, and cause its representatives to, (1) immediately cease and cause to be terminated all existing activities, discussions, conversations, negotiations and other communications with any person conducted prior to the date of the merger agreement with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, (2) request the prompt return or destruction of all confidential information previously furnished to any person (other than Simmons, its

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subsidiaries and their respective representatives) that has made or indicated an intention to make an acquisition proposal, (3) not waive or amend any “standstill” provision or provisions of similar effect to which it is a beneficiary and to strictly enforce any such provisions, and (4) enforce any existing confidentiality agreements to which it is a party.

If Landrum or any of its subsidiaries or their respective representatives receives an acquisition proposal or any request for nonpublic information or any inquiry that could reasonably could be expected to lead to any acquisition proposal, Landrum has agreed to, as promptly as practicable (but in no event more than 24 hours), notify Simmons in writing of the receipt of such acquisition proposal, request or inquiry, and the terms and conditions of such acquisition proposal, request or inquiry (including, in each case, the identity of the person making any such acquisition proposal, request or inquiry), and Landrum will as promptly as practicable (but in no event more than 24 hours) provide to Simmons (1) a copy of such acquisition proposal, request or inquiry, if in writing, or (2) a written summary of the material terms of such acquisition proposal, request or inquiry, if oral. Landrum has agreed to provide Simmons, as promptly as practicable (but in no event more than 24 hours), with notice setting forth all such information as is necessary to keep Simmons informed on a current basis of all developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such acquisition proposal, request, or inquiry. If Landrum determines (after consultation with outside legal counsel) that any term or condition of an acquisition proposal is unclear, Landrum may request (but only through written communication) clarification regarding such term or condition; provided, however, that copies of all such communications and responses thereto shall be provided to Simmons as promptly as practicable (but in no event more than 24 hours).

For purposes of the merger agreement,

•	an “acquisition agreement” means a term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (whether written or oral, binding or nonbinding);

•	an “acquisition proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Landrum or publicly announced to the Landrum shareholders and whether binding or non-binding) by any person (other than Simmons or its subsidiaries) for an acquisition transaction; and

•	an “acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving (1) any acquisition or purchase, direct or indirect, by any person (other than Simmons or its subsidiaries) of 20% or more in interest of the total outstanding voting securities of Landrum or its subsidiaries whose assets, either individually or in the aggregate, constitute more than 25% of the consolidated assets of Landrum and its subsidiaries, or any tender offer or exchange offer that if consummated would result in any person (other than Simmons or its subsidiaries) beneficially owning 20% or more in interest of the total outstanding voting securities of Landrum or its subsidiaries whose assets, either individually or in the aggregate, constitute more than 25% of the consolidated assets of the Landrum, or any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Landrum or its subsidiaries whose assets, either individually or in the aggregate, constitute more than 25% of the consolidated assets of Landrum and its subsidiaries; or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 20% or more of the consolidated assets of Landrum and its subsidiaries, taken as a whole.

Landrum Special Meeting and Recommendation of the Landrum Board of Directors

Landrum has agreed to hold a meeting of its shareholders as promptly as reasonably practicable after the registration statement of which this proxy statement/prospectus is a part is declared effective by the SEC for the purpose of obtaining the Landrum shareholder approval. Landrum has agreed that its obligation to hold such

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meeting of its shareholders will not be affected by the commencement, proposal, disclosure or communication to Landrum of any acquisition proposal or change in recommendation, as described below. Landrum has also agreed to deliver to Simmons the Landrum ESOP fairness opinion, dated on or about the date of the merger agreement, prior to the vote of the Landrum ESOP. Landrum will cause the Landrum ESOP trustees to conduct a vote of the Landrum common stock held in the Landrum ESOP in accordance with the requirements of Section 409(e) of the Code and all other applicable laws, the terms of the Landrum ESOP and their ERISA fiduciary duties.

The Landrum board of directors has agreed to recommend to the Landrum Class A shareholders the approval of the merger proposal, to include such recommendation in this proxy statement/prospectus and to use its reasonable best efforts to obtain the Landrum shareholder approval. Landrum has agreed that neither the Landrum board of directors nor any committee thereof shall (a) withhold, withdraw, qualify or modify) such recommendation in any manner adverse to Simmons, (b) fail to make the such recommendation or otherwise submit the merger proposal to the Landrum shareholders without such recommendation, (c) adopt, approve, agree to, accept, recommend or endorse an acquisition proposal, (d) fail to publicly and without qualification (i) recommend against any acquisition proposal or (ii) reaffirm the recommendation of the merger proposal within ten business days (or such fewer number of days remaining prior to the Landrum special meeting) after an acquisition proposal is made public or any request by Simmons to do so, (e) take any action or make any public statement, filing or release inconsistent with such recommendation, or (f) publicly propose to do any of the foregoing, which, collectively and individually, we refer to as a change in recommendation.

However, at any time prior to the Landrum special meeting, the Landrum board of directors may submit the merger agreement without recommendation, if Landrum has received a superior proposal (as defined in “The Merger Agreement—Landrum Special Meeting and Recommendation of the Landrum Board of Directors”) (after giving effect to any revised offer from Simmons) and the Landrum board of directors has determined in good faith, after consultation with its outside legal counsel, that it would be a violation of the directors’ fiduciary duties under applicable law to make or continue to make the recommendation to approve the merger proposal, in which event, the board of directors of Landrum may communicate the basis for its lack of such recommendation; provided, that the Landrum board of directors may not take such actions unless:

•	Landrum has complied in all material respects with its non-solicit obligations described above;

•	Landrum gives Simmons at least five business days’ notice of its intention to make a change in recommendation and a reasonable description of the events or circumstances giving rise to its determination to take such action;

•	during such five business day period, Landrum has, and has caused its financial advisors and outside legal counsel to, consider and negotiate with Simmons in good faith (to the extent Simmons desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of the merger agreement proposed by Simmons; and

•	the Landrum board of directors has determined in good faith, after consultation with its outside legal counsel and considering the results of such negotiations described above and giving effect to any proposals, amendments or modifications proposed by Simmons that such superior proposal remains a superior proposal and that it would nevertheless be a violation of the directors’ fiduciary duties under applicable law to make or continue to make the recommendation to approve the merger proposal.

Any material amendment to any acquisition proposal will require a new determination and notice period.

For purposes of the merger agreement, a “superior proposal” means an unsolicited bona fide written acquisition proposal with respect to which the Landrum board of directors determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) is reasonably likely to be consummated in accordance with its terms, and if consummated, would result in a transaction move

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favorable, from a financial point of view, to the Landrum shareholders than the merger and the other transactions contemplated by the merger agreement (as it may be proposed to be amended by Simmons), taking into account all relevant factors (including the acquisition proposal and the merger agreement (including any proposed changes to the merger agreement that may be proposed by Simmons in response to such acquisition proposal)); provided, that for purposes of the definition of superior proposal, the references to “20%” in the definition of acquisition transaction will be deemed to be references to “50%.”

Conditions to Consummation of the Merger

The respective obligations of each party to consummate the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•	the approval of the merger proposal by the Landrum Class A shareholders;

•	the receipt of all required regulatory permits or consents from the Federal Reserve, the MDF, the ASBD, the FDIC and any other regulatory authority, and any other regulatory permits or consents contemplated by the merger agreement the failure of which to obtain would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Simmons and Landrum (considered as a consolidated entity), in each case required to consummate the transactions contemplated by the merger agreement, including the merger, and expiration of all related statutory waiting periods, which we refer to as the requisite regulatory approvals, without the imposition of a burdensome condition as determined by Simmons in its sole discretion;

•	the absence of any law or order (whether temporary, preliminary or permanent) by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal the consummation of the transactions contemplated by the merger agreement (including the merger);

•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part under the Securities Act , and there being no stop order, action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement initiated and continuing;

•	the approval of the listing on Nasdaq of the Simmons common stock to be issued pursuant to the merger, subject to official notice of issuance (if such approval is required by Nasdaq);

•	the receipt by each party of a written opinion of Covington in form reasonably satisfactory to such parties to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the accuracy of the representations and warranties of the other party in the merger agreement as of the date of the merger agreement and as of the effective time, subject to the materiality standards provided in the merger agreement;

•	the performance by the other party in all material respects of all agreements and covenants of such party required to be performed or complied with pursuant to the merger agreement and other agreements contemplated by the merger agreement prior to the effective time; and

•	the receipt of (1) a certificate from the other party to the effect that the two conditions described immediately above have been satisfied and (2) certified copies of resolutions duly adopted by the other party’s board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of the merger agreement, and the consummation of the transactions contemplated thereby, all in such reasonable detail as the other party and its counsel may request.

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In addition, Simmons’ obligation to consummate the merger and the other transactions contemplated by the merger agreement is subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•	delivery of a FIRPTA certificate by Landrum to Simmons;

•	as reflected in Landrum’s closing financial statements, (1) Landmark Bank having a ratio of non-performing assets to total assets not in excess of 0.65%, (2) Landmark Bank having a ratio of classified assets to Tier 1 capital plus ALLL not in excess of 15.75%, (3) classified assets not in excess 137.5% of the aggregate balance of classified assets as set forth in Landrum’s financial statements as of and for the quarter ended March 31, 2019, and (4) a ratio of delinquent loans to total loans not in excess of 0.60%;

•	holders of not more than five percent of the outstanding shares of Landrum common stock having demanded, properly and in writing, appraisal for such shares under the MGBCL;

•	as reflected in Landrum’s closing financial statements, (1) Landmark Bank being “well capitalized” as defined under applicable law, (2) Landrum having a Tier 1 leverage ratio of not less than 8.07%, (3) Landrum having a Tier 1 risked-based capital ratio of not less than 11.60%, (4) Landrum having a total risked-based capital ratio of not less than 12.71%, and (5) Landmark Bank having not received any notification from the MDF or FDIC to the effect that the capital of Landmark Bank is insufficient to permit Landmark Bank to engage in all aspects of its business and its currently proposed businesses without material restrictions, including the imposition of a burdensome condition, which condition we refer to as the regulatory capital condition;

•	Landrum having delivered evidence satisfactory to Simmons in its discretion that certain contracts have been terminated;

•	The Landrum ESOP financial advisor having issued the updated Landrum ESOP fairness opinion dated on or about the closing date, and the Landrum ESOP trustees having delivered the Landrum ESOP fairness opinion to Simmons, dated on or about the closing date, stating that the Landrum ESOP trustees have made the determination that the consummation of the transactions contemplated by the merger agreement is prudent, is in the best interest of the participants and beneficiaries of the Landrum ESOP for the exclusive purpose of providing benefits to the participants and beneficiaries of the Landrum ESOP, and does not constitute a “prohibited transaction” under ERISA or otherwise violate ERISA; and

•	Landrum (a) having no outstanding indebtedness under the credit agreement between Landrum and Enterprise Bank & Trust, dated June 23, 2011, as amended from time to time, which we refer to as the Enterprise Credit agreement or any other contracts (including loans) associated therewith, (b) having terminated or otherwise canceled the Enterprise Credit Agreement and any other contracts (including loans) associated therewith, and (c) having no liabilities arising under or associated with the Enterprise Credit Agreement or any other contracts associated therewith.

We cannot be certain of when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed in the fourth quarter of 2019 or at all. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time (notwithstanding the approval of the merger agreement by Landrum Class A shareholders) by mutual written agreement, or by either party in the following circumstances:

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•	any regulatory authority denies a requisite regulatory approval, or any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement becomes final and nonappealable, so long as the party seeking to terminate the merger agreement has used its reasonable best efforts to contest, appeal and change or remove such denial, law or order;

•	the Landrum Class A shareholders fail to vote their approval of the merger proposal, which we refer to as a no-vote termination;

•	the merger has not been consummated by December 31, 2019 (or February 28, 2020 if all requisite regulatory approvals have not been obtained by November 29, 2019), which we refer to as the outside date, if the failure to consummate the transactions contemplated by the merger agreement on or before such date is not caused by the terminating party’s breach of the merger agreement, which we refer to as an outside date termination; or

•	if there was a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Landrum, in the case of a termination by Simmons, or Simmons, in the case of a termination by Landrum, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of a Simmons or Landrum condition to closing, respectively, and is not cured within 30 days following written notice or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the outside date); provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, which we refer to as a breach termination.

 In addition, Simmons may terminate the merger agreement if:

•	the Landrum board of directors fails to recommend that the Landrum Class A shareholders approve the merger proposal, effects a change in recommendation, breaches its non-solicitation obligations with respect to acquisition proposals in any respect adverse to Simmons or fails to call, give notice of, convene and/or hold the Landrum special meeting in accordance with the merger agreement, which, collectively, we refer to as a Landrum board breach termination;

•	if any regulatory authority grants a requisite regulatory approval but such requisite regulatory approval contains, results or would reasonably be expected to result in, the imposition of a burdensome condition; or

•	if any regulatory authority requests that Simmons, Landrum or any of their respective affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a requisite regulatory approval.

In addition, Landrum may terminate the merger agreement if:

•	the Landrum board of directors determines by a vote of at least two-thirds of the members of the entire Landrum board of directors, at any time during the five-day period commencing with the determination date, (i) the Simmons average closing price is less than $18.48 and (ii) the difference between the percentage change in the Nasdaq Bank Index and the percentage change in the Simmons average closing price exceeds 20%, which termination right we refer to as a stock decline termination right. If Landrum elects to terminate the merger agreement pursuant to its stock decline termination right, it will give written notice to Simmons, and Simmons will have the option, in its sole and absolute discretion, within five days of the receipt of such notice of termination to increase the merger consideration by a

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number of shares of Simmons common stock so the total value of the merger consideration is not less than $320,628,000. If Simmons so elects within such five-day period and notifies Landrum promptly of such election, then the merger agreement will remain in effect in accordance with its terms (except for the merger consideration will be so modified).

Effect of Termination

If the merger agreement is terminated or abandoned, it will become void and have no further force or effect and there will be no liability on the part of either Simmons or Landrum for any matters addressed in the merger agreement or other claim relating to the merger agreement and the transactions contemplated thereby, except that (1) designated provisions of the merger agreement will survive the termination, including, but not limited to, those relating to payment of fees and expenses and the confidential treatment of information and (2) both Simmons and Landrum will remain liable for any liability resulting from fraud or breach of the merger agreement.

Termination Fee

Landrum will pay Simmons a $15,000,000 termination fee if:

•	(1) either Landrum or Simmons effects an outside date termination or a no-vote termination, or (2) Simmons effects a breach termination and, in each case, within 12 months of such termination, Landrum consummates an acquisition transaction or enters into an acquisition agreement with respect to an acquisition transaction, whether or not such acquisition transaction is subsequently consummated; or

•	Simmons effects a Landrum board breach termination.

 If Landrum fails to pay any termination fee payable when due, then Landrum must pay to Simmons its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of such fee at the prime rate of Citibank, N.A. from the date such payment was due under the merger agreement until the date of payment.

Expenses and Fees

Each of Simmons and Landrum will bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by the merger agreement. The filing fees and the costs and expenses of printing this proxy statement/prospectus will be borne equally by Simmons and Landrum.

Amendments and Waivers

To the extent permitted by law, the merger agreement may be amended by a subsequent writing signed by each of the parties upon the approval of each of the parties, whether before or after the Landrum shareholder approval is obtained, provided that after obtaining such approval, no amendment may be made that requires further approval by Landrum Class A shareholders.

Prior to or at the effective time, the parties, acting through their respective board of directors, chief executive officer or other authorized officer, have the right to (i) waive any default in the performance of any term the merger agreement by the other party, (ii) waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the merger agreement and (iii) waive compliance with any or all of the agreements or satisfaction of any conditions precedent to the obligations of the other party under the merger agreement, except any condition which, if not satisfied, would result in the violation of any law; provided, that after the Landrum shareholder approval is obtained, there may not be, without further approval of such shareholders, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

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Voting Agreements

Each of the directors of Landrum, in their capacities as individuals, have separately entered into a Landrum voting agreement, in which they have agreed to vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all covered shares as to which they control the right to vote, (1) in favor of the adoption and approval of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, (2) against any action or agreement that could result in a breach of any covenant, representation or warranty or any other obligation of Landrum under the merger agreement, (3) against any acquisition proposal and (4) against any action, agreement, amendment to any agreement or organizational document, transaction, matter or proposal submitted for vote or written consent of the Landrum Class A shareholders that is intended or would reasonably be expected to impede, interfere with, prevent, delay, postpone, discourage, disable, frustrate the purposes of or adversely affect the merger or the other transactions contemplated by the merger agreement or the Landrum voting agreement or the performance by Landrum of its obligations under the merger agreement or by the such person of his or her obligations under the Landrum voting agreement. In addition, the Landrum voting agreements provide that such shareholders will not sell or transfer any of their shares of Landrum common stock of which they are a record owner, subject to certain exceptions, until the earlier of the receipt of the Landrum shareholder approval or the date on which the merger agreement is terminated in accordance with its terms.

The Landrum voting agreements also provide that, for a period of two years following the closing date, directly or indirectly, either for him or herself or for any other person other than for Simmons or Simmons’ affiliates, such shareholders will not within 50 miles of any branch or other office of Landmark Bank as of the date of the Landrum voting agreement participate in any business that engages in the business of acting as a commercial, community or retail banking business; provided, that if, as of the date of the Landrum voting agreement and at all times during such two year period, such shareholder holds not more than a 5% direct or indirect equity interest in such person, then such shareholder may retain (but not increase) such ownership interest without being deemed to “participate” in the business conducted by such person. In addition, the Landrum voting agreements provide that, for a period of two years following the closing date, directly or indirectly, such shareholder will not (without Simmons’ prior written consent other than for the benefit of Simmons or Simmons’ affiliates) solicit, call upon, communicate with or attempt to communicate with any person that is or was a customer of Landrum or any of its affiliates during the one-year period preceding the closing date for the purpose of engaging in opportunities related to the business of acting as a commercial, community, or retail banking business.

The Landrum voting agreements remain in effect until the earlier to occur of the closing and the date of termination of the merger agreement in accordance with its terms; provided that, if the closing occurs, the non-competition provisions described immediately above survive until the second anniversary of the closing date.

As of the Landrum record date, shares constituting approximately 14.15% of the Landrum Class A common stock entitled to vote at the Landrum special meeting are subject to Landrum voting agreements.

 The foregoing description of the Landrum voting agreements is subject to, and qualified in its entirety by reference to, the Landrum voting agreements, a form of which is attached to this proxy statement/prospectus as Annex B and is incorporated by reference into this proxy statement/prospectus.

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Material U.S. Federal Income Tax Consequences Relating to the Merger

The following general discussion constitutes the opinion of Covington, subject to the assumptions and qualifications set forth below and in the tax opinion, which has been filed as Exhibit 8.1 to this registration statement to which this proxy statement/prospectus is a part, as to certain material U.S. federal income tax consequences of the merger to a U.S. holder (as defined below) that receives Simmons common stock or Simmons Series D preferred stock pursuant to the merger.

For purposes of this discussion, a “U.S. holder” means any beneficial owner of Landrum common stock or Landrum Series E preferred stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to a U.S. holder who holds its shares of Landrum common stock or Landrum Series E preferred stock as a capital asset and exchanges those shares for the per share merger consideration in the merger. Further, this discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that might be relevant to a U.S. holder in light of its particular circumstances and does not apply to a U.S. holder subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, regulated investment companies and real estate investment trusts, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, S corporations, holders whose functional currency is not the U.S. dollar, holders who hold shares of Landrum common stock or Landrum Series E preferred stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who exercise appraisal rights, or holders required to accelerate the recognition of any item of gross income for U.S. federal income tax purposes with respect to an applicable financial statement). This discussion does not address any U.S. federal tax consequences other than U.S. federal income tax consequences (including any U.S. federal estate, gift, Medicare or alternative minimum taxes) or any U.S. state or local, or non-U.S. tax consequences.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Landrum common stock or Landrum Series E preferred stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Landrum common stock or Landrum Series E preferred stock, and any partners in such partnership, are strongly urged to consult their tax advisors about the tax consequences of the merger transactions to them.

This discussion, and the tax opinions referred to below, is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You are strongly urged to consult with your tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, state and local, foreign and other tax laws and of changes in those laws.

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General

Simmons and Landrum intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligations of each of Simmons and Landrum to complete the merger that they receive an opinion from Covington, in a form reasonably satisfactory to Simmons and Landrum, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither Simmons nor Landrum currently intends to waive this opinion condition to its obligation to consummate the merger. In the event that Simmons or Landrum waives this opinion condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to Landrum shareholders have materially changed, Landrum will recirculate appropriate soliciting materials and seek new approval of the merger from the Class A shareholders of Landrum.

The opinion of Covington will be based on customary assumptions and representations from Simmons and Landrum, as well as certain covenants and undertakings by Simmons and Landrum. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated, the validity of the opinion described above may be affected and the U.S. federal income tax consequences of the merger could differ materially from those described in this proxy statement/prospectus.

An opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Neither Simmons nor Landrum intends to obtain a ruling from the IRS with respect to the tax consequences of the merger. If the IRS were to successfully challenge the “reorganization” status of the merger, the tax consequences would be different from those set forth in this proxy statement/prospectus.

The following discussion assumes that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

A U.S. holder of Landrum common stock that exchanges its shares of Landrum common stock for Simmons common stock in the merger, except with respect to cash received in lieu of fractional shares of Simmons common stock, generally will not recognize any gain or loss. A U.S. holder of Landrum Series E preferred stock that exchanges its Landrum Series E preferred stock for Simmons Series D preferred stock in the merger generally will not recognize gain or loss. Further, a U.S. holder will have the same aggregate tax basis and holding period in the Simmons common stock or Simmons Series D preferred stock received in the merger (including any fractional shares of Simmons common stock deemed received and exchanged for cash as described below) equal to such U.S. holder’s tax basis and holding period in the Landrum common stock or Landrum Series E preferred stock surrendered in exchange therefor.

A U.S. holder that acquired different blocks of Landrum common stock or Landrum Series E preferred stock at different times or different prices should consult its tax advisor regarding the manner in which the basis and holding period should be allocated among the U.S. holder’s Landrum common stock or Landrum Series E preferred stock, as applicable, in the U.S. holder’s particular circumstance.

Cash Instead of Fractional Shares

If a U.S. holder receives cash instead of a fractional share of Simmons common stock, the U.S. holder will be treated as having received such fractional share of Simmons common stock pursuant to the merger and then as having received cash in exchange for such fractional share of Simmons common stock. As a result, the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the U.S. holder’s basis in the fractional share of Simmons common stock as set forth

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above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective time, the U.S. holder’s holding period for such fractional share (including the holding period of shares of Landrum common stock surrendered therefor) exceeds one year.

Certain Reporting Requirements

If a U.S. holder receives Simmons common stock or Simmons Series D preferred stock pursuant to the merger and is considered a “significant holder,” it will be required (1) to file a statement its U.S. federal income tax return providing certain facts pertinent to the merger, including its tax basis in, and the fair market value of, the Landrum common stock or Landrum Series E preferred stock that it surrendered, and (2) to retain permanent records of these facts relating to the merger. A holder of Landrum common stock or Landrum Series E preferred stock is considered a “significant holder” if, immediately before the merger, such holder (a) owned at least 1% (by vote or value) of the outstanding stock of Landrum or (b) owned Landrum securities with a tax basis of $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences is for general information purposes only and is not intended to be, and may not be construed as, tax advice. Holders of Landrum common stock or Landrum Series E preferred stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

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DESCRIPTION OF NEW SIMMONS SERIES D PREFERRED STOCK

Upon completion of the merger, Landrum Series E preferred stock will be converted into Simmons Series D preferred stock, which will have such rights, preference, privileges, and voting powers, and limitations and restrictions thereof, which, taken as a whole, are not materially less favorable to the holders of Landrum Series E preferred stock that are in effect immediately prior to the effective time, taken as a whole. The following briefly summarizes the terms and provisions of the Simmons Series D preferred stock.

Preferred Stock

The Simmons charter currently authorizes Simmons to issue up to 40,040,000 shares of preferred stock, par value $0.01 per share, with aggregate liquidation preference not to exceed $80,000,000. The Simmons charter currently authorizes the Simmons board of directors, without shareholder action, to issue preferred stock in series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, subject to any limitations under Arkansas law and the Simmons charter. Simmons may amend from time to time the Simmons charter to increase the number of authorized shares of preferred stock. Any such amendment may be adopted by the approval of 80% of the shares entitled to vote on such amendment, unless such amendment has been approved by an affirmative vote of 80% of the disinterested directors, in which case only a majority of the outstanding shares is required to approve such amendment, without a vote of the holders of preferred stock, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation. As of the date of this proxy statement/prospectus, there are no shares of Simmons Series D preferred stock outstanding.

Series D Preferred Stock

Upon completion of the merger and the issuance of shares of Simmons Series D preferred stock in exchange for shares of Landrum Series E preferred stock which are to be converted into shares of Simmons Series D in connection with the merger, shares of Simmons Series D Preferred Stock will be validly issued, fully paid, and nonassessable.

With respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation, or winding-up of Simmons, the Simmons Series D preferred stock will rank (i) equally with any class or series of stock of Simmons the terms of which do not expressly provide that such class or series will rank senior or junior to Series D Preferred Stock, as to dividend rights and/or as to rights upon liquidation, dissolution, or winding up of Simmons, without regard to whether dividends accrue cumulatively or non-cumulatively, which we refer to as parity stock, and (ii) senior to the Simmons common stock and any other class or series of stock of Simmons the terms of which expressly provide that it ranks junior to Simmons Series D Preferred Stock as to dividend rights and/or as to rights upon dissolution, liquidation, or winding up of Simmons, which we refer to as junior stock.

The Simmons Series D preferred stock will be perpetual and will have no maturity date.

Preemptive Rights

No share of Simmons Series D preferred stock shall have any rights of preemption whatsoever as to any securities of Simmons, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Dividends

Dividends on the Simmons Series D preferred stock will be non-cumulative and will not be mandatory. Holders of Simmons Series D preferred stock shall be entitled to receive, on each share of Simmons Series D preferred stock if, as and when declared by the Simmons board of directors or any duly authorized committee, non-cumulative cash dividends with respect to each calendar year, which we refer to as a dividend period, at a

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per annum rate of 6.75% on the Series D liquidation amount of $1,000 per share of Simmons Series D preferred stock. Such dividends shall be payable annually in one or more installments as may be determined by the Simmons board of directors in its sole discretion.

If the Simmons board of directors or any duly authorized committee does not declare a dividend on the Simmons Series D preferred stock in respect of any dividend period, the holders of Simmons Series D preferred stock will have no right to receive any dividend for such dividend period, and Simmons will have no obligation to pay a dividend for such dividend period, whether or not dividends are declared for any subsequent dividend period with respect to the Simmons Series D preferred stock.

Priority Regarding Dividends

Subject to the immediately following paragraph, so long as any share of Simmons Series D preferred stock remains outstanding, no dividend or distribution shall be declared or paid on the Simmons common stock or any other shares of junior stock (other than dividends payable solely in shares of Simmons common stock) or parity stock, subject to the immediately following paragraph, and no Simmons common stock, junior stock or parity stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by Simmons or any of its subsidiaries unless all dividends on all outstanding Simmons Series D preferred stock for the current dividend period have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for payment has been set aside for the benefit of the holders of shares of Simmons Series D preferred stock). This restriction, however, does not apply to (i) redemptions, purchases or other acquisitions of shares of Simmons common stock or other junior stock in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice; (ii) the acquisition by Simmons or any of its subsidiaries of record ownership in junior stock or parity stock for the beneficial ownership of any other persons (other than Simmons or any of its subsidiaries), including as trustees or custodians; and (iii) the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock (with the same or lesser aggregate liquidation amount) or junior stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to October 1, 2016 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Simmons common stock.

Notwithstanding the foregoing, dividends on junior stock may be paid to the holders thereof even if the entire annual dividends on the Simmons Series D preferred stock for a dividend period have not been declared and paid, subject to the limitations set forth in this paragraph. If the holders of the Simmons Series D preferred stock have received from Simmons for the dividend period the per share dividend amounts indicated in the table set forth below, up to and including the indicated calendar quarters within the dividend period, then the Simmons board of directors may declare and Simmons may pay dividends on all junior stock, in the aggregate, up to the funds legally available for such payment.

Calendar quarter within the dividend period	Aggregate percentage of liquidation amount paid as dividends on Simmons Series D preferred share, per share, for the dividend period
January 1-March 31	1.6875%
April 1-June 30	3.375%
July 1-September 30	5.0625%
October 1-December 31	6.750%

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Simmons board of directors or any duly authorized committee of the Simmons board of directors may be declared and paid on any securities, including Simmons common stock and other junior stock, from time to time out of any funds legally available for such payment, and holders of Simmons Series D preferred stock shall not be entitled to participate in any such dividends.

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Restrictions on the Payment of Dividends

The payment of dividends on the Simmons Series D preferred stock is subject to the priority provisions and other restrictions described above in “—Dividends” and “—Priority Regarding Dividends.” Holders of Simmons Series D preferred stock shall not be entitled to receive dividends to the extent that the declaration of and/or payment of such dividends is prohibited by applicable law or regulation.

No Mandatory Redemption

The Simmons Series D preferred stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Simmons shall not guarantee or otherwise secure or enhance any of the rights or preferences of the holders of Simmons Series D preferred stock beyond those rights and privileges created in the certificate of designations for Simmons Series D preferred stock. Holders of Simmons Series D preferred stock will have no right to require redemption or repurchase of any shares of Simmons Series D preferred stock.

Optional Redemption

Subject to prior approval by the Federal Reserve or other required regulatory approvals, (a) on or after October 1, 2021 or (b) if the Simmons Series D preferred stock no longer constitutes additional tier 1 capital of Simmons, Simmons, at its option, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Simmons Series D preferred stock at the time outstanding, upon notice given as described below in “—Redemption Procedures”, at a redemption price equal to the sum of (i) the redemption amount of $1,000 per share of Simmons Series D preferred stock and (ii) the amount equal to the sum of any declared and unpaid dividends plus any dividends payable but unpaid for the then current dividend period to, but excluding, the date fixed for redemption (regardless of whether any dividends are actually declared for that dividend period).

In case of any redemption of part of the shares of Simmons Series D preferred stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Simmons board of directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions of the certificate of designations, the Simmons board of directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Simmons Series D preferred stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder.

Redemption Procedures

If any shares of Simmons Series D preferred stock are to be redeemed, a notice of redemption shall be sent by first class mail, postage prepaid, to the holders of record of the shares to be redeemed at their address of record. Any notice of redemption shall be mailed at least 30 days and no more than 60 days before the redemption date, and each notice of redemption will include a statement setting forth the redemption date, the number of shares of Simmons Series D preferred stock to be redeemed and, if less than all shares held by the holder are to be redeemed, the number of shares to be redeemed from such holder, the redemption price, and the place or places to surrender certificates for payment of the redemption price. Shares of the Simmons Series D preferred stock that are redeemed, repurchased, or otherwise acquired by Simmons shall revert to authorized but unissued preferred stock, provided that any such cancelled Simmons Series D Preferred Stock may be reissued only as shares of another series of undesignated preferred shares of Simmons.

Conversion Rights

The holders of the Simmons Series D preferred stock shall have no right to exchange or convert such shares into any other securities.

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Liquidation Rights

In the event of any liquidation, dissolution, insolvency, receivership or other winding up of Simmons, whether voluntary or involuntary, holders of Simmons Series D preferred stock shall be entitled to receive for each share of Simmons Series D preferred stock out of the assets of Simmons or proceeds thereof (whether capital or surplus) available for distribution to Simmons shareholders, subject to the rights of any creditors of Simmons, before any distribution of such assets or proceeds is made to or set aside for holders of Simmons common stock and any other junior stock as to such distribution, payable in full in an amount equal to the Series D liquidation preference, which is the sum of (i) the liquidation amount of $1,000 per share of Simmons Series D preferred stock and (ii) the amount of any declared and unpaid dividends on each such share.

If the assets of Simmons or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Simmons Series D preferred stock and the corresponding amounts payable with respect of any other stock of Simmons ranking equally with Simmons Series D preferred stock as to such distribution, holders of Simmons Series D preferred stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

After payment of the full amount of the liquidation preference and the corresponding amounts payable to parity stock, the remaining assets of Simmons or proceeds thereof shall be distributed to the holders of other stock of Simmons according to their respective rights and preferences.

Simmons’ merger or consolidation with any other entity, including a merger or consolidation in which the holders of Simmons Series D preferred stock receive cash, securities, or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of Simmons, shall not constitute a liquidation, dissolution, or winding up of Simmons.

Any distributions to the holders of Simmons Series D preferred stock as payment, in whole or in part, of the Series D liquidation preference shall be subordinated to the payment in full of the claims of general creditors and subordinated debt holders of Simmons.

Voting Rights

Except as provided below or as otherwise from time to time required by law, the holders of Simmons Series D preferred stock will not have any voting rights. In addition to any other vote or consent of shareholders required by law or by the Simmons charter, the vote or consent of the holders of at least a majority of the shares of Simmons Series D preferred stock at the time outstanding, voting as a class, shall be necessary for effecting or validating:

(a) any amendment or alteration of the certificate of designations of Simmons Series D preferred stock or the Simmons charter to authorize, create, or increase the authorized amount of, or designate any new class of shares or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of Simmons ranking senior to Simmons Series D preferred stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of Simmons;

(b) any amendment, alteration or repeal of any provision of the certificate of designations for the Simmons Series D preferred stock or the Simmons charter (including, unless no vote on such merger or consolidation is required by the certificate of designations, and amendment, alteration or repeal by means of a merger, consolidation or otherwise) that adversely affects the rights, preferences, privileges or voting powers of the Simmons Series D preferred stock; or

(c) any consummation of a binding share exchange or reclassification involving the Simmons Series D preferred stock, or of a merger or consolidation of Simmons with another corporation or other entity, unless

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in each case (i) the shares of Simmons Series D preferred stock remain outstanding or, in the case of any such merger or consolidation with respect to which Simmons is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such shares remaining outstanding or such preference securities have rights, preferences, privileges and voting powers, and limitations and restrictions thereof, that taken as a whole are not materially less favorable to the holders hereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Simmons Series D preferred stock immediately prior to such consummation, taken as a whole; provided, that for all purposes of this subsection, any increase in the amount of the authorized preferred stock of Simmons, including any increase in the authorized amount of Simmons Series D preferred stock necessary to satisfy preemptive or similar rights granted by Simmons to other persons prior to October 1, 2016, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of preferred stock of Simons, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock of Simmons, ranking equally with and/or junior to Simmons Series D preferred stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution, or winding up of Simmons will not be deemed to adversely affect the rights, preferences, privileges, or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Simmons Series D preferred stock.

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COMPARISON OF SHAREHOLDERS’ RIGHTS

If the merger is completed, Landrum common shareholders will have a right to receive shares of Simmons common stock for their shares of Landrum common stock. Landrum is organized under the laws of Missouri, and Simmons is organized under the laws of Arkansas. Simmons and Landrum believe that the following summary describes the material differences between (1) the rights of Landrum common shareholders as of the date of this proxy statement/prospectus under the MGBCL, the Landrum charter and the Landrum bylaws, and (2) the rights of holders of Simmons common stock as of the date of this proxy statement/prospectus under the Arkansas Business Corporation Act of 1987, or the ABCA, and the Simmons charter and the Simmons bylaws.

The following summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the MGBCL, the ABCA, and Landrum’s and Simmons’ governing documents, which we urge Landrum common shareholders to read. Copies of Simmons’ governing documents have been filed with the SEC and copies of each company’s governing documents can be found at its respective principal office. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information.”

	Landrum	Simmons
Capitalization:	The Landrum charter authorizes it to issue 3,000,000 shares of Class A Common Voting Stock, par value $0.01 per share, 1,000,000 shares of Class B Common Nonvoting Stock, par value $0.01 per share, and 100,000 shares of no par value preferred stock.	The Simmons charter authorizes it to issue 175,000,000 shares of Class A Common Stock, par value $0.01 per share, and 40,040,000 shares of preferred stock, par value $0.01 per share.

Voting Rights:	Each share of Landrum Class A common stock carries one vote and has unrestricted voting rights. Shares of Landrum Class B stock do not have voting rights.	Each share of Simmons common stock carries one vote and has unrestricted voting rights.

Dividend Rights:	The Landrum bylaws provide that the board of directors may, subject to Missouri law and the Landrum charter, declare and pay dividends on Landrum’s outstanding shares.

Simmons shareholders are entitled to receive dividends as and when declared by the Simmons board of directors. No dividends can be declared on Simmons common stock unless a like dividend is declared and paid on outstanding shares of Simmons preferred stock.

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Landrum	Simmons

Under Section 4-27-640 of the ABCA, the board of directors may issue dividends to its shareholders subject to the restrictions in its charter; provided that no distribution will be made if, after giving it effect: (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation’s total assets would be less than the sum of its total liabilities plus (unless otherwise permitted in the charter) the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Number of Outstanding Shares Before the Merger:	As of September 10, 2019 there were approximately 655,577 shares of Landrum Class A common stock, 24,757 shares of Landrum Class B Common Stock, and 767 shares of Landrum Series E preferred stock outstanding.	As of September 10, 2019 there were approximately 96,610,414 shares of Simmons common stock and no shares of Simmons Series D preferred stock outstanding.

Number of Outstanding Shares After the Merger:	Immediately after the merger, Landrum will have no shares of Landrum common stock or preferred stock outstanding.	Immediately after the merger, Simmons will have 113,960,414 shares of Simmons common stock outstanding and 767 shares of Simmons Series D preferred stock outstanding.

Estimated Voting Percentage After the Merger:	Upon conclusion of the merger, it is expected that existing holders of Landrum common stock will own approximately 15.2% of Simmons common stock.	Upon conclusion of the merger, it is expected that existing Simmons shareholders will own approximately 84.8% of Simmons common stock.

Rights of Holders of Stock Subject to Future Issuance of Capital Stock:	The rights of holders of Landrum common stock may be affected by the future issuance of Simmons common or preferred stock.	The rights of holders of Simmons common stock may be affected by the future issuance of Simmons common or preferred stock.

Pre-Emptive Rights	The Landrum charter provides that no holders of any class of shares of Landrum will have any preemptive right to purchase, subscribe for or otherwise acquire shares of Landrum.	The Simmons charter provides that no holders of any class of shares of Simmons have a pre-emptive right to purchase, subscribe for or take any part of any stock issued, optioned, or sold by Simmons.

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	Landrum	Simmons
Quorum:	Under the Landrum bylaws, a majority of voting shares issued and outstanding and entitled to vote for the election of directors, represented in person or by proxy, constitutes a quorum at a meeting of the shareholders.	Under the Simmons bylaws, a majority of the votes entitled to be cast, represented in person or by proxy, constitutes a quorum at a meeting of the shareholders.

Notice of Shareholder Meetings:	The Landrum bylaws provide that written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, will be given not less than ten nor more than 60 days before the date of the meeting, either personally, by electronic transmission, by courier, or by mail, by or at the direction of the board of directors, the chairman of the board, the president, or the secretary, to each shareholder of record entitled to vote at such meeting. Such notice will be deemed to have been given: (i) when received if delivered in person; (ii) on the date of acknowledgment or confirmation of receipt if sent by e-mail, facsimile, or other electronic transmission; (iii) one day after delivery, properly addressed and fees prepaid, to a reputable courier for same day or overnight delivery; or (iv) two days after being deposited, properly addressed and postage prepaid, in the United States mail.	The Simmons bylaws provide that written or printed notice stating the place, day and hour of the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered not less than 10 nor more than 60 days before the date of the meeting, unless one of the purposes of the meeting is to increase the authorized capital stock or bond indebtedness of Simmons, in which case the notice must be delivered not less than 60 nor more than 75 days prior to the date of meeting, either personally or by mail, at the direction of the chairman of the board of directors, the president, the chief executive officer or the secretary or the officer or persons calling the meeting of each shareholder of record entitled to vote at such meeting. If mailed, such notice is deemed to be delivered when deposited in the United States mail, addressed to the shareholder at the address as it appears on the stock transfer books of the corporation, with postage thereon prepaid.

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	Landrum	Simmons
Election, Size and Classification of Board of Directors:	The Landrum charter provides that the Landrum board of directors will consist of nine directors, the number to be changed and fixed in the manner provided for in the Landrum bylaws. The Landrum charter provides that Landrum Class A shareholders are entitled to cumulative voting. Each Landrum Class A shareholder has the right to cast votes equal to (i) the number of such shares of Class A common stock held multiplied by (ii) the number of directors to be elected, and the shareholder may cast all of such votes for a single director or may distribute them among the number of directors to be elected, or any two or more of them, as such shareholder may deem fit.	The Simmons charter provides that the board of directors will consist of not less than five nor more than 25 directors, the exact number to be determined by the vote of the majority of directors or by resolution of the shareholders. The Simmons board of directors has the power, in between annual shareholders’ meetings, to increase the number of directors by two more than the number of directors last elected by shareholders, where such number was 15 or less, and by four more than the number of directors last elected by the shareholders, where such number 16 or more, but in no event may the number of directors exceed 25 without any further action of the shareholders in accordance with the Simmons bylaws.

Directors are elected at annual meetings. Each person appointed or elected as director will hold office until the annual meeting of the shareholders at which his or her term expires.

Presently, the Landrum board of directors consists of 14 members.

Directors are elected at an annual shareholders’ meeting, or if the annual meeting is not held, at a special meeting called for the purpose of the election of directors. Each director holds office until the next annual meeting of the shareholders. Directors are elected by a majority of the votes cast by the shareholders present in person or represented by proxy and entitled to vote thereon in an uncontested election. If an election is contested, directors are elected by a plurality of the votes cast by the shareholders present in person or represented by proxy and entitled to vote thereon. Simmons shareholders are not entitled to cumulative voting in the election of directors.

Presently, the Simmons board of directors consists of 15 members.

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	Landrum	Simmons
Board Vacancies:	The Landrum bylaws provide that whenever any vacancy on the board of directors occurs due to death, resignation, or resulting from an increase in the authorized number of directors, a majority of the survivors or remaining directors then in office, although less than quorum, may fill the vacancy or vacancies so created until a successor or successors will be duly elected at an annual meeting of shareholders. Whenever the Landrum board of directors is divided into separate classes, the surviving or remaining directors then in office of the same class of directors where the vacancy exists (or, if there are no surviving or remaining directors of the same class of directors, then, unless the Landrum articles provide otherwise, the surviving or remaining directors then in office) shall designate the class in which the newly appointed director will serve, and the term of office of such newly appointed director will be until the annual meeting of shareholders in which the terms of directors in that class are scheduled to expire.	Any vacancy on the Simmons board of directors, including an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors or, if the directors remaining in office constitute fewer than a quorum of the board of directors, by the affirmative vote of a majority of all of the directors remaining in office. Section 4-27-810 of the ABCA provides that the shareholders or board of directors may fill a vacancy on the board of directors, unless otherwise provided by the charter.

Removal of Directors:	The Landrum bylaws provide that except as otherwise provided in the Landrum charter or law, the shareholders will have the power, by an affirmative vote of a majority of the outstanding shares entitled to vote for the election directors at any regular or special meeting expressly called for that purpose, to remove any director from office with or without cause. If cumulative voting applies to the election of directors and if less than the entire board is to be removed, no one director may be removed if the votes cast against his or her removal would be sufficient to elect him or her if then voted cumulatively at an election of the entire board of directors.	The Simmons charter and bylaws do not address the removal of directors. Section 4-27-808 of the ABCA provides that if cumulative voting is not authorized one or more directors may be removed, with or without cause, only if the number of votes cast to remove the director exceeds the number of votes cast not to remove such director; provided, that, if cumulative voting is authorized, a director may not be removed if the number of votes sufficient to elect such director under cumulative voting is voted against his or her removal. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him or her. A director also may be removed by the shareholders only at a meeting called for the purpose of removing the director and the meeting notice must state that one of the purposes of the meeting is removal of the director.

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Landrum	Simmons
Votes on Extraordinary Corporate Transactions:	Under Missouri law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a merger or other fundamental business transaction.	The Simmons charter provides that any merger, sale of substantially all of the Simmons’ assets, liquidation or dissolution, or any reclassification of the corporation’s securities will require the affirmative vote of the holders of at least 80% of the outstanding voting shares, unless such business combination is approved by 80% of the disinterested directors (defined above). Under Section 4-27-1107 of the ABCA, a plan of merger may be approved if the board of directors recommends the merger to the shareholders (subject to certain exceptions) and shareholders entitled to vote approve the plan. Section 4-27-1107(g) of the ABCA provides that action by the shareholders of the surviving corporation on a plan of merger is not required if: (1) the articles of incorporation of the surviving corporation will not differ (except for certain enumerated amendments) from its articles before the merger; (2) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares or the interest comparable to shares in an entity other than a corporation, with identical designations, preferences, limitations, and relative rights immediately after the merger; (3) the number of voting shares outstanding immediately after the merger plus the number of voting shares issuable as a result of the merger either by the conversion of securities issued pursuant to the merger or by the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately before the merger; and (4) the number of participating shares outstanding immediately after the merger plus the number of participating shares issuable as a result of the merger either by the conversion of securities issued pursuant to the merger or by the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger

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	Landrum	Simmons
Under Section 4-27-1202 of the ABCA, a sale of all or substantially all of the corporation’s assets other than in the regular course of business must be proposed by the board of directors and the corporation’s shareholders must approve the proposed transaction.

Consideration of Other Constituencies:	Under the MGBCL, the board of directors of the corporation may consider the following factors, among others: (i) The consideration being offered in the acquisition proposal in relation to the board’s estimate of: the current value of the corporation in a freely negotiated sale of either the corporation by merger, consolidation or otherwise, or all or substantially all of the corporation’s assets, the current value of the corporation if orderly liquidated, the future value of the corporation over a period of years as an independent entity discounted to current value; (ii) then existing political, economic and other factors bearing on security prices generally or the current market value of the corporation’s securities in particular; (iii) whether the acquisition proposal might violate federal, state or local laws; (iv) social, legal and economic effects on employees, suppliers, customers and others having similar relationships with the corporation, and the communities in which the corporation conducts its businesses; (v) the financial condition and earning prospects of the person making the acquisition proposal including the person’s ability to service its debt and other existing or likely financial obligations; and (vi) the competence, experience and integrity of the person making the acquisition proposal.	The Simmons charter provides that after receipt of a tender offer, merger offer, or other acquisitive offer, the board of directors must consider (i) the impact on Simmons, its subsidiaries, shareholders and employees and the communities served by Simmons, (ii) the timeliness of the proposed transaction considering the business climate and strategic plans of Simmons, (iii) the existence of any legal defects or regulatory issues involved in the proposed transaction, (iv) the possibility of non-consummation of the transaction due to lack of financing, regulatory issues or identified issues, (v) current market price of Simmons common stock and its consolidated assets, (vi) book value of Simmons common stock, (vii) the relationship of the offered price for Simmons common stock to the opinion of the board of directors of the current value of Simmons in a negotiated transaction, (viii) the relationship of the offered price for Simmons common stock to the opinion of the board of directors of the future value of Simmons as an independent entity, and (ix) such other criteria as the board may determine is appropriate.

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	Landrum	Simmons
Charter Amendment:

The Landrum charter provides that a vote of the holders of two-thirds of the issued and outstanding shares entitled to vote is required to amend the monetary damages for breach of fiduciary duty provision, the indemnification provision, and the business combinations with “interested shareholder” provision.

Under the MGBCL, all amendments to the charter are adopted upon receiving the affirmative vote of a majority of the outstanding shares entitled to vote on the proposal (or such higher majority as may be required by the charter) after the board of directors has submitted the proposal to a vote at a shareholders’ meeting.

The Simmons charter provides that it may be amended by the approval of 80% of the shares entitled to vote on such amendment, unless such amendment has been approved by an affirmative vote of 80% of the disinterested directors, in which case only a majority of the outstanding shares is required to approve such amendment.

Under Section 4-27-1002 of the ABCA, the board of directors may amend the charter of a corporation without shareholder approval to extend its duration, change the name of the corporation to include words required by the ABCA, declare a forward stock split in a class of shares if there is only one class outstanding, and for certain other ministerial actions. Any other amendment to the charter must first be approved by a majority of the board of directors and thereafter by the affirmative vote of a majority of all shares entitled to vote thereon, by any voting group with respect to which the amendment would create dissenters’ rights, pursuant to Section 4-27-1003 of the ABCA.

Notwithstanding the foregoing, under Arkansas law, a majority of a class of stock must approve any amendment that adversely affects their particular class as further described in Section 4-27-1004 of the ABCA

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	Landrum	Simmons
Amendment of Bylaws:	The Landrum charter provides that the Landrum bylaws may be amended or repealed, or new bylaws may be adopted, in either of the following ways: (i) by the holders of a majority of the issued and outstanding shares of Landrum stock entitled to vote generally in an election of directors, or (b) by the board of directors acting by a majority of the then serving directors.	The Simmons bylaws provide that they may be amended, altered, or repealed, at any meeting of the board of directors, by a majority vote. Section 4-27-1020 of the ABCA provides that a corporation’s board of directors may amend or repeal the corporation’s bylaws unless otherwise stated in the corporation’s charter or the amendment deals with a particular provision that is reserved for shareholders’ approval. A corporation’s shareholders may amend or repeal the corporation’s bylaws even though the bylaws may also be amended by the board of directors.

Business Combination Involving Interested Shareholders:	The MGBCL contains a business combination statute that prohibits a business combination between a corporation and an interested shareholder (one who beneficially owns 20% or more of the corporation’s outstanding voting stock or who is an affiliate or associate of the corporation and at any time within the previous five years was the beneficial owner of 20% or more of the corporation's outstanding voting stock) for a period of five years after the interested shareholder first becomes an interested shareholder, unless the business combination or the acquisition of stock that resulted in the interested shareholder becoming an interested shareholder is approved by the board of directors on or before the date that the interested shareholder became an interested shareholder or unless the corporation has exempted itself from the statute pursuant to a provision in its original articles of incorporation or, subject to certain conditions, a shareholder-approved bylaw amendment.	The Simmons charter provides that an interested shareholder (person who owns more than 10% of Simmons common stock) may only acquire additional voting shares through a cash tender offer at a price not less than the highest closing price of Simmons common stock during the most recent 24 months, unless such shareholder is exempt from this restriction by the board of directors prior to becoming an interested shareholder, or the additional voting shares are acquired through a business combination.

108

Landrum	Simmons
After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested shareholder unless the transaction has been approved by the holders of a majority of the voting stock, excluding shares beneficially owned by the interested shareholder and its affiliates and associates. This approval requirement need not be met if certain fair price and terms criteria have been satisfied. Landrum is subject to the Missouri business combination statute.

Special Meetings of Shareholders:	The Landrum bylaws provide that special meetings of shareholders will be called by the chairman of the board, the president, the board of directors, or the holders of a majority of the outstanding shares of any class entitled to vote at such meeting.	The Simmons bylaws provide that special meetings of shareholders may be called by the chairman of the Simmons board of directors, president, chief executive officer or by the majority of the board of directors, and may be called by the chairman of the board of directors or president at the request of the holders of not less than one-tenth (10%) of all the outstanding shares of Simmons entitled to vote at a meeting. Under Section 4-27-702 of the ABCA, a corporation will hold a special meeting of shareholders if called by the board of directors, the person authorized to do so by the charter or bylaws, or the holders of at least 10% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

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	Landrum	Simmons
Shareholder Right to Make Proposals and to Nominate Directors:

For nominations properly to be brought before an annual meeting by a shareholder, the Landrum bylaws provide that the shareholder must have given timely notice thereof in proper written form to the secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s annual meeting, a proposal must be received within such time before the annual meeting as shall be established by the board of directors. To be valid, a shareholder’s notice to the secretary must set forth (i) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (a) the name, age, business address, and residence address of the person; (b) the principal occupation or employment of the person; (c) the number of shares of Landrum that are beneficially owned by the person; and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and (ii) as to the shareholder giving notice, (a) the name and record address of the shareholder and (b) the number of shares of Landrum that are beneficially owned by the shareholder.

Shareholder proposals intended for presentation at the annual meeting of shareholders must comply with respect to time of submission, contents, and otherwise with Rule 14a-8 of the Exchange Act.

The Simmons bylaws provide that a shareholder of record or a person who holds shares of Simmons stock through a nominee or street name holder of record (provided such person can provide evidence of their authority to vote such stock) may nominate directors and propose new business to be taken up at any annual of the shareholders if such shareholder is entitled to vote on such nomination or proposal. In order for a shareholder to make any such nominations or proposals for an annual meeting, he or she must give notice in writing of such nomination or proposal to the Simmons secretary not less 90 nor more than 120 days prior to the first anniversary of the prior years’ annual meeting of shareholders. If Simmons did not hold an annual meeting the prior year, notice is timely if delivered to Simmons’ secretary no less than 10 days after Simmons announces the date of the current years’ annual meeting or 90 days before the current years’ annual meeting, whichever is later. If a special meeting of shareholders includes the election of directors, a shareholder may provide a nomination not later than 10 days after Simmons publically announces such special meeting.

A shareholder’s notice to the Simmons secretary must include (i) with respect to the nomination of directors, all information relating to such person required to be disclosed in solicitations of proxies for elections of directors under the Exchange Act, (ii) with respect to other business proposals, a brief description of the business proposed, the text of the of the proposal or business, the reasons for conduct such business and any material interest of the shareholder, (iii) the name and address of the proposing shareholder and the beneficial owner, if any, the number of shares of Simmons stock held by such shareholder and other required information related to the shareholder’s interest in Simmons and the business proposed.

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	Landrum	Simmons
Shareholder Ability to Act by Written Consent:	The Landrum bylaws provide that unless otherwise restricted by the Landrum charter, the Landrum bylaws, or applicable law, shareholders may act by unanimous written consent.

The Simmons bylaws and charter do not address whether shareholders have the ability to act by written consent.

Generally, under 4-27-704 of the ABCA, any action required to be taken at a shareholder meeting may be taken without a meeting if one or more consents, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize to take such action at a meeting at which all shares entitled to vote are present and voted.

Indemnification of Directors and Officers; Insurance; Personal Liability:	Under Missouri law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Simmons charter and bylaws provide that any director or officer who is made party to an action by reason of the fact that he or she was a director or officer of Simmons will be indemnified and held harmless to the fullest extent legally permissible under the ABCA for expenses reasonably incurred in connection with the action.

Expenses incurred by a director or officer of Simmons in defending a civil or criminal action, suit or proceeding by reason of the fact that person is, or was, a director or officer of Simmons, must be paid by Simmons in advance of the final disposition of such action suit or proceeding upon authorization by the board of directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding and if such a quorum is unobtainable, if a quorum of disinterested directors so directs, then by independent legal counsel in a written opinion or by the shareholders.

111

Landrum	Simmons

In connection with an action by or in the right of the corporation, Missouri law provides indemnification similar to that set forth in the immediately preceding paragraph; except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court will deem proper.

The Landrum charter provides that Landrum indemnifies officers and directors in accordance with Missouri law as described above in connection with any claim by reason of the fact that the director or officer is or was serving the corporation or at the request of the corporation. Landrum is authorized to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Landrum, or is or was serving at the request of Landrum as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Landrum would have the power to indemnify him or her against such liability under the provisions of this Article.

Expenses incurred in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by Landrum in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it is ultimately determined that he or she is entitled to be indemnified by the Landrum as authorized by the Landrum charter.

Under the Simmons charter and bylaws, the board of directors may cause Simmons to purchase and maintain insurance on behalf of any director or officer of Simmons against any liability, whether or not Simmons would have the power to indemnify such person. Section 4-27-850 of the ABCA provides that a corporation may indemnify any person who was made a party to a proceeding for the reason he or she is a director, officer or employee of the corporation against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The corporation must indemnify a director, officer, or employee who has been successful on the merits at a proceeding that he or she was a party because he or she is a director, officer, or employee of the corporation. No indemnification may be made if the person will have been adjudged liable to the corporation unless otherwise specified by the court. The Simmons charter provides, to the fullest extent permitted by the ABCA, that a director will not be liable to Simmons or its shareholders for monetary damages for a breach of fiduciary duty as a director.

Section 4-27-830 provides that if a director complies with the standard of conduct under the ABCA, the director may not be liable for any action taken as a director, or failure to take such action.

112

	Landrum	Simmons
Shareholders’ Rights of Dissent and Appraisal:

Section 351.455 of the MGBCL provides that any shareholder will be deemed a dissenting shareholder and entitled to appraisal if such shareholder:

(1) owns stock of a corporation as of the record date of the meeting of shareholders at which the plan of merger is submitted to a vote,

(2) files a written objection to the plan of merger before or at the meeting,

(3) does not vote in favor of the merger proposal, and

(4) makes a written demand on the surviving corporation within 20 days after the merger is effected for payment of the fair value of the shareholder’s shares as of the day before the date on which the vote approving the merger was taken. The surviving corporation will pay to each dissenting shareholder the fair value of his or her shares.

Under Section 4-27-1302 of the ABCA, a shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder’s shares in the event of certain extraordinary corporate actions such as a plan of conversion, merger, share exchange, sale of substantially all of the assets, or certain amendments to the charter.

Sections 4-27-1320 through 4-27-1331 of the ABCA provide the process of obtaining payment which consists of the shareholder delivering notice of intent to demand payment, shareholder must not vote his or her shares in favor of the proposed action, certify whether he or she acquired ownership of the shares prior to the corporate action, deposit his or her certificates if shareholder rejects the corporation’s offer, and judicial appraisal of the value of the shares if shareholder rejects the corporation’s offer. The ABCA also places certain obligations on the corporation such as providing dissenters’ notice to all shareholders. A shareholder entitled to dissent and obtain payment for the shareholder’s shares may not challenge the corporate action creating the shareholder’s entitlement unless such action is unlawful or fraudulent with respect to the shareholder or the corporation.

Control Share Acquisition:	The Landrum charter does not address the application of Section 351.407 of the MGBCL to Landrum shares.	No “control share acquisition,” “business combination moratorium,” “fair price” or other form of anti-takeover statute or regulation is applicable to Simmons under Arkansas law.

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COMPARISON OF SHAREHOLDERS’ RIGHTS of SIMMONS SERIES D and LAndrum Series E Preferred Stock

The rights of holders of Landrum Series E preferred stock are primarily governed by the terms of the preferred stock set forth in the Certificate of Designations for Landrum Series E preferred stock. Upon completion of the merger, the rights of the Landrum shareholders who receive Simmons Series D preferred stock will be primarily governed by the terms of the Simmons Series D preferred stock set forth in the Certificate of Designations and Standard Provisions for Simmons Series D preferred stock, which, except as described below, are substantially similar to the terms of the Landrum Series E preferred stock.

The shares of each series of Simmons Series D preferred stock to be issued upon completion of the merger are substantially similar to the currently outstanding Landrum Series E preferred stock except that the existing rights of the holders of Landrum Series E preferred stock are governed by the MBGCL, the Landrum charter, and the Landrum bylaws, but following completion of the merger, the rights of the Simmons Series D preferred stock will be governed by the ABCA, the Simmons charter, and the Simmons bylaws. For a complete description of the rights and terms of the Simmons Series D preferred stock, see the section entitled “Description of New Simmons Series D Preferred Stock.”

SECURITY OWNERSHIP OF LANDRUM DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS OF LANDRUM

The following table sets forth, as of September 9, 2019, the beneficial ownership of Landrum common stock by each of Landrum’s directors and executive officers, by Landrum’s directors and executive officers as a group and by each person or entity known by Landrum to beneficially own or may be deemed to own more than 5% of the outstanding Landrum common stock. Unless otherwise specified, the address of each listed Landrum shareholder is c/o The Landrum Company, 801 East Broadway, Columbia, MO 65201.

The percentages of beneficial ownership in the following table are calculated in relation to the 655,577 shares of Class A common shares and 24,757 Class B common shares issued and outstanding as of September 9, 2019, for a total of 680,334 shares of Landrum common stock. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, as well as shares issuable in connection with options, warrants and convertible securities exercisable or convertible within 60 days of the record date for the Landrum special meeting.

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Unless otherwise indicated, and subject to the Landrum voting agreements entered into with Simmons in connection with entering into the merger agreement, to Landrum’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Holder	Title	Number of Common Shares (1)	Percent of Common Shares
Shon P. Aguero	Executive Vice President and Retail Banking Executive	500	*
Brenda L. Bingham(2)	Director	336,532	49.47%
David A. Borgelt	Director	381	*
M. David Bryant	Director	800	*
Charles C. Cantrell	Director	909	*
Dale H. Creach	Director	957	*
Logan M. Dale	Executive Vice President, Commercial Banking Executive, and Chief Credit Officer	795	*
Kevin D. Gibbens	Director, President, and Chief Executive Officer	2,030	*
Yulia V. Guseva(3)	Director	165,247	24.29%
Stephen E. Guthrie	Executive Vice President and Chief Financial Officer	1,800	*
Natalie R. Krawitz	Director	599	*
Jennifer R. Landrum(4)	Director	57,036	8.38%
Sabrina B. McDonnell	Executive Vice President and Chief Administrative Executive	621	*
Edward J. Nicoll	Director	42,000	6.17%
David L. Nimmo	Director	903	*
Daniel J. Stubler	Director	2,905	*
John A. Wright	Director	41,587	6.11%
All directors and executive officers as a group (17 persons)		433,362	63.70%

5% Holders
The Landrum Company ESOP(5)	45,442	6.68%
John B. Landrum(5) (6)	58,163	8.55%
Lara J. Landrum(5) (7)	55,775	8.20%

*	Less than 1%
(1)	Beneficial ownership of Landrum common stock includes shares held directly by the named individual, as well as shares owned jointly with the individual’s spouse, shares owned only by the individual’s spouse or other family members sharing the same household, shares held in trust or a spouse’s trust, and shares owned by an individual or a spouse’s IRA account.
(2)	Ms. Bingham as trustee of certain trusts shares voting and investment power with respect to: 165,247 common shares with Yulia Guseva and Landmark Bank; with respect to 56,933 common shares with Jennifer R. Landrum and Landmark Bank; with respect to 58,119 common shares with John B. Landrum and Landmark Bank; and with respect to 55,731 common shares with Lara J. Landrum and Landmark Bank.
(3)	Ms. Guseva as trustee of certain trusts shares voting and investment power with respect to these shares with Brenda Bingham and Landmark Bank.
(4)	Ms. Landrum as trustee of a trust shares voting and investment power with Brenda Bingham and Landmark Bank with respect to 56,993 common shares.
(5)	The indicated beneficial owner maintains a business address at 801 East Broadway, Columbia, Missouri 65201.
(6)	Mr. Landrum as trustee of a trust shares voting and investment power with Brenda Bingham and Landmark Bank with respect to 58,119 common shares.
(7)	Ms. Landrum as trustee of a trust shares voting and investment power with Brenda Bingham and Landmark Bank with respect to 56,933 common shares.

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LEGAL MATTERS

The validity of the Simmons common stock and Simmons Series D preferred stock to be issued in connection with the merger will be passed upon for Simmons by Patrick A. Burrow, Executive Vice President, General Counsel and Secretary of Simmons. As of September 11, 2019, Mr. Burrow held 41,970 shares of Simmons common stock, options to purchase 41,450 shares of Simmons common stock, 3,000 shares of unvested restricted stock, 5,855 unvested restricted stock units, and 8,163 unvested performance share units. Covington will deliver at the effective time its opinion to Simmons and Landrum as to certain United States federal income tax consequences of the merger. Please see the section entitled “Material U.S. Federal Income Tax Consequences Relating to the Merger.”

EXPERTS

The audited annual consolidated financial statements of Simmons appearing in Simmons’ Annual Report on Form 10-K for the year ended December 31, 2018 and the effectiveness of Simmons’ internal control over financial reporting as of such date have been audited by BKD, LLP, an independent registered public accounting firm, as set forth in its reports included therein, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

With respect to the unaudited interim consolidated financial information of Simmons appearing in its Quarterly Reports on Form 10-Q for the periods ended March 31, 2019 and June 30, 2019 that is incorporated herein by reference, BKD, LLP, Simmons’ independent registered public accounting firm, has applied limited procedures in accordance with professional standards for review of such information. However, as stated in its separate report included therein, BKD, LLP did not audit and it does not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on its reports on such information should be restricted. Pursuant to Rule 436(c) under the Securities Act, this report on Simmons’ unaudited interim consolidated financial information should not be considered a part of the registration statement prepared or certified by its independent registered public accounting firm within the meaning of Sections 7 and 11 of the Securities Act.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Landrum board of directors does not know of any matters that will be presented for consideration at the Landrum special meeting other than as described in this proxy statement/prospectus. However, if any other matter properly comes before the Landrum special meeting or any adjournment or postponement thereof and is voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting.

SIMMONS ANNUAL MEETING SHAREHOLDER PROPOSALS

Simmons shareholders who intend to submit proposals pursuant to Rule 14a-8 of the Exchange Act to be presented at Simmons’ 2020 Annual Meeting of Shareholders and included in Simmons’ proxy statement relating to such meeting must have submitted such proposals to the Corporate Secretary of Simmons at Simmons’ principal executive offices no later than November 13, 2019. Such proposals must also comply with the additional requirements of Rule 14a-8 of the Exchange Act (or any successor rule) to be eligible for inclusion in the proxy statement for Simmons’ 2020 Annual Meeting of Shareholders.

In addition, the Simmons bylaws provide that only such business (including, without limitation, the nomination of persons for election to the Simmons board of directors) which is properly brought before a Simmons shareholder meeting will be conducted. For business (including, without limitation, the nomination

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of persons for election to the Simons board of directors) to be properly brought before an annual meeting of Simmons shareholders by a Simmons shareholder, the shareholder must provide notice to the Corporate Secretary of Simmons at Simmons’ principal executive offices not later than 90 days nor earlier than 120 days prior to the first anniversary of the prior year’s annual meeting of Simmons shareholders. In the event that Simmons did not hold an annual meeting of the shareholders in the prior year or if the first anniversary of the prior year’s annual meeting of Simmons shareholders is more than 30 days before or after the date of the current year’s annual meeting of Simmons shareholders, the shareholder’s notice is timely only if it is delivered to the Secretary of Simmons at the principal executive offices of Simmons no later than the 10th day after Simmons publicly announces the date of the current year’s annual meeting of Simmons shareholders or the 90th day before the date of the current year’s annual meeting of Simmons shareholders, whichever is later. To be in proper written form, a shareholder’s notice to Simmons’ Corporate Secretary must comply with all requirements contained in the Simmons bylaws, a copy of which may be obtained upon written request to the Corporate Secretary of Simmons.

Accordingly, a Simmons shareholder who intended to raise a proposal to be acted upon at Simmons’ 2020 Annual Meeting of Shareholders, but who did not desire to include the same in Simmons’ 2020 proxy statement, must have provided written notice to Simmons’ Corporate Secretary no earlier than December 19, 2019 nor later than January 18, 2020. The persons named as proxies in Simmons’ proxy for Simmons’ 2020 Annual Meeting of Shareholders may exercise their discretionary authority to act upon any proposal which is properly brought before a shareholder meeting, and Simmons reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

LANDRUM ANNUAL MEETING SHAREHOLDER PROPOSALS

Landrum does not anticipate holding a 2020 annual meeting of Landrum shareholders if the merger is completed by the fourth quarter of 2019. However, if the merger is not completed within the expected time frame, or at all, Landrum may hold an annual meeting of its shareholders in 2020.

The Landrum bylaws provide that shareholder proposals intended for presentation at the 2020 annual meeting of Landrum shareholders must comply with respect to time of submission, contents, and otherwise with Rule 14a-8 of the Exchange Act. Such proposals must be submitted to Jolene Kirchoff, Secretary at Landrum’s principal executive offices no later than November 8, 2019.

The Landrum bylaws also provide that for a shareholder nomination of a director to be considered for presentation at the 2020 annual meeting of Landrum shareholders, including a director nomination, notice of such proposal must be received by Landrum not less than 60 days nor more than 90 days prior to the anniversary of the previous year’s annual meeting of shareholders; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s annual meeting, a proposal must be received within such time before the annual meeting as shall be established by the Landrum board of directors.

All shareholder proposals should be sent to the attention of Jolene Kirchoff, Secretary, The Landrum Company, 801 East Broadway, Columbia, MO 65201.

WHERE YOU CAN FIND MORE INFORMATION

Simmons has filed with the SEC a registration statement under the Securities Act that registers the offer and sale to Landrum shareholders of the shares of Simmons common stock and Simmons Series D preferred stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Simmons in addition to being a proxy statement for Landrum shareholders. The registration statement, including this proxy statement/prospectus and the attached exhibits, contains additional relevant information about Simmons, Simmons common stock and Simmons Series D preferred stock.

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Simmons also files reports, proxy statements and other information with the SEC under the Exchange Act.

The SEC maintains a website that contains reports, proxy statements and other information about issuers, such as Simmons, that file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Simmons with the SEC are also available at Simmons’ website at https://simmonsbank.com/. The website addresses of the SEC and Simmons are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.

The SEC allows Simmons to incorporate by reference information in this proxy statement/prospectus. This means that Simmons can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Simmons previously filed with the SEC. They contain important information about the companies and their financial condition.

Simmons SEC Filings (SEC File No. 000-06253)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2018, filed with the SEC on February 27, 2019.

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2019, filed with the SEC on May 8, 2019 and Quarter ended June 30, 2019, filed with the SEC on August 7, 2019.

Current Reports on Form 8-K	Filed with the SEC on January 28, 2019, February 19, 2019 (as amended on April 11, 2019), March 25, 2019, April 15, 2019, April 17, 2019, May 21, 2019 and July 31, 2019 (other than those portions of the documents deemed to be furnished and not filed).

Description of Simmons common stock	The description of the Simmons common stock is contained in Simmons’ prospectus filed pursuant to Rule 424(b)(5) under the Securities Act on March 23, 2018 set forth under the heading “Description of Common Stock,” as updated and amended from time to time.

 In addition, Simmons also incorporates by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date the offering is terminated, provided that Simmons is not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, information contained in this document regarding Simmons has been provided by Simmons and information contained in this document regarding Landrum has been provided by Landrum.

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Documents incorporated by reference into this proxy statement/prospectus are available from Simmons, without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus or other relevant corporate documents referenced in this proxy statement/prospectus related to Simmons by requesting them in writing or by telephone at the following address and phone number:

Simmons First National Corporation

501 Main Street

P.O. Box 7009

Pine Bluff, Arkansas 71611

Attention: Patrick A. Burrow

Telephone: (870) 541-1000

Landrum does not have a class of securities registered under Section 12 of the Exchange Act, and is therefore not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents or reports with the SEC.

If you are a Landrum shareholder and have any questions concerning the Landrum special meeting, the merger, the merger agreement or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus without charge or need help voting your shares of Landrum common stock, please contact Landrum at the following address:

The Landrum Company

801 East Broadway

Columbia, MO 65201

Attention: Lisa Evans, Senior Vice President and Controller
Telephone: (573) 441-2822

These documents are available without charge upon written or oral request. To obtain timely delivery of these documents, you must request them no later than October 15, 2019 in order to receive them before the Landrum special meeting. If you request any documents from Simmons or Landrum, Simmons or Landrum will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated September 17, 2019 and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Landrum shareholders nor the issuance by Simmons of shares of Simmons common stock or Simmons Series D preferred stock in connection with the merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make any such offer or solicitation in that jurisdiction.

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Annex A

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
SIMMONS FIRST NATIONAL CORPORATION
AND
THE LANDRUM COMPANY
Dated as of July 30, 2019

4.26.	State Takeover Statutes and Takeover Provisions.	A-25
4.27.	Opinion of Financial Advisor.	A-25
4.28.	Tax and Regulatory Matters.	A-25
4.29.	Loan Matters.	A-26

i

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Exhibit A - Form of Voting Agreement

Landrum’s Disclosure Memorandum

Simmons’ Disclosure Memorandum

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 30, 2019, by and between Simmons First National Corporation (“Simmons”), an Arkansas corporation, and The Landrum Company (“Landrum”), a Missouri corporation.

Preamble

The respective boards of directors of Landrum and Simmons have approved this Agreement and declared that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Parties and their respective shareholders. Under the terms and subject to the conditions of this Agreement and in accordance with the Arkansas Business Corporation Act of 1987 (the “ABCA”) and The General and Business Corporation Law of Missouri (the “GBCL”), Landrum will merge with and into Simmons (the “Merger”), with Simmons as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”).

As an inducement for Simmons to enter into this Agreement, each of the directors and certain executive officers of Landrum have simultaneously with the execution of this Agreement entered into a Voting Agreement (each a “Voting Agreement” and collectively, the “Voting Agreements”) in connection with the Merger, in the form of Exhibit A hereto. The transactions described in this Agreement are subject to the approvals of the shareholders of Landrum and applicable regulatory authorities and the satisfaction of certain other conditions described in this Agreement.

The Parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and the Parties intend that this Agreement will be adopted as a “plan of reorganization” within the meaning of Section 361(a) of the Internal Revenue Code.

The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1.         Merger.

Under the terms and subject to the conditions of this Agreement, at the Effective Time, Landrum shall be merged with and into Simmons in accordance with the provisions of Section 4-27-1106 et. seq. of the ABCA and Section 351.410 et. seq. of the GBCL with the effects set forth in the ABCA and the GBCL. Simmons shall be the Surviving Corporation resulting from the Merger and shall succeed to and assume all the rights and obligations of Landrum in accordance with the ABCA and the GBCL. Upon consummation of the Merger the separate corporate existence of Landrum shall terminate.

1.2.         Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 A.M., Central Time, on the date that the Effective Time occurs, or at such other date and time as the Parties, acting through their authorized officers, may mutually agree in writing (the “Closing Date”). The Closing shall be held at the offices

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of Simmons, located at 601 E. 3rd Street, Little Rock, Arkansas, 72201, unless another location is mutually agreed upon by the Parties.

1.3.         Effective Time.

The Merger shall become effective (the “Effective Time”) on the date and at the time specified in the articles of merger to be filed with the Secretary of State of the State of Arkansas and the certificate of merger to be filed with the Secretary of State of the State of Missouri. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur on a date within 30 days following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in ARTICLE 8 (other than those conditions that by their nature are to be satisfied or waived at the Effective Time) as determined by Simmons.

1.4.         Charter.

The Amended and Restated Articles of Incorporation of Simmons in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until duly amended or repealed.

1.5.         Bylaws.

The Bylaws of Simmons in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

1.6.         Directors and Officers.

The directors of Simmons in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation. The officers of Simmons in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

ARTICLE 2
MANNER OF CONVERTING SHARES

2.1.         Conversion of Shares.

Subject to the provisions of this ARTICLE 2, at the Effective Time, by virtue of the Merger and without any action on the part of Simmons, Landrum or the shareholders of either of the foregoing, the shares of Landrum and Simmons shall be converted as follows:

(a)             Each share of capital stock of Simmons issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b)            Each share of issued Landrum Capital Stock that, immediately prior to the Effective Time, is held by Landrum, any Landrum Subsidiary, by Simmons or any Simmons Subsidiary (in each case other than shares held in any Employee Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the “Canceled Shares”) shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c)             Each share of Landrum Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares and the Landrum Dissenting Shares) shall be converted into the right to receive, without interest, the Stock Consideration.

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(d)            Each share of Landrum Common Stock, when so converted pursuant to Section 2.1(c) shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) registered in the transfer books of Landrum that immediately prior to the Effective Time represented shares of Class A Common Stock or Class B Common Stock shall cease to have any rights with respect to such Class A Common Stock or Class B Common Stock other than the right to receive the Merger Consideration in accordance with ARTICLE 3.

2.2.         Anti-Dilution Provisions.

In the event Simmons changes the number of shares of Simmons Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Merger Consideration shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change.

2.3.         Treatment of Landrum ESOP and Combined Benefits Plan.

(a)             For the avoidance of doubt, at the Effective Time, each share of Landrum Common Stock held in The Landrum Company Employee Stock Ownership Plan (“ESOP”) shall be converted into the right to receive the Merger Consideration in accordance with Section 2.1(c). Without limiting Section 7.8 hereof, Landrum shall, prior to the Closing and effective as of no later than the day immediately prior to, and contingent upon, the Closing (the “ESOP Termination Date”), adopt such necessary resolutions and amendments to the ESOP to provide (i) that no new participants shall be admitted to the ESOP on or after the ESOP Termination Date, (ii) the ESOP shall accept no further contributions except for contributions that have been accrued prior to the ESOP Termination Date on behalf of participants in the ESOP, (iii) for full vesting for all participants whose account balances had not previously been distributed in full, and (iv) that the ESOP shall be terminated as of the ESOP Termination Date. The form and substance of such resolutions and amendments shall be subject to the prior review and approval of Simmons, and Landrum shall deliver to Simmons an executed copy of such resolutions and amendments as soon as practical following their adoption and shall fully comply with such resolutions and amendments.

(b)            For the avoidance of doubt, at the Effective Time, each share of Landrum Common Stock held in the Landrum Combined Benefits Plan (“CBP”) shall be converted into the right to receive the Merger Consideration in accordance with Section 2.1(c). Without limiting Section 7.8 hereof, Landrum shall, prior to the Closing and effective as of no later than the date immediately prior to, and contingent upon, the Closing (“CBP Termination Date”) adopt such necessary resolutions and amendments to the CBP to provide the same as stated in subclauses (i) through (iv) above in Section 2.3(a) with regard to the ESOP. The form and substance of such resolutions and amendments shall be subject to the prior review and approval of Simmons and Landrum shall deliver to Simmons an executed copy of such resolutions and amendments as soon as practical following their adoption and shall fully comply with such resolutions and amendments.

2.4.         Fractional Shares.

No certificate, book-entry share or scrip representing fractional shares of Simmons Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution of Simmons shall be payable on or with respect to any such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Simmons. Notwithstanding any other provision of this Agreement, each holder of shares of Class A Common Stock or Class B Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Simmons Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, a cash payment rounded up to the nearest cent (without

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interest), which payment shall be determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Simmons Common Stock that such holder of shares of Class A Common Stock or Class B Common Stock would otherwise have been entitled to receive pursuant to Section 2.1(c) by (ii) the Average Closing Price (the “Fractional Share Payment”).

2.5.         Treatment of Series E Preferred Stock.

At the Effective Time, each share of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of series D preferred stock of Simmons (“Simmons Series D Preferred Stock”), which shall have such rights, preference, privileges, and voting powers, and limitations and restrictions thereof, which, taken as a whole, are not materially less favorable to the holders of Series E Preferred Stock than the rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, of the Series E Preferred Stock that are in effect immediately prior to the Effective Time, taken as a whole. Each share of Series E Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder shall cease to have any rights with respect to such Series E Preferred Stock other than the right to receive the Simmons Series D Preferred Stock in accordance with this Section 2.5.

ARTICLE 3
EXCHANGE OF SHARES

3.1.         Exchange Procedures.

(a)             Deposit of Merger Consideration. At or promptly following the Effective Time, Simmons shall deposit, or shall cause to be deposited, with Computershare, Simmons’ transfer agent, or another exchange agent reasonably acceptable to Simmons (provided that Simmons shall consult with Landrum regarding the selection of such other exchange agent) (the “Exchange Agent”), for the benefit of the holders of record of shares of Class A Common Stock or Class B Common Stock (excluding the Canceled Shares) issued and outstanding immediately prior to the Effective Time (collectively, the “Holders”) and the holders of record of shares of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time, for exchange in accordance with this ARTICLE 3, (i) certificates or evidence of Simmons Common Stock in book-entry form issuable pursuant to Section 2.1(c) (collectively referred to as “Simmons Certificates”) for shares of Simmons Common Stock equal to the Aggregate Stock Consideration, (ii) immediately available funds for (A) the aggregate Fractional Share Payments to the extent then determinable and (B), after the Effective Time, if applicable, any dividends or distributions which such Holders have the right to receive pursuant to Section 3.1(d) (collectively, the “Exchange Fund”), and (iii) certificates or evidence of Simmons Series D Preferred Stock in book-entry form issuable pursuant to Section 2.5. Simmons shall instruct the Exchange Agent to timely pay the Merger Consideration and the Simmons Series D Preferred Stock in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Simmons or the Surviving Corporation. Interest and other income on the Exchange Fund shall be the sole and exclusive property of Simmons and the Surviving Corporation and shall be paid to Simmons or the Surviving Corporation, as Simmons directs. No investment of the Exchange Fund shall relieve Simmons, the Surviving Corporation or the Exchange Agent from making the payments required by this Agreement and following any losses from any such investment, Simmons shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy Simmons’ obligations hereunder for the benefit of the Holders, which additional funds will be deemed to be part of the Exchange Fund.

(b)            Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each Holder of a Certificate (and Book-Entry Share, if required by the Exchange Agent or at the request of Simmons) notice advising such Holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, if applicable, shall pass, only upon proper delivery of the Certificates or Book-Entry Shares, if applicable, and instructions for surrendering the Certificates, or Book-Entry Shares, if applicable,

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to the Exchange Agent (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares). Upon proper surrender of a Certificate or Book-Entry Shares for exchange and cancellation to the Exchange Agent, together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration with respect to the shares of Class A Common Stock or Class B Common Stock formerly represented by such Certificate or Book-Entry Share and such Certificate or Book-Entry Share so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of Holders on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares. The Stock Consideration delivered to each Holder shall be in non-certificated book-entry form.

(c)             Share Transfer Books. At the Effective Time, the share transfer books of Landrum shall be closed, and thereafter there shall be no further registration of transfers of shares of Landrum Common Stock or Series E Preferred Stock. From and after the Effective Time, Holders who held shares of Class A Common Stock or Class B Common Stock, as well as holders of Series E Preferred Stock, immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Section 3.1, each Certificate or Book-Entry Share theretofore representing shares of Class A Common Stock or Class B Common Stock (other than the Canceled Shares) and each share of Series E Preferred Stock shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in ARTICLE 2 in exchange therefor, subject, however, to Simmons’ obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Landrum in respect of such shares of Class A Common Stock, Class B Common Stock or Series E Preferred Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration with respect to the shares of Class A Common Stock or Class B Common Stock formerly represented thereby. On or after the Effective Time, each share of Series E Preferred Stock presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for Simmons Series D Preferred Stock.

(d)            Dividends with Respect to Simmons Common Stock. No dividends or other distributions declared with respect to Simmons Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Simmons Common Stock issuable with respect to such Certificate or Book-Entry Shares in accordance with this Agreement until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss and other documentation required by the Exchange Agent or Surviving Corporation hereunder in lieu thereof) there shall be paid to the record holder of the whole shares of Simmons Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of Simmons Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Simmons Common Stock.

(e)             Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders, and any shares of Simmons Series D Preferred Stock which remain undistributed to the holders of Series E Preferred Stock, on the first anniversary of the Effective Time shall be delivered to Simmons; and any former Holders who have not theretofore received any Merger Consideration, and any holders of Series E Preferred Stock who have not theretofore received any Simmons Series D Preferred Stock, to which they are entitled under this Agreement shall thereafter look only to Simmons and the Surviving Corporation for payment of their claims with respect thereto.

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(f)             No Liability. If any Certificates or Preferred Certificates shall not have been surrendered (or any Book-Entry Shares have not been canceled) prior to five years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration would escheat to or become the property of any Regulatory Authority), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of Simmons, free and clear of all claims or interest of any Person previously entitled thereto or their successors, assigns, or personal representatives. None of Simmons, Landrum, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Holder or holder of Series E Preferred Stock in respect of any amount that would have otherwise been payable in respect of any Certificate or Preferred Certificate (or Book-Entry Shares) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)             Withholding Rights. Each and any of Simmons, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration, Simmons Series D Preferred Stock and any other amounts or property otherwise payable or distributable to any Person pursuant to this Agreement, such amounts or property (or portions thereof) as Simmons, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Internal Revenue Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. Any amounts so deducted or withheld and remitted to the appropriate Regulatory Authority by Simmons, the Surviving Corporation, or the Exchange Agent, as applicable, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Simmons, the Surviving Corporation, or the Exchange Agent, as applicable.

(h)            Lost Certificates. If any Certificate, or any certificate representing shares of Series E Preferred Stock (“Preferred Certificate”), shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate or Preferred Certificate, as applicable, to be lost, stolen or destroyed and, if required by the Exchange Agent or Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as the Exchange Agent or Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate or Preferred Certificate, as applicable, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (or, in the case of a Preferred Certificate, Simmons Series D Preferred Stock) to which the holder thereof is entitled pursuant to this Agreement.

(i)              Change in Name on Certificate. If any Simmons Certificate or certificate representing shares of Simmons Series D Preferred Stock is to be issued in a name other than that in which the Certificates, Preferred Certificates or Book-Entry Shares surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificates, Preferred Certificates or Book-Entry Shares so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent or Simmons in advance any transfer or other similar Taxes required by reason of the issuance of a Simmons Certificate or certificate representing shares of Simmons Series D Preferred Stock in any name other than that of the registered holder of the Certificates, Preferred Certificates or Book-Entry Shares surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

3.2.         Dissenting Shareholders.

(a)             Notwithstanding anything in this Agreement to the contrary, shares of Landrum Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by any Holder who is entitled to demand and properly demands appraisal of such shares of Landrum Common Stock pursuant to, and who complies in all respects with, the provisions of Section 351.455 of the GBCL (“Section 351.455”), shall not be converted into or be exchangeable for the right to receive any of the consideration as specified in ARTICLE 2 (the “Landrum Dissenting Shares”), but instead such Holder shall be entitled to payment of the fair value of

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such Landrum Dissenting Shares in accordance with the provisions of Section 351.455. At the Effective Time, all Landrum Dissenting Shares shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each Holder of Landrum Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Landrum Dissenting Shares in accordance with the provisions of Section 351.455. Notwithstanding the foregoing, if any such Holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 351.455, or a court of competent jurisdiction shall determine that such Holder is not entitled to the relief provided by Section 351.455, then the right of such Holder to be paid the fair value of such Holder’s Landrum Dissenting Shares under Section 351.455 shall cease and such Landrum Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration.

(b)            Landrum shall give Simmons prompt written notice (but in any event within 48 hours) to Simmons of any demands for appraisal of any shares of Landrum Common Stock and any withdrawals of such demands, and Simmons shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Landrum shall not, except with the prior written consent of Simmons, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF LANDRUM

Except as Previously Disclosed, Landrum hereby represents and warrants to Simmons as follows:

4.1.         Organization, Standing, and Power.

(a)             Status of Landrum. Landrum is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Missouri, is authorized under the Laws of the State of Missouri to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Landrum is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions in which its ownership of Assets or conduct of business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Landrum. Landrum is duly registered with the Federal Reserve as a bank holding company under the BHC Act. True, complete and correct copies of the certificate of incorporation of Landrum and the bylaws of Landrum, each as in effect as of the date of this Agreement, have been delivered or made available to Simmons.

(b)            Status of Landmark Bank. Landmark Bank is a direct, wholly owned Landrum Subsidiary, is duly organized, validly existing and in good standing under the Laws of the State of Missouri, is authorized under the Laws of the State of Missouri to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Landmark Bank is authorized by the Missouri Division of Finance (“MDF”) and the Federal Deposit Insurance Corporation (“FDIC”) to engage in the business of banking as a depository trust company. Landmark Bank is in good standing in each jurisdiction in which its ownership of Assets or conduct of business requires such qualification, except where failure to be so qualified has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Landrum or Landmark Bank. True, complete and correct copies of the certificate of incorporation and bylaws of Landmark Bank, each as in effect as of the date of this Agreement, have been delivered or made available to Simmons.

4.2.         Authority of Landrum; No Breach By Agreement.

(a)             Authority. Landrum has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of

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this Agreement and the Merger by the affirmative vote of at least two-thirds of the outstanding shares of Class A Common Stock entitled to vote on this Agreement and the Merger as contemplated by Section 7.1 (the “Landrum Shareholder Approval”), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Landrum (including approval by and a determination by the board of directors of Landrum that this Agreement is advisable and in the best interests of Landrum’s shareholders and directing the submission of this Agreement to a vote at a meeting of shareholders of Landrum), subject to the Landrum Shareholder Approval. This Agreement has been duly executed and delivered by Landrum. Subject to the Landrum Shareholder Approval, and assuming the due authorization, execution and delivery by Simmons, this Agreement represents a legal, valid, and binding obligation of Landrum, enforceable against Landrum in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought (the “Bankruptcy and Equity Exceptions”)).

(b)            No Conflicts. Neither the execution and delivery of this Agreement by Landrum, nor the consummation by Landrum of the transactions contemplated hereby, nor compliance by Landrum with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Landrum’s certificate of incorporation, bylaws or other governing instruments, or certificate of incorporation, bylaws or other governing instruments of Landmark Bank and any other Landrum Entity or any resolution adopted by the board of directors or the shareholders of any Landrum Entity, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Landrum Entity under, any Contract of any Landrum Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, constitute or result in a Default under, or require any Consent pursuant to, any Law, Order or Permit applicable to any Landrum Entity or any of their respective material Assets.

(c)             Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of Nasdaq, the GBCL, ABCA, the BHC Act, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by Landrum of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, Landrum is not aware of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Merger on a timely basis.

(d)            Landrum Debt. Landrum has no debt that is secured by Landmark Bank Capital Stock, except as set forth in Section 4.2(b) of Landrum’s Disclosure Memorandum.

4.3.         Capitalization of Landrum.

(a)             Ownership. The authorized capital stock of Landrum consists of (i) 3,000,000 shares of Class A Common Stock, (ii) 1,000,000 shares of Class B Common Stock, and (iii) 100,000 shares of preferred stock, no par value per share (of which 45,000 shares have been designated Series E Preferred Stock). As of the close of business on July 30, 2019, (i) 655,577 shares of Class A Common Stock (excluding treasury shares) were issued and outstanding, (ii) 24,757 shares of Class B Common Stock (excluding treasury shares) were issued and outstanding, (iii) 26,716 shares of Class A Common Stock were held by Landrum in its treasury, (iv) 14,099 shares of Class B Common Stock were held by Landrum in its treasury, (v) 767 shares of Series E Preferred Stock were issued and outstanding, and (vi) no shares of Landrum Common Stock were reserved for issuance upon the exercise of outstanding Equity Rights of Landrum. As of the Effective Time, no more than (A) 655,577 shares of Class A Common Stock will be issued and outstanding (excluding treasury shares), (B) 24,757 shares of

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Class B Common Stock will be issued and outstanding (excluding treasury shares), (C) 26,716 shares of Class A Common Stock will be held by Landrum in its treasury, (D) 14,099 shares of Class B Common Stock will be held by Landrum in its treasury, (D) 767 shares of Series E Preferred Stock will be issued and outstanding, and (E) no shares of Landrum Common Stock will be subject to outstanding Equity Rights of Landrum except for put rights certain participants in the ESOP may have, as described in Section 4.3(a) of Landrum’s Disclosure Memorandum.

(b)            Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Landrum have been duly authorized and validly issued and outstanding, and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock of Landrum has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Landrum.

(c)             Outstanding Equity Rights. Other than Landrum’s Equity Rights issued prior to the date of this Agreement and set forth in Section 4.3(a), there are no (i) existing Equity Rights with respect to the securities of Landrum, (ii) Contracts under which any Landrum Entity is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Landrum, (iii) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which Landrum is a party or of which Landrum is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Landrum, or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of Landrum may vote.

(d)            Voting Debt. No bonds, debentures, notes or other indebtedness of any Landrum Entity having the right to vote (or which are convertible into, or exchangeable for, securities of Landrum having the right to vote) on any matters on which shareholders of Landrum may vote are issued or outstanding. There are no Contracts pursuant to which any Landrum Entity is or could be required to register shares of Landrum’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of any Landrum Entity. No Landrum Subsidiary owns any capital stock of Landrum except in a fiduciary capacity.

4.4.         Capitalization of Landmark Bank.

(a)             Ownership. The authorized capital stock of Landmark Bank consists of (i) 1,000,000 shares of Landmark Bank Common Stock, (ii) 15,000 shares of Landmark Bank Series A Preferred Stock, (iii) 10,000 shares of Landmark Bank Series B Preferred Stock and (iv) 10,000 shares of Landmark Bank Series C Preferred Stock. 584,823 shares of Landmark Bank Common Stock, 0 shares of Landmark Bank Series A Preferred Stock, 10,000 shares of Landmark Bank Series B Preferred Stock, and 10,000 shares of Landmark Bank Series C Preferred Stock are outstanding as of the date of this Agreement. All of the outstanding shares of Landmark Bank Capital Stock are directly and beneficially owned and held by Landrum.

(b)            Landmark Bank. Landmark Bank does not have any Subsidiaries nor own any equity interests in any other Person other than the entities set forth in Section 4.4(b) of Landrum’s Disclosure Memorandum.

4.5.         Landrum Subsidiaries.

(a)             Landrum has no direct or indirect Subsidiaries nor owns any equity interests in any other Person, other than Landmark Bank and the entities set forth in Section 4.5(a) of Landrum’s Disclosure Memorandum and indirect ownership through Landmark Bank of the entities set forth in Section 4.4(b) of Landrum’s Disclosure Memorandum. Landrum or Landmark Bank owns all of the issued and outstanding shares of capital stock (or other equity interests) of the Landrum Subsidiaries. No capital stock (or other equity interest) of a Landrum Subsidiary is or may become required to be issued (other than to another Landrum Entity) by reason of any Equity Rights, and there are no Contracts by which a Landrum Subsidiary is bound to issue (other than to another Landrum Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which

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any Landrum Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of a Landrum Subsidiary (other than to another Landrum Entity). There are no Contracts relating to the rights of any Landrum Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of a Landrum Subsidiary. All of the shares of capital stock (or other equity interests) of each Landrum Subsidiary held by a Landrum Entity are fully paid under the Laws of the applicable jurisdiction of formation and are owned by the Landrum Entity free and clear of any Lien.

(b)            Each Landrum Subsidiary is duly organized, validly existing and in good standing under the Laws of the State of its organization, is authorized under applicable Laws to engage in its business as now conducted and otherwise has the corporate (or comparable) power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted.

(c)             Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Landmark Bank and each other Landrum Subsidiary are duly authorized and validly issued and outstanding and are fully paid and nonassessable.  None of the outstanding shares of capital stock of Landmark Bank and each other Landrum Subsidiary has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Landmark Bank and each other Landrum Subsidiary.  Landmark Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder, the deposits in which are insured by the FDIC through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Landrum, threatened. The certificate of incorporation or association, bylaws, or other governing documents of each Landrum Subsidiary comply with applicable Law.

(d)            Outstanding Equity Rights. There are no (i) outstanding Equity Rights with respect to the securities of any Landrum Subsidiary, (ii) Contracts under which any Landrum Entity is or may become obligated to sell, issue, or otherwise dispose of or redeem, purchase, or otherwise acquire any securities of any Landrum Subsidiary, (iii) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which any Landrum Subsidiary is a party or of which Landrum is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of any Landrum Subsidiary or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of any Landrum Subsidiary may vote.

4.6.         Regulatory Reports.

(a)             Landrum’s Reports. Landrum and each Landrum Entity (other than Landmark Bank) has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with any Regulatory Authority, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Authority, since December 31, 2014.

(b)            Landmark Bank’s Reports. Landmark Bank has duly filed with the MDF, FDIC and any other applicable Regulatory Authorities, as the case may be, all reports, returns, filings, information, data, registrations, submissions and statements required to be filed under any applicable Law, including any and all federal and state banking Laws, and the requirements of the applicable Regulatory Authority, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. There (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of any Landrum Entity and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of any Landrum Entity.

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4.7.         Financial Matters.

(a)             Financial Statements. Landrum has made available to Simmons the Landrum Financial Statements. The Landrum Financial Statements with respect to periods ending prior to the date of this Agreement (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with, the books and records of the Landrum Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and applicable accounting requirements, in each case, consistently applied, except as may be otherwise indicated in the notes thereto, and (iii) fairly present in all material respects the consolidated financial condition of the Landrum Entities as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of the Landrum Entities for the respective periods set forth therein. The Landrum Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and applicable accounting requirements, in each case, consistently applied, except as may be otherwise indicated in the notes thereto and (C) will fairly present in all material respects the consolidated financial condition of Landrum as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of Landrum for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

(b)            Call Reports. The financial statements contained in the Call Reports of Landmark Bank for all of the periods ending after December 31, 2014 (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of Landmark Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of Landmark Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (C) will fairly present in all material respects the financial condition of Landmark Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity of Landmark Bank for the respective periods set forth therein, subject to year-end adjustments.

(c)             Systems and Processes. Each of Landrum and Landmark Bank has in place sufficient systems and processes that are customary for a financial institution the size of Landrum and Landmark Bank and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Landrum Financial Statements and Landmark Bank’s financial statements, including the Call Reports, (ii) in a timely manner accumulate and communicate to Landrum and Landmark Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in Landrum Financial Statements and Landmark Bank’s financial statements, including the Call Reports, or any report or filing to be filed or provided to any Regulatory Authority, (iii) ensure access to Landrum and Landmark Bank’s Assets is permitted only in accordance with management’s authorization, and (iv) ensure the reporting of such Assets is compared with existing Assets at regular intervals. Since December 31, 2014, neither Landrum nor Landmark Bank nor, to Landrum’s Knowledge, any Representative of any Landrum Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Landrum Financial Statements, Landmark Bank’s financial statements, including the Call Reports, or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any Landrum Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Landrum or any Landrum Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing any Landrum Entity, whether or not employed by any Landrum Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by

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Landrum or any of its officers, directors or employees to the boards of directors of Landrum or Landmark Bank or any committee thereof or to any director or officer of Landrum or Landmark Bank. To Landrum’s Knowledge, there has been no instance of fraud by any Landrum Entity, whether or not material, that occurred during any period covered by Landrum Financial Statements.

(d)            Records. The records, systems, controls, data and information of the Landrum Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of a Landrum Entity or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Landrum or Landmark Bank. Landrum and Landmark Bank have disclosed, based on their most recent evaluation prior to the date of this Agreement, to their auditors and the audit committee of their respective boards of directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect their ability to record, process, summarize or report financial data and have disclosed to their auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in their internal controls.

(e)             Auditor Independence. During the periods covered by the Landrum Financial Statements, Landrum’s external auditor was independent of Landrum, Landmark Bank and their respective management. As of the date hereof, the external auditor for Landrum and Landmark Bank has not resigned or been dismissed as a result of or in connection with any disagreements with Landrum or Landmark Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.8.         Books and Records.

The Books and Records have been and are being maintained in the Ordinary Course in accordance and compliance with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by Landrum and Landmark Bank.

4.9.         Absence of Undisclosed Liabilities.

No Landrum Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2018, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Landrum as of December 31, 2018 included in the Landrum Financial Statements at and for the period ending December 31, 2018.

4.10.        Absence of Certain Changes or Events.

(a)             Since December 31, 2017, there has not been a Material Adverse Effect on Landrum.

(b)            Since December 31, 2017, (i) the Landrum Entities have carried on their respective businesses only in the Ordinary Course, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by any Landrum Entity whether or not covered by insurance and (iii) none of the Landrum Entities have taken any action that would be prohibited by Section 6.2 if taken after the date hereof.

4.11.        Tax Matters.

(a)             All Landrum Entities have timely filed with the appropriate Taxing authorities all material Tax Returns required to be filed with respect to the Landrum Entities, and all Tax Returns filed with respect to the Landrum Entities are correct and complete in all material respects. None of the Landrum Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All material Taxes of the Landrum Entities have been fully and timely paid when due.

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There are no Liens for Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the Landrum Entities. No claim has ever been made in writing by an authority in a jurisdiction where any Landrum Entity does not file a Tax Return that such Landrum Entity may be subject to Taxes by such jurisdiction.

(b)            None of the Landrum Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no disputes, claims, audits or examinations regarding any Taxes of any Landrum Entity or the Assets of any Landrum Entity that are either pending or threatened in writing. None of the Landrum Entities has waived any statute of limitations in respect of any Taxes.

(c)             Each Landrum Entity has complied in all material respects with all applicable Laws relating to the withholding or backup withholding of Taxes and the remittance thereof to appropriate authorities, including Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and remitted pursuant to Sections 1441, 1442, 3402 and 3406 of the Internal Revenue Code or similar provisions under state, local or foreign Law. Each Person to which each Landrum Entity pays interest or makes other payments in respect of which it is a “withholding agent” within the meaning of the Internal Revenue Code and the Treasury Regulations has furnished to such Landrum Entity a Withholding Certificate that is maintained in such Landrum Entity’s files.

(d)            The unpaid Taxes of each Landrum Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Landrum Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Landrum Entities in filing their Tax Returns.

(e)             None of the Landrum Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Landrum Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the Landrum Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Landrum) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group the common parent of which is or was Landrum), or as a transferee or successor.

(f)             During the five-year period ending on the date hereof, none of the Landrum Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code. During the five-year period ending on the date hereof, none of the Landrum Entities is, or has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code. None of the Landrum Entities owns an equity interest in any foreign corporation, foreign partnership or other foreign entity or arrangement treated as a corporation or partnership for U.S. federal income Tax purposes.

(g)             Each Landrum Benefit Plan, employment agreement, or other compensation arrangement of Landrum that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Internal Revenue Code has been written, executed, and operated in compliance with its terms and Section 409A of the Internal Revenue Code and the regulations thereunder. No Landrum Entity has any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Internal Revenue Code.

(h)            None of the Landrum Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the Landrum Entities have participated in, or otherwise been a party to, any “reportable transaction” within the meaning of

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Treasury Regulation Section 1.6011-4. The Landrum Entities have disclosed on their respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Internal Revenue Code.

4.12.        Assets.

(a)             Each Landrum Entity has good and marketable title to those Assets reflected in the most recent Landrum Financial Statements as being owned by such Landrum Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Liens”). Landrum is the fee simple owner of all owned real property and the lessee of all leasehold estates reflected in the most recent Landrum Financial Statements, free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be owned or leased thereunder, as applicable. There are no pending or, to the Knowledge of Landrum, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by Landrum. The Landrum Entities own or lease all properties as are necessary to their operations as now conducted and no Person has any option or right to acquire or purchase any ownership interest in the owned real property or any portion thereof.

(b)            Section 4.12(b) of Landrum’s Disclosure Memorandum sets forth a complete and correct list of all street addresses and fee owners of all real property owned, leased or licensed by any Landrum Entity or otherwise occupied by a Landrum Entity or used or held for use by any Landrum Entity (collectively, the “Real Property”). Other than as set forth on Section 4.12(b) of Landrum’s Disclosure Memorandum, there are no Persons in possession of any portion of any of the Real Property owned or leased by any Landrum Entity other than such Landrum Entity, and no Person other than a Landrum Entity has the right to use or occupy for any purpose any portion of any of the Real Property owned, leased or licensed by a Landrum Entity. Landrum or a Landrum Subsidiary has good and marketable fee title to all Real Property owned by it free and clear of all Liens, except Permitted Liens. There are no outstanding options, rights of first offer or refusal or other pre-emptive rights or purchase rights with respect to any such owned Real Property.

(c)             All leases of Real Property under which any Landrum Entity, as lessee, leases Real Property, are valid, binding and enforceable in accordance with their respective terms and Landrum or such Landrum Subsidiary has good and marketable leasehold interests to all Real Property leased by them. There is not under any such lease any material existing Default by any Landrum Entity or, to Landrum’s Knowledge, any other party thereto, or any event which with notice or lapse of time would constitute such a material Default and all rent and other sums and charges due and payable under such lease have been paid.

(d)            The Assets reflected in the most recent Landrum Financial Statements which are owned or leased by the Landrum Entities, and in combination with the Real Property, the Intellectual Property of any Landrum Entity, and contractual benefits and burdens of the Landrum Entities, constitute, as of the Closing Date, all of the Assets, rights and interests necessary to enable the Landrum Entities to operate consolidated businesses in the Ordinary Course and as the same is expected to be conducted on the Closing Date.

4.13.        Intellectual Property; Privacy.

(a)             Each Landrum Entity owns or has a valid license to use (in each case, free and clear of any Liens other than any Permitted Liens) all of the Intellectual Property necessary to carry on the business of such Landrum Entity as it is currently conducted. Each Landrum Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Landrum Entity in connection

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with such Landrum Entity’s business operations, and such Landrum Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Landrum Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Landrum threatened, which challenge the rights of any Landrum Entity with respect to Intellectual Property used, sold or licensed by such Landrum Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property. The conduct of the business of each Landrum Entity and the use of any Intellectual Property by each Landrum Entity does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. No Person has asserted to Landrum in writing that any Landrum Entity has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person. The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by any Landrum Entity in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement, the use of the “Landmark Bank” and “The Landrum Company” trademarks will be transferred to Simmons in connection with the transactions contemplated by this Agreement and after the Effective Time, no Person besides Simmons shall have right and title to the “Landmark Bank” and “The Landrum Company” trademarks and trade names. All of the Landrum Entities’ right to the use of and title to the names “Landmark Bank” and “The Landrum Company” will be transferred to Simmons in connection with the completion of the transactions contemplated by this Agreement.

(b)            (i) The computer, information technology and data processing systems, facilities and services used by the Landrum Entities, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of the Landrum Entities as currently conducted and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the Landrum Entities. To Landrum’s Knowledge, no third party or Representative has gained unauthorized access to any Systems owned or controlled by any Landrum Entity, and each Landrum Entity has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each Landrum Entity has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of the Landrum Entities in all material respects. Each Landrum Entity has implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

(c)             Each Landrum Entity has (i) complied in all material respects with all applicable Laws which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, transmission or transfer of the personal data or information of customers or other individuals (“Personally Identifiable Information”) and similar Laws governing data privacy, and with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, transmission or transfer of Personally Identifiable Information and (ii) taken commercially reasonable measures to ensure that all Personally Identifiable Information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To Landrum’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such Personally Identifiable Information by any Landrum Entity or any other Person.

4.14.        Environmental Matters.

(a)             Each Landrum Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance, in all material respects, with all Environmental Laws.

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(b)            There is no Litigation pending or, to the Knowledge of Landrum, threatened before any court, governmental agency, or authority or other forum in which any Landrum Entity or any of its Operating Properties or Participation Facilities (or Landrum in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Landrum Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence. No Landrum Entity is subject to any Order imposing any liability or obligation with respect to any Environmental Law that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Landrum.

4.15.        Compliance with Laws.

(a)             Each Landrum Entity has, and since July 31, 2014 has had, in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now or then conducted (and have paid all fees and assessments due and payable in connection therewith). There has occurred no Default under any such Permit and to the Knowledge of Landrum no suspension or cancellation of any such Permit is threatened. None of the Landrum Entities:

(i)              is in Default under any of the provisions of its certificate of incorporation or bylaws (or other governing instruments);

(ii)            is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(iii)          since July 31, 2014, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any Landrum Entity is not in compliance with any Laws or Orders, engaging in an unsafe or unsound activity or in troubled condition.

(b)            Each Landrum Entity is in compliance in all material respects with all applicable Laws, regulatory capital requirements, Consents, Orders or conditions imposed in writing by a Regulatory Authority to which they or their Assets may be subject, including, the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Foreign Corrupt Practices Act of 1977, as amended, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, the USA PATRIOT Act of 2001, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, Fair Debt Collections Practices Act, the Electronic Fund Transfer Act, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z of the Consumer Financial Protection Bureau (“CFPB”) (12 C.F.R. Part 1026), the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X of the CFPB (12 C.F.R. Part 1024), the Equal Credit Opportunity Act and Regulation B of the CFPB (12 C.F.R. Part 1002), Sections 23A and 23B of the Federal Reserve Act and Regulation W of the Federal Reserve (12 C.F.R. Part 223) (“Regulation W”), Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve (12 C.F.R. Part 215) (“Regulation O”), the Gramm-Leach-Bliley Act, the BHC Act, the FDIA, the Sarbanes-Oxley Act of 2002, any Laws promulgated by the CFPB, Laws administered or enforced by the Federal Reserve, the FDIC, the MDF, U.S. Department of the Treasury’s Financial Crimes Enforcement Network or any other Regulatory Authority, and any other applicable Law related to data protection or privacy, bank secrecy, financing or leasing practices, money laundering prevention, fair lending and fair housing discrimination (including, without limitation, discriminatory lending, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures or consumer credit, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, and all applicable Laws under the foregoing. Landrum and Landmark Bank are “well-capitalized” and “well

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managed” (as those terms are defined in applicable Laws). To the Knowledge of Landrum, each director, officer, shareholder, manager, and employee of the Landrum Entities that has been engaged at any time in the development, use or operation of the Landrum Entities and their respective Assets, and each Contractor, is and has been in compliance in all material respects with all applicable Law relating to the development, use or operation of the Landrum Entities and their respective Assets. No proceeding or notice has been filed, given, commenced or, to the Knowledge of Landrum, threatened against any of the Landrum Entities or any of their respective directors, officers, members, Affiliates, managers, employees or Contractors alleging any failure to so comply with all applicable Law.

(c)             Landmark Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the U.S. Internal Revenue Service (“IRS”), and (iii) has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable Laws and regulations referenced in this Section 4.15 and Sections 4.17 and 4.33.

(d)            Since July 31, 2014, each Landrum Entity has properly administered, in all material respects, all accounts for which it acts as a fiduciary, including accounts for which any Landrum Entity serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws. Since July 31, 2014, no Landrum Entity, or, to Landrum’s Knowledge, any director, officer, or employee of any Landrum Entity, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.16.        Community Reinvestment Act Performance.

Landmark Bank is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder and has received a Community Reinvestment Act rating of “satisfactory” or “outstanding” in its most recently completed performance evaluation, and Landrum has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Landmark Bank having its current rating lowered such that it is no longer “satisfactory” or “outstanding.”

4.17.        Foreign Corrupt Practices.

No Landrum Entity, or, to the Knowledge of Landrum, any director, officer, agent, employee or other Person acting on behalf of a Landrum Entity has, in the course of its actions for, or on behalf of, any Landrum Entity (i) used any funds of any Landrum Entity for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from funds of any Landrum Entity, (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for any Landrum Entity, to pay for favorable treatment for business secured or to pay for special concessions already obtained for any Landrum Entity, (v) established or maintained any unlawful fund of monies or other Assets of any Landrum Entity, (vi) made any fraudulent entry on the books or records of any Landrum Entity or (vii) violated or is in violation of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, the USA PATRIOT ACT of 2001, the money laundering Laws of any jurisdiction, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Regulatory Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any Landrum Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of Landrum, threatened. Each Landrum Entity has been conducting

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operations at all times in compliance with applicable financial recordkeeping and reporting requirements of all Money Laundering Laws administered and each Landrum Entity has established and maintained a system of internal controls designed to ensure compliance by the Landrum Entities with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws.

4.18.        Labor Relations.

(a)             No Landrum Entity is the subject of any pending or threatened Litigation asserting that it or any other Landrum Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Landrum Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment. No Landrum Entity, predecessor, or Affiliate of a Landrum Entity is or has ever been party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Landrum’s relationship or dealings with its employees, any labor organization or any other employee representative, and no Landrum Entity is currently negotiating any collective bargaining agreement. There is no strike, slowdown, lockout or other job action or labor dispute involving any Landrum Entity pending or threatened and there have been no such actions or disputes since July 31, 2014. To the Knowledge of Landrum, since July 31, 2014, there has not been any attempt by any Landrum Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Landrum Entity. The employment of each employee of each Landrum Entity (other than five employees, with each of whom Landrum has entered into an Executive Employment Agreement) are terminable at will by the relevant Landrum Entity without any penalty, liability or severance obligation incurred by any Landrum Entity.

(b)            Section 4.18(b) of Landrum’s Disclosure Memorandum separately sets forth all of Landrum’s employees, including for each such employee: name, job title, hire date, full- or part-time status, Fair Labor Standards Act designation, work location (identified by street address), current compensation paid or payable, all wage arrangements, fringe benefits (other than employee benefits applicable to all employees, which benefits are set forth on Section 4.19(a) of Landrum’s Disclosure Memorandum), bonuses, incentives or commissions paid the past two years, and visa and greencard application status. To Landrum’s Knowledge, no employee of any Landrum Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties. Each current and former employee of the Landrum Entities who has contributed to the creation or development of any Intellectual Property owned by any Landrum Entity has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Landrum Entities vesting all rights in work product created by the employee during the employee’s employment or affiliation with the Landrum Entities. No Key Employee of any Landrum Entity has provided written notice to a Landrum Entity of his or her intent to terminate his or her employment with the applicable Landrum Entity as of the date hereof, and, as of the date hereof, to Landrum’s Knowledge, no Key Employee intends to terminate his or her employment with Landrum before Closing.

(c)             Section 4.18(c) of Landrum’s Disclosure Memorandum contains a complete and accurate listing of the name and contact information of each entity or individual (if not an employee or agent of a contracting entity) who has provided personal services to any Landrum Entity as an independent contractor, consultant, freelancer or other similar service provider (collectively, “Contractors”) during the prior two years. A copy of each Contract relating to the services provided by any such Contractor to a Landrum Entity has been made available to Simmons prior to the date hereof. To Landrum’s Knowledge, no Contractor used by the Landrum Entities is a party to, or is otherwise bound by, any agreement or arrangement with any third party, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Contractor’s duties for the Landrum Entities. Each Contractor ever retained by the Landrum Entities who has contributed to the creation or development of any Intellectual Property owned by any Landrum Entity

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has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Landrum Entities and the Landrum Entities are the owner of all rights in and to all Intellectual Property created by each Contractor in performing services for the Landrum Entities vesting all rights in work product created in the Landrum Entities. To Landrum’s Knowledge, no current Contractor used by the Landrum Entities intends to terminate his or her or its relationship with any Landrum Entity. The Landrum Entities have no obligation or liability with respect to any taxes (or the withholding thereof) in connection with any Contractor nor has Landrum performed any act or engaged in any activity that could result in Landrum being found to be a joint employer of a Contractor under the National Labor Relations Act, the Fair Labor Standards Act, any Occupational Safety and Health Administration laws or regulations, any state worker’s compensation laws, or any other law or regulation. The Landrum Entities have properly classified, pursuant to the Internal Revenue Code, the Fair Labor Standards Act and any other applicable Law, all Contractors used by the Landrum Entities at any point. The engagement of each Contractor of each Landrum Entity is terminable at will by the relevant Landrum Entity without any penalty, liability or severance obligation incurred by any Landrum Entity.

(d)            The Landrum Entities have no “leased employees” within the meaning of Internal Revenue Code Section 414(n).

(e)             The Landrum Entities have, or will have no later than the Closing Date, paid or accrued salaries, bonuses, commissions, and other wages due to be paid or accrued through the Closing Date. Each of the Landrum Entities is and at all times has been in material compliance with all Law governing the employment of labor and the withholding of taxes, including but not limited to, all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, disability accommodation, employee leave, unemployment, worker classification, immigration, safety and health, workers’ compensation and the collection and payment of withholding or Social Security taxes and similar taxes.

(f)             Since July 31, 2014, there have not been any wage and hour claims or any discrimination, disability accommodation, or other employment claims or charges by any employee of any Landrum Entity or by any individual who has applied for employment with any Landrum Entity nor, to Landrum’s Knowledge, are there any such claims or charges currently threatened by any employee or applicant of any Landrum Entity. To the Knowledge of Landrum, there are no governmental investigations open with or under consideration by the U.S. Department of Labor (“DOL”), Equal Employment Opportunity Commission, or any other federal or state governmental body charged with administering or enforcing employment related Laws.

(g)             All of the Landrum Entities’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each individual who renders services to any Landrum Entity has provided proof of employment eligibility and is properly classified as having the status of an employee or independent contractor or other non-employee status (including for purposes of taxation and Tax reporting and under Landrum Benefit Plans).

(h)            Since July 31, 2014 none of the Landrum Entities has implemented any plant closing or mass layoff, as defined under the WARN Act, and no such actions are currently contemplated, planned or announced.

4.19.        Employee Benefit Plans.

(a)             Landrum has made available to Simmons prior to the execution of this Agreement, true and correct copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Landrum Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which Landrum or any ERISA Affiliate has or may have any obligation

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or Liability (collectively, the “Landrum Benefit Plans”). For the avoidance of doubt, the term “Landrum Benefit Plans” includes plans, programs, policies, and arrangements sponsored or maintained by a third-party professional employer organization in which the current or former employees, retirees, dependents, spouses, directors, Contractors, or other beneficiaries of a Landrum Entity or any of its affiliates are eligible to participate. Section 4.19(a) of Landrum’s Disclosure Memorandum has a complete and accurate list of all Landrum Benefit Plans. No Landrum Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States. Landrum has made available to Simmons prior to the execution of this Agreement (i) for each Landrum Benefit Plan, the plan document(s), as amended through the date of this Agreement, or a written summary of any unwritten Landrum Benefit Plan, (ii) all trust agreements or other funding arrangements for all Landrum Benefit Plans, (iii) all determination letters, opinion letters, information letters or advisory opinions issued by the IRS, the DOL or the Pension Benefit Guaranty Corporation (“PBGC”) regarding a Landrum Benefit Plan during this calendar year or any of the preceding three calendar years, or the most recent such letter or opinion if issued prior to the three preceding calendar years, (iv) annual reports or returns, audited or unaudited financial statements, actuarial or allocation reports, non-discrimination tests and valuations prepared for any Landrum Benefit Plan for the current plan year and the preceding three plan years, (v) the most recent summary plan descriptions and any material modifications thereto for any Landrum Benefit Plan, (vi) any correspondence with the DOL, IRS, PBGC, or any other governmental entity regarding a Landrum Benefit Plan, (vii) any correspondence, memorandum or calculations regarding errors corrected or to be corrected with respect to any Landrum Benefit Plan under the IRS Employee Plans Compliance Resolution System or the DOL Voluntary Fiduciary Correction Program, (viii) all actuarial valuations of Landrum Benefit Plans, and (ix) any other material agreements that insure or implement the Landrum Benefit Plans, including, with respect to the ESOP, any agreement with the ESOP Trustees and/or the ESOP Financial Advisor.

(b)            Each Landrum Benefit Plan is and has been maintained in compliance with the terms of such Landrum Benefit Plan, and in compliance with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. No Landrum Benefit Plan is required to be amended within the ninety-day period beginning on the Closing Date in order to continue to comply with ERISA, the Internal Revenue Code, and other applicable Law. Each Landrum Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a favorable determination letter, or for a prototype or volume submitter plan, opinion letter, from the IRS that is still in effect and applies to the Landrum Benefit Plan and on which such Landrum Benefit Plan is entitled to rely. Nothing has occurred and no circumstance exists that could adversely affect the qualified status of such Landrum Benefit Plan. Within the past three years, no Landrum Entity has taken any action to make a material correction, or make a filing under any voluntary correction program of the IRS, DOL or any other Regulatory Authority, with respect to any Landrum Benefit Plan. Other than shares of Landrum Common Stock held in the ESOP and the CBP, all assets of each Landrum Benefit Plan that is a retirement plan consist exclusively of cash and actively traded securities.

(c)             There is no loan outstanding between the ESOP and any other Person. The ESOP has at all times been primarily invested in “employer securities” as defined in Section 409(l) of the Internal Revenue Code, and has never acquired or held any employer security that was not a “qualifying employer security” as defined in Section 407(d)(5) of ERISA. Neither Landrum nor any ERISA Affiliate of Landrum has been subject to any unpaid Tax imposed by Sections 4978 and 4979A of the Internal Revenue Code. Any transaction to which the ESOP was at any time a party involving the purchase, sale or exchange of any security complied with the applicable requirements of ERISA and the Internal Revenue Code, including Section 3(18) of ERISA. To Landrum’s Knowledge, the ESOP Trustees have complied in all material respects with all of the responsibilities and duties imposed on the ESOP Trustees in connection with the transactions contemplated by this Agreement, including but not limited to the ESOP Trustees’ fiduciary obligations under ERISA.

(d)            There are no threatened or pending claims or disputes under the terms of, or in connection with, the Landrum Benefit Plans other than claims for benefits in the Ordinary Course that are not expected to result in material liability to any Landrum Entity, and no action, proceeding, prosecution, inquiry, hearing, investigation or audit has been commenced with respect to any Landrum Benefit Plan.

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(e)             None of Landrum, the Affiliates of Landrum and the ESOP Trustees has engaged in any prohibited transaction for which there is not an exemption, within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA, with respect to any Landrum Benefit Plan and no prohibited transaction has occurred with respect to any Landrum Benefit Plan that would be reasonably expected to result in any liability or excise Tax under ERISA or the Internal Revenue Code. No ESOP Trustee, Landrum Entity, Landrum Entity employee, nor any committee of which any Landrum Entity employee is a member has breached his or her fiduciary duty with respect to a Landrum Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Landrum Benefit Plan. To Landrum’s Knowledge, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not an ESOP Trustee, a Landrum Entity or any Landrum Entity employee, has breached his or her fiduciary duty with respect to a Landrum Benefit Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Landrum Benefit Plan that would reasonably be expected to result in any liability or excise Tax under ERISA or the Internal Revenue Code being imposed on Landrum or any Affiliate of Landrum.

(f)             Neither Landrum nor any ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any liability with respect to, or would reasonably be expected to have any such obligation to contribute to or liability with respect to: (i) a plan subject to Title IV of ERISA, (ii) a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)), (iii) a “multiple employer plan” (within the meaning of ERISA or the Internal Revenue Code), (iv) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Internal Revenue Code), (v) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (vi) any self-funded health or welfare benefit plan (“Self-Funded Health or Welfare Plan”), or (vii) an arrangement that is not either exempt from, or in compliance with, Section 409A of the Internal Revenue Code or that provides for indemnification for or gross-up of any taxes thereunder.

(g)             Each Landrum Benefit Plan that is a health or welfare plan has been amended and administered in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and complies with and is administered in accordance with all aspects of all applicable laws, including the PPACA, COBRA, HIPAA, ERISA, and the Internal Revenue Code, including all reporting requirements thereunder. The eligibility provisions of each Landrum Benefit Plan that is a health or welfare plan is limited to Landrum’s common law employees and, as applicable, former employees (and spouses and dependents thereof) and only those persons provided coverage are described in the health or welfare plan as being eligible for coverage; provided, however, that certain of the Landrum directors are participants in the Landrum health and dental benefit plans. Each Self-Funded Health or Welfare Plan does not have any covered claims incurred in plan years preceding the current plan year which are unpaid. Each Self-Funded Health or Welfare Plan has stop loss insurance policies in force for which all premium payments have been made and are current, and which provides for run-out or tail coverage for covered claims incurred prior to the end of the plan year or the termination of the applicable Self-Funded Health or Welfare Plan, but not submitted and paid prior to the end of such period, and such coverage extends for such period of time as provided under the applicable Self-Funded Health or Welfare Plan to submit claims for the period incurred under the applicable Self-Funded Health or Welfare Plan (the “Claims Period”). In the event the stop loss policies currently in place do not provide for run-out or tail coverage to the end of such Claims Period, the Landrum Entities will obtain such coverage at the satisfaction of Simmons prior to the Closing Date.

(h)            Except as shown in Section 4.19(h) of Landrum’s Disclosure Memorandum (relating to survivor benefits relating to split-dollar arrangements related to bank owned life insurance), no Landrum Entity has any Liability or obligation to provide postretirement health, medical or life insurance benefits to any Landrum Entity’s employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage. No Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any Landrum Benefit Plan and no circumstance exists which could give rise to such Tax.

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(i)              All contributions required to be made to any Landrum Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Landrum Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Landrum.

(j)              Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting (except for vesting caused by the termination of any of the Landrum Benefit Plans), exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of any Landrum Entity, or result in any (a) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust), (b) limitation on the right of any Landrum Entity to amend, merge, terminate or receive a reversion of assets from any Landrum Benefit Plan or related trust, (c) except for benefits that may become payable under executive employment agreements between Landrum and certain Key Employees whose employment is terminated without cause or for good reason following or in contemplation of the Closing, acceleration of the time of payment or vesting of any such payment, right, compensation or benefit, or (d) entitlement by any recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Section 4.19(j) of Landrum’s Disclosure Memorandum sets forth accurate and complete data with respect to each individual who has a contractual right to severance pay or benefits (or increase in severance pay or benefits, including the acceleration of any payment or vesting) triggered by a change in control and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, noting any contractual provisions relating to Section 280G of the Internal Revenue Code. No Landrum Benefit Plan provides for, and no Landrum Entity has any obligation to provide, the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Internal Revenue Code, or otherwise.

4.20.        Material Contracts.

None of the Landrum Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, any Contract (whether written or oral), (a) that is either material to any Landrum Entity or that would be required to be filed as an exhibit to a Form 10-K filed by any Landrum Entity with the SEC if the Landrum Entity were required to file or voluntarily filed such Form 10-K, (b) that is an employment, severance, termination, consulting, or retirement Contract, (c) relating to the borrowing of money by any Landrum Entity or the guarantee by any Landrum Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, advances and loans from the Federal Home Loan Bank, and trade payables, in each case in the Ordinary Course) in excess of $50,000, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements, (d) which prohibits or restricts any Landrum Entity (and/or, following consummation of the transactions contemplated by this Agreement, any Simmons Entity) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (e) relating to the purchase or sale of any goods or services by a Landrum Entity (other than Contracts entered into in the Ordinary Course and involving payments under any individual Contract not in excess of $75,000 over its remaining term or involving Loans, borrowings or guarantees originated or purchased by any Landrum Entity in the Ordinary Course), (f) which obligates any Landrum Entity to conduct business with any third party on an exclusive or preferential basis, or requires referrals of business or any Landrum Entity to make available investment opportunities to any Person on a priority or exclusive basis, (g) which limits the payment of dividends

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by any Landrum Entity, (h) pursuant to which any Landrum Entity has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (i) pursuant to which any Landrum Entity has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger or contains a put, call or similar right involving the purchase or sale of any equity interests or Assets of any Person and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (j) which relates to Intellectual Property of Landrum, (k) between any Landrum Entity, on the one hand, and (i) any officer or director of any Landrum Entity, or (ii) to the Knowledge of Landrum, any (x) record or beneficial owner of five percent or more of the voting securities of Landrum, (y) Affiliate or family member of any such officer, director or record or beneficial owner or (z) any other Affiliate of Landrum, on the other hand, except those of a type available to employees of Landrum generally, (l) that provides for payments to be made by any Landrum Entity upon a change in control thereof, (m) that may not be canceled by Simmons, Landrum or any of their respective Subsidiaries (i) at their convenience (subject to no more than 90 days’ prior written notice), or (ii) without payment of a penalty or termination fee equal to or greater than $50,000 (assuming such Contract was terminated on the Closing Date), (n) containing any standstill or similar agreement pursuant to which Landrum has agreed not to acquire Assets or equity interests of another Person, (o) that provides for indemnification by any Landrum Entity of any Person, except for non-material Contracts entered into in the Ordinary Course, (p) with or to a labor union or guild (including any collective bargaining agreement), (q) that grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material Assets, or rights of any Landrum Entity, taken as a whole, (r) that would be terminable other than by a Landrum Entity or under which a material payment obligation would arise or be accelerated, in each case as a result of the Merger or the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), (s) any other Contract or amendment thereto that is material to any Landrum Entity or their respective business or Assets and not otherwise entered into in the Ordinary Course, (t) any Landrum Benefit Plans, pursuant to which any of the benefits thereunder will be increased, or the vesting of the benefits will be accelerated, by the occurrence of the execution or delivery of this Agreement, the obtainment of the Landrum Shareholder Approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of benefits under which will be calculated on the basis of any of the transactions contemplated by this Agreement, or (u) that is a settlement, consent or similar Contract and contains any material continuing obligations of any Landrum Entity. Each Contract of the type described in this Section 4.20, whether or not set forth in Landrum’s Disclosure Memorandum together with all Contracts referred to in Sections 4.13 and 4.19(a), are referred to herein as the “Landrum Contracts.” With respect to each Landrum Contract: (i) the Landrum Contract is legal, valid and binding on a Landrum Entity and is in full force and effect and is enforceable in accordance with its terms; (ii) no Landrum Entity is in Default thereunder; (iii) no Landrum Entity has repudiated or waived any material provision of any such Landrum Contract; (iv) no other party to any such Landrum Contract is, to the Knowledge of Landrum, in Default or has repudiated or waived any material provision thereunder; and (v) there is not pending or, to the Knowledge of Landrum, threatened cancellations of any Landrum Contract. All of the Landrum Contracts have been Previously Disclosed and complete and correct copies of each Landrum Contract have been made available to Simmons. All of the indebtedness of any Landrum Entity for money borrowed is prepayable at any time by such Landrum Entity without penalty or premium.

4.21.        Agreements with Regulatory Authorities.

No Landrum Entity is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent decree, or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, order of prohibition or suspension or other written statement as described under 12 U.S.C. 1818(u), or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management,

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its business or Landmark Bank’s acceptance of brokered deposits (each, whether or not set forth in Landrum’s Disclosure Memorandum, a “Landrum Regulatory Agreement”), nor has any Landrum Entity been advised in writing or, to Landrum’s Knowledge, orally, since July 31, 2014, by any Regulatory Authority that Landmark Bank is in troubled condition or that the Regulatory Authority is considering issuing, initiating, ordering, or requesting any such Landrum Regulatory Agreement.

4.22.        Investment Securities.

(a)             Each Landrum Entity has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, pledged to secure deposits of public funds, borrowings of federal funds or borrowings from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the Ordinary Course and in accordance with prudent banking practices to secure obligations of a Landrum Entity. Such securities are valued on the books of Landrum in accordance with GAAP in all material respects.

(b)            Each Landrum Entity employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Landrum believes are prudent and reasonable in the context of their respective businesses, and each Landrum Entity has, since July 31, 2014, been in compliance with such policies, practices and procedures in all material respects.

4.23.        Derivative Instruments and Transactions.

All Derivative Transactions (as defined below) whether entered into for the account of any Landrum Entity or for the account of a customer of any Landrum Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the Landrum Entity party thereto and, to the Knowledge of Landrum, each of the counterparties thereto and (c) are in full force and effect and enforceable in accordance with their terms. The Landrum Entities and, to the Knowledge of Landrum, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued.  To the Knowledge of Landrum, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the Landrum Entities on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of the Landrum Entities in accordance with GAAP. For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

4.24.        Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Landrum, threatened against any Landrum Entity, or against any current or former director, officer or employee of a Landrum Entity in their capacities as such or Employee Benefit Plan of any Landrum Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Landrum Entity, in each case, that has had and would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Landrum. Section 4.24 of Landrum’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any Landrum Entity is a party. Section 4.24 of Landrum’s Disclosure Memorandum sets forth a list of all Orders to which any Landrum Entity is subject.

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4.25.        Statements True and Correct.

(a)             None of the information supplied or to be supplied by any Landrum Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Simmons with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Proxy Statement/Prospectus relating to the Landrum Entities and other portions within the reasonable control of the Landrum Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder at the time the Registration Statement becomes effective and at the time the Proxy Statement/Prospectus is filed with the SEC and first mailed.

(b)            None of the information supplied or to be supplied by any Landrum Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement/Prospectus, and any other documents to be filed by a Landrum Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Landrum, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of Landrum’s Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Landrum’s Shareholders’ Meeting.

4.26.        State Takeover Statutes and Takeover Provisions.

Landrum has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”). No Landrum Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of Simmons entitled to vote in the election of Simmons’ directors.

4.27.        Opinion of Financial Advisor.

Prior to the execution of this Agreement, the board of directors of Landrum has received the opinion of Keefe Bruyette & Woods, Inc., which, if initially rendered verbally has been or will be confirmed by a written opinion dated the same date to the effect that, as of such date and based upon the terms, conditions, and qualifications set forth therein, the Stock Consideration to be paid to the holders of Landrum Common Stock in the Merger is fair, from a financial point of view, to such holders. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.28.        Tax and Regulatory Matters.

No Landrum Entity or, to the Knowledge of Landrum, any Affiliate thereof has taken or agreed to take any action, and Landrum does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

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4.29.        Loan Matters.

(a)             No Landrum Entity is a party to any written or oral Loan in which any Landrum Entity is a creditor which as of June 30, 2019, had an outstanding balance of $50,000 or more and under the terms of which the obligor was, as of June 30, 2019, over 90 days or more delinquent in payment of principal or interest. Except as such disclosure may be limited by any applicable Law, Section 4.29(a) of Landrum’s Disclosure Memorandum sets forth a true, correct and complete list of all of the Loans of the Landrum Entities that, (A) as of June 30, 2019 had an outstanding balance of $50,000 or more and were (1) on non-accrual status or (2) classified by Landrum as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date, or (B) with respect to which, at any point since December 31, 2014, constituted a “Troubled Debt Restructuring,” as defined in the Accounting Standards Codification Subtopic 310-40.

(b)            Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by a Landrum Entity and are complete and correct in all material respects.

(c)             Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Landrum’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(d)            None of the Contracts pursuant to which any Landrum Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans (other than repurchase obligations arising in the Ordinary Course out of the transfer of Loans to secondary market investors) contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. Except as would not be material to the Landrum Entities, each Loan included in a pool of Loans originated, securitized or, to the Knowledge of Landrum, acquired by any Landrum Entity (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and, except as would not be material to Landrum and its Subsidiaries, no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(e)             (i) Section 4.29(e) of Landrum’s Disclosure Memorandum sets forth a list of all Loans as of the date hereof by Landrum to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O) of any Landrum Entity, (ii) there are no employee, officer, director, principal shareholder or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(f)             No Landrum Entity is now nor has it ever been since July 31, 2014, subject to any material fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

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4.30.        Deposits.

All of the deposits held by Landmark Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all respects with (a) all applicable policies, practices and procedures of Landmark Bank and (b) all applicable Laws, including Money Laundering Laws and anti-terrorism or embargoed persons requirements. All of the deposits held by Landmark Bank are insured to the maximum limit set by the FDIC, and the FDIC premium and all assessments have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of Landrum, threatened.

4.31.        Allowance for Loan and Lease Losses.

The allowance for loan and lease losses (“ALLL”) reflected in the Landrum Financial Statements was, as of the date of each of the Landrum Financial Statements, in compliance with Landrum’s existing methodology for determining the adequacy of its ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP, and is adequate.

4.32.        Insurance.

Landrum Entities are insured with reputable insurers against such risks and in such amounts as the management of Landrum reasonably has determined to be prudent and consistent with industry practice. Section 4.32 of Landrum’s Disclosure Memorandum contains a true, correct and complete list and a brief description (including the name of the insurer, agent, coverage and the expiration date) of all insurance policies in force on the date hereof with respect to the business and Assets of the Landrum Entities, correct and complete copies of which policies have been provided to Simmons prior to the date hereof. The Landrum Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Landrum Entities, Landrum or Landmark Bank is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. To Landrum’s Knowledge, no Landrum Entity has received any written notice of cancellation or non-renewal of any such policies, nor, to Landrum’s Knowledge, is the termination of any such policies threatened.

4.33.        OFAC; Sanctions.

None of Landrum, any Landrum Entity or any director or officer or, to the Knowledge of Landrum, any agent, employee, affiliate or other Person acting on behalf of any Landrum Entity (a) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity related to (i) Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine claimed by Russia (“Sanctioned Countries”), (ii) the government of any Sanctioned Country, (iii) any person, entity or organization located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of any sanctions administered or enforced by the United States Government, including, without limitation, the list of Specially Designated Nationals of the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) is located, organized or resident in any Sanctioned Country.

4.34.        Brokers and Finders.

Except for Keefe Bruyette & Woods, Inc., neither Landrum nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

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4.35.        Transactions with Affiliates and Insiders.

There are no Contracts, plans, arrangements or other transactions, including but not limited to any extensions of credit or purchases or sales of assets, between any Landrum Entity, on the one hand, and (a) any officer, director or principal stockholder of any Landrum Entity, (b) to Landrum’s Knowledge, any (i) record or beneficial owner of five percent or more of the voting securities of Landrum or (ii) Affiliate or family member of any such officer, director or record or beneficial owner, or (c) any other Affiliate of Landrum, on the other hand, except those, in each case, of a type available to employees of Landrum generally and, in the case of Landmark Bank, that are compliant in all respects with Regulation O and Regulation W.

4.36.        No Investment Adviser Subsidiary.

No Landrum Entity provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

4.37.        No Broker-Dealer Subsidiary.

No Landrum Entity is a broker-dealer required to be registered under the Exchange Act with the SEC.

4.38.        No Insurance Subsidiary.

No Landrum Entity conducts insurance operations that require a license from any national, state or local governmental authority or Regulatory Authority under any applicable Law.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SIMMONS

Except as Previously Disclosed, Simmons hereby represents and warrants to Landrum as follows:

5.1.         The Standard.

No representation or warranty of Simmons contained in ARTICLE 5 shall be deemed untrue or incorrect, and Simmons shall not be deemed to have breached a representation or warranty, in each case for all purposes hereunder, including the condition set forth in Section 8.3(a), as a consequence or result of the existence or absence of any fact, circumstance, change or event unless such fact, circumstance, change or event, individually or taken together with all other facts, circumstances, changes or events inconsistent with any representation or warranty contained in ARTICLE 5 has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Simmons (it being understood that for the purpose of determining the accuracy of such representations and warranties, other than the representation in Section 5.7, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded); provided, that the foregoing shall not apply to the representations in Sections 5.2 (first sentence only), 5.3(a), 5.3(b)(i), 5.4(b), 5.12, 5.13 and 5.14, which shall be true and correct in all material respects, and the representations and warranties in Sections 5.4(a), 5.4(c) and 5.7, which shall be true and correct in all respects (except for inaccuracies that are de minimis in amount).

5.2.         Organization, Standing, and Power.

Simmons is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Arkansas, is authorized under the Laws of the State of Arkansas to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its material Assets and to conduct its business in the manner in which its business is now being conducted. Simmons is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the

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United States and foreign jurisdictions in which its ownership of Assets or conduct of business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Simmons.

5.3.         Authority; No Breach By Agreement.

(a)             Authority. Simmons has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Simmons. This Agreement has been duly executed and delivered by Simmons. Assuming the due authorization, execution and delivery by Landrum, this Agreement represents a legal, valid, and binding obligation of Simmons, enforceable against Simmons in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions).

(b)            No Conflicts. Neither the execution and delivery of this Agreement by Simmons, nor the consummation by Simmons of the transactions contemplated hereby, nor compliance by Simmons with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Simmons’ Amended and Restated Articles of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Simmons Entity under, any Contract of any Simmons Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, constitute or result in a Default under, or require any Consent pursuant to, any Law, Order or Permit applicable to any Simmons Entity or any of their respective material Assets.

(c)             Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of Nasdaq, the ABCA, the GBCL, the Laws of the State of Arkansas with respect to Simmons Bank, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by Simmons of the Merger and the other transactions contemplated in this Agreement.

5.4.         Capital Stock.

(a)             The authorized capital stock of Simmons consists of (i) 175,000,000 shares of Simmons Common Stock, of which 96,607,958 shares are issued and outstanding as of July 25, 2019, and (ii) 40,040,000 shares of preferred stock, par value $0.01 per share of Simmons, of which no shares are issued and outstanding as of July 25, 2019. As of the date of this Agreement, no more than 2,000,000 shares of Simmons Common Stock are subject to Simmons Stock Options or other Equity Rights in respect of Simmons Common Stock, and no more than 2,000,000 shares of Simmons Common Stock were reserved for future grants under the Simmons Stock Plans. Upon any issuance of any shares of Simmons Common Stock in accordance with the terms of the Simmons Stock Plans, such shares will be duly and validly issued and fully paid and nonassessable.

(b)            All of the issued and outstanding shares of Simmons Capital Stock are, and all of the shares of Simmons Common Stock to be issued in exchange for shares of Landrum Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the ABCA. None of the shares of Simmons Common Stock to be issued in exchange for shares of Landrum Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Simmons.

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(c)             Except as set forth in Section 5.4(a), as of July 25, 2019, there are no shares of capital stock or other equity securities of Simmons outstanding and no outstanding Equity Rights relating to the capital stock of Simmons. No Simmons Subsidiary owns any capital stock of Landrum.

5.5.         SEC Filings; Financial Statements.

(a)             Simmons has timely filed all SEC Documents required to be filed by Simmons since December 31, 2018 (the “Simmons SEC Reports”). The Simmons SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed, furnished or communicated (or, in the case of (A) registration statements at the effective date, (B) prospectuses at the date of the first sale of securities and (C) proxy statements at the date of the relevant meeting) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Simmons SEC Reports or necessary in order to make the statements in such Simmons SEC Reports, in light of the circumstances under which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Except for Simmons Bank and Simmons Subsidiaries that are registered as a broker, dealer, or investment adviser, no Simmons Subsidiary is required to file any SEC Documents.

(b)            Each of the Simmons Financial Statements (including, in each case, any related notes) contained in the Simmons SEC Reports, including any Simmons SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Simmons and its Subsidiaries as at the respective dates and the consolidated results of operations, shareholders’ equity and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c)             Since December 31, 2017, Simmons and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Simmons in the Simmons SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the chief executive officer, chief financial officer or other members of executive management of Simmons as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Simmons required under the Exchange Act with respect to such reports.

(d)            Simmons and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Simmons has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Simmons’ outside auditors and the audit committee of the board of directors of Simmons, (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Simmons’ ability to accurately record, process summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Simmons’ internal control over financial reporting.

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(e)             Since December 31, 2017, (i) neither any Simmons Entity nor, to the Knowledge of Simmons, any director, officer, employee, auditor, accountant or representative of any Simmons Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Simmons Entity or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Simmons Entity has engaged in questionable accounting or auditing practices and (ii) no attorney representing any Simmons Entity, whether or not employed by any Simmons Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Simmons or any of its officers, directors, employees or agents to the board of directors of Simmons or any committee thereof or to any of Simmons’ directors or officers.

5.6.         Absence of Undisclosed Liabilities.

No Simmons Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course consistent with past practice since December 31, 2018, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Simmons as of December 31, 2018, included in the Simmons Financial Statements at and for the period ending December 31, 2018.

5.7.         Absence of Certain Changes or Events.

Since December 31, 2018, there has not been a Material Adverse Effect on Simmons.

5.8.         Tax Matters.

(a)             The Simmons Entities have timely filed with the appropriate Taxing authorities all material Tax Returns required to be filed with respect to the Simmons Entities, and all Tax Returns filed by the Simmons Entities are correct and complete in all material respects. The Simmons Entities are not the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All material Taxes of the Simmons Entities have been fully and timely paid when due. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of the Simmons Entities. No claim has been made in writing by an authority in a jurisdiction where any Simmons Entity does not file a Tax Return that such Simmons Entity may be subject to Taxes by such jurisdiction.

(b)            None of the Simmons Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Simmons Entity. None of the Simmons Entities has waived any statute of limitations in respect of any Taxes.

(c)             Each Simmons Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the remittance thereof to appropriate authorities, including Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and remitted pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

5.9.         Compliance with Laws.

Simmons is duly registered as a bank holding company and has elected to be treated as a financial holding company under the BHC Act. Each Simmons Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted and there has occurred no Default under any such Permit. None of the Simmons Entities:

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(a)             is in Default under its Amended and Restated Articles of Incorporation or Bylaws (or other governing instruments);

(b)            is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business; or

(c)             since December 31, 2014, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any Simmons Entity is not in compliance with any Laws or Orders, engaging in an unsafe or unsound activity or in troubled condition.

5.10.        Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Simmons, threatened against any Simmons Entity, or against any director, officer, employee or employee benefit plan of any Simmons Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Simmons Entity.

5.11.        Reports.

Since December 31, 2014, each Simmons Entity has filed all material reports and statements, together with any amendments required to be made with respect thereto, including Call Reports, that it was required to file with Regulatory Authorities (other than the SEC). As of its respective date, each such report and document did not, in any material respect, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, in light of the circumstances under which they were made, or necessary to make the statements made therein not misleading.

5.12.        Statements True and Correct.

(a)             None of the information supplied or to be supplied by any Simmons Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Simmons with the SEC, will, when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The portions of the Registration Statement and the Proxy Statement/Prospectus relating to Simmons Entities and other portions within the reasonable control of Simmons Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder at the time the Registration Statement becomes effective and at the time the Proxy Statement/Prospectus is filed with the SEC and first mailed.

(b)            None of the information supplied or to be supplied by any Simmons Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement/Prospectus to be mailed to Landrum’s shareholders in connection with Landrum’s Shareholders’ Meeting, and any other documents to be filed by any Simmons Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed (or when incorporated by reference), and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Landrum, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of Landrum’s Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact, in light of the circumstances under which they were made, necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Landrum’s Shareholders’ Meeting.

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5.13.        Tax and Regulatory Matters.

No Simmons Entity or, to the Knowledge of Simmons, any Affiliate thereof has taken or agreed to take any action, and Simmons does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

5.14.        Brokers and Finders.

Except for Stephens Inc. and Mercer Capital Management, Inc., neither Simmons nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1.         Affirmative Covenants of Landrum.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Simmons shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 6.1 of Landrum’s Disclosure Memorandum, Landrum shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the Ordinary Course, (ii) use its reasonable best efforts to preserve intact its business (including its organization, Assets, goodwill and insurance coverage), and maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and Key Employees, and (iii) take no action that is intended to or which would reasonably be expected to adversely affect or delay (A) the receipt of any approvals of any Regulatory Authority or third parties referenced in Section 7.4(a), (B) the consummation of the transactions contemplated by this Agreement or (C) performance of its covenants and agreements in this Agreement.

6.2.         Negative Covenants of Landrum.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Simmons shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 6.2 of Landrum’s Disclosure Memorandum, Landrum covenants and agrees that it will not do or agree or commit to do, or cause or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)             amend the certificate of incorporation, bylaws or other governing instruments of any Landrum Entity;

(b)            incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness of Landrum to Landmark Bank or of Landmark Bank to Landrum, or the creation of deposit liabilities, purchases of federal funds, borrowings from any Federal Home Loan Bank, sales of certificates of deposits, in each case incurred in the Ordinary Course);

(c)             (i) repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of this Agreement or the applicable provisions of any Landrum Employee Benefit Plan), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Landrum Entity, or (ii) make, declare, pay or set aside for payment any dividend or set any record date for

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or declare or make any other distribution in respect of Landrum’s capital stock or other equity interests (except (A) as may be required for the Series E Preferred Stock; (B) for regular quarterly cash dividends by Landrum at a rate not in excess of $2.00 per share of Landrum Common Stock (and any dividends from Landmark Bank to Landrum necessary to facilitate Landrum’s regular quarterly cash dividends), provided that Landrum shall not make, declare, pay or set aside for payment such dividends if, as of the date of its action, Landrum would be unable to satisfy the conditions outlined in Section 8.2(g); and (C) for any dividends from Landmark Bank to Landrum necessary to fund, while maintaining adequate cash reserves, Landrum’s repayment of outstanding amounts due under the Enterprise Credit Agreement or any other Contracts (including Loans) associated therewith);

(d)            issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Class A Common Stock, Class B Common Stock, or any other capital stock of any Landrum Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right;

(e)             directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any Landrum Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Class A Common Stock or Class B Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any Landrum Entity (unless any such shares of capital stock or other equity interest are sold or otherwise transferred to the Landrum Entities) or (ii) any Asset other than pursuant to Contracts in force at the date of the Agreement or sales of investment securities in the Ordinary Course;

(f)             (i) purchase any securities or make any acquisition of or investment in (except in the Ordinary Course), either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), any Person other than Landmark Bank, or otherwise acquire direct or indirect control over any Person or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization, recapitalization or complete or partial liquidation (other than consolidations, mergers or reorganizations solely among wholly owned Landrum Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(g)             (i) grant any bonus or increase in compensation or benefits to the employees or officers of any Landrum Entity, except as required by Law, (ii) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to a Landrum Benefit Plan in effect on the date hereof and in the case of clause (x) subject to receipt of an effective release of claims from the employee, and in the case of clause (y) to the extent required under the terms of the Landrum Benefit Plan without the exercise of any upward discretion, (iii) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of any Landrum Entity, (iv) grant any increase in fees or other increases in compensation or other benefits to directors of any Landrum Entity, (v) waive any stock repurchase rights, or grant, accelerate, amend or change the period of exercisability of any Equity Rights or restricted stock, or authorize cash payments in exchange for any Equity Rights, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $100,000, other than for cause, or (viii) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $100,000;

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(h)            enter into, amend or renew any employment Contract between any Landrum Entity and any Person (unless such amendment is required by Law) that the Landrum Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)              except as required by Law or, with respect to a Landrum Benefit Plan that is intended to be tax-qualified in the opinion of counsel is necessary or advisable to maintain the tax qualified status, (i) adopt or establish any plan, policy, program or arrangement that would be considered a Landrum Benefit Plan if such plan, policy, program or arrangement were in effect as of the date of this Agreement, or amend in any material respect any existing Landrum Benefit Plan, terminate or withdraw from, or amend, any Landrum Benefit Plan, (ii) make any distributions from such Employee Benefit Plans, except as required by the terms of such plans, or (iii) fund or in any other way secure the payment of compensation or benefits under any Landrum Benefit Plan;

(j)              make any change in any accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in regulatory accounting requirements or GAAP;

(k)            commence any Litigation other than in the Ordinary Course, or settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation (i) involving any Liability of any Landrum Entity for money damages in excess of $50,000 or that would impose any restriction on the operations, business or Assets of any Landrum Entity or the Surviving Corporation or (ii) arising out of or relating to the transactions contemplated hereby;

(l)              (i) enter into, renew, extend, modify, amend or terminate any (A) Contract (1) with a term longer than one year or (2) that calls for aggregate payments of $50,000 or more, (B) Landrum Contract, (C) Contract referenced in Section 4.34 (or any other Contract with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement), or (D) Contract, plan, arrangement or other transaction of the type described in Section 4.35 (other than, in the case of sub-clauses (A) and (B), Contracts that can be terminated on less than 30 days’ notice with no prepayment penalty, Liability or other obligation), (ii) make any material amendment or modification to any Contract described in clause (i), or (iii) waive, release, compromise or assign any material rights or claims under any Contract described in clause (i);

(m)          (i) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), (ii) change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans except as required by Law or by rules or policies imposed by a Regulatory Authority or (iii) change or remove any systems of internal accounting controls or disclosure controls;

(n)            make, or commit to make, any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;

(o)            except as required by Law or applicable Regulatory Authorities, make any material changes in its policies and practices with respect to (i) its hedging practices and policies or (ii) insurance policies including materially reduce the amount of insurance coverage currently in place or fail to renew or replace any existing insurance policies;

(p)            cancel, compromise, waive, or release any material indebtedness owed to any Person or any rights or claims held by any Person, except for (i) sales of Loans and sales of investment securities, in each case in the Ordinary Course or (ii) as expressly required by the terms of any Contracts in force at the date of the Agreement;

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(q)            permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;

(r)              materially change or restructure its investment securities portfolios, its investment securities practices or policies, or change its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

(s)             alter materially its interest rate or fee pricing policies with respect to depository accounts of any Landrum Subsidiaries or waive any material fees with respect thereto;

(t)              make, change or revoke any material Tax election, change any material method of Tax accounting, adopt or change any taxable year or period, file any amended material Tax Return, stop maintaining Withholding Certificates in respect of any person required to be maintained under the Internal Revenue Code or the Treasury Regulations, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, settle or compromise any material Tax liability of any Landrum Entity, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(u)            take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(v)            enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients;

(w)           foreclose upon or take a deed or title to any commercial real estate (excluding real estate used solely for agricultural production) without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding 12 months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Hazardous Material;

(x)            make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Landmark Bank), except for (i) Loans or commitments for Loans with a principal balance less than $5,000,000 in full compliance with Landmark Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement without utilization of any of the exceptions provided in such underwriting policy and related loan policies, and (ii) Loans or commitments for Loans, renewals, amendments, or modifications of any existing Loan with a principal balance equal to or less than $2,500,000 in full compliance with Landmark Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement, including pursuant to an exception to such underwriting policy and related Loan policies that is reasonable in light of the underwriting of the borrower for such Loan or commitment;

(y)            other than in the Ordinary Course, repurchase, or provide indemnification relating to, Loans in the aggregate in excess of $250,000;

(z)             take any action that could reasonably be expected to impede or materially delay consummation of the transactions contemplated by this Agreement;

(aa)         notwithstanding any other provision hereof, take any action that is reasonably likely to result in any of the conditions set forth in ARTICLE 8 not being satisfied, or materially impair its ability to perform its

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obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or

(bb)           agree to take, make any commitment to take, or adopt any resolutions of Landrum’s board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3.         Covenants of Simmons.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Landrum shall have been obtained, which consent shall not be unreasonably withheld, delayed, or conditioned, and except as otherwise expressly contemplated herein or as set forth in Section 6.3 of Simmons’ Disclosure Memorandum, Simmons covenants and agrees that it shall not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)             amend the articles of incorporation, bylaws or other governing instruments of Simmons or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would adversely affect Landrum or the holders of Landrum Common Stock adversely relative to other holders of Simmons Common Stock;

(b)            take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(c)             take any action that could reasonably be expected to impede or materially delay consummation of the transactions contemplated by this Agreement (including the acquisition by Simmons of an entity that has total consolidated assets of at least $13 billion, or the merger of Simmons with another entity in which Simmons is not the surviving entity; provided, however, that such actions shall be permitted if the board of directors of Simmons determines, after consultation with its outside legal counsel, that the actions are not reasonably expected to impede or materially delay consummation of the transactions contemplated by this Agreement);

(d)            notwithstanding any other provision hereof, take any action that is reasonably likely to result in any of the conditions set forth in ARTICLE 8 not being satisfied, or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or

(e)             agree to take, make any commitment to take, or adopt any resolutions of Simmons’ board of directors in support of, any of the actions prohibited by this Section 6.3.

6.4.         Reports.

Each Party and its Subsidiaries shall file all reports, including Call Reports, required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC and with respect to the financial statements in the Call Reports, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material) or applicable regulatory accounting principles (with respect to the financial statements contained in the Call Reports) consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes. Notwithstanding the above, neither Party shall be obligated to disclose to the other Party any reports to the extent such reports contain confidential supervisory information or other information the disclosure of which would be prohibited by applicable Law.

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ARTICLE 7
ADDITIONAL AGREEMENTS

7.1.         Registration Statement; Proxy Statement/Prospectus; Shareholder Approvals.

(a)             Simmons and Landrum shall promptly prepare and file with the SEC, a proxy statement/prospectus in definitive form (including any amendments thereto, the “Proxy Statement/Prospectus”) and Simmons shall prepare and file with the SEC the Registration Statement (including the Proxy Statement/Prospectus constituting a part thereof and all related documents) as promptly as reasonably practicable after the date of this Agreement, subject to full cooperation of both Parties and their respective advisors and accountants. Simmons and Landrum agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other Party and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement/Prospectus. Each of Simmons and Landrum agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and Landrum shall thereafter mail or deliver the Proxy Statement/Prospectus to its shareholders promptly following the date of effectiveness of the Registration Statement. Simmons also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Landrum shall furnish all information concerning Landrum and the holders of Landrum Common Stock as may be reasonably requested in connection with any such action.

(b)            Landrum shall duly call, give notice of, establish a record date for, convene and hold a shareholders’ meeting (“Landrum’s Shareholders’ Meeting”), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of obtaining the Landrum Shareholder Approval and, if so desired and mutually agreed, such other related matters as it deems appropriate. Landrum agrees that its obligations pursuant to this Section 7.1(b) shall not be affected by the commencement, proposal, disclosure or communication to Landrum of any Acquisition Proposal. Landrum shall (i) through its board of directors recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby (the “Landrum Recommendation”), (ii) include such Landrum Recommendation in the Proxy Statement/Prospectus and (iii) use its reasonable best efforts to obtain the Landrum Shareholder Approval. Neither the board of directors of Landrum nor any committee thereof shall (A) withhold, withdraw, qualify or modify in a manner adverse to Simmons, the Landrum Recommendation, (B) fail to make the Landrum Recommendation or otherwise submit this Agreement to Landrum’s shareholders without such recommendation, (C) adopt, approve, agree to, accept, recommend or endorse an Acquisition Proposal, (D) fail to publicly and without qualification (1) recommend against any Acquisition Proposal or (2) reaffirm the Landrum Recommendation within ten Business Days (or such fewer number of days as remains prior to Landrum’s Shareholders’ Meeting) after an Acquisition Proposal is made public or any request by Simmons to do so, (E) take any action, or make any public statement, filing or release inconsistent with the Landrum Recommendation, or (F) publicly propose to do any of the foregoing (any of the foregoing being a “Change in the Landrum Recommendation”). If requested by Simmons, Landrum shall retain a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, Simmons in connection with obtaining the Landrum Shareholder Approval.

(c)             Landrum shall adjourn or postpone Landrum’s Shareholders’ Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Landrum shall also adjourn or postpone Landrum’s Shareholders’ Meeting, if on the date of Landrum’s Shareholders’ Meeting Landrum has not recorded proxies representing a sufficient number of shares necessary to obtain the Landrum Shareholder Approval. Notwithstanding anything to the contrary herein, Landrum’s Shareholders’ Meeting shall be convened and this Agreement shall be submitted to the shareholders of Landrum at Landrum’s Shareholders’ Meeting, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Landrum of such obligation.

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(d)            Landrum shall deliver to Simmons the ESOP Fairness Opinion, dated on or about the date hereof, prior to the vote of the ESOP. Landrum shall cause the ESOP Trustees to conduct a vote of the Landrum Common Stock held in the ESOP in accordance with the requirements of Section 409(e) of the Internal Revenue Code and all other applicable laws, the terms of the ESOP and their ERISA fiduciary duties.

7.2.         Acquisition Proposals.

(a)             No Landrum Entity shall, and it shall cause its respective Representatives not to, directly or indirectly, (i) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any information or data in connection with, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (iii) adopt, approve, agree to, accept, endorse or recommend any Acquisition Proposal, or (iv) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any Subsidiary or Representative of Landrum shall constitute a breach of this Section 7.2 by Landrum. In addition to the foregoing, Landrum shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(b)            Each Landrum Entity shall, and shall cause their respective Representatives to, (i) immediately cease and cause to be terminated all existing activities, discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expect to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than the Simmons Entities and their Representatives) that has made or indicated an intention to make an Acquisition Proposal, (iii) not waive any or amend any “standstill” provision or provisions of similar effect to which it is a beneficiary and shall strictly enforce any such provisions and (iv) enforce any existing confidentiality agreements to which it is a party.

(c)             If any Landrum Entity or their respective Representatives receives an Acquisition Proposal or any request for nonpublic information or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, Landrum shall as promptly as practicable (but in no event more than 24 hours) notify Simmons in writing of the receipt of such Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person making any such Acquisition Proposal, request or inquiry), and Landrum shall as promptly as practicable (but in no event more than 24 hours) provide to Simmons (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. Landrum shall provide Simmons as promptly as practicable (but in no event more than 24 hours) with notice setting forth all such information as is necessary to keep Simmons informed on a current basis of all developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such Acquisition Proposal, request or inquiry. If Landrum determines (after consultation with outside legal counsel) that any term or condition of an Acquisition Proposal is unclear, Landrum may request (but only through written communication) clarification regarding such term or condition; provided, however, that copies of all such communications and responses thereto shall be provided to Simmons as promptly as practicable (but in no event more than 24 hours).

(d)            Notwithstanding anything herein to the contrary (including, for the avoidance of doubt, the other provisions of this Section 7.2), at any time prior to Landrum’s Shareholders’ Meeting, the board of directors of Landrum may submit this Agreement to Landrum’s shareholders without recommendation (although the resolution approving this Agreement as of the date hereof may not be rescinded or amended) if (i) Landrum has received a Superior Proposal (after giving effect to the terms of any revised offer by Simmons pursuant to this Section 7.2(d)), and (ii) the board of directors of Landrum has determined in good faith, after consultation with its outside legal counsel, that it would be a violation of the directors’ fiduciary duties under applicable Law to

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make or continue to make the Landrum Recommendation in which event, the board of directors of Landrum may communicate the basis for its lack of Landrum Recommendation; provided, that the board of directors of Landrum may not take the actions set forth in this Section 7.2(d) unless:

(i)              Landrum has complied in all material respects with this Section 7.2;

(ii)            Landrum has provided Simmons at least five Business Days prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including all necessary information under Section 7.2(c));

(iii)          during such five Business Day period, Landrum has and has caused its financial advisors and outside legal counsel to, consider and negotiate with Simmons in good faith (to the extent Simmons desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by Simmons; and

(iv)          the board of directors of Landrum has determined in good faith, after consultation with its outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed to by Simmons, if any, that such Superior Proposal remains a Superior Proposal and that it would nevertheless be a violation of the director’s fiduciary duties under applicable Law to make or continue to make the Landrum Recommendation.

Any material amendment to any Acquisition Proposal, will be deemed to be a new Acquisition Proposal for purposes of this Section 7.2(d) and will require a new determination and notice period as referred to in this Section 7.2(d).

(e)             Nothing contained in this Agreement shall prevent Landrum or its board of directors from complying with applicable provisions of the Exchange Act, including the SEC’s Regulation 14E thereunder, with respect to an Acquisition Proposal or from making any disclosure to the shareholders of Landrum if the board of directors of Landrum (after consultation with outside legal counsel) concludes that its failure to do so would be a violation of the directors’ fiduciary duties under applicable Law; provided that any actions taken to comply with such rules will in no way eliminate or modify the effect that any such action would otherwise have under this Agreement.

7.3.         Exchange Listing.

Simmons shall use its reasonable best efforts to list, prior to the Effective Time, on Nasdaq, subject to official notice of issuance, the shares of Simmons Common Stock to be issued to the holders of Landrum Common Stock pursuant to this Agreement, and Simmons shall give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein.

7.4.         Consents of Regulatory Authorities.

(a)             Simmons and Landrum and their respective Subsidiaries shall cooperate with each other and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices, petitions and filings and to obtain all Permits and Consents of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such Permits and Consents. Each of Landrum and Simmons shall use its respective reasonable best efforts to resolve objections, if any, which may be asserted with respect to this Agreement or the transactions contemplated hereby by any Regulatory Authority or under any applicable Law or Order; provided, that in no event shall any Simmons Entities be required, and the Landrum Entities shall not be permitted (without Simmons’ prior written consent in its sole discretion) to take any action, or to commit to take any action, or to accept any restriction or condition, involving the Landrum Entities or the Simmons Entities, which is materially burdensome on Simmons’ business or on the business of Landrum or Landmark

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Bank, in each case following the Closing or which would likely reduce the economic benefits of the transactions contemplated by this Agreement to Simmons to such a degree that Simmons would not have entered into this Agreement had such condition or restriction been known to it at the date hereof (any such condition or restriction, a “Burdensome Condition”).

(b)            Each of Simmons and Landrum shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement, provided, that Landrum shall not have the right to review portions of material filed by Simmons with a Regulatory Authority that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. In exercising the foregoing rights, each of the Parties agrees to act reasonably and as promptly as practicable. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Permits and Consents of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other Party upon receiving any communication from a Regulatory Authority the Consent of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of such Requisite Regulatory Approval may be materially delayed. Each Party shall consult with the other in advance of any meeting or conference with any Regulatory Authority in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Regulatory Authority, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c)             Each Party agrees, upon request, subject to applicable Laws, to promptly furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of Simmons, Landrum or any of their respective Subsidiaries to any third party and/or Regulatory Authority in connection with the Merger and the other transactions contemplated by this Agreement.

7.5.         Investigation and Confidentiality.

(a)             Landrum shall promptly notify Simmons of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable Law, of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of a material claim, action, suit, proceeding or investigation involving Landrum or Landmark Bank.

(b)            Landrum shall promptly advise Simmons of any fact, change, event, effect, condition, occurrence, development or circumstance known to Landrum (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Landrum or (ii) which Landrum believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE 8; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.5(b) or the failure of any condition set forth in Section 8.2 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 7.5(b) shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to Simmons.

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(c)             Prior to the Effective Time, Landrum shall permit the Representatives of Simmons to make or cause to be made such investigation of the business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information of it and its Subsidiaries and of their respective financial and legal conditions as Simmons reasonably requests and furnish to Simmons promptly all other information concerning its business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information as Simmons may reasonably request, provided that such investigation or requests shall not interfere unnecessarily with normal operations. No investigation by Simmons shall affect or be deemed to modify or waive the representations, warranties, covenants and agreements of Landrum in this Agreement, or the conditions of such Party’s obligation to consummate the transactions contemplated by this Agreement. Neither Simmons nor Landrum nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Simmons’ or Landrum’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(d)            Each Party shall, and shall cause its Subsidiaries and Representatives to, hold any information obtained in connection with this Agreement and in pursuit of the transactions contemplated hereby in accordance with the terms of the confidentiality agreement, dated March 22, 2019, between Simmons and Landrum (the “Confidentiality Agreement”).

(e)             From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Landrum shall, and shall cause Landmark Bank also to, provide Simmons with at least five Business Days’ prior notice of any meeting of the board of directors of Landrum or Landmark Bank, as well as the boards’ respective committees, and permit up to two representatives of Simmons to attend such meetings; provided, that representatives of Simmons shall not be permitted to attend portions of any such meetings (i) that relate to Acquisition Proposals, (ii) that relate to the relationship of Landrum and Simmons under this Agreement, (iii) to the extent such attendance would be prohibited by Law or (iv) whenever Landrum, on the advice of counsel, determines that the attendance of Simmons representatives would negatively impact Landrum’s attorney-client privilege or its or its board’s fiduciary obligations.

7.6.         Press Releases.

Landrum and Simmons agree that no press release or other public disclosure or communication (including communications to employees, agents and contractors) related to this Agreement or the transactions contemplated hereby shall be issued by either Party (or its Affiliates) without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any press release or other public disclosure required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the Party required to make the release or disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof. The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

7.7.         Tax Treatment.

(a)             Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause, the Merger, and to take no action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and none of the Parties shall take any action that would cause the Merger to not so qualify. The Parties shall cooperate and use their reasonable best efforts in order to obtain the Tax Opinion. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

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(b)            Each of the Parties shall use its respective reasonable best efforts to cause their appropriate officers to execute and deliver to Covington & Burling LLP, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to Covington & Burling LLP, at such time or times as may be reasonably requested by such counsel, including as of the effective date of the Proxy Statement/Prospectus and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Merger.

(c)             Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, each of Simmons and Landrum shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and shall not take any inconsistent position therewith in any Tax Return.

7.8.         Employee Benefits and Contracts.

(a)             Following the Effective Time, except as contemplated by this Agreement, Simmons shall provide generally to officers and employees (as a group) who are actively employed by a Landrum Entity on the Closing Date (“Covered Employees”) while employed by Simmons following the Closing Date employee benefits under Employee Benefit Plans offered to similarly situated employees of Simmons, including severance benefits in accordance with the applicable severance policy of Simmons (other than to any Covered Employee who is party to individual agreements or letters that entitle such person to different severance or termination benefits); provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any Simmons Entity. Until such time as Simmons shall cause the Covered Employees to participate in the applicable Employee Benefit Plans of Simmons, the continued participation of the Covered Employees in the Landrum Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in Simmons’ Employee Benefit Plans may commence at different times with respect to each of Simmons’ Employee Benefit Plans). Notwithstanding the foregoing, as soon as administratively practicable following the Closing Date, but no later than 180 days after the Closing Date, Simmons shall have in effect a defined contribution plan that is qualified under Section 401(a) of the Internal Revenue Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Internal Revenue Code in which Covered Employees who meet the eligibility criteria thereof shall immediately be eligible to participate. For purposes of determining eligibility to participate and vesting under Simmons’ Employee Benefit Plans, and for purposes of determining a Covered Employee’s entitlement to paid time off under Simmons’ paid time off program, the service of the Covered Employees with a Landrum Entity prior to the Effective Time shall be treated as service with a Simmons Entity participating in such employee benefit plans, to the same extent that such service was recognized by the Landrum Entities for purposes of a similar benefit plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service or (ii) apply for purposes of any plan, program or arrangement (x) under which similarly-situated employees of Simmons Entities do not receive credit for prior service, (y) that is grandfathered or frozen, either with respect to level of benefits or participation, or (z) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan. In addition to the foregoing, (i) each Landrum employee shall receive credit under any applicable Simmons medical plans for any deductible and out-of-pocket expenses incurred under any Landrum medical plans if terminated prior to the end of a plan year and (ii) each Landrum employee will receive credit for any amounts remaining in spending accounts for which they may submit claims until the time provided in the plans, to the extent permitted under applicable law.

(b)            If requested by Simmons in writing delivered to Landrum prior to the Closing Date, the Landrum Entities shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of no later than the day before the Closing Date, any Landrum Benefit Plan that is intended to constitute a tax-qualified defined contribution plan under Internal Revenue Code Section 401(a) (a “401(a) Plan”). Landrum shall provide Simmons with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of

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the 401(a) Plans in advance and give Simmons a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Landrum shall provide Simmons with the final documentation evidencing that the 401(a) Plans have been terminated. For the avoidance of doubt, this includes the CBP.

(c)             Upon request by Simmons in writing prior to the Closing Date, the Landrum Entities shall cooperate in good faith with Simmons prior to the Closing Date to amend, freeze, terminate or modify any other Landrum Benefit Plan to the extent and in the manner determined by Simmons effective upon the Closing Date (or at such different time mutually agreed to by the Parties) and consistent with applicable Law. Landrum shall provide Simmons with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.8(c), as applicable, and give Simmons a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Landrum shall provide Simmons with the final documentation evidencing that the actions contemplated herein have been effectuated.

(d)            The provisions of this Section 7.8 are solely for the benefit of the Parties, and no Covered Employee, current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement: (i) establish, amend, or modify any Landrum Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Simmons, Landrum or any of their respective Affiliates; (ii) alter or limit the ability of Simmons or any Simmons Subsidiaries (including, after the Closing Date, the Landrum Entities) to amend, modify or terminate any Landrum Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Simmons or any Simmons Subsidiaries (including, following the Closing Date, the Landrum Entities), or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Corporation, Landrum, Simmons or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Landrum or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.

7.9.         Indemnification.

(a)             For a period of six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors or officers of the Landrum Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors or officers of Landrum or, at Landrum’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) (each, a “Claim”) to the fullest extent permitted under Landrum’s certificate of incorporation and bylaws as in effect on the date hereof (subject to applicable Law), including provisions relating to advances of expenses incurred in the defense of any Litigation; provided, that in the case of advancement of expenses, any Indemnified Party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b)            The Surviving Corporation shall use its reasonable best efforts (and Landrum shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time Landrum’s existing directors’ and officers’ liability insurance policy (provided, that the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to the insured or (ii) with the consent of Landrum given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that the Surviving

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Corporation shall not be obligated to make aggregate premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Landrum’s directors and officers, 200% of the annual premium payments currently paid on Landrum’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Simmons, or Landrum in consultation with Simmons, may obtain on or prior to the Effective Time, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.9(b) at a premium not to exceed the Maximum Amount. If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, Simmons, or Landrum in consultation with Simmons, may purchase the most advantageous “tail” prepaid policy obtainable for a premium equal to the Maximum Amount, and in each case, Simmons and the Surviving Corporation shall have no further obligations under this Section 7.9(b) other than to maintain such “tail” prepaid policy.

(c)             Any Indemnified Party wishing to claim indemnification under Section 7.9(a), upon learning of any such Claim, shall promptly notify the Surviving Corporation thereof. In the event of any such Claim (whether arising before or after the Effective Time): (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or independent legal counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that the Surviving Corporation shall be obligated pursuant to this Section 7.9(c) to pay for only one firm of counsel for all Indemnified Parties; (ii) the Indemnified Parties will cooperate in the defense of any such Claim; and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d)            If the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if the Surviving Corporation (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.9.

(e)             The provisions of this Section 7.9 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and Representatives.

(f)             Notwithstanding anything in this Section 7.9 to the contrary, no indemnification payments will be made to an Indemnified Party with respect to an administrative proceeding or civil action initiated by any federal banking agency unless all of the following conditions are met: (i) the Simmons’ board of directors determines in writing that the Indemnified Party acted in good faith and in the best interests of the Landrum or Landmark Bank; (ii) the Simmons’ board of directors determines that the payment will not materially affect the Simmons’ safety and soundness; (iii) the payment does not fall within the definition of a prohibited indemnification payment under 12 C.F.R. Part 359; and (iv) the Indemnified Party agrees in writing to reimburse the Simmons, to the extent not covered by permissible insurance, for payments made in the event that the administrative or civil action instituted by a banking Regulatory Authority results in a final order or settlement in which the Indemnified Party is assessed a civil money penalty, is prohibited from banking, or is required to cease an action or perform an affirmative action.

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7.10.        Operating Functions.

Landrum and Landmark Bank shall cooperate with Simmons and Simmons Bank in connection with planning for the efficient and orderly combination of the Parties and the operation of Simmons Bank and Landmark Bank, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Simmons may decide. Landrum shall take any action Simmons may reasonably request prior to the Effective Time to facilitate the combination of the operations of Landrum with Simmons. Each Party shall cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party). Without limiting the foregoing, Landrum shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of Landrum and Simmons shall meet from time to time as Landrum or Simmons may reasonably request to review the financial and operational affairs of Landrum and Landmark Bank, and Landrum shall give due consideration to Simmons’ input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (a) neither Simmons nor Simmons Bank shall under any circumstance be permitted to exercise control of Landrum, Landmark Bank or any other Landrum Subsidiaries prior to the Effective Time, (b) neither Landrum nor any Landmark Bank shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws, and (c) neither Landrum nor Landmark Bank shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger. In addition, Landrum shall cooperate with Simmons’ reasonable requests in connection with the redemption of any Landrum Capital Stock.

7.11.        Shareholder Litigation.

Each of Simmons and Landrum shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator pending or, to the Knowledge of Simmons or Landrum, as applicable, threatened against Simmons, Landrum or any of their respective Subsidiaries or Representatives that (a) questions or would reasonably be expected to question the validity of this Agreement or the agreements or transactions contemplated hereby or any actions taken or to be taken by Simmons, Landrum or their respective Subsidiaries with respect hereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby. Landrum shall give Simmons prompt notice of any shareholder litigation against Landrum and/or its directors or officers relating to the transactions contemplated by this Agreement and shall give Simmons every opportunity to participate in the defense or settlement of such litigation, provided that no such settlement shall be agreed to without Simmons’ prior written consent (such consent not to be unreasonably withheld or delayed).

7.12.        Legal Conditions to Merger.

Subject to Sections 7.1 and 7.4 of this Agreement, each of Simmons and Landrum shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in ARTICLE 8 hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other Party to obtain) any Permit or Consent by, of any Regulatory Authority or any other third party that is required to be obtained by Landrum or Simmons or any of their respective Subsidiaries in connection with, or to effect, the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, any merger between a Simmons Subsidiary, on the one hand, and a Landrum Subsidiary, on the other hand) or to vest the Surviving Corporation with full title to all Assets, rights, approvals, immunities and franchises of any of the Parties to the Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Simmons.

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7.13.        Change of Method.

Simmons may at any time prior to the Effective Time change the method or structure of effecting the combination of Landrum and Simmons (including by providing for the merger of Landrum with a wholly owned Simmons Subsidiary) if and to the extent requested by Simmons, and Landrum agrees to enter into such amendments to this Agreement as Simmons may reasonably request in order to give effect to such restructuring; provided, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Landrum’s shareholders or (iii) materially delay or impede the consummation of the transactions contemplated by this Agreement.

7.14.        Takeover Laws.

None of Simmons, Landrum or their respective boards of directors shall take any action that would cause any Takeover Law to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Law now or hereafter in effect. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each Party and the members of their respective boards of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Law.

7.15.        Closing Financial Statements.

At least eight Business Days prior to the Effective Time, Landrum shall provide Simmons with Landrum’s consolidated financial statements presenting the financial condition of Landrum and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Effective Time and Landrum’s consolidated results of operations, cash flows, and shareholders’ equity for the period from January 1, 2019 through the close of business on the last day of the last month ended prior to the Effective Time (the “Closing Financial Statements”); provided, that if the Effective Time occurs on or before the 15th Business Day of the month, Landrum shall have provided consolidated financial statements as of and through the second month preceding the Effective Time. Such Closing Financial Statements shall have been prepared in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such Closing Financial Statements shall also reflect as of their date (a) accruals for all fees, costs and expenses incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) in connection (directly or indirectly) with the transactions contemplated by this Agreement, (b) the capital ratios set forth in Section 8.2(g), and (c) the asset quality metrics set forth in Section 8.2(e) and shall be accompanied by a certificate of Landrum’s chief financial officer, dated as of the Effective Time, to the effect that such financial statements meet the requirements of this Section 7.15 and continue to reflect accurately, as of the date of such certificate, the consolidated financial condition, results of operations, cash flows and shareholders’ equity of Landrum in all material respects.

7.16.        Dividends.

After the date of this Agreement, each of Landrum and Simmons shall coordinate with the other regarding the declaration of any dividends in respect of Landrum Capital Stock and Simmons Capital Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Landrum Capital Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Landrum Capital Stock and any shares of Simmons Capital Stock any such holder receives in exchange therefor in the Merger.

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ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1.         Conditions to Obligations of Each Party.

The respective obligations of each Party to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by both Parties pursuant to Section 10.6(b):

(a)             Shareholder Approval. The shareholders of Landrum shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

(b)            Regulatory Approvals. (i) All required regulatory Permits or Consents from the Federal Reserve, MDF, Arkansas State Bank Department, the FDIC, and any other Regulatory Authority and (ii) any other regulatory Permits or Consents contemplated by Section 7.4 the failure of which to obtain has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Simmons and Landrum (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”); provided, that no such Requisite Regulatory Approval shall impose a Burdensome Condition as determined by Simmons in its sole discretion.

(c)             Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement (including the Merger).

(d)            Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e)             Exchange Listing. The shares of Simmons Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance (if such approval is required by Nasdaq).

(f)             Tax Matters. Each Party shall have received a written opinion of Covington & Burling LLP, in form reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Landrum and Simmons reasonably satisfactory in form and substance to such counsel.

8.2.         Conditions to Obligations of Simmons.

The obligations of Simmons to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Simmons pursuant to Section 10.6(a):

(a)             Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Landrum set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Landrum set forth in Sections 4.1, 4.2, 4.3(a),

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4.3(c), 4.4(a), 4.5(d), 4.10(a), 4.15(b), 4.17, 4.21, and 4.34 shall be true and correct. The representations and warranties of Landrum set forth in Sections 4.3(b), 4.3(d), 4.5(a), 4.5(b), 4.5(c), 4.6, 4.25, 4.27, and 4.28 be true and correct in all material respects; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications. The representations and warranties set forth in each other section in ARTICLE 4 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct, has not had or would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)            Performance of Agreements and Covenants. Each and all of the agreements and covenants of Landrum to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)             Certificates. Landrum shall have delivered to Simmons (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Landrum and in Sections 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Landrum’s board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Simmons and its counsel shall request.

(d)            FIRPTA Certificate. Landrum shall have delivered to Simmons a certificate stating that Landrum Common Stock is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code, a “United States real property interest” within the meaning of Section 897(c)(1)(A)(ii) of the Internal Revenue Code satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), in form and substance satisfactory to Simmons.

(e)             Asset Quality. In each case as reflected in the Closing Financial Statements, (i) Landmark Bank’s calculation of Non-Performing Assets to total Assets shall not be in excess of 0.65%, (ii) Landmark Bank’s Classified Assets to Tier 1 capital plus ALLL ratio shall not be in excess of 15.75%, (iii) Classified Assets shall not exceed 137.5% of the aggregate balance of Classified Assets as set forth in the Landrum Financial Statements as of and for the quarter ended March 31, 2019, and (iv) Delinquent Loans shall not exceed 0.60% of total Loans.

(f)             Landrum Dissenting Shares. Holders of not more than five percent of the outstanding shares of Landrum Common Stock shall have demanded, properly and in writing, appraisal for such shares of Landrum Common Stock held by each such holder under the GBCL.

(g)             Regulatory Capital. In each case as reflected in the Closing Financial Statements, (i) Landmark Bank shall be “well capitalized” as defined under applicable Law, (ii) Landrum’s Tier 1 leverage ratio shall be no less than 8.07%, (iii) Landrum’s Tier 1 risked-based capital ratio shall be no less than 11.60%, (iv) Landrum’s total risked-based capital ratio shall be no less than 12.71%, and (v) Landmark Bank shall not have received any notification from the MDF or FDIC to the effect that the capital of Landmark Bank is insufficient to permit Landmark Bank to engage in all aspects of its business and its currently proposed businesses without material restrictions, including the imposition of a Burdensome Condition; provided, that the conditions contained in Sections 8.2(g)(ii) through 8.2(g)(iv) may be waived by Simmons if the failure to satisfy such conditions is due solely to the growth of Landrum’s Assets, as determined by Simmons in its sole discretion.

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(h)            Termination of Contracts. Landrum shall have delivered to Simmons evidence satisfactory to Simmons in its discretion that each Contract listed in Section 4.35 of Landrum’s Disclosure Memorandum (except for Contracts between Landrum and its wholly-owned Subsidiaries entered into in the Ordinary Course) has been terminated in its entirety.

(i)              ESOP Matters. The ESOP Financial Advisor shall have issued the updated ESOP Fairness Opinion dated on or about the Closing Date, and the ESOP Trustees shall have delivered the ESOP Fairness Opinion to Simmons. The ESOP Trustees shall have delivered a certificate to Simmons, dated on or about the Closing Date, stating that the ESOP Trustees have made the ESOP Determination.

(j)              Debt. (a) Landrum shall have no outstanding indebtedness under that certain Credit Agreement between Landrum and Enterprise Bank & Trust dated June 23, 2011, as amended from time to time (“Enterprise Credit Agreement”), or any other Contracts (including Loans) associated therewith; (b) the Enterprise Credit Agreement and any other Contracts (including Loans) associated therewith shall have been terminated or otherwise canceled and be of no further force or effect; and (c) no Landrum Entity shall have any Liabilities arising under or associated with the Enterprise Credit Agreement or any other Contracts (including Loans) associated therewith.

8.3.         Conditions to Obligations of Landrum.

The obligations of Landrum to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Landrum pursuant to Section 10.6(b):

(a)             Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Simmons set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Simmons set forth in Sections 5.4(a), 5.4(c) and 5.7 shall be true and correct (except for inaccuracies which are de minimis in amount) (it being understood that, for purposes of determining the accuracy of such representations and warranties, the standard set forth in Section 5.1 shall be disregarded). The representations and warranties of Simmons set forth in Sections 5.4(b), 5.12 and 5.13 shall be true and correct in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, the standard set forth in Section 5.1 shall be disregarded). Subject to the standard set forth in Section 5.1, the representations and warranties set forth in each other section in ARTICLE 5 shall be true and correct in all respects.

(b)            Performance of Agreements and Covenants. Each and all of the agreements and covenants of Simmons to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)             Certificates. Simmons shall have delivered to Landrum (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Simmons and in Sections 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Simmons’ board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Landrum and its counsel shall request.

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ARTICLE 9
TERMINATION

9.1.         Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Landrum, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)             By mutual written agreement of Simmons and Landrum;

(b)            By either Party, by written notice to the other Party, in the event (i) any Regulatory Authority has denied a Requisite Regulatory Approval, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(i) shall have used its reasonable best efforts to contest, appeal and change such denial, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such Law or Order, or (iii) the shareholders of Landrum fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at Landrum’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon;

(c)             By either Party, by written notice to the other Party, in the event that the Merger shall not have been consummated by December 31, 2019 (provided, however, that such date shall be extended to February 28, 2020, if all Requisite Regulatory Approvals have not been obtained by November 29, 2019), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(c);

(d)            By Simmons, by written notice to the Landrum, in the event that the board of directors of Landrum has (i) failed to recommend the Merger and the approval of this Agreement by the shareholders of Landrum or otherwise effected a Change in the Landrum Recommendation, (ii) breached the terms of Section 7.2 in any respect adverse to Simmons, or (iii) breached its obligations under Section 7.1 by failing to call, give notice of, convene or hold Landrum’s Shareholders’ Meeting in accordance with Section 7.1;

(e)             By Landrum, by written notice to Simmons, in the event of a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Simmons, which breach or failure to be true, either individually or in the aggregate with all other breaches by Simmons (or failure of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of any of the conditions precedent to the obligations of Landrum to consummate the Merger contained in Section 8.3, and which is not cured within 30 days following written notice to Simmons, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the date specified in Section 9.1(c)) (provided, that Landrum is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement);

(f)             By Simmons, by written notice to Landrum, in the event of a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Landrum, which breach or failure to be true, either individually or in the aggregate with all other breaches by Landrum (or failure of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of any of the conditions precedent to the obligations of Simmons to consummate the Merger contained in Section 8.2, and which is not cured within 30 days following written notice to Landrum, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the date specified in Section 9.1(c)) (provided, that

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Simmons is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement);

(g)             By Simmons, by written notice to Landrum, if any Regulatory Authority has granted a Requisite Regulatory Approval but such Requisite Regulatory Approval contains, or shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition;

(h)            By Simmons, by written notice to Landrum, if any Regulatory Authority shall have requested that Simmons, Landrum or any of their respective Affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval; or

(i)              By Landrum, if the board of directors of Landrum so determines by a vote of at least two-thirds of the members of the entire board of directors of Landrum at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i)              the Average Closing Price is less than $18.48; and

(ii)            the difference between (A) the quotient obtained by dividing (1) the average of the closing price of the Nasdaq Bank Index (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Simmons) for the 20 consecutive trading days ending on and including the 10th trading day preceding the Closing Date by (2) 3,596.84 and (B) the quotient obtained by dividing (1) the Average Closing Price by (2) $23.11, is greater than 0.20, subject, however, to the following three sentences. If Landrum elects to terminate this Agreement pursuant to this Section 9.1(i), it shall give written notice to Simmons (provided that such notice of termination may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Simmons shall have the option to, in its sole and absolute discretion, elect to increase the Aggregate Stock Consideration by a number of shares of Simmons Common Stock so that, as a result of such adjustment, the Aggregate Stock Consideration multiplied by the Average Closing Price shall be no less than the Minimum Merger Consideration. If Simmons so elects within such five-day period, it shall give prompt written notice to Landrum of such election and the revised Aggregate Stock Consideration, whereupon no termination shall have occurred pursuant to this Section 9.1(i) and this Agreement shall remain in effect in accordance with its terms (except as the Aggregate Stock Consideration shall have been so modified). “Minimum Merger Consideration” shall be the product of (x) $18.48 and (y) the Aggregate Stock Consideration.

9.2.         Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no further force or effect and there shall be no Liability on the part of any Party for any matters addressed herein or other claim relating to this Agreement and the transactions contemplated hereby, except that (i) the provisions of this Section 9.2, Section 7.5(d), and ARTICLE 10, shall survive any such termination and abandonment and (ii) no such termination shall relieve the breaching Party from Liability resulting from any fraud or breach by that Party of this Agreement.

9.3.         Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Sections 7.5, 7.7, 7.8 and 7.9, and ARTICLE 1, ARTICLE 2, ARTICLE 3 and ARTICLE 10, which shall survive in accordance with their respective terms.

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ARTICLE 10
MISCELLANEOUS

10.1.        Definitions.

(a)             Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” means a term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (whether written or oral, binding or nonbinding).

“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Landrum or publicly announced to Landrum’s shareholders and whether binding or non-binding) by any Person (other than a Simmons Entity) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase, direct or indirect, by any Person (other than a Simmons Entity) of 20% or more in interest of the total outstanding voting securities of any Landrum Entities whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Landrum Entities, or any tender offer or exchange offer that if consummated would result in any Person (other than a Simmons Entity) beneficially owning 20% or more in interest of the total outstanding voting securities of Landrum Entities whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Landrum Entities, or any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving any Landrum Entities whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Landrum Entities; or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 20% or more of the consolidated Assets of Landrum and its Subsidiaries, taken as a whole.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, including, in the case of any Person that is not a natural person, and “control” means (i) the ownership, control, or power to vote 25 percent or more of any class of voting securities of the other Person, (ii) control in any manner of the election of a majority of the directors, trustees, managing members or general partners of the other Person, or (iii) the possession, directly or indirectly, of the power to exercise a controlling influence over the management or policies of the other Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

“Aggregate Stock Consideration” means 17,350,000 shares of Simmons Common Stock.

“Assets” of a Person means all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the Books and Records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” means the average of the daily closing prices for the shares of Simmons Common Stock for the 20 consecutive full trading days on which such shares are actually traded on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

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“BHC Act” means the federal Bank Holding Company Act of 1956, as amended.

“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to any specified Person or relating to the business.

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Call Reports” mean Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council of Landrum, Landmark Bank or Simmons Bank.

“Class A Common Stock” means the Class A Common Voting Stock, $0.01 par value per share, of Landrum.

“Class B Common Stock” means the Class B Common Nonvoting Stock, $0.01 par value per share, of Landrum.

“Classified Assets” means all Classified Loans, plus OREO and other repossessed assets.

“Classified Loans” means all of the Loans of the Landrum Entities that were classified by a Landrum Entity as “Substandard,” “Doubtful,” “Loss,” or words of similar import.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, non-objection or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Delinquent Loans” means (i) all Loans with principal and/or interest that are 30-89 days past due, and (ii) all Loans with principal and/or interest that are at least 90 days past due and still accruing.

“Determination Date” means the 10th Business Day prior to the Closing Date, provided that if shares of the Simmons Common Stock are not actually traded on Nasdaq on such day, the Determination Date shall be the immediately preceding day to the 10th Business Day prior to the Closing Date on which shares of Simmons Common Stock actually trade on Nasdaq.

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“Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE 4 and ARTICLE 5 or to one or more of its covenants contained in this Agreement; provided, that (i) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on the Party making the representation or warranty and (iii) any disclosures made with respect to a section of ARTICLE 4 or ARTICLE 5 shall be deemed to qualify (A) any other section of ARTICLE 4 or ARTICLE 5 specifically referenced or cross-referenced and (B) other sections of ARTICLE 4 or ARTICLE 5 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, stock appreciation rights, employee stock ownership, share purchase, severance pay, vacation, bonus, incentive, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding, agreement or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” means all Laws, Orders, Permits, opinions or agency requirements relating to pollution or protection of human health or safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights (including preemptive rights or redemption rights), scrip, units, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interests of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which together with a Landrum Entity would be treated as a single employer under Internal Revenue Code Section 414.

“ESOP Determination” means the determination by the ESOP Trustees, in the exercise of each of their fiduciary discretion under ERISA and in accordance with ERISA, that Landrum entering into this Agreement and the consummation of the transactions contemplated by this Agreement is prudent, is in the best interest of the participants and beneficiaries of the ESOP for the exclusive purpose of providing

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benefits to the participants and beneficiaries of the ESOP, and does not constitute a “prohibited transaction” under ERISA nor otherwise violate ERISA.

“ESOP Fairness Opinion” means an opinion of the ESOP Financial Advisor, to the effect that (i) the consideration to be paid to the ESOP Trustees, on behalf of the ESOP, in connection with the transactions contemplated by this Agreement is not less than “adequate consideration” (as defined in Section 3(18) of ERISA) and (ii) the transactions contemplated by this Agreement are fair to the ESOP from a financial point of view.

“ESOP Financial Advisor” means the independent appraiser meeting the requirements of Section 401(a)(28)(C) of the Internal Revenue Code that has been duly engaged by the ESOP Trustees on behalf of the employee stock ownership portion of the ESOP in connection with the transactions contemplated by this Agreement.

“ESOP Trustees” means Landmark Bank and, to the extent applicable, the independent Trustee engaged with respect to the transactions contemplated by this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, lead-containing paint or plumbing, radioactive materials or radon, asbestos-containing materials and any polychlorinated biphenyls and (iii) any other substance which has been, is, or may be the subject of regulatory action by any government authority in connection with any Environmental Law.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, brand names, internet domain names, logos together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Key Employee” means an employee of any Landrum Entity holding the position of at least Senior Vice President or whose salary as of the date of this Agreement exceeds $140,000.

“Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of the chairman, president, chief executive officer, chief financial officer, chief risk officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior executive or other vice president in charge of human resources of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

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“Landmark Bank” means Landmark Bank, a state-chartered depository trust company under the laws of Missouri and a wholly owned Landrum Subsidiary.

“Landmark Bank Capital Stock” means, collectively, Landmark Bank Common Stock, Landmark Bank Series B Preferred Stock, Landmark Bank Series C Preferred Stock, and any other class or series of capital stock of Landmark Bank.

“Landmark Bank Common Stock” means the common stock, par value $20 per share, of Landmark Bank.

“Landmark Bank Series B Preferred Stock” means the preferred stock, $1,000 par value per share, Series B of Landmark Bank.

“Landmark Bank Series C Preferred Stock” means the preferred stock, $1,000 par value per share, Series C of Landmark Bank.

“Landrum Capital Stock” means, collectively, Landrum Common Stock, Series E Preferred Stock, and any other class or series of capital stock of Landrum.

“Landrum Common Stock” means, collectively, Class A Common Stock and Class B Common Stock.

“Landrum Entities” means, collectively, Landrum and all Landrum Subsidiaries.

“Landrum Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Landrum as of March 31, 2019, and as of December 31, 2018, 2017 and 2016, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 2019, and for each of the fiscal years ended December 31, 2018, 2017 and 2016, and (ii) the consolidated statements of condition of Landrum (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to most recent quarter end.

“Landrum Shares Outstanding” means the total number of shares of Landrum Common Stock outstanding immediately prior to the Effective Time.

“Landrum Subsidiary” means the Subsidiaries of Landrum, which shall include Landmark Bank, the entities set forth on Sections 4.5(a) and 4.4(b) of Landrum’s Disclosure Memorandum and any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization formed or acquired as a Subsidiary of Landrum after the date hereof and held as a Subsidiary by Landrum at the Effective Time.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or

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interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Liens.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which Landrum or Landmark Bank are party as a creditor.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means with respect to any Party and its Subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, liabilities or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States ((and with respect to each of Landrum and Simmons, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry, (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (H) actions or omissions taken with the prior written consent of the other Party or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D) and (G), to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate, or (ii) prevents or materially impairs the ability of such Party to timely consummate the transactions contemplated hereby; provided, further, that the application of the conditions in Section 8.2(e) and Section 8.2(g) is independent of the definition of Material Adverse Effect and the satisfaction or lack of satisfaction of the requirements therein is not determinative of whether a Material Adverse Effect has otherwise occurred.

“Merger Consideration” means the sum of (i) the Stock Consideration, (ii) the Fractional Share Payment (if any) and (iii) the dividends or distributions (if any) pursuant to Section 3.1(d).

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“Nasdaq” means the Nasdaq Global Select Market.

“Non-Performing Assets” means (i) all Loans with principal and/or interest that are at least 90 days past due and still accruing, (ii) all Loans with principal and/or interest that are nonaccruing, and (iii) OREO and other repossessed Assets. Non-Performing Assets shall be reflected in the Closing Financial Statements.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Ordinary Course” means the conduct of the business of the Landrum Entity in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with the Landrum Entity’s practices and procedures prior to and as of such date.

“OREO” means “other real estate owned” or words of similar import as reflected in the Landrum Financial Statements.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means either of Landrum or Simmons, and “Parties” means Landrum and Simmons.

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“Previously Disclosed” by a Party means information set forth in its Disclosure Memorandum or, if applicable, information set forth in its SEC Documents that were filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risk factors set forth in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature); provided, that information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure shall not be disclosed by any Party and nothing in this Agreement shall require such disclosure.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Simmons under the Securities Act with respect to the shares of Simmons Common Stock to be issued to the shareholders of Landrum pursuant to this Agreement.

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“Regulatory Authorities” means, collectively, the SEC, Nasdaq, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Federal Reserve, the FDIC, the Office of the Comptroller of the Currency, the CFPB, the MDF, the Arkansas State Bank Department, the IRS, the DOL, the PBGC, and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, auditor, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, together with any amendments thereto, by Simmons or any of its Subsidiaries with the SEC on or after January 1, 2016, or by Landrum or any of its Subsidiaries with the SEC on or after January 1, 2016, as applicable.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Series E Preferred Stock” means the preferred stock, no par value per share, Series E of Landrum.

“Simmons Capital Stock” means, collectively, Simmons Common Stock, any preferred stock of Simmons and any other class or series of capital stock of Simmons.

“Simmons Common Stock” means the $0.01 par value Class A Common Stock of Simmons.

“Simmons Entities” means, collectively, Simmons and all Simmons Subsidiaries.

“Simmons Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Simmons as of March 31, 2019, and as of December 31, 2018 and 2017, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 2019, and for each of the three fiscal years ended December 31, 2018, 2017 and 2016, as filed by Simmons in SEC Documents, and (ii) the consolidated statements of condition of Simmons (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to most recent quarter end.

“Simmons Stock Options” means each option or other Equity Right to purchase shares of Simmons Common Stock pursuant to stock options or stock appreciation rights.

“Simmons Stock Plans” means the existing stock option and other stock-based compensation plans of Simmons designated as follows: Simmons Executive Stock Incentive Plan - 2006; Simmons Outside Director Stock Incentive Plan - 2006; Simmons Executive Stock Incentive Plan - 2010; Simmons Outside Director Stock Incentive Plan - 2014; and Simmons 2015 Incentive Plan.

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“Simmons Subsidiaries” means the Subsidiaries of Simmons, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization formed or acquired as a Subsidiary of Simmons after the date hereof and held as a Subsidiary by Simmons at the Effective Time.

“Stock Consideration” means a number of shares of Simmons Common Stock equal to the quotient obtained by dividing the Aggregate Stock Consideration by the Landrum Shares Outstanding.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to which the board of directors of Landrum determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) is reasonably likely to be consummated in accordance with its terms, and if consummated, would result in a transaction more favorable, from a financial point of view, to Landrum’s shareholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by Simmons), taking into account all relevant factors (including the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by Simmons in response to such Acquisition Proposal)); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definitions of Acquisition Transaction shall be deemed to be references to “50%”.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, escheat, unclaimed property, registration, ad valorem, value added, goods and services, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto (including any such interest, penalties or additions imposed as a result of a failure to timely, correctly or completely file any Tax Return).

“Tax Return” means any report, return, information return, or other document supplied to, or required to be supplied to, a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries and including any amendment, attachment or schedule thereto.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 (or any similar applicable local Law insofar as it relates to an employer’s obligations in the context of mass layoffs).

“Withholding Certificate” means a properly completed and, if required, signed Internal Revenue Service Form W-9, W-8 (in any of its variants) or any substitute for such Internal Revenue Service Form conforming to the requirements of the Internal Revenue Code or any applicable Treasury Regulations.

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10.2.        Referenced Pages.

The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

401(a) Plan	A-43
ABCA	A-1
Acquisition Agreement	A-53
Acquisition Proposal	A-53
Acquisition Transaction	A-53
Affiliate	A-53
Aggregate Stock Consideration	A-53
Agreement	A-1
ALLL	A-27
Assets	A-53
Average Closing Price	A-53
Bankruptcy and Equity Exceptions	A-8
BHC Act	A-54
Book-Entry Share	A-3
Books and Records	A-54
Burdensome Condition	A-41
Business Day	A-54
Call Reports	A-54
Canceled Shares	A-2
CBP	A-3
CBP Termination Date	A-3
Certificate	A-3
CFPB	A-16

Change in the Landrum Recommendation	A-38
Chosen Courts	A-69
Claim	A-44
Claims Period	A-21
Class A Common Stock	A-54
Class B Common Stock	A-54
Classified Assets	A-54
Classified Loans	A-54
Closing	A-1
Closing Date	A-1
Closing Financial Statements	A-47
Confidentiality Agreement	A-42
Consent	A-54
Contract	A-54
Contractors	A-18
Covered Employees	A-43
Default	A-54
Delinquent Loans	A-54
Derivative Transaction	A-24
Determination Date	A-54
Disclosure Memorandum	A-55
DOL	A-19
Effective Time	A-2

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Employee Benefit Plan	A-55
Enterprise Credit Agreement	A-50
Environmental Laws	A-55
Equity Rights	A-55
ERISA	A-55
ERISA Affiliate	A-55
ESOP	A-3
ESOP Determination	A-55
ESOP Fairness Opinion	A-56
ESOP Financial Advisor	A-56
ESOP Termination Date	A-3
ESOP Trustees	A-56
Exchange Act	A-56
Exchange Agent	A-4
Exchange Fund	A-4
Exhibit	A-56
FDIA	A-10
FDIC	A-7
Federal Reserve	A-56
Fractional Share Payment	A-4
GAAP	A-56
GBCL	A-1
Hazardous Material	A-56
Holders	A-4
Indemnified Party	A-44
Intellectual Property	A-56
Internal Revenue Code	A-56
IRS	A-17

Key Employee	A-56
Knowledge	A-56
Landmark Bank	A-57
Landmark Bank Capital Stock	A-57
Landmark Bank Common Stock	A-57
Landmark Bank Series B Preferred Stock	A-57
Landmark Bank Series C Preferred Stock	A-57
Landrum	A-1
Landrum Benefit Plans	A-20
Landrum Capital Stock	A-57
Landrum Common Stock	A-57
Landrum Contracts	A-23
Landrum Dissenting Shares	A-6
Landrum Entities	A-57
Landrum Financial Statements	A-57
Landrum Recommendation	A-38
Landrum Regulatory Agreement	A-24
Landrum Shareholder Approval	A-8

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Landrum Shares Outstanding	A-57
Landrum Subsidiary	A-57
Landrum’s Shareholders’ Meeting	A-38
Law	A-57
Liability	A-57
Lien	A-57
Litigation	A-58
Loans	A-58
Material	A-58
Material Adverse Effect	A-58
Maximum Amount	A-45
MDF	A-7
Merger	A-1
Merger Consideration	A-58
Minimum Merger Consideration	A-52
Money Laundering Laws	A-17
Nasdaq	A-59
Non-Performing Assets	A-59
OFAC	A-27
Operating Property	A-59
Ordinary Course	A-59
OREO	A-59
Participation Facility	A-59
Party	A-59
PBGC	A-20
Permit	A-59
Permitted Liens	A-14
Person	A-59
Personally Identifiable Information	A-15
Pool	A-26
PPACA	A-21
Preferred Certificate	A-6
Previously Disclosed	A-59

Proxy Statement/Prospectus	A-38
Real Property	A-14
Registration Statement	A-59
Regulation O	A-16
Regulation W	A-16
Regulatory Authorities	A-60
Representative	A-60
Requisite Regulatory Approvals	A-48
Sanctioned Countries	A-27
Sanctions	A-27
SEC	A-60
SEC Documents	A-60
Section 351.455	A-6
Securities Act	A-60

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Securities Laws	A-60
Self-Funded Health or Welfare Plan	A-21
Series E Preferred Stock	A-60
Simmons	A-1
Simmons Capital Stock	A-60
Simmons Certificates	A-4
Simmons Entities	A-60
Simmons Financial Statements	A-60
Simmons SEC Reports	A-30
Simmons Series D Preferred Stock	A-4
Simmons Stock Options	A-60
Simmons Stock Plans	A-60
Simmons Subsidiaries	A-61
Stock Consideration	A-61
Subsidiaries	A-61
Superior Proposal	A-61
Surviving Corporation	A-1
Systems	A-15
Takeover Laws	A-25
Tax	A-61
Tax Opinion	A-48
Tax Return	A-61
Termination Fee	A-66
Voting Agreement	A-1
WARN Act	A-61
Withholding Certificate	A-61

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The word “or” shall not be exclusive and “any” means “any and all.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. A reference to a document, agreement or instrument also refers to all addenda, exhibits or schedules thereto. A reference to any “copy” or “copies” of a document, agreement or instrument means a copy or copies that are complete and correct. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP. Any capitalized terms used in any schedule, Exhibit, or Disclosure Memorandum but not otherwise defined therein shall have the meaning set forth in this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Merger. Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. The term “made available” means any document or other information that was (a) provided (whether by physical or electronic delivery) by Landrum or its representatives to Simmons and its representatives at least two Business Days prior to the date hereof and included in the virtual data room (on a continuation basis without subsequent

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modification) of Landrum at least two Business Days prior to the date hereof, (b) provided (whether by physical or electronic delivery) by Simmons or its representatives to Landrum and its representatives at least two Business Days prior to the date hereof, or (c) filed by a Party with the SEC and publicly available on EDGAR at least two Business Days prior to the date hereof.

10.3.        Expenses.

(a)             Except as otherwise provided in this Section 10.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.

(b)            Notwithstanding the foregoing, if:

(i)              (A) either Landrum or Simmons terminates this Agreement pursuant to Section 9.1(b)(iii) or Section 9.1(c), or (B) Simmons terminates this Agreement pursuant to Section 9.1(f), and within 12 months of such termination Landrum shall either (x) consummate an Acquisition Transaction or (y) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated; or

(ii)            Simmons shall terminate this Agreement pursuant to Section 9.1(d),

then Landrum shall pay to Simmons an amount equal to $15,000,000 (the “Termination Fee”). The payment of the Termination Fee by Landrum pursuant to this Section 10.3(b) constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of Simmons in the event of termination of this Agreement pursuant to Sections 9.1(b)(iii), 9.1(c), 9.1(d) or 9.1(f). If the Termination Fee shall be payable pursuant to subsection (i) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (ii) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds within two Business Days from the date of termination of this Agreement.

(c)             The Parties acknowledge that the agreements contained in paragraph (b) of this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Landrum fails to pay any fee payable by it pursuant to this Section 10.3 when due, then Landrum shall pay to Simmons its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment

10.4.        Entire Agreement; No Third Party Beneficiaries.

Except as otherwise expressly provided herein, this Agreement (including the Disclosure Memorandum of each of Landrum and Simmons, the Exhibits, the schedules, and the other documents and instruments referred to herein) together with the Confidentiality Agreement and the Voting Agreements constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement (including the documents and instruments referred to herein) expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as specifically provided in Section 7.9. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.

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Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

10.5.        Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after the Landrum Shareholder Approval has been obtained; provided, that after obtaining the Landrum Shareholder Approval, there shall be made no amendment that requires further approval by such Landrum shareholders.

10.6.        Waivers.

(a)             Prior to or at the Effective Time, Simmons, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to (i) waive any Default in the performance of any term of this Agreement by Landrum, (ii) waive or extend the time for the compliance or fulfillment by Landrum of any and all of its obligations under this Agreement, and (iii) waive compliance with any or all of the agreements or satisfaction of any conditions precedent to the obligations of Simmons under this Agreement contained herein, except any condition which, if not satisfied, would result in the violation of any Law; provided, that after the Landrum Shareholder Approval has been obtained, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Simmons.

(b)            Prior to or at the Effective Time, Landrum, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to (i) waive any Default in the performance of any term of this Agreement by Simmons, (ii) waive or extend the time for the compliance or fulfillment by Simmons of any and all of its obligations under this Agreement, and (iii) waive compliance with any or all of the agreements or satisfaction of any conditions precedent to the obligations of Landrum under this Agreement contained herein, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Landrum.

(c)             The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7.        Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

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10.8.        Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Simmons:	Simmons First National Corporation
601 E. 3rd Street
Little Rock, AR 72201 Facsimile Number: (501) 558-3145 Attention: George Makris, Jr. Email: george.makris@simmonsbank.com

With a Copy to:	Simmons First National Corporation

601 E. 3rd Street
Little Rock, AR 72201 Facsimile Number: (501) 558-3145 Attention: General Counsel Email: pat.burrow@simmonsbank.com

Copy to Counsel:	Covington & Burling LLP
One CityCenter
850 Tenth Street NW
Washington, DC 20001
Facsimile Number: (202) 778-5986
Attention: Frank M. Conner III
Email: rconner@cov.com;
Attention: Michael P. Reed
Email: mreed@cov.com

Landrum:	The Landrum Company
801 East Broadway
Columbia, Missouri 65201
Facsimile Number: 573-875-1468 Attention: Kevin D. Gibbens Email:

kevin.gibbens@landmarkbank.com

Copy to Counsel:	Polsinelli PC 100 South Fourth Street St. Louis, Missouri 63102 Facsimile Number: 314-622-6701 Attention: Kenneth H. Suelthaus Email: ksuelthaus@polsinelli.com Attention: Larry K. Harris

lharris@polsinelli.com

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10.9.        Governing Law; Jurisdiction; Waiver of Jury Trial

(a)             The Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Arkansas without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction (except that matters relating to the fiduciary duties of the board of directors of Landrum shall be subject to the Laws of the State of Missouri).

(b)            Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Arkansas (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.8.

(c)             EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10.    Counterparts; Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party forever waives any such defense.

10.11.    Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

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10.12.    Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties.

10.13.    Enforcement of Agreement.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement. It is accordingly agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties waives any defense in any action for specific performance that a remedy at law would be adequate.

10.14.    Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[signatures on following page]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ George A. Makris, Jr.
Name: George A. Makris, Jr.
Title: Chairman and Chief Executive Officer

THE LANDRUM COMPANY

By:	/s/ Kevin D. Gibbens
Name: Kevin D. Gibbens
Title: Chief Executive Officer

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Annex B

SUPPORT AND NON-COMPETITION AGREEMENT

This SUPPORT AND NON-COMPETITION AGREEMENT, dated as of [July 30], 2019 (this “Agreement”), by and among Simmons First National Corporation (“Simmons”), an Arkansas corporation, The Landrum Company (“Landrum”), a Missouri corporation, and the undersigned shareholder[ and director] (the “Individual”) of Landrum.

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Simmons and Landrum are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Landrum will merge with and into Simmons, with Simmons as the surviving corporation (the “Merger”);

WHEREAS, as of the date hereof, the Individual is a [director][shareholder] of Landrum and has Beneficial Ownership of, in the aggregate, those shares of Class A Voting Stock, $0.01 par value per share, of Landrum (“Landrum Common Stock”) specified on Schedule 1 attached hereto, which, by virtue of the Merger, will be converted into the right to receive shares of Simmons Common Stock (as such term is defined in the Merger Agreement), and therefore the Merger is expected to be of substantial benefit to the Individual;

WHEREAS, as a material inducement to Simmons entering into the Merger Agreement, Simmons has requested that the Individual agree, and the Individual has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein; and

WHEREAS, other individuals, as a material inducement to Simmons entering into the Merger Agreement, will enter into and abide by the covenants and obligations set forth in substantially similar support and non-competition agreements.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
General

1.1.         Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

“Beneficial Ownership” by a Person of any securities means ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended; provided, that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities

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which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Business” means the business of acting as a commercial, community or retail banking business, including but not limited to entities which lend money and take deposits.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means (i) the ownership, control, or power to vote 25 percent or more of any class of voting securities of the other Person, (ii) control in any manner of the election of a majority of the directors, trustees, managing members or general partners of the other Person, or (iii) the possession, directly or indirectly, of the power to exercise a controlling influence over the management or policies of the other Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

“Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative Contract with respect to such security, entering into or acquiring a futures or forward Contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits and risks of ownership of any security.

“Covered Shares” means, with respect to the Individual, the Individual’s Existing Shares, together with any shares of Landrum Common Stock or other capital stock of Landrum and any securities convertible into or exercisable or exchangeable for shares of Landrum Common Stock or other capital stock of Landrum, in each case that the Individual acquires Beneficial Ownership of on or after the date hereof.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), excluding restrictions under Securities Laws.

“Existing Shares” means, with respect to the Individual, all shares of Landrum Common Stock Beneficially Owned by the Individual as specified on Schedule 1 hereto.

“Permitted Transfer” means a Transfer (i) as the result of the death of the Individual by the Individual to a descendant, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of the Individual, (ii) Transfers to Affiliates (including trusts) and family members in connection with estate and tax planning purposes, and (iii) Transfers to any other shareholder and director and/or executive officer of Landrum who has executed a copy of this Agreement or similar support and non-competition agreement on the date hereof; provided, that in each case prior to the effectiveness of such Transfer, such transferee executes and delivers to Simmons and Landrum an agreement that is identical to this Agreement or such other written agreement, in form and substance acceptable to Simmons and Landrum, to assume all of Individual’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, to the same extent as the Individual is bound hereunder and to make each of the representations and warranties hereunder in respect of the Covered Shares transferred as the Individual shall have made hereunder.

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“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“Representatives” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, auditor, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“Restricted Period” has the meaning set forth in Section 2.3(a) hereof.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of an Encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of Law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or Beneficial Ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing (other than a proxy for the purpose of voting the Individual’s Covered Shares in accordance with Section 2.1 hereof).

ARTICLE II
COVENANTS OF INDIVIDUAL

2.1.         Agreement to Vote. The Individual hereby irrevocably and unconditionally agrees that during the term of this Agreement, at Landrum’s Shareholders’ Meeting or at any other meeting of the shareholders of Landrum, however called, including any adjournment or postponement thereof, and in connection with any written consent of the shareholders of Landrum, the Individual shall, in each case to the fullest extent that such matters are submitted for the vote or written consent of the Individual and that the Covered Shares are entitled to vote thereon or consent thereto:

(a)             appear at each such meeting or otherwise cause the Covered Shares as to which the Individual controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and

(b)            vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares as to which the Individual controls the right to vote:

(i)                 in favor of the adoption and approval of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and any actions required in furtherance thereof;

(ii)                  against any action or agreement that could result in a breach of any covenant, representation or warranty or any other obligation of Landrum under the Merger Agreement;

(iii)                against any Acquisition Proposal; and

(iv)                against any action, agreement, amendment to any agreement or organizational document, transaction, matter or proposal submitted for the vote or written consent of the shareholders of Landrum that is intended or would reasonably be expected to impede, interfere with, prevent, delay, postpone, discourage, disable, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by Landrum of its obligations under the Merger Agreement or by the Individual of his or her obligations under this Agreement.

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2.2.         No Inconsistent Agreements. The Individual hereby covenants and agrees that, except for this Agreement, the Individual (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust or any other Contract with respect to the Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, Consent or power of attorney with respect to the Covered Shares, (c) will not commit any act, except for Permitted Transfers, that could restrict or affect his or her legal power, authority and right to vote any of the Covered Shares then held of record or Beneficially Owned by the Individual or otherwise prevent or disable the Individual from performing any of his or her obligations under this Agreement, and (d) has not taken and shall not take any action that would make any representation or warranty of the Individual contained herein untrue or incorrect or have the effect of impeding, interfering with, preventing, delaying, postponing, discouraging, disabling or adversely affecting the Individual’s performance of any of his or her obligations under this Agreement.

2.3.         Non-Competition.

(a)             The Individual hereby covenants and agrees that, for a period commencing on the Closing Date and terminating on the second anniversary of the Closing Date (the “Restricted Period”), such Individual shall not within 50 miles of any branch or other office of Landmark Bank in operation as of the date of this Agreement, directly or indirectly, either for him or herself or for any other Person other than for Simmons or its Affiliates, participate in any business (including, without limitation, any division, group or franchise of a larger organization) that engages (or proposes to engage) in the Business; provided, that if as of the date hereof the Individual holds not more than a 5% direct or indirect equity interest in such Person, then the Individual may retain (but not increase) such ownership interest without being deemed to “participate” in the Business conducted by such Person. For purposes of this Agreement, the term “participate” shall mean having more than 5% direct or indirect ownership interest in any Person, whether as a sole proprietor, investor, owner, equity holder, partner, member, manager, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any Person (whether as a director, officer, manager, member, supervisor, employee, agent, or otherwise), with respect to the Business. Further notwithstanding the foregoing, the limitations set forth above shall not be effective with regard to service by the Individual with respect to consulting or other professional (but not banking) services in a manner that is consistent with the same kinds of consulting or other professional services provided by the Individual at any time during the two years prior to the date of this Agreement.

(b)            The Individual covenants and agrees that during the Restricted Period, the Individual shall not directly or indirectly, as employee, agent, consultant, director, equity holder, member, manager, partner or in any other capacity, without Simmons’s prior written consent (other than for the benefit of Simmons or its Affiliates), solicit, call upon, communicate with or attempt to communicate (whether by mail, telephone, electronic mail, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of Landrum or any of its Affiliates) with any Person that is or was a customer of Landrum or any of its Affiliates during the one-year period preceding the Closing Date for the purpose of engaging in opportunities related to the Business or contracts related to the Business or, except in the ordinary course of conducting the business described in Schedule 2, interfere with or damage (or attempt to interfere with or damage) any relationship between Landrum or its Affiliates and any such customers.

(c)             The Individual covenants and agrees that during the Restricted Period, such Individual shall not directly or indirectly, as employee, agent, consultant, director, equity holder, member, manager, partner or in any other capacity, without Simmons’ prior written consent, employ, engage, recruit, hire, solicit or induce, or cause others to solicit or induce, for employment or engagement, any employee of Landrum or its Affiliates (excluding general solicitations of the public that are not based on any list of, or directed at, employees of Landrum or its Affiliates).

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ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1.         Representations and Warranties of the Individual. The Individual hereby represents and warrants to Landrum and Simmons as follows:

(a)             Organization; Authorization; Validity of Agreement; Necessary Action. The Individual has the requisite power, capacity and authority to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Individual and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Individual, enforceable against him or her in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions).

(b)            Ownership. Except for the Covered Shares, the Individual is not the Beneficial Owner or registered owner of any other shares of Landrum Common Stock or rights to acquire Landrum Common Stock. The Existing Shares are, and all of the Covered Shares owned by the Individual from the date hereof through and on the Closing Date will be, Beneficially Owned and owned of record by the Individual except to the extent such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer. From the date hereof through and on the Closing Date, the Individual has and will have good and marketable title to the Existing Shares, free and clear of any Encumbrances. As of the date hereof, the Individual has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in ARTICLE II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Individual’s Existing Shares and with respect to all of the Covered Shares owned by the Individual at all times through the Closing Date. The Individual has possession of an outstanding certificate or outstanding certificates representing all of the Covered Shares (other than Covered Shares held at the Depository Trust Company and/or in book-entry form) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

(c)             No Violation. The execution and delivery of this Agreement by the Individual does not, and the performance by the Individual of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, (i) conflict with or violate, or require any Consent pursuant to, any Law or Order applicable to the Individual or by which any of his or her Assets is bound, or (ii) conflict with, result in any Default, require any Consent pursuant to or result in the creation of any Encumbrance on the Assets of the Individual pursuant to, any Contract to which the Individual is a party or by which the Individual or any of his or her Assets or Covered Shares are bound.

(d)            Consents and Approvals. No Consent of the Individual’s spouse is necessary under any “community property” or other laws in order for the Individual to enter into and perform his or her obligations under this Agreement.

(e)             Legal Proceedings. There is no Litigation pending or, to the knowledge of the Individual, threatened against or affecting the Individual or any of his or her Affiliates that could reasonably be expected to impair the ability of the Individual to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f)             Reliance by Simmons. The Individual understands and acknowledges that Simmons is entering into the Merger Agreement in reliance upon the Individual’s execution and delivery of this Agreement and the representations and warranties of Individual contained herein.

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ARTICLE IV
OTHER COVENANTS

4.1.         Prohibition on Transfers; Other Actions.

(a)             Until the earlier of the receipt of the Landrum Shareholder Approval or the date on which the Merger Agreement is terminated in accordance with its terms, the Individual hereby agrees not to (i) Transfer any of the Covered Shares or any other interest specifically in the Covered Shares unless such Transfer is a Permitted Transfer; (ii) enter into any Contract with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Individual’s representations, warranties, covenants and obligations under this Agreement; (iii) except as otherwise permitted by this Agreement or by Order, take any action that could restrict or otherwise affect the Individual’s legal power, authority and right to vote all of the Covered Shares then Beneficially Owned by him or her in accordance with this Agreement, or otherwise comply with and perform his or her covenants and obligations under this Agreement; or (iv) publicly announce any intention to do any of the foregoing. Any Transfer in violation of this provision shall be void. Following the date hereof, Landrum shall notify its transfer agent that there is a stop transfer order with respect to all of the Covered Shares until the termination of this Agreement and that this Agreement places limits on the voting of the Covered Shares subject to the provisions of this Agreement.

(b)            The Individual understands and agrees that if the Individual attempts to Transfer, vote or provide any other Person with the authority to vote any of the Covered Shares other than in compliance with this Agreement, Landrum shall not, and the Individual hereby unconditionally and irrevocably instructs Landrum to not (i) permit such Transfer on its books and records, (ii) issue a new certificate representing any of the Covered Shares, or (iii) record such vote unless and until the Individual shall have complied with the terms of this Agreement.

(c)             Statements. The Individual shall not make any statement, written or oral, to the effect that he or she does not support the Merger or that other shareholders of Landrum should not support the Merger.

4.2.         Certain Events. The Individual agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any Person to which legal or Beneficial Ownership of the Covered Shares shall pass, whether by operation of Law or otherwise, including the Individual’s successors or assigns. In the event of a stock split, stock dividend, merger (other than the Merger), exchange, reorganization, recapitalization or distribution, or any change in the capital structure of Landrum affecting the Landrum Common Stock, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such additional securities of Landrum and any securities into which or for which any or all of such securities may be changed or exchanged or which are received in such transaction.

4.3.         Notice of Acquisitions, etc. The Individual hereby agrees to notify Landrum as promptly as practicable (and in any event within two Business Days after receipt) in writing of (i) the number of any additional shares of Landrum Common Stock or other securities of Landrum of which the Individual acquires Beneficial Ownership on or after the date hereof and (ii) any proposed Permitted Transfers of the Covered Shares, Beneficial Ownership thereof or other interest specifically therein.

4.4.         Non-Solicit. In his or her capacity as a shareholder of Landrum, and not in his or her capacity as a [director][officer] of Landrum, the Individual shall not, and shall use his or her reasonable best efforts to cause his or her Affiliates and each of their respective Representatives not to, directly or indirectly, (a) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (b) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any information or data in connection with, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (c) adopt, approve, agree to, accept, endorse or recommend any Acquisition Proposal, (d) solicit

B-6

proxies or become a “participant” in a “solicitation” (as such terms are defined in the Exchange Act) with respect to an Acquisition Proposal or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of Landrum’s shareholders with respect to an Acquisition Proposal, (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Landrum that takes any action in support of an Acquisition Proposal, or (g) approve, endorse, recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction.

4.5.         Waiver of Appraisal Rights. To the fullest extent permitted by applicable Law, the Individual hereby waives any rights of appraisal he or she may have under applicable Law.

4.6.         Further Assurances. From time to time, at the request of Simmons and Landrum and without further consideration, the Individual shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement. Without limiting the foregoing, the Individual hereby authorizes Simmons and Landrum to publish and disclose in any announcement or disclosure related to the Merger Agreement, including the Proxy Statement/Prospectus, the Individual’s identity and Beneficial Ownership of the Covered Shares and the nature of the Individual’s obligations under this Agreement.

ARTICLE V
MISCELLANEOUS

5.1.         Termination. This Agreement shall remain in effect until the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms; provided, that (i) if the Closing occurs, the provisions of Section 2.3 shall survive until the end of the Restricted Period, and (ii) the provisions of ARTICLE V shall survive any termination of this Agreement. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for fraud, or willful or intentional breach of this Agreement.

5.2.         No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Simmons or Landrum any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares, if any, shall remain vested in and belong to the Individual, and Simmons or Landrum shall not have any authority to direct the Individual in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.3.         Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

(a)             Simmons:

Simmons First National Corporation

601 E. 3rd Street, 12th Floor

Little Rock, Arkansas 72201

Facsimile Number: (870) 850-2605

Attention: George A. Makris, Jr., Chairman & CEO

Email: george.makris@simmonsbank.com

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with a copy to:

Simmons First National Corporation

601 E. 3rd Street, 12th Floor

Little Rock, Arkansas 72201

Facsimile Number: (501) 558-3145

Attention: Patrick A. Burrow, EVP & General Counsel

Email: pat.burrow@simmonsbank.com

and

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001

Facsimile Number: (202) 778-5988

Attention: Frank M. Conner III

Email: rconner@cov.com

Attention: Michael P. Reed

Email: mreed@cov.com

(b)            Landrum:

The Landrum Company

801 East Broadway

Columbia, Missouri 65201

Facsimile Number: 573-875-1468
Attention: Kevin D. Gibbens
Email: kevin.gibbens@landmarkbank.com

Copy to Counsel:

Polsinelli PC
100 South Fourth Street
St. Louis, Missouri 63102
Facsimile Number: 314-622-6701
Attention: Kenneth H. Suelthaus

Email: ksuelthaus@polsinelli.com
Attention: Larry K. Harris

Email: lharris@polsinelli.com

(c)             if to the Individual, to those persons indicated on Schedule 1.

5.4.         Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties hereto acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties hereto and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all parties hereto. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

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5.5.         Counterparts; Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e- mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

5.6.         Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, arrangements, agreements or representations by or among the parties hereto, written and oral, that may have related to the subject matter hereof in any way.

5.7.         Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)             The parties hereto agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Arkansas without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

(b)            Each party hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Arkansas (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.3.

(c)             EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

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5.8.         Amendment; Waiver. To the extent permitted by Law, this Agreement may be amended or waived by a subsequent writing signed by each of the parties hereto upon the approval of each of the parties hereto.

5.9.         Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement. It is accordingly agreed that the parties hereto shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto waives any defense in any action for specific performance that a remedy at law would be adequate.

5.10.        Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

5.11.        Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

5.12.        No Third Party Beneficiaries. Nothing in this Agreement (including the documents and instruments referred to herein) expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no Consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

5.13.        [Individual Capacity. The Individual is signing this Agreement solely in his or her capacity as a Beneficial Owner of Landrum Common Stock, and nothing herein shall prohibit, prevent or preclude the Individual from taking or not taking any action in the Individual’s capacity as an [officer][director] of Landrum to the extent permitted by the Merger Agreement.]

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

SIMMONS FIRST NATIONAL CORPORATION

By: __________________________
Name:
Title:

THE LANDRUM COMPANY

By: __________________________
Name:
Title:

INDIVIDUAL
______________________________
Name:

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Schedule 1

Number of Existing Shares and Notice Information

Name	Existing Shares

______________________________	_______________________________

Address for notice:

Name:

Street:

City, State:

ZIP Code:

Telephone:

Fax:

Email:

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Schedule 2

[None.]

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Annex C

July 30, 2019

The Board of Directors

The Landrum Company

801 East Broadway

Columbia, MO 65201

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of The Landrum Company (“Landrum”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Landrum with and into Simmons First National Corporation (“Simmons”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between Landrum and Simmons. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of Simmons, Landrum or the shareholders thereof, each share of Class A common voting stock, par value $0.01 per share, and Class B common nonvoting stock, par value $0.01 per share, of Landrum (collectively, “Landrum Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Canceled Shares and the Landrum Dissenting Shares (each as defined in the Agreement)), shall be converted into the right to receive 25.502 shares of common stock, par value $0.01 per share, or Simmons (“Simmons Common Stock”). The foregoing ratio of 25.502 shares of Simmons Common Stock for one share of Landrum Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

KBW has acted as financial advisor to Landrum and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker-dealer affiliate and each of Landrum and Simmons), may from time to time purchase securities from, and sell securities to, Landrum and Simmons. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Simmons for our and their own respective accounts and for the accounts of our and their respective customers and clients. KBW employees may also from time to time maintain individual positions in Simmons. As Landrum has previously been informed by KBW, such positions currently include an individual position in shares of Simmons Common Stock held by a senior member of the KBW advisory team providing services to Landrum in connection with the proposed Merger. We have acted exclusively for the board of directors of Landrum (the “Board”) in rendering this opinion and will receive a fee from Landrum for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Landrum has agreed to indemnify us for certain liabilities arising out of our engagement.

Keefe, Bruyette & Woods, A Stifel Company

501 North Broadway, St. Louis MO 63102

(314) 342-2000 • www.kbw.com

C-1

The Board of Directors – The Landrum Company

July 30, 2019

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to Landrum. In the past two years, KBW has provided investment banking and financial advisory services to Simmons and received compensation for such services. KBW acted as joint bookrunner in Simmons’ March 2018 registered offering of subordinated notes and financial advisor to Simmons in connection with its April 2019 acquisition of Reliance Bancshares, Inc. We may in the future provide investment banking and financial advisory services to Landrum or Simmons and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Landrum and Simmons and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated July 26, 2019 (the most recent draft made available to us); (ii) the audited financial statements for the three fiscal years ended December 31, 2018 of Landrum; (iii) the unaudited quarterly financial statements for the quarters ended June 30, 2019 and March 31, 2019 of Landrum; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2018 of Simmons; (v) the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 and the unaudited quarterly financial statements for the quarter ended June 30, 2019 of Simmons; (vi) certain regulatory filings of Landrum and Simmons and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three- year period ended December 31, 2018 as well as the quarter ended March 31, 2019; (vii) certain other interim reports and other communications of Landrum and Simmons to their respective shareholders; and (viii) other financial information concerning the businesses and operations of Landrum and Simmons that was furnished to us by Landrum and Simmons or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Landrum and Simmons; (ii) the assets and liabilities of Landrum and Simmons; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial information for Landrum and certain financial and stock market information for Simmons with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of Landrum that were prepared by, and provided to us and discussed with us by, Landrum management and that were used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of Simmons that were discussed with us by Simmons management, as well as assumed long-term Simmons growth rates provided to us by Landrum management that were discussed with us by Landrum management, all of which information was used and relied upon by us based on such discussions, at the direction of Landrum management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on Simmons (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by, and provided to and discussed with us by, Simmons management and that were used and relied upon by us based on such discussions, at the direction of Landrum management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of Landrum and Simmons regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by Landrum, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with Landrum.

C-2

The Board of Directors – The Landrum Company

July 30, 2019

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Landrum as to the reasonableness and achievability of the financial and operating forecasts and projections of Landrum and the assumed long-term Simmons growth rates, all as referred to above (and the assumptions and bases for all such information), and we have assumed that such information has been reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of Landrum, upon Simmons management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Simmons and the estimates regarding certain pro forma financial effects of the Merger on Simmons (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the Simmons “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of Simmons management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of Landrum and Simmons that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Simmons referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Landrum and Simmons and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Landrum or Simmons since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Landrum and Simmons are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Landrum or Simmons, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Landrum or Simmons under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

C-3

The Board of Directors – The Landrum Company

July 30, 2019

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above) with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of Landrum Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Landrum, Simmons or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Landrum that Landrum has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Landrum, Simmons, the Merger and any related transaction and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of Landrum Common Stock, without regard to the differences between the classes of Landrum Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the termination by Landrum of The Landrum Company Employee Stock Ownership Plan and the Landrum Combined Benefits Plan prior to the closing of the Merger), including without limitation, the form or structure of the Merger or any such related transaction, the treatment of the Series E preferred stock of Landrum in the Merger, any consequences of the Merger or any such related transaction to Landrum, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Landrum to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Landrum or the Board; (iii) the fairness of the amount or nature of any compensation to any of Landrum’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Landrum Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Landrum (other than the holders of Landrum Common Stock, collectively as a group, solely with respect to the Exchange Ratio as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Simmons or any other party to any transaction contemplated by the Agreement; (v) the relative fairness of the Exchange Ratio as between holders of the different classes of Landrum Common Stock; (vi) any adjustment (as provided in the Agreement) to the Exchange Ratio assumed for purposes of our opinion; (vii) the actual value of Simmons Common Stock to be issued in the Merger; (viii) the prices, trading range or volume at which Simmons Common Stock will trade following the public announcement of the Merger or following the consummation of the Merger; (ix) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (x) any legal, regulatory, accounting, tax or similar matters relating to Landrum, Simmons, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction, including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

C-4

The Board of Directors – The Landrum Company

July 30, 2019

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Landrum Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Landrum Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

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Annex D

MISSOURI STATUTES ANNOTATED TITLE XXIII § 341.455

DISSENTERS’ RIGHTS FOR LANDRUM

Vernon’s Annotated Missouri Statutes

Title XXIII. Corporations, Associations and Partnerships

Chapter 351. General and Business Corporations

Merger and Consolidation
Section 455. Shareholder entitled to appraisal and payment of fair value, when--remedy exclusive, when

1.	Any shareholder shall be deemed a dissenting shareholder and entitled to appraisal under this section if such shareholder:
(1)	Owns stock of a corporation which is a party to a merger or consolidation as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote;
(2)	Files with the corporation before or at such meeting a written objection to such plan of merger or consolidation;
(3)	Does not vote in favor thereof if the shareholder owns voting stock as of such record date; and
(4)	Makes written demand on the surviving or new corporation within twenty days after the merger or consolidation is effected for payment of the fair value of such shareholder’s shares as of the day before the date on which the vote was taken approving the merger or consolidation.
2.	The surviving or new corporation shall pay to each such dissenting shareholder, upon surrender of his or her certificate or certificates representing said shares in the case of certificated shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder who:
(1)	Fails to file a written objection prior to or at such meeting;
(2)	Fails to make demand within the twenty-day period; or
(3)	In the case of a shareholder owning voting stock as of such record date, votes in favor of the merger or consolidation;

shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof and shall not be deemed to be a dissenting shareholder.

3.	Notwithstanding the provisions of subsection 1 of section 351.230, notice under the provisions of subsection 1 of section 351.230 stating the purpose for which the meeting is called shall be given to each shareholder owning stock as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, whether or not such shareholder is entitled to vote.
4.	If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his or her certificate or certificates representing said shares in the case of certificated shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.
5.	If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares in the case of certificated shares. Upon the payment of the judgment, the

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dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.
6.	The right of a dissenting shareholder to be paid the fair value of such shareholder’s shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.
7.	When the remedy provided for in this section is available with respect to a transaction, such remedy shall be the exclusive remedy of the shareholder as to that transaction, except in the case of fraud or lack of authorization for the transaction.

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